As filed with the U.S. Securities and Exchange Commission on May 18, 2006
Registration No. 333 —

United States Securities and Exchange Commission
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Mid-America Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	6022 (Primary Standard Industrial Classification Code)	16-1754596 (I.R.S. Employer Identification Number)
7651 Highway 70 South
Nashville, Tennessee 37221
(615) 646-4556
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary L. Scott,, Chairman
Mid-America Bancshares, Inc.
7651 Highway 70 South
Nashville, Tennessee 37221
Tel: (615) 646-4556
Fax: (615) 646-0121
Gary.Scott@primetrustbank.com
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with copies to:

David Major, Chairman	Daniel W. Small, Esq.	Jason K. West, President
Bank of the South	One Burton Hills Boulevard, Ste. 330	PrimeTrust Bank
551 North Mt. Juliet Road	Nashville, Tennessee 37215	7651 Highway 70 South
Mt. Juliet, Tennessee 37122	Tel: (615) 252-6000	Nashville, Tennessee 37221
Tel: (615) 773-5600	Fax: (615) 252-6001	Tel: (615) 646-4556
Fax: (615) 773-9599	dsmall@nashvillelaw.net	Fax: (615) 646-0121
dmajor@bankofthesouth.net		jason.west@primetrustbank.com
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Calculation of Registration Fee

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Registered (1)	Offering Price Per	Aggregate Offering Price (2)	Registration Fee
Common Stock, $1.00 par value	13,558,813	$8.76	$118,775,201.88	$12,708.95

(1)	Based on the number of shares outstanding in PrimeTrust Bank an the Bank of the South to be exchanged.

(2)	Pursuant to Rule 457(b) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the book value of an estimate of the maximum number of shares to be issued.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the
Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT	PROSPECTUS
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF PRIMETRUST BANK AND BANK OF THE SOUTH	Mid-America Bancshares, Inc.

[PrimeTrust Bank Logo]	[Bank of the South Logo]
SHARE EXCHANGE PROPOSED — YOUR VOTE IS VERY IMPORTANT
     The boards of directors of PrimeTrust Bank and Bank of the South have adopted an agreement to affiliate the two banks under the ownership of a bank holding company known as Mid-America Bancshares, Inc. (“MBI” or the “Holding Company”) through the use of a share exchange. The boards of directors of the two banks regard this as an “affiliation of equals,” and not a sale of either bank to the other. If we complete the share exchange, the shareholders of Bank of the South will own approximately 50% of the shares of the Holding Company to be issued in the transaction and the shareholders of PrimeTrust Bank will also own approximately 50% of the shares of the shares of the Holding Company to be issued in the transaction. Shareholders of the two banks will be entitled to receive shares of MBI common stock based on their applicable exchange ratios. This may vary due to the exercise of dissenters’ rights.
     Under the share exchange agreement, PrimeTrust Bank shareholders are to receive two shares of the Holding Company’s common stock for each one share of PrimeTrust Bank common stock that they own as of the record date and Bank of the South shareholders are to receive 2.1814 shares of the Holding Company’s common stock for each one share of Bank of the South common stock that they own as of the record date. (However, no fractional shares will be issued and cash will be paid in lieu of fractional shares.) The record date for both banks is May 1, 2006. The shareholders of both banks will also have the right to dissent from the share exchange if they strictly follow the procedures described in this document.
     Presently, the Holding Company is a newly formed company with no operating history and no established trading market in its securities. It has only a small number of “organizational” shares outstanding, which will be redeemed after the transaction is completed. The value of the share exchange consideration will fluctuate with the market price of the common stock of the respective banks. The common stock of the two banks is not listed on any national securities exchange, traded over the counter, traded on any other recognized securities market or admitted to unlisted trading privileges on any national securities exchange. The Holding Company does not presently expect to list its shares on any exchange and there can be no assurance that its shares will become actively traded in any organized or efficient market. The principal market for the shares of both banks is located in Middle Tennessee and most of the shares are traded in privately negotiated transactions.
     Your vote is important. We cannot complete the share exchange of PrimeTrust Bank and Bank of the South unless the shareholders of both banks approve the share exchange agreement, including the plan of reorganization contained in that document. We have each scheduled a special meeting of our respective shareholders to vote on the share exchange proposal. The places, dates and times of the special meetings are as follows:

For PrimeTrust Bank shareholders:	For Bank of the South shareholders:
• a.m., Nashville, Tennessee (Central) Time	• a.m., Nashville, Tennessee (Central) Time
on •, 2006	on •, 2006
2019 Richard Jones Road	551 North Mt. Juliet Road
Nashville, Tennessee 37215	Mt. Juliet, Tennessee 37122

This joint proxy statement and prospectus gives you detailed information about the special meetings and the proposed share exchange. We urge you to read this joint proxy statement and prospectus carefully, including “Risk Factors” on page 8 for a discussion of certain identified risks relating to the share exchange. You also can obtain information about our companies from documents that each of the banks has filed with the Federal Deposit Insurance Corporation and that Mid-America Bancshares, Inc. has filed with the Securities and Exchange Commission. Whether or not you plan to attend your meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed your proxy card or by completing and submitting the voting instruction card received from your broker, trustee or other nominee.
     Each of our boards of directors recommends that you vote “FOR” the share exchange agreement and the plan of reorganization contained therein. We strongly support this combination of our companies, as a combination of equals, and join our boards in their recommendations.

Gary L. Scott	David Major
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
PrimeTrust Bank	Bank of the South
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement and prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement and prospectus. Any representation to the contrary is a criminal offense.

The information in this joint proxy statement and prospectus is not complete and may be changed. We may not issue the common stock to be issued in connection with the share exchange described in this joint proxy statement and prospectus until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement and prospectus is a part, is declared effective. This joint proxy statement and prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.
     The securities that the Holding Company, Mid-America Bancshares, Inc., is offering through this joint proxy statement and prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certain risks of the transaction are described in this document, for example under the caption “Risk Factors” appearing on page 8.

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Shareholders are not to construe the contents of this joint proxy statement and prospectus or any prior or subsequent communication from any director, officer, employee, or any other person associated with the Holding Company, Bank of the South or PrimeTrust Bank, or the proposed share exchange described in these materials, as investment, financial, accounting, legal or tax advice.
This joint proxy statement and prospectus is submitted in connection with the proposed share exchange described herein and may not be reproduced or used for any other purpose. Any such other use is hereby expressly prohibited and disclaimed.
This joint proxy statement and prospectus is dated •, 2006 and is first being mailed to
Bank of the South shareholders and PrimeTrust Bank shareholders on or about •, 2006.
SUBJECT TO COMPLETION, DATED •, 2006

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[PrimeTrust Bank Logo]
PRIMETRUST BANK
7651 Highway 70 South
Nashville, Tennessee 37221
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on •, 2006
TO THE SHAREHOLDERS OF PRIMETRUST BANK:
We will hold a special meeting of shareholders of PrimeTrust Bank at 2019 Richard Jones Road, Nashville, Tennessee 37215, on •, 2006, at • local time, for the following purposes:
1.	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Share Exchange (the “share exchange agreement”), dated as of January 19, 2006, by and among Mid-America Bancshares, Inc. (“MBI”), PrimeTrust Bank and Bank of the South, pursuant to which PrimeTrust Bank and Bank of the South will become wholly-owned subsidiaries of MBI, and the non-dissenting shareholders of PrimeTrust Bank and Bank of the South will become the shareholders of MBI;

2.	To vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies to approve the share exchange agreement; and

3.	To transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.
     We have fixed May 1, 2006 as the record date for determining those PrimeTrust Bank shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. Beginning two business days following the date on which this joint proxy statement and prospectus is first being mailed to its shareholders and continuing through the special meeting, PrimeTrust Bank will make available for examination by any shareholder or his or her agent or attorney a list of shareholders entitled to vote at the meeting. PrimeTrust Bank shareholders have the right to dissent from the transaction if they strictly follow the requirements of Tennessee law. See “Dissenters’ Rights,” on page 69 and Appendix 5.
     The board of directors of PrimeTrust Bank recommends that PrimeTrust Bank shareholders vote “FOR” the proposal to approve the share exchange agreement and the proposal to vote to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.
     To ensure your representation at the special meeting, please vote as soon as possible by either completing and submitting your enclosed proxy card or by completing and submitting the voting instruction card received from your broker, trustee or other nominee. Signing and returning your proxy will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted on the proposal to approve the share exchange. Please review the joint proxy statement and prospectus accompanying this notice for more complete information regarding the proposed share exchange and special meeting.

By Order of the Board of Directors, Etta Kaye Pewitt, Corporate Secretary Nashville, Tennessee •, 2006

[Bank of the South Logo]
BANK OF THE SOUTH
551 North Mt. Juliet Road
Mt. Juliet, Tennessee 37122
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on •, 2006
TO THE SHAREHOLDERS OF BANK OF THE SOUTH
We will hold a special meeting of shareholders of Bank of the South in the Community Room at the Bank of the South Main Office located at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, on •, 2006, at • local time, for the following purposes:
1.	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Share Exchange (the “share exchange agreement”) , dated as of January 19, 2006, by and among Mid-America Bancshares, Inc. (“MBI”), Bank of the South, and PrimeTrust Bank pursuant to which Bank of the South and PrimeTrust Bank will become wholly-owned subsidiaries of MBI, and the non-dissenting shareholders of Bank of the South and PrimeTrust Bank will become the shareholders of MBI;

2.	To vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

3.	To transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.
     We have fixed May 1, 2006 as the record date for determining those Bank of the South shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. Beginning two business days following the date on which this joint proxy statement and prospectus is first being mailed to its shareholders and continuing through the special meeting, Bank of the South will make available for examination by any shareholder or his or her agent or attorney a list of shareholders entitled to vote at the meeting. Bank of the South shareholders have the right to dissent from the transaction if they strictly follow the requirements of Tennessee law. See “Dissenters’ Rights,” on page 69 and Appendix 5.
     The board of directors of Bank of the South recommends that Bank of the South shareholders vote “FOR” the proposal to approve the share exchange agreement and the proposal to vote to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.
     To ensure your representation at the special meeting, please vote as soon as possible by either completing and submitting your enclosed proxy card or by completing and submitting the voting instruction card received from your broker, trustee or other nominee. Signing and returning your proxy will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted on the proposal to approve the share exchange. Please review the joint proxy statement and prospectus accompanying this notice for more complete information regarding the proposed share exchange and special meeting.

By Order of the Board of Directors, Robert L. Callis, Corporate Secretary Mt. Juliet, Tennessee •, 2006

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS
This joint proxy statement and prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate, without limitation, to future economic performance, plans and objectives of management for future operations and other financial items that are based on the beliefs of the directors and management, as well as assumptions made by and information currently available to, the directors and management. The words “possible,” “likely,” “expect,” “estimate,” “anticipate,” “believe” and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in the “Risk Factors” section of this document and elsewhere in this joint proxy statement and prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this document, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, volatility and changes in interest rates, unforeseen changes in liquidity, political events, results of future operations, and financial conditions affecting bank customers, as well as other risks that cannot be accurately quantified or completely identified. Because these factors are unpredictable and beyond the respective banks’ individual or collective control, future earnings of one or both of the banks, and thus of the Holding Company, may fluctuate from period to period. The purpose of this type of information is to provide shareholders of the banks with information relevant to their investment decision and not to predict the future or to guarantee results. Neither the Holding Company, PrimeTrust Bank nor Bank of the South undertakes any obligation to publish revised forward-looking statements to reflect the occurrence of changes or of unanticipated events, circumstances, or results. See “Risk Factors” starting on page 8.
This joint proxy statement and prospectus has generally been prepared as of •, 2006. There may be changes in the affairs of the parties to the share exchange agreement and/or other matters after that date which are not reflected in this document.
HOW TO OBTAIN ADDITIONAL INFORMATION
This joint proxy statement and prospectus does not incorporate by reference any important business or financial Information about Bank of the South, PrimeTrust Bank, or Mid-America Bancshares, Inc. that is not included in or delivered with this document. Certain documents are available to you, however, from the respective parties, including (as to the Banks) copies of their charters and bylaws, codes of ethics, and the charter of their respective audit committees; and as to MBI, its charter and bylaws. You can obtain free copies of these documents by writing or calling:

Gary L. Scott, Chairman	David Major, Chairman	Jason K. West, President
Mid-America Bancshares, Inc.	Bank of the South	PrimeTrust Bank
7651 Highway 70 South	551 North Mt. Juliet Road	7651 Highway 70 South
Nashville, Tennessee 37215	Mt. Juliet, Tennessee 37122	Nashville, Tennessee 37215
(615) 646-4556	(615) 773-5600	(615) 646-4556
You also may obtain documents filed by the Holding Company at the Securities and Exchange Commission’s website, “www.sec.gov.” Information related to the respective banks may be found at PrimeTrust Bank’s website, “www.primetrustbank.com” and at Bank of the South’s website, “www.bankofthesouth.net.,” Information contained on the PrimeTrust Bank and Bank of the South websites is expressly not incorporated by reference into this joint proxy statement and prospectus or any related document. Such references are

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informational only.
Both banks also file reports, proxy statements and other information with the FDIC. Such reports, proxy statements and other information may be inspected and copied without charge at the offices of the FDIC,
Division of Supervision and Consumer Protection, Accounting & Securities Disclosure Section, Rm. F-6043, 3501 Fairfax Drive, Arlington, Virginia 22226. In addition, copies of such documents filed by PrimeTrust Bank and the Bank of the South under the Exchange Act may be obtained by sending a written request to the FDIC, Registration and Securities Disclosure Section, at the preceding address, along with payment of the fees prescribed by the FDIC. The FDIC’s Registration and Securities Disclosure Section may be contacted by telephone at (202) 898-8913; by FAX at (202) 898-8505; or by e-mail at mfields@fdic.gov.
In order to receive timely delivery of the documents in advance of your special meeting of shareholders, your request should be received no later than •, 2006.
We urge you to call or contact your Bank if you have questions.
IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS THAT YOU MAY REQUEST, YOU SHOULD REQUEST THE INFORMATION FROM BANK OF THE SOUTH, PRIMETRUST BANK, OR MID-AMERICA BANCSHARES, INC., AS APPROPRIATE, BY •, 2006.

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PROXY STATEMENT	-i-

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF PRIMETRUST BANK	-iv-

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF BANK OF THE SOUTH	-v-

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS	-vi-

HOW TO OBTAIN ADDITIONAL INFORMATION	-vi-

TABLE OF CONTENTS	-viii-

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS OF THE TWO BANKS	-1-

SUMMARY OF THE SHARE EXCHANGE	-2-

RISK FACTORS	-8-

THE SPECIAL MEETINGS AND HOLDING COMPANY APPROVAL	-19-
Joint Proxy Statement and Prospectus	-19-
PrimeTrust Bank Special Meeting	-20-
Bank of the South Special Meeting	-21-
Holding Company Approval	-22-
Beneficial Ownership	-23-
Broker Non-Votes	-23-
Voting Procedures	-24-
Recommendation of the PrimeTrust Bank Board of Directors	-25-
Recommendation of the Bank of the South Board of Directors	-25-

BACKGROUND AND REASONS FOR THE SHARE EXCHANGE	-25-
Background of the Share Exchange	-25-
Reasons for the Share Exchange	-27-
Opinion of PrimeTrust Bank’s Financial Adviser	-31-
Opinion of Bank of the South’s Financial Adviser	-40-

THE SHARE EXCHANGE	-49-
Terms of the Share Exchange	-49-
What Bank Shareholders Are to Receive	-49-
Certain Effects of the Share Exchange on Bank Shareholders	-49-
The Holding Company’s Organizational Shares	-50-

THE SHARE EXCHANGE AGREEMENT	-50-
The Parties to the Share Exchange Agreement	-50-
Vote Required to Approve the Share Exchange	-52-

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Impact of the Share Exchange on the Holding Company	-52-
Impact of the Share Exchange on the Banks	-53-
Impact of the Share Exchange on Shareholders of the Banks	-53-
The Right to Dissent	-54-
Certain Impacts of the Share Exchange on Bank Employees and Directors	-54-
Effective Date	-54-
Surrender of Bank Stock Certificates and Distribution of Holding Company Stock Certificates	-55-
Voting Rights After the Share Exchange	-55-
Terms and Conditions of the Share Exchange Agreement	-55-
Regulatory Approvals	-65-
Special Agreement by the Holding Company Concerning Its Board of Directors	-65-
Affiliate Agreements	-65-
Accounting Treatment	-65-
The Termination Fee and Special Costs and Expenses	-66-
Interests of Certain Persons in the Share Exchange	-66-
Material Federal Income Tax Consequences	-67-
Certain Differences in Rights of Shareholders	-68-
Expenses of the Share Exchange	-68-

DISSENTERS’ RIGHTS	-69-

MARKET FOR HOLDING COMPANY COMMON STOCK AND DIVIDENDS	-72-
Market Prices	-72-
Dividends	-73-

MID-AMERICA BANCSHARES, INC. SELECTED FINANCIAL DATA (UNAUDITED)	-75-

BUSINESS OF THE HOLDING COMPANY	-86-

MANAGEMENT OF THE HOLDING COMPANY	-86-

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	-87-

EXECUTIVE COMPENSATION	-89-
Pro Forma Compensation Table	-89-
Change in Control Agreements and Employment Contracts	-90-
Benefits	-91-
Equity Incentive Plans	-92-

CERTAIN TRANSACTIONS	-98-

THE SECURITIES OF THE HOLDING COMPANY	-100-
Organizational Shares	-100-
Issuance of Shares Pursuant to the Share Exchange	-101-
Holding Company Common Stock	-101-
Voting Rights	-101-
Board of Directors	-101-

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Actions by the Holding Company’s Board of Directors	-103-
Director Removal and Vacancies	-104-
Director and Officer Indemnification and Limitation on Liability	-104-
Amendment of Charter and Bylaws	-106-
Special Meetings of Stockholders	-106-
Stockholder Nominations and Proposals	-106-
Business Combinations	-108-
Antitakeover Acts	-108-
Dividends	-110-
Taxation	-110-
General Terms and Provisions Applicable to the Holding Company’s Common Stock	-111-
Transfer Agent	-111-
Holding Company Preferred Stock	-111-
Debt Obligations	-111-

BRIEF COMPARISON OF HOLDING COMPANY COMMON STOCK WITH BANK COMMON STOCK	-111-

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RELATED INFORMATION WITH RESPECT TO EACH BANK	-113-
Management’s Discussion and Analysis or Plan of Operation of PrimeTrust Bank	-114-
Certain Financial Data of PrimeTrust Bank	-129-
Management’s Discussion and Analysis and Results of Operation of Bank of the South	-147-
Certain Financial Data of Bank of the South	-161-

INFORMATION ABOUT THE BANKS	-181-
PrimeTrust Bank	-181-
General	-181-
Personnel	-181-
Executive Management	-181-
Executive Compensation of PrimeTrust Bank	-182-
Stock Option Grants in 2005	-184-
PrimeTrust Bank New Plan Benefits	-184-
2005 Stock Option Exercises	-185-
Principal Voting Security Holders of PrimeTrust Bank	-186-
Bank of the South	-188-
General	-188-
Personnel	-188-
Executive Management	-188-
Executive Compensation of Bank of the South	-189-
Stock Option Grants in 2005	-191-
2005 Stock Option Exercises	-191-
Principal Voting Security Holders of PrimeTrust Bank	-192-
Competition — Both Banks	-194-
Economic Conditions and Governmental Policy; Laws and Regulations	-195-
Dependence Upon a Single Customer	-195-
Legal Proceedings and Regulatory Disputes	-195-

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SUPERVISION AND REGULATION	-196-
General	-196-
Federal Reserve Regulation of the Holding Company	-197-
Tennessee Banking Regulation	-199-
Regulation by the FDIC	-200-
Capital Adequacy	-201-
Prompt Corrective Action	-201-
Capital Adequacy Developments	-202-
General Regulatory Considerations	-202-
Safety and Soundness Standards	-203-
Financial Services Modernization Act	-203-
U.S.A. PATRIOT Act	-204-
Recent Developments and Future Legislation	-205-

LEGAL MATTERS	-206-

EXPERTS	-206-

SHAREHOLDER PROPOSALS AND NOMINATIONS	-207-
Bank Annual Meetings	-208-

OTHER MATTERS	-208-
EX-3.(I) CHARTER OF MID-AMERICA BANCSHARES, INC.
EX-3.(II) BYLAWS OF MID-AMERICA BANCSHARES, INC.
EX-4.3 SPECIMEN STOCK CERTIFICATE
EX-5.1 OPINION OF DANIEL W. SMALL, ESQ.
EX-8.1 OPINION OF C.K. MCLEMORE,III ESQ. (BANK OF THE SOUTH)
EX-8.2 OPINION OF C.K. MCLEMORE,III ESQ. (PRIMETRUST BANK)
EX-10.1 MID-AMERICA BANCSHARES, INC. 2006 EQUITY INCENTIVE PLAN
EX-10.2 CHANGE IN CONTROL AGREEMENT OF GARY L. SCOTT
EX-10.3 CHANGE IN CONTROL AGREEMENT OF DAVID MAJOR
EX-10.4 CHANGE IN CONTROL AGREEMENT OF JAMES S. SHORT
EX-10.5 CHANGE IN CONTROL AGREEMENT OF JASON K. WEST
EX-10.6 CHANGE IN CONTROL AGREEMENT OF CHARLES R. LANIER
EX-14 CODE OF ETHICS
EX-21 SUBSIDIARIES OF THE REGISTRANT
EX-23.2 CONSENT OF MAGGART & ASSOCIATES, P.C. (BANK OF THE SOUTH)
EX-23.3 CONSENT OF MAGGART & ASSOCIATES, P.C. (PRIMETRUST BANK)
EX-23.5 CONSENT OF BANKERSBANC CAPITAL CORPORATION
EX-99.1 FORM OF PROXY (PRIMETRUST BANK)
EX-99.2 FORM OF PROXY (BANK OF THE SOUTH)

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QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETINGS OF THE TWO BANKS
Q:	Why am I receiving these materials?

A:	Bank of the South and PrimeTrust Bank have decided to join together under the common ownership of a bank holding company called Mid-America Bancshares, Inc. (frequently called the “Holding Company” in this document). We need your vote in order to authorize completion of the proposed share exchange. If the share exchange is completed, the shareholders of the two banks will receive shares of Holding Company common stock in exchange for their bank shares and the Holding Company will own all of the stock of the two banks.

Q:	What vote is required?

A:	Under applicable Tennessee law, the shareholders of each bank must approve the proposed share exchange by a majority of all outstanding shares entitled to vote.

Q:	How can I vote?

A:	You can vote in person at the meeting or by proxy. Each share that you hold is entitled to one vote. You can vote “For” the proposed share exchange, “Against” it, or to “Abstain.”

Q:	What if I choose to not to vote?

A:	If you don’t vote, or if you abstain, that has the effect of a vote against the proposal.

Q:	What should I do now?

A:	We encourage you to do the following three things immediately:
(1)	Read the enclosed materials carefully.

(2)	Mark your preference on the enclosed proxy card and then date, sign, and mail it in the enclosed, postage-prepaid envelope. Your proxy will be voted in accordance with your instructions or, if no instructions are given, then your shares will be voted “FOR” the proposed share exchange, for adjournment or postponement to solicit additional proxies and, in the discretion of the proxy, in the discretion of the proxy as to “other business.” Presently, we know of no such “other business.”

(3)	If you hold your shares in a brokerage, nominee, or trust account, or otherwise in “street name,” you should contact your broker, trustee or other representative immediately to give her or him voting instructions. (Your broker may send you a “voting instruction card” to obtain your vote.) Your broker will not be able to vote your shares with respect to the share exchange or any adjournment without your instructions. And, if you hold your shares in this way, you will not be able to vote in person without receiving a document from your broker

(referred to as a “legal proxy” or a similar name). You will need to bring the authorization you receive to the special meeting if you choose to attend. (Other proof of record ownership may also be acceptable, such as an appropriately dated account statement from your broker. You should call your bank’s Investor Services representatives for additional information.)
Q:	Where can I get help in making sure that my votes get counted?

A:	Because a non-vote has the same effect as a vote against the share exchange, we ask that you call us with any questions.

Bank of South shareholders should contact:	PrimeTrust Bank shareholders should contact:

David Major, Chairman	Gary L. Scott or Jason K. West
Bank of the South	PrimeTrust Bank
551 North Mt. Juliet Road	7651 Highway 70 South
Mt. Juliet, Tennessee 37122	Nashville, Tennessee 37215
(615) 773-5600	(615) 646-4556
SUMMARY OF THE SHARE EXCHANGE
Throughout this document, the proposed share exchange transaction among Mid-America Bancshares, Inc., Bank of the South and PrimeTrust Bank is referred to as the “share exchange,” and the Agreement and Plan of Reorganization and Share Exchange, dated as of January 19, 2006, among Mid-America Bancshares, Inc., Bank of the South and PrimeTrust Bank, including a related Plan of Share Exchange between the parties, is referred to collectively as the “share exchange agreement.” It is Appendix 1 to this document. Mid-America Bancshares, Inc., is generally referred to in this document as the “Holding Company,” as well as by its full name.
This summary highlights selected information from this joint proxy statement and prospectus and may not contain all of the information that is important to you. To understand the share exchange more fully, and for a more complete description of the legal terms of the share exchange, you should read carefully this entire document and the documents to which we refer you. See “How to Obtain Additional Information” on starting on page vi.
Reasons for the Share Exchange (starting on page 25)
PrimeTrust Bank and Bank of the South want to affiliate under common ownership without merging the two banks. They believe that the proposed share exchange will help them attain certain synergies and cost savings without sacrificing their individual identities and without having to reduce their staffs. The banks believe that this affiliation will enable them to offer a broader range of services. The increase in the number of offices available to our customers should also enhance the convenience of the banks’ products and services. The proposed share exchange will allow the banks to continue their separate existences. Upon completion of the share exchange, the shareholders of the two banks will own all of the outstanding shares of the Holding Company and the Holding Company will own all of the outstanding shares of the two banks.

The Parties to the Share Exchange (starting on page 50)
Mid-America Bancshares, Inc.
7651 Highway 70 South
Nashville, Tennessee 37221
Tel: (615) 646-4556
Fax: (615) 646-0121
Mid-America Bancshares, Inc. is a Tennessee corporation formed for the express purpose of acquiring and holding the shares of PrimeTrust Bank and Bank of the South pursuant to the Share Exchange described in this joint proxy statement and prospectus. The Holding Company has no operating history other than organizational matters.
Bank of the South
551 North Mt. Juliet Road
Mt. Juliet, Tennessee 37122
Tel: (615) 773-5600
Fax: (615) 773-9599
Bank of the South is a Tennessee chartered banking corporation that places special emphasis on serving the financial needs of businesses, professionals and individuals in Wilson and Rutherford Counties, in Middle Tennessee, and in the Nashville Metropolitan Area (the “Nashville MSA”). Bank of the South has six full service banking offices located in Wilson and Rutherford Counties in Tennessee. It expects to add offices as needed in the future. As of December 31, 2005, Bank of the South had total assets of $375,362,000, loans (net of allowance for possible loan losses) of $262,981,000, deposits of $326,633,000, and shareholders’ equity of $33,708,000. The common stock of the bank is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and it files periodic and other reports, and proxy materials, with the Federal Deposit Insurance Corporation (“FDIC”).
PrimeTrust Bank
7651 Highway 70 South
Nashville, Tennessee 37221
Tel: (615) 646-4556
Fax: (615) 646-0121
PrimeTrust Bank is a Tennessee chartered banking corporation headquartered in Nashville, Tennessee. PrimeTrust Bank offers a full range of banking services tailored to small and medium size businesses, professionals and individuals located in Davidson, Cheatham, Dickson, and Williamson Counties in Middle Tennessee, and in the Greater Nashville Metropolitan Area. PrimeTrust Bank has six full-services offices and expects to add offices as needed in the future. (A new office is expected to open in Franklin in Williamson County, Tennessee, in June of 2006.) As of December 31, 2005, PrimeTrust Bank had assets of $419,302,000, loans (net of allowance for possible loan losses) of $301,878,000, deposits of $359,037,000, and shareholders’ equity of $38,412,000. The common stock of the bank is registered under Section 12(g) of the Securities Exchange Act, and it files periodic and other reports, and proxy materials, with the FDIC.
The Share Exchange (starting on page 49) and The Share Exchange Agreement (starting on page 50)
The share exchange agreement provides for the exchange of shares of the Holding Company’s common stock (the “Holding Company common stock”) for all of the shares of the two banks. As a result, if the share exchange is completed, the non-dissenting shareholders of the two banks will own the outstanding shares of the Holding Company and the Holding Company will own all of the outstanding shares of the two banks. The share exchange agreement is attached to this joint proxy statement and prospectus as Appendix 1. We encourage you to read the entire share exchange agreement, as it is the legal document that governs the share exchange. Any discussion of the share exchange agreement in this document, and especially any summary or description of its terms, is expressly qualified by reference to the document itself. The parties expect to complete the share exchange in mid-2006.
What Bank Shareholders Are to Receive (starting on page 49)
PrimeTrust Bank shareholders on the PrimeTrust Bank record date will be entitled to two shares of Holding Company common stock for each whole share of the bank’s common stock that they hold as of the record date. This is a two-for-one exchange ratio. (The PrimeTrust Bank record date is May 1, 2006.)
Bank of the South shareholders on the Bank of the South record date will be entitled to 2.1814 shares of Holding Company common stock for each whole share of the bank’s common stock that they hold as of the record date. This is a 2.1814-for-one exchange ratio. (The Bank of the South record date is May 1, 2006.)
As a result of the share exchange, non-dissenting shareholders of the two banks will receive shares of Holding Company common stock for each whole share of bank common stock they own of record on the record date. However, no fractional shares will be issued and the Holding Company will pay cash in lieu of fractional shares.
Market For Holding Company Common Stock and Dividends (starting on page 72)
Neither the shares of PrimeTrust Bank nor of Bank of the South are traded on any recognized exchange or in any established public trading market and there is no expectation that the shares of Holding Company common stock with be so traded. There can be no assurance that the market value of the Holding Company common stock received by non-dissenting shareholders will be equal to the value of the shares of common stock in one of the two banks surrendered by such shareholder as part of the exchange.
Federal Income Tax Impact of the Share Exchange (starting on page 67)
We expect that PrimeTrust Bank’s and Bank of the South’s shareholders who exchange their shares of bank common stock for Holding Company common stock in the share exchange will not recognize any gain or loss for federal income tax purposes as a result of the share exchange. (Bank shareholders who receive cash, including those who properly exercise and perfect their right to dissent from the share exchange and those who receive cash in lieu of fractional shares, can be expected to experience a taxable event.) Special counsel to the Holding Company, Bank of the South, and PrimeTrust Bank, has issued a legal opinion to this effect. Tax matters are complicated, and tax implications and results may vary among shareholders. We urge you to consult with your own tax advisor to understand fully how the share exchange will affect you.
Holding Company Dividend Policy Following the Share Exchange (starting on page 73)
Both banks began operations in 2001. Neither has paid a cash dividend since it began operations. After the share exchange, shareholders will look to the Holding Company for dividends. The Holding Company board of directors will use its discretion to decide whether and when to declare a dividend and, if so, in what amount and with what frequency. The Holding Company will be dependent on dividends (if any) from the banks to be able to pay cash dividends. Dividends are subject to legal, regulatory, financial, and prudential limitations and they are never assured. Because of the rapid growth of the two banks, it is likely that they will retain their profits for use in operations rather than being paid out in cash dividends for the foreseeable future.

Opinions of Financial Advisors (starting on page 31 and contained in this document as Appendix 2, for PrimeTrust Bank, and Appendix 3, for Bank of the South.)
Each bank has received an opinion of its financial advisor that the proposed transaction is fair to the bank and to its shareholders from a financial point of view. However, such an opinion is based on factors deemed important by the financial advisor and is not to be understood as a recommendation to any shareholder as to how to vote.
The Bank of the South and the PrimeTrust Bank Boards of Directors Recommend Shareholder Approval of the Share Exchange (starting on page 25)
The PrimeTrust Bank and Bank of the South boards of directors have each unanimously approved the share exchange and the share exchange agreement. The boards believe that the share exchange is financially fair to their respective shareholders and in their shareholders’ best interests. The PrimeTrust Bank and Bank of the South boards recommend that their respective shareholders vote “FOR” approval of the share exchange agreement.
Dissenters’ Rights (starting on page 69 and Appendix 5)
Under Tennessee law, the shareholders of both banks will have dissenters’ rights in connection with the share exchange. Accordingly, shareholders of PrimeTrust Bank and Bank of the South are entitled to dissent from the share exchange and to surrender their shares in exchange for the statutory “fair value” of their shares if they strictly comply with all of the legal requirements governing dissent.
The Special Meetings and Holding Company Approval (page 19)
The special meetings are scheduled to be held as follows:
Bank of the South -

Date:	•, 2006
Time:	• a.m. Local Time in Mt. Juliet, Tennessee
Place:	551 North Mt. Juliet Road
Mt. Juliet, Tennessee 37122
Call the Bank’s Main Office for directions to the meeting location, if needed: (615) 773-5600.
PrimeTrust Bank -

Date:	•, 2006
Time:	• a.m. Local Time in Nashville, Tennessee
Place:	2019 Richard Jones Road
Nashville, Tennessee 37215
Call the Bank’s Main Office for directions to the meeting location, if needed: (615) 646-4556.
Vote Required to Approve the Share Exchange (page 52)
Approval of the share exchange agreement requires the affirmative vote of at least a majority of the votes entitled to be cast at the special meetings by the shareholders of each bank. If you don’t vote, or if you abstain, it will have the effect of a vote against approval of the share exchange.

Bank of the South expects its directors and executive officers to vote their shares for the share exchange. These persons have the power to direct the voting with respect to 533,973 shares (or approximately 17.14%) of the common stock entitled to vote at the Bank of the South special meeting. PrimeTrust Bank also expects its directors and executive officers to vote their shares for the share exchange. These persons have the power to direct the voting on 797,401 shares (or approximately 23.47%) of the common stock entitled to vote at the PrimeTrust Bank special meeting.
Brokers who hold shares of PrimeTrust Bank or Bank of the South common stock as nominees will generally not have authority to vote those shares with respect to the share exchange agreement or to adjourn the special meetings unless shareholders provide voting instructions.
Record Dates for Special Meetings; One Vote Per Share (starting on page 20 and 21)
PrimeTrust Bank shareholders are entitled to vote at the PrimeTrust Bank special meeting if they owned shares of the banks’ common stock at the close of business on May 1, 2006 (the “record date”). On the record date, there were 3,397,398 shares of the PrimeTrust Bank common stock outstanding. PrimeTrust Bank shareholders will have one vote at the meeting for each share they owned on May 1, 2006.
Bank of the South shareholders are entitled to vote at the Bank of the South special meeting if they owned shares of Bank of the South common stock at the close of business on May 1, 2006 (the “record date”). On the record date, there were 3,114,564 shares of Bank of the South common stock outstanding. Bank of the South shareholders will have one vote at the meeting for each share they owned on May 1, 2006.
Interests of Certain Persons in the Share Exchange (starting on page 66)
When considering the recommendations of the PrimeTrust Bank and Bank of the South boards, you should be aware that the directors and executive officers of PrimeTrust Bank and Bank of the South have interests in the share exchange that differ from, or are in addition to, the interests of other bank shareholders. It is currently expected that all bank directors, senior officers and employees will continue in their capacities after consummation of the share exchange. Some may also be assigned to the Holding Company in order to provide services on a consolidated basis. See “The Share Exchange Agreement” starting on page 50. In addition, such persons will likely be eligible to participate in the Holding Company’s equity incentive plan. See “Executive Compensation — Equity Incentive Plans,” starting on page 92.
Terms and Conditions of the Share Exchange Agreement (starting on page 55)
The primary conditions that must be met for Bank of the South and PrimeTrust Bank to complete the share exchange include shareholder and regulatory approval, satisfaction or waiver of other terms and conditions, the absence of unwaived legal deterrents or prohibitions, and the parties’ receipt of a favorable opinion of counsel as to the likelihood that the share exchange will receive tax-free reorganization treatment for federal income tax purposes for non-dissenting shareholders. Unless otherwise provided by law, any party could elect to waive a condition for its benefit that has not been satisfied and elect to complete the share exchange anyway.
Termination or Cancellation; Amendment and Waiver (starting on page 64).
Termination of the share exchange agreement can occur in several ways. In general, the parties can terminate the share exchange agreement:
•	By mutual agreement of all the parties before or after shareholder approval;

•	If conditions for their benefit have not been met or waived;

•	If the other party or parties to the share exchange agreement are in material default and have failed to (or cannot) timely cure the default after demand;

•	If the Federal Reserve does not approve the Holding Company’s application to become a bank holding company and to acquire the shares of the two banks;

•	If the Tennessee Department of Financial Institutions (“TDFI”) does not approve the share exchange;

•	If the Federal Reserve and/or the TDFI imposes conditions, limitations or restrictions on the completion of the transaction unacceptable to the parties; or

•	If the share exchange has not occurred on or before January 19, 2007.
The parties may also elect to terminate the share exchange agreement if the number of dissenting shares of either or both of the banks is deemed to be excessive.
In addition, either bank can terminate the agreement, before or after shareholder approval, upon payment of the termination fee.
The Termination Fee and Special Costs and Expenses (starting on page 66)
Under certain circumstances, one of the banks could be required to pay a termination fee equal to all of the expenses of the transaction.
Surrender of Bank Stock Certificates and Distribution of Holding Company Stock Certificates (starting on page 55)
Please do not send in your stock certificates at this time. After the share exchange, each of the bank’s non-dissenting shareholders will need to exchange their bank stock certificates for certificates representing Holding Company common stock. The exchange agent will mail to the non-dissenting shareholders instructions on how to exchange their certificates. After turning in their certificates to the exchange agent, non-dissenting bank shareholders will be mailed certificates representing shares of Holding Company common stock. The exchange agent is Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 (Telephone number 1-800-368-5948).
Trading of Holding Company Common Stock (starting on page 72)
Presently, the Holding Company has only 1,000 “organizational” shares outstanding. There have been no trades in Holding Company common stock and none will occur prior to completion of the share exchange. Shares of Holding Company common stock to be issued in the share exchange will not be listed or traded on any recognized stock exchange or in any established public securities market.
Neither the shares of Bank of the South nor those of PrimeTrust Bank are traded on any such market. There are no “bid and asked” prices for bank stock (or Holding Company stock) and all transactions known to the banks are privately negotiated. The estimated price per share of PrimeTrust Bank common stock on May 1, 2006, was $17.52 . The estimated price per share of Bank of the South common stock on May 1, 2006, was $21.50 . See “Market for Holding Company common stock and Dividends,” beginning on page 72.

The Holding Company Will Account for the Share Exchange Using the “Purchase” Method (See “Accounting Treatment,” starting on page 65)
The Holding Company will account for the share exchange as a purchase for financial reporting purposes. Although the share exchange is not technically a merger but, instead, a transaction that will combine the two banks under common ownership of the Holding Company, accounting rules require that one of the banks be treated as the “acquirer.” Based on accounting guidelines, as set forth in Statement of Financial Accounting Standards (“SFAS”) No. 141, the parties are treating PrimeTrust Bank as the “acquirer” and Bank of the South as the “acquired.” See “Mid-America Bancshares, Inc. Selected Unaudited Pro-Forma Consolidated Financial Data,” starting on page 75.
Comparison of the Rights of Bank Shareholders and Holding Company Shareholders (starting on page 111)
Both the banks and the Holding Company are incorporated under Tennessee law. The banks are subject to both the Tennessee Business Corporation Act and the Tennessee Banking Act, as well as to numerous banking and other laws. The Holding Company is subject to the Tennessee Business Corporation Act, to the Bank Holding Company Act of 1956, to the Tennessee Banking Act, and to various other laws applicable to or affecting bank holding companies. Although, in the opinion of the banks, there are few, if any, material differences between the rights of the shareholders of the respective banks, there are significant differences between the characteristics of the Holding Company’s common stock and the common stock of the banks. See “Brief Comparison of Holding Company Common Stock with Bank Common Stock,” beginning at page 111, for a discussion of certain material differences between the rights of bank shareholders and Holding Company shareholders.
RISK FACTORS
Upon completion of the share exchange, shareholders of the two banks will receive shares of Holding Company common stock in exchange for their shares of bank common stock. Before deciding whether or not to approve the transaction, or whether or not to dissent from the transaction, you should be aware of and consider the following risks and uncertainties, in addition to the other information contained in this document, including the matters addressed under the caption “Cautionary Notice Concerning Forward Looking Statements,” on page vi. There are, of course, risks involved in any investment. The risks of owning multi-bank holding company common stock are somewhat similar, but not identical, to those associated with owning the stock of a single bank. The discussion below is organized by addressing, first, those risks associated with the proposed share exchange that arguably are different from or increased over the risks associated with your current ownership of bank stock and, second, those risks applicable to your investment in one or both of the banks presently, that will continue to be risks if the share exchange is completed. In some cases, the designation of particular risks as falling into one or the other category set forth below is arbitrary and you should consider each of the risks carefully without regard to which category it has been assigned.
A. Risks Associated with Exchanging Bank Stock for Holding Company Stock
If the share exchange is completed, you will receive shares of common voting stock of Mid-America Bancshares, Inc. (adjusted by the appropriate exchange ratio) in exchange for your shares of common voting stock in one or both of the two banks. You should be aware that there are differences between, and different risks associated with, owning Holding Company common stock versus owning bank common stock.

The Holding Company Has No History of Operations and May Fail to Achieve its Goals
The Holding Company has no operating history and there is no historical basis for evaluating the performance of the banks under common ownership. The banks may fail to realize the anticipated benefits of the share exchange. Each bank’s current businesses and markets differ somewhat from those of the other banks and, accordingly, the results of operations of the Holding Company after the share exchange may be affected by factors different from those currently affecting the results of operations of the two banks individually. There can be no guarantee that the Holding Company’s future operations after the share exchange will be as profitable as the operations of one or both of the banks would be if the share exchange is not completed.
The Holding Company may not be able to accomplish all of the goals set for it by its board of directors and management on a timely basis, if at all. For example, one of the reasons for forming the Holding Company for the banks is the belief that the Holding Company will be able to achieve revenue enhancements, synergies and economies of scale (such as internal audit, compliance, and comparable matters), and to combine the operations of the two banks, on a non-merged basis, in a manner that achieves these goals but does not materially disrupt the existing customer, employee, and other important relationships of the banks or result in decreased revenues resulting from any loss of customers or increased costs. If the Holding Company is not able to achieve the objectives underlying the share exchange, the anticipated benefits of the share exchange may not be realized fully (or at all) or may take longer to realize than expected.
There is No Established Trading Market for Holding Company Stock
Neither of the banks’ stock has been listed for trading, or admitted for unlisted trading, on any recognized securities exchange. Historically, trading in the stock of both banks has been relatively thin and conducted through privately negotiated transactions. Since the initial issuance of 1,000 organizational shares, there have been no trades in the Holding Company common stock and there will be none prior to the completion of the share exchange. There are no plans to seek to list the Holding Company common stock on any recognized trading exchange and you should expect that future trading in Holding Company common stock, like historical trading in the stock of the two banks, will be relatively thin and dependent on privately negotiated transactions. The Holding Company anticipates that, apart from the issuance and sale of stock by the Holding Company itself to raise capital, most or all trades in its common stock will also result from privately negotiated transactions. This could negatively affect both the ability to accurately value such stock and to predict future performance of the price of Holding Company stock.
Even under circumstances where the Holding Company would not be prohibited from purchasing its own stock from its shareholders, the Holding Company has no present intentions of redeeming its own shares in material amounts, if at all, thereby further restricting any marketability of the shares.
The market price for shares of the Holding Company common stock may be affected by factors which are different from those affecting shares of the banks’ common stock. There can be no guarantee that the future prices which may be paid for your Holding Company common stock will equal or exceed the prices you might obtain for your shares in bank stock if the share exchange is not completed.
There are Differences in Owning Holding Company Stock versus Bank Stock
Shareholders who receive Holding Company common stock will be dependent on the future value of shares of Holding Company common stock. The non-dissenting shares of common stock owned by shareholders of Bank of the South and PrimeTrust Bank (other than fractional shares) will be converted into the right to receive shares of Holding Company common stock.

Subject to the “Control Share” provisions of the Holding Company’s charter, each shareholder will have one vote for each share of common stock owned. The Holding Company’s charter does not authorize cumulative voting for the election of members of its board of directors. (That type of voting allows shareholders to cumulate their votes in electing of members of the board of directors.) Voting rights may be affected by an issue of a different class or series of common stock or by the issuance of preferred stock. In addition, the Holding Company board could issue common or preferred stock with voting rights equal or superior to voting rights of the common stock being issued in the share exchange. See “The Securities of the Holding Company,” beginning at page 100, and “Brief Comparison of Holding Company Common Stock with Bank Common Stock,” beginning at page 111.
There are risks and uncertainties that bear on the Holding Company’s future financial results and that may cause the Holding Company’s future earnings and financial condition to be less than the Holding Company’s expectations or the historical results of the two banks.
The Valuation Used for the Purpose of the Share Exchange May Not Reflect the Market’s Perception
The price of Holding Company common stock at the time that the banks’ shareholders receive certificates evidencing shares of Holding Company common stock may be higher or lower than the price of their bank’s common stock at the date of this document, on the date of the special meetings, or on the date of completion of the share exchange. After the share exchange, changes in the price of Holding Company common stock may result from a variety of factors, including general market and economic conditions, changes in the business, operations or prospects of the banks and the Holding Company, and regulatory considerations. Accordingly, at the time of the special meetings, bank shareholders cannot know the exact price that would be paid for Holding Company common stock that they are to receive after the share exchange is completed.
As set forth below in this joint proxy statement and prospectus, each bank has obtained an opinion of its financial advisor that the share exchange transaction is fair to the shareholders of that bank from a financial point of view. The financial advisors have advised the banks that their conclusion is based on a variety of considerations, as described below starting on page 31. However, their opinions are based on factors deemed relevant by them and may or may not prove to be a predictor of the price that a buyer will be willing to pay for shares of Holding Company common stock after the share exchange.
Your Ownership Percentage will be Diluted by the Share Exchange
After considering the effect of the anticipated exercise of fully vested outstanding options at each bank, it is expected that the shareholders of each bank will own one-half of the shares issued by the Holding Company pursuant to the share exchange. As a result, your percentage ownership of the Holding Company will be almost exactly one-half of your current percentage ownership of the bank(s).
Owners of shares of Holding Company common stock will not have the preemptive right to purchase additional shares offered by the Holding Company in the future. The absence of preemptive rights could, in the event of the Holding Company’s sale of additional shares of its common stock, result in a dilution of the percentage and value of ownership of Holding Company common stock to shareholders or prospective investors. The Holding Company’s board of directors may, however, provide for preemptive rights in any new issue(s) of securities.
Please refer to the section entitled “Brief Comparison of Holding Company Stock with Bank Common Stock,” beginning on page 111, for additional information.

Your Equity Ownership May be Affected by the Share Exchange
The estimated value of a share of Bank of the South common stock at December 31, 2005 after giving effect to the Bank of the South exchange ratio, was $5.46 per share, while the estimated value of each share of PrimeTrust Bank at that date, after giving effect to the PrimeTrust Bank exchange ratio, was $5.67 per share. The pro forma equity ownership of shareholders of the Holding Company, assuming completion of the share exchange, and after giving effect to the applicable exchange ratios, is $7.21 per share. The increase in book value results primarily from the excess purchase price adjustment related to the proposed transaction and the additional $6.0 million in capital raised by Bank of the South. Nevertheless, the equity value of shares in the Holding Company may decrease after the share exchange in a manner that would not have occurred if the share exchange were not completed.
The Holding Company May Not be Able to Raise Sufficient Capital to Support the Banks
In recent times, some of the new banks in Tennessee have grown rapidly, frequently outpacing the capital levels required by the FDIC. During the period 2001 through 2005, both Bank of the South and PrimeTrust Bank grew rapidly. In the event that one or both of the banks continue over a sustained period of time to experience rapid growth, as management currently plans, they can be expected to need infusions of external capital as well as the capital generated internally from operations. Assuming the need for new capital at the bank level, the Holding Company can be expected to seek to raise additional capital to meet these needs at some future date. No assurance can be given that the Holding Company will be able to raise needed additional capital in any particular time period (if at all) or that the cost of needed capital will be deemed cost efficient or fair. Management believes that the banks’ growth can be appropriately constrained, as necessary, to maintain an adequate capital position, and that new capital can be raised in a commercially reasonable manner. This cannot be assured. In addition, capital can be affected by loan losses and other factors that are at least partly beyond the control of management. See “Supervision and Regulation — Capital Adequacy,” beginning on page 196.
Better Performance by One of the Banks may be Diluted by the Performance of the Other
As a result of the share exchange, the future value of the investments of current shareholders of each bank will become dependent to some degree on the performance of the other bank. Thus, poor or reduced operating results at one bank will affect the other bank’s shareholders, and vice versa. For a discussion of the businesses of Bank of the South and PrimeTrust Bank and of certain factors to consider in connection with those businesses, see “The Share Exchange Agreement — The Parties to the Share Exchange” beginning on page 50, and the documents contained in this document or referred to under “How to Obtain Additional Information,” on page vi.
The Joint Governance Plan
The parties agreed in the share exchange agreement to a governance structure for the Holding Company calculated to the extent practicable to provide each of the two banks with an equal voice in management. That is the reason that there are seven directors drawn from the board of directors of each bank. Although the chief executive officer of PrimeTrust Bank is the chief executive officer of the Holding Company, and the directors of PrimeTrust Bank will initially have more representation on the Holding Company’s compensation and audit committees, the directors of the Holding Company can only be removed for cause and cannot be removed by a vote of less than seventy-five percent of the members of the entire board. See “Securities of the Holding Company” beginning on page 100.

There is the possibility, and therefore a risk, that the board of directors of the Holding Company could be deadlocked as a result of the fact that its initial board will be comprised of fourteen persons, of which one-half will be drawn from the PrimeTrust Bank board of directors and one-half from the Bank of the South board of directors. The two bank’s respective managements and boards of directors, however, have discussed the deadlock issue and do not believe that this issue outweighs the potential benefits of the share exchange.
In addition, as a result of the Holding Company being the 100% owner of all shares of both banks, the board of directors of the Holding Company as a group will have the power to control the composition of the board of directors of each of the two subsidiary banks. This power will allow the Holding Company’s board both to change the composition of the board of directors of one or both of the banks and to influence the composition of the Holding Company’s own board, by reason of the provisions of the share exchange agreement which provides that a certain number of directors of the Holding Company be elected from directors of each bank. As a result, the composition of the board of directors of one or both of the banks could be affected as a result of the share exchange in a way that a majority of the now existing shareholders of each bank might not support. However, the Holding Company’s bylaws generally require that 75% of the entire membership of the board of directors agree to any change in the board of directors of the banks, thus limiting the likelihood of a change in which both banks’ board of directors do not concur (but which requirement can contribute to the possibility of deadlock, as discussed above).
As discussed in “The Share Exchange Agreement,” beginning on page 50, the Holding Company has agreed, to the extent practicable, to nominate as its board of directors (1) the two highest ranking executives of each of the two banks and (2) five other members of the board of directors of each banks. If the Holding Company’s board were to vote to change the membership of either or both of the boards of directors of the banks, then it is possible that the membership of the Holding Company’s board of directors could change. It requires only a majority vote of the members of the Holding Company’s board of directors to change the membership of either or both of the banks. See “The Share Exchange Agreement,” starting on page 30, and “Securities of the Holding Company — Board of Directors,” starting on page 101.
There may be Difficulties in Integrating the Personnel and Joint Operations of the Two Banks
Although the banks will continue to be operated as separate banks under their current management after the share exchange, the governance and management of the Holding Company will be drawn equally from existing personnel at the two banks and there will be some consolidation of functions affecting the operations of the banks at the Holding Company level. There is a possibility that difficulties develop in integrating personnel from each of the banks at the Holding Company level and that these difficulties negatively affect performance of one or both of the banks.
As a Result of the Share Exchange There is a Greater Possibility of Dilution
We anticipate that the Holding Company will issue approximately 13,558,813 shares (based on December 31, 2005 pro-forma data) of Holding Company common stock, if the share exchange is completed. Based on the Holding Company’s charter, this will leave more than sixty million shares of Holding Company common stock unissued, which would be available for issuance, without shareholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, employee incentive plans, and other lawful uses. The Holding Company’s charter also authorizes 25 million shares of preferred stock, which can be issued on terms satisfactory to the Holding Company’s board of directors.
Although both of the banks currently have unissued shares, the relative number of unissued shares of both common and preferred stock available for future sales by the Holding Company is greater than those presently available to either bank. Issuance of additional shares of Holding Company common stock could dilute your ownership of the Holding Company and/or depress the value of your shares of Holding Company common stock. Shareholders of the Holding Company, like shareholders of the banks, will not have preemptive rights, which is the right to subscribe for additional shares being offered on a proportional basis to their stock ownership percentage. See “Brief Comparison of Holding Company Common Stock with Bank Common Stock,” beginning on page 111.
The Holding Company does not have any current commitments or anticipated plans to issue preferred stock or common stock (other than shares of common stock necessary to for its equity incentive plan(s) and/or to provide shares to possible future dividend reinvestment plans). Nevertheless, you should be aware that as time passes and/or circumstances change, the board of directors of the Holding Company could issue a significant number of shares of common and/or preferred stock without being required to first seek approval of the shareholders.
The Share Exchange May Deter Future Takeover Efforts by Third Parties
Tennessee corporate law contains anti-takeover statutes that apply to corporations registered under Section 12 of the Securities Exchange Act of 1934 and that could delay or prevent an acquisition. Presently, the common stock of each of the banks is registered under Section 12(g) of that Act. As a result of the share exchange, the Holding Company common stock will become, and is expected to remain, registered under that law.
In addition, the Holding Company’s charter, like the banks’ charters, contains provisions that could be used by the Holding Company’s board of directors, if it desired, to delay or prevent a third party’s attempt to gain control of the Holding Company. For example, the issuance of authorized but unissued shares of common and/or preferred stock could be used to resist a takeover attempt. In addition, the Holding Company’s board of directors is currently considering the adoption of a shareholders’ rights agreement (sometimes called a “poison pill”) which could provide even more control to the Holding Company’s board of directors in resisting a third party’s takeover efforts. Generally speaking, the ability of the board of directors of the Holding Company to delay or prevent a takeover will be greater than the current ability of the board of directors of each bank to do so. In some circumstances, a premium for your shares over their market value might be lost, as a result of the Holding Company’s board of directors using these increased powers to resist takeover attempts.
In addition, the Holding Company has adopted a comprehensive set of takeover deterrents designed to require a would-be acquirer to negotiate with the board of directors of the Holding Company with respect to an acquisition of control of the Holding Company. This could result in a reduced likelihood of a non-consensual or “hostile” takeover of the Holding Company and, potentially, to the inability of some or all shareholders to realize a premium for their shares of Holding Company common stock. law. See “Business Combinations,” at page 108, and “Brief Comparison of Holding Company Common Stock with Bank Common Stock” beginning on page 111.
The Share Exchange May Create Some Additional Regulatory Costs
Each bank is already subject to extensive governmental supervision, regulation and control, and the proposed share exchange reorganization will result in some additional regulation. For example, the Holding Company will be subject to examination, supervision, and regulation by the Federal Reserve. Further, there is some chance that the Holding Company will become an “accelerated filer” for purposes of the Securities Exchange

Act earlier than PrimeTrust Bank would, potentially increasing the costs of complying with the requirements of the Securities Exchange Act.
In addition to its reporting and proxy requirements under the Securities Exchange Act, the Holding Company will generally be required to file registration statements with the SEC under the Securities Act of 1933, as well as (potentially) with state securities commissions under state securities laws, for the offer and sale of its securities to the public unless a specific exemption can be identified. Presently, the securities issued by the banks are exempt from the registration requirements under the Securities Act and from many state registration requirements because of definitional exemptions for bank stock.
Although the banks currently file their periodic reports, proxies and other materials with the Federal Deposit Insurance Corporation (“FDIC”), as their “primary federal regulator,” the Holding Company will file its periodic reports, proxies and other materials with the SEC. (After completion of the share exchange, the banks’ shares will be de-registered and the banks’ common stock will no longer be subject to the Securities Exchange Act.) These filings under both the Securities Act and the Securities Exchange Act can be expected to involve significant costs, including staff, accounting, consulting, and legal fees.
As a bank holding company, the Holding Company will also be subject to the provisions and restrictions of the Bank Holding Company Act of 1956 and to supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). It must file periodic reports with the Federal Reserve, which will also conduct examinations of the Holding Company. As a result, the Holding Company will incur staff, accounting, legal and other costs. See “Supervision and Regulation,” beginning on page 196.
The Holding Company’s and banks’ boards of directors believe that the combined company will actually be able to reduce costs associated with regulatory burdens, by consolidating public reporting requirements at the bank holding company level. There can be no assurance, however, that this management objective can be attained.
There will be a Brief Gap Period in Which you May Not be Able to Sell your Shares
There will be a time period between the completion of the share exchange and the time at which former bank shareholders actually receive certificates evidencing Holding Company common stock. Until stock certificates are received, shareholders may not be able to sell their Holding Company shares in the open market and, thus, may not be able to avoid losses resulting from any decline in the trading price of Holding Company common stock during this period.
There are Potential Differences in Your Interests and those of the Insiders Proposing the Share Exchange
The banks’ directors and officers have at least some interests in the share exchange that differ from the interests of other shareholders. Thus, when considering the recommendation of the banks’ boards of directors, you should keep such differing interests in mind. For example, certain executive officers will receive change in control agreements from the Holding Company that are new (with Bank of the South) or which replace existing agreements (with PrimeTrust Bank). In addition, the Holding Company has agreed to indemnify officers and directors of the banks against certain liabilities. These and certain other additional interests of the banks’ directors and executive officers may cause some of these persons to view the proposed transaction differently than unaffiliated shareholders view it. See “The Share Exchange — Interests of Certain Persons in the Share Exchange,” beginning on page 66.

B. Risks Associated with an Investment in the Banks Generally
Following completion of the share exchange, the Holding Company will be completely dependent on the operations of the two banks for its financial success. As a result, the Holding Company will be exposed to numerous risks associated with any investment in banks generally, or community banks in particular.
There are Risks Associated with Investments in Financial Institutions
Neither the shares of Holding Company common stock nor shares of bank common stock are deposits and are not insured by the FDIC or by any other agency, person or entity.
The financial services industry is extensively regulated by both the federal and state governments. This regulation is designed primarily to protect the banking system, the deposit insurance fund and consumers, and not to protect any particular shareholder or shareholders as a group. See “Supervision and Regulation,” beginning on page 200. These regulations can sometimes impose significant costs and limitations on bank and bank holding company operations. In turn, this could adversely impact operations. Moreover, these regulations are constantly evolving and may change rapidly and significantly over time. Significant new laws or changes in existing laws, or the repeal of existing laws, may cause the Holding Company’s consolidated results to differ materially from those currently anticipated by management. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for both banks. The ultimate impact of financial institution affiliations under the Financial Services Modernization Act, and other aspects of that law, as well as the impact of the Sarbanes-Oxley Act of 2002, the U.S.A. PATRIOT Act, and the Bank Secrecy Act, cannot yet be predicted, but could adversely affect the banks and the Holding Company.
Changes in market interest rates may adversely affect the banks’ and, thus, the Holding Company’s performance. For instance, both banks’ earnings are affected by changing interest rates. Changes in interest rates affect the demand for new loans, the credit profile of existing loans, the rates received on loans and securities and rates paid on deposits and other borrowings. The relationship between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given the banks’ current volume and mix of interest-bearing liabilities and interest-earning assets, their interest rate spreads could be expected to increase during times of rising interest rates and, conversely, to decrease during times of falling interest rates. Although management believes that the current level of interest rate sensitivity is reasonable, significant interest-rate instability could have an adverse effect on the banks’, and therefore the Holding Company’s, business, financial condition and results of operations. Interest rate fluctuations can have a decidedly negative effect on the combined company’s profitability.
Competition may also adversely affect the Holding Company’s performance. The financial services business in the Nashville MSA, which is where the banks’ operations are concentrated, is highly competitive. It is becoming increasingly competitive due to changes in regulation, technological advances, and the accelerating pace of consolidation among financial services providers. The banks face competition both in attracting deposits and in making loans. They compete for loans principally through the interest rates and loan fees charged, lender expertise, operational sophistication, and the efficiency and quality of services provided. Increasing levels of competition in the banking and financial services businesses may reduce the Holding Company’s market share or cause the prices charged by the banks for financial products and services to fall. Thus anticipated profitable results may decline in future periods depending upon the nature or level of competition.

If a significant number of the banks’ borrowers, guarantors and related parties fail to perform as required by the terms of their loans, the banks will sustain losses. Both banks have made a significant number of loans that are dependent on the continued viability of sustained growth and development in the Nashville MSA’s real estate market. Recent regulatory and economic pronouncements indicate that there may be a “real estate bubble” in some markets, and that banks may be exposed to losses as a result of real estate lending. To combat these types of problems, and to attempt to anticipate them, the banks have adopted underwriting and credit monitoring policies and procedures, including the establishment and review of allowances for credit losses, that management believes are appropriate to minimize known risks by assessing the likelihood of nonperformance, by tracking loan performance, and by diversifying their credit portfolios. It is possible, however, that these policies and procedures may not prevent unexpected losses that could materially and adversely affect either one or both of the banks and, accordingly, the Holding Company’s consolidated results of operations.
The Banks Face Strong Competition from Larger Banks
Both banks presently, and the Holding Company in the future will, face competition from much larger financial institutions. Relatively smaller banks face some additional risks not faced by larger banks. For example, larger organizations may be able to afford greater investments in cutting-edge technology because they can spread the costs over a greater volume of assets than can smaller institutions. As banking institutions become more dependent on technological advances, this can be a serious disadvantage. In addition, larger banks are generally believed to have greater access to capital and, as a result, in some circumstances are better placed to afford and take advantage of rapid technological advances that have an impact on services offered to customers.
The Banks and the Holding Company are Dependent on Key Personnel
Both Bank of the South and PrimeTrust Bank depend significantly on the services of a number of key personnel. The loss of one or more of those personnel could disrupt the operations of one or both banks and result in reduced revenues. PrimeTrust Bank’s and Bank of the South’s growth and development to date have depended in large part on the efforts of their respective senior officers, as well as their directors, who have primary contact with bank customers and who are extremely important in maintaining personalized relationships with the customer base, a key aspect of the banks’ business strategies and their efforts to increase their market presences. The unexpected loss of services of one or more of these key employees or directors could have a material adverse effect on the both the Holding Company’s and the particular bank’s operations and possibly result in reduced revenues or asset size. These individuals do not have employment contracts or non-competition agreements with either the banks or the Holding Company.
The Banks Face Strong Competition from Less Regulated Competitors
Depository financial institutions in general, and commercial banks in particular (including Bank of the South and PrimeTrust Bank), will continue to be heavily regulated as to both the types and quality of the businesses in which they may engage. The banks will continue to face competition in some areas from competitors who are less regulated and, accordingly, are not forced to bear (or at least not bear to the same extent) the costs and limitations imposed upon the banks by these regulations.
PrimeTrust Bank and Bank of the South Have Limited Operating Histories
Each of the banks has a limited operating history upon which to base an estimate of its future success. Both PrimeTrust Bank and Bank of the South are relatively newly-formed banks subject to many or all of the risks incident to a new business, including the absence of any sustained history of operations and performance.

(Bank of the South commenced operations in April of 2001 and PrimeTrust Bank began business in December of that year.) The Holding Company is a newly formed corporation with no operating history. As a consequence, bank shareholders have limited financial information on which to base any estimate of the combined company’s future performance. The banks’ financial statements included in this joint proxy statement and prospectus may not be as meaningful as those of a company with a longer history of operations. Because of their limited operating history, bank shareholders do not have access to the type and amount of information that would be available to an investor in the securities of financial institutions with more extended operating histories. The likelihood of the Holding Company’s ultimate success or failure must be considered in light of the problems, expenses and difficulties frequently encountered in connection with the development of new businesses in general, and of new banks and new bank holding companies in particular. There is and can be no assurance that the Holding Company’s future earnings will meet the levels of earnings prevailing in the banking industry locally or elsewhere. There is (and can be) no assurance that there will be any return to the investors on their investment comparable to that of any other company or industry, or even that investors will receive the return of any portion of their investment.
The Business of PrimeTrust Bank and Bank of the South is Concentrated Geographically
Both Bank of the South and PrimeTrust Bank are highly concentrated in their operations in the Nashville MSA. The combined company will not have the geographically diversified operations available to a more nationally or regionally based financial institution. Competition may adversely affect the Holding Company’s performance. The financial services business in the Nashville MSA, which is where the banks’ operations are concentrated, is highly competitive. In addition, both banks have significant concentrations in Nashville MSA real-estate based loan portfolios. A significant downturn in the real estate industry nationally or in the Nashville MSA could have a material adverse impact on the banks and, thus, the Holding Company’s operations and performance. There is some current commentary suggesting that real estate development, and thus real estate lending, are under pressures related to rising interest rates, increased inventories, slowing demand, and regulatory concerns. Neither the banks nor the Holding Company can provide any assurance that these issues will not have an adverse impact on their portfolios, profitability, and performance.
The Banks’ Ability to Pay Dividends is Restricted
The holders of Holding Company common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by the Holding Company’s board of directors out of the legally available assets and funds. The Holding Company may legally pay dividends only if the payment does not render it insolvent and if it is able to pay its obligations as they fall due. The Holding Company expects to derive virtually all of its funds available for dividends (and other purposes) from dividends from the banks, which are legally separate and distinct entities subject to legal, regulatory and prudential restrictions on their own ability to pay dividends. Banks may only declare dividends from their undivided profits account so long as their reserves against deposits are not or will not be impaired beyond certain prescribed limits. Even assuming the availability of net or accumulated earnings in the future, and any assumed capacity to maintain capital at levels required by governmental regulations, both the banks and the Holding Company may choose to retain most or all of their earnings for their operations. Making or retaining an investment in Holding Company common stock may be inappropriate for any investor who relies on or who needs dividend income.

C. Unknown and Future Risks
In addition to the risks identified above, there may be other risks that are unknown at this time, or which may develop in the future which could affect the business of the banks and/or the Holding Company. The following is not intended to be a comprehensive or exhaustive list of such risks, but represents some of the risks that might be faced:
•	Estimated revenue enhancements and cost savings from combining the banks under common ownership may not be fully realized or realized within the expected time frame;

•	Deposit attrition, customer loss or revenue loss following the share exchange may be greater than expected;

•	Costs or difficulties related to achieving planned synergies and economies of scale may be greater than expected;

•	Changes in the interest rate environment may reduce interest margins;

•	General economic or business conditions, either nationally, regionally or locally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	Legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which the banks and/or the Holding Company are engaged;

•	The pro forma results described in the “Mid-America Bancshares, Inc. Selected Unaudited Pro-Forma Consolidated Financial Data” starting on page 75 may not be attained timely or at all;

•	The costs of responding to the USA PATRIOT Act, to the Sarbanes-Oxley Act, and to various other regulatory and legislative agendas, now or in the future, may be increasingly costly;

•	It may prove more difficult than anticipated to integrate the managements of the two independent banks;

•	Adverse changes may occur in the securities markets; and/or

•	Competitors of the banks and the Holding Company may often have greater financial resources and may be able to develop products and to acquire and utilize technology that enable those competitors to compete more successfully than the combined company and its subsidiary banks.
Management of Bank of the South and PrimeTrust Bank each believes that the forward-looking statements about their banks are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the Holding Company following completion of the share exchange may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the banks or the Holding Company’s ability to control or to reliably predict.

Other risks may exist or develop and the above matters are not intended to be a comprehensive or exclusive list.
You should not assume that the historical information presented in this joint proxy statement and prospectus or any supplement is accurate as of any other date than the date indicated on those documents. The forward-looking statements we make in this document are inherently uncertain.
This joint proxy statement and prospectus contains forward-looking statements including statements regarding intent, belief, anticipation or current expectations about matters that may or may not occur in the future. A forward-looking statement is any statement that is not a historical fact. These statements are subject to risks, uncertainties and assumptions. These include the risk that projected trends for the continued growth of the banks will not occur. If one or more of these risks or uncertainties occur or if underlying assumptions prove incorrect, actual results, performance or achievements in 2006 and beyond could differ materially from those stated or anticipated. You should not assume that statements about matters that are projected, estimated, or approximated, or made on a comparable basis, are anything but informed guesses about the future. We have attempted to use our experience and best judgment but no one can reliably predict the future.
There are many other risks associated with owning the stocks of financial institutions and financial institution bank holding companies. There are risks involved in owning any investment. Many of the risks related to the completion of the share exchange are the same types of risks that are involved with your current ownership of bank stock. It is possible that the combination of the two banks under the Holding Company will magnify those risks, or increase their number, or that the combination will fail to enhance your investment. There can be no assurance that the share exchange will turn out to be a good decision, but management of the banks, who are also shareholders, believe that the rewards outweigh the risks. Shareholders will have to reach their own decisions. We cannot offer you investment, legal, tax or accounting advice.
THE SPECIAL MEETINGS AND HOLDING COMPANY APPROVAL
Joint Proxy Statement and Prospectus
This joint proxy statement and prospectus is being furnished to you in connection with the solicitation of proxies by the respective boards of directors of Bank of the South and PrimeTrust Bank for use at a special meeting of shareholders.
This document also constitutes a prospectus for the shares of Holding Company common stock being offered in the share exchange.
This joint proxy statement and prospectus is first being mailed to shareholders of Bank of the South and PrimeTrust Bank on or about •, 2006.

PrimeTrust Bank Special Meeting
Date, Place and Time
The date, time and place of the PrimeTrust Bank special meeting is:
• a.m. Local Time on •, 2006
2019 Richard Jones Road
Nashville, Tennessee 37215
PrimeTrust Bank Record Date
You can vote at the PrimeTrust Bank special meeting only if you were a shareholder or record of PrimeTrust Bank at the close of business on May 1, 2006, which is the PrimeTrust Bank “record date.” At the close of business on the record date, there were 3,397,398 shares of PrimeTrust Bank common stock issued and outstanding held by approximately 868 shareholders of record.
Purpose of the Special Meeting
The primary purpose of the special meeting is to allow shareholders of PrimeTrust Bank to vote on the proposed share exchange agreement. The share exchange agreement is attached to this joint proxy statement and prospectus as Appendix 1 and is incorporated into this document by this reference. In order to approve the share exchange agreement, more than 50% of the issued and outstanding shares of PrimeTrust Bank have to be voted in favor of the share exchange agreement. We are asking you to send us your proxy to vote in favor of the share exchange agreement at the special meeting. If you decide to vote in person, you may attend the meeting, revoke your proxy, and vote in person. (If your shares are held in “street” name by a broker, trustee or other nominee, you need to read the section below on “Beneficial Ownership,” beginning on page 23).
If there are not enough votes to approve the share exchange at the scheduled time of the meeting, we are also asking you to grant us your proxy to vote to adjourn the special meeting in order to allow us to seek additional proxies in order to approve the share exchange, if possible. In order to approve that proposal, more shares will have to be voted for than against it. Again, if you decide to vote in person, you can do so, even if you have previously sent in your proxy card.
Your proxy will also allow the proxy holder to vote in his discretion as to any “other business” that may properly be brought before the special meeting. At this time, neither PrimeTrust Bank nor the Holding Company is aware of any matters, other than as set forth above, that may be presented for action at the special meeting.
Quorum, Voting Rights, and Required Votes
A quorum will be present if more than half of the PrimeTrust Bank shares of common stock are represented in person or by proxy at the special meeting. Abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal. Based on the number of outstanding shares at the record date, 1,698,700, shares will constitute a quorum for PrimeTrust Bank.
Each share of PrimeTrust Bank common stock is entitled to one vote on all matters to be voted upon at the special meeting. There were 3,397,398 shares of PrimeTrust Bank common stock outstanding and entitled to vote as of the record date. It will require the affirmative vote of at least 1,698,700 shares of PrimeTrust Bank common stock to approve the share exchange. Of the outstanding shares, on the record date the directors and executive officers of PrimeTrust Bank, and their interests, had voting authority over 797,401 shares, which equaled 23.47%. These individuals have indicated that they plan to vote FOR the proposed share exchange. Thus, no less than 901,299 additional shares must be voted in favor of the share exchange agreement in order for it to be approved.
Matters to Be Vote Upon at the PrimeTrust Bank Special Meeting
The specific items of business to be voted on at the PrimeTrust Bank special meeting are:
•	The proposal to approve the Agreement and Plan of Reorganization and Share Exchange, dated as of January 19, 2006, by and among Mid-America Bancshares, Inc., PrimeTrust Bank and Bank of the South, pursuant to which PrimeTrust Bank and Bank of the South will become wholly-owned subsidiaries of Mid-America Bancshares, Inc., and the shareholders of PrimeTrust Bank and Bank of the South will become the shareholders of Mid-America Bancshares;

•	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	The transaction of any other business that may properly be brought before the special meeting or any adjournment thereof.
Bank of the South Special Meeting
Date, Place and Time
The date, time and place of the Bank of the South special meeting is:
• a.m. Local Time on •, 2006
Bank of the South
551 North Mt. Juliet Road
Mt. Juliet, Tennessee 37122
Bank of the South Record Date
You can vote at the Bank of the South special meeting only if you were a shareholder or record of Bank of the South at the close of business on May 1, 2006, which is the Bank of the South “record date.” At the close of business on the record date, there were 3,114,564 shares of Bank of the South common stock issued and outstanding held by approximately 2,143 shareholders of record.
Purpose of the Special Meeting and the Required Votes
The primary purpose of the special meeting is to allow shareholders of Bank of the South to vote on the proposed share exchange agreement. The share exchange agreement is attached to this joint proxy statement and prospectus as Appendix 1 and is incorporated into this document by this reference. In order to approve the share exchange agreement, more than 50% of the issued and outstanding shares of Bank of the South have to be voted in favor of the share exchange agreement. We are asking you to send us your proxy to vote in favor of the share exchange agreement at the special meeting. If you decide to vote in person, you may attend the meeting, revoke your proxy, and vote in person. (If your shares are held in “street” name by a broker, trustee or other nominee, you need to read the section below on “Beneficial Ownership”).

If there are not enough votes to approve the share exchange at the scheduled time of the meeting, we are also asking you to grant us your proxy to vote to adjourn the special meeting in order to allow us to seek additional proxies in order to approve the share exchange, if possible. In order to approve that proposal, more shares will have to be voted for than against it. Again, if you decide to vote in person, you can do so, even if you have previously sent in your proxy card.
Your proxy will also allow the proxy holder to vote in his discretion as to any “other business” that may properly be brought before the special meeting. At this time, neither Bank of the South nor the Holding Company is aware of any matters, other than as set forth above, that may be presented for action at the special meeting.
Quorum, Voting Rights, and Required Votes
A quorum will be present if more than half of the Bank of the South shares of common stock are represented in person or by proxy at the special meeting. Abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal. Based on the number of outstanding shares at the record date, 1,557,283 shares will constitute a quorum for Bank of the South.
Each share of Bank of the South common stock is entitled to one vote on all matters to be voted upon at the special meeting. There were 3,114,564 shares of Bank of the South common stock outstanding and entitled to vote as of the record date. It will require the affirmative vote of at least 1,557,283 shares of Bank of the South common stock to approve the share exchange. Of the outstanding shares, on the record date the directors and executive officers of Bank of the South, and their interests, had voting authority over 533,973 shares, which equaled 17.14%. These individuals have indicated that they plan to vote FOR the proposed share exchange. Thus, no less than 1,023,310 additional shares must be voted in favor of the share exchange agreement in order for it to be approved.
Matters to Be Vote Upon at the Bank of the South Special Meeting
The specific items of business to be voted on at the Bank of the South special meeting are:
•	The proposal to approve the Agreement and Plan of Reorganization and Share Exchange, dated as of January 19, 2006, by and among Mid-America Bancshares, Inc., Bank of the South, and PrimeTrust Bank pursuant to which Bank of the South and PrimeTrust Bank will become wholly-owned subsidiaries of Mid-America Bancshares, Inc., and the shareholders of Bank of the South and PrimeTrust Bank will become the shareholders of Mid-America Bancshares;

•	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies; and

•	The transaction of any other business that may properly be brought before the special meeting or any adjournment thereof.
Holding Company Approval
The Holding Company was formed in January of 2006 by Gary L. Scott and Jason K. West (respectively the Chairman and President of PrimeTrust Bank) and David Major and James S. Short (respectively the Chairman and President of Bank of the South). Pursuant to the share exchange agreement the board of directors of each bank recommended seven members of such board to serve on the Holding Company’s board of directors. The four organizing shareholders of the Holding Company, then elected such nominees.

Thus, the Holding Company’s board of directors consist of: Harold Gordon Bone, Robert L. Callis, David Major, Monty E. Mires, James S. Short, Stephen A. Steele and David V. Waldron (directors of Bank of the South) and James A. Campbell, Bruce G. Davis, E.C. Hardison, III, Margaret N. Perry, Gary L. Scott, Jason K. West and Edward A. Whitley (directors of PrimeTrust). The directors and shareholders of the Holding Company have already approved the share exchange agreement by written consent. Accordingly, the Holding Company will not hold a special meeting.
Beneficial Ownership
Shares held “of record” are those held in your own name on the stock transfer records of your bank or its transfer agent. Those held in the name of a broker, trustee or other nominee are said to be “beneficially” owned and are often referred to as being held in “street name.” As summarized below, there are significant distinctions between shares held of record and those owned beneficially for purposes of voting those shares at the special meetings.
•	Shareholder of Record

If your shares are registered directly in your name with your bank’s transfer agent, you are considered, with respect to those shares, the shareholder of record, and this joint proxy statement and prospectus is being sent directly to you by your bank. As the shareholder of record, you have the right to grant your voting proxy directly to your bank or to vote in person at your bank’s special meeting. We have enclosed or sent a proxy card for you to use and urge you to do so even if you plan on attending the special meeting for your bank.

•	Beneficial Owner

If your shares are held in a brokerage account or by another person (such as a nominee or trustee), you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card (or comparable document) by your broker, nominee, or trustee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend your bank’s special meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at your bank’s special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. You should contact your broker, nominee, or trustee as soon as possible to make sure that they have your voting instruction card and, if you plan to vote in person, your “legal proxy” so that you may vote your beneficially owned shares in person.

We urge you to contact your broker, nominee or trustee as soon as possible to make sure that your shares are represented and voted.
Broker Non-Votes
Any “broker non-votes” submitted by brokers or nominees in connection with the special meetings will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and as to which the broker or nominee does not have discretionary voting power under applicable law or contract. Under these rules, the proposals to approve the share exchange agreement and to adjourn the special meeting are not items on which brokerage firms may generally vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to a special meeting.
Because the proposal to approve the share exchange agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the outstanding shares of both banks’ common stock, abstentions and “broker non-votes” will have the same effect as a vote against the proposal to approve the share exchange agreement at the special meetings. For the same reason, the failure of a shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal.
Inasmuch as the vote required for the proposal to adjourn a special meeting is a majority of votes cast at a meeting on these matters, abstentions and broker “non-votes” will have no effect on this proposal.
Voting Procedures
Voting and Revocation of Proxies
A proxy card is enclosed with this joint proxy statement and prospectus. After you have read these materials carefully, we ask you to mark your choices, date and sign the proxy card and return it promptly in the enclosed envelope. All shares of Bank of the South common stock represented by properly executed proxies received before or at the Bank of the South special meeting and all shares of the PrimeTrust Bank Common Stock represented by properly executed proxies received before or at the PrimeTrust Bank special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” the share exchange agreement and “FOR” the proposal to adjourn the respective special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the share exchange agreement.
A shareholder may revoke his or her proxy at any time before it is voted as to either Proposal Number 1 or Proposal Number 2:
•	By giving written notice of revocation to the Corporate Secretary of PrimeTrust Bank at 7651 Highway 70 South, Nashville, Tennessee 37221, if you are a PrimeTrust Bank shareholder, or to the Corporate Secretary of Bank of the South at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122, if you are a Bank of the South shareholder;

•	By executing and delivering to your bank a later-dated replacement proxy, not later than the end of the last business day before the date of your bank’s special meeting; or

•	By attending the special meeting and voting in person if you are a shareholder of record. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You must notify the Corporate Secretary of your bank at the time that you sign in that you intend to vote in person and you must either be the shareholder of record or you must have the proper documentation from your broker, trustee or other nominee if your shares are held in “street” name.
If you hold your shares in street name, you will need additional information from your broker in order to vote your shares in person at the meeting. If you fail to vote for the share exchange, that has the effect of a vote against it. Please contact your broker as soon as possible to make sure that your shares get voted and that your vote counts.
Solicitation of Proxies
Proxies may be solicited by mail, telephone, facsimile or personally by directors, officers and employees of PrimeTrust Bank and/or Bank of the South on a part-time basis and for no additional compensation.

PrimeTrust Bank will bear the costs it incurs in the solicitation of proxies with respect to its shareholders and Bank of the South will bear the costs it incurs in the solicitation of proxies with respect to its shareholders. Bank of the South and PrimeTrust Bank will share equally the expenses of printing and mailing this joint proxy statement and prospectus.
At this time, neither PrimeTrust Bank nor Bank of the South has retained the services of any proxy solicitation firm to assist it in soliciting proxies for the special meetings. Each bank reserves the right to do so.
Recommendation of the PrimeTrust Bank Board of Directors
The PrimeTrust Bank board believes that the proposed transaction is fair to and in the best interests of PrimeTrust Bank and its shareholders. The board of directors of PrimeTrust Bank has unanimously approved the share exchange and the share exchange agreement. The PrimeTrust Bank board unanimously recommends that its shareholders vote “FOR” approval of the share exchange agreement. The board also unanimously recommends that its shareholders vote “FOR” approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the share exchange agreement.
Recommendation of the Bank of the South Board of Directors
The Bank of the South board believes that the proposed transaction is fair to and in the best interests of Bank of the South and its shareholders. The board of directors of Bank of the South has unanimously approved the share exchange and the share exchange agreement. The Bank of the South board unanimously recommends that its shareholders vote “FOR” approval of the share exchange agreement. The board also unanimously recommends that its shareholders vote “FOR” approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the share exchange agreement.
BACKGROUND AND REASONS FOR THE SHARE EXCHANGE
Background of the Share Exchange
During the past several years there have been significant developments in the banking and financial services industries, including increased emphasis and dependence on technology, and specialization of products and services. Competition has intensified and consolidation of financial assets appears to have increased. Competition from new types of financial institutions, and from less regulated financial service institutions, has also grown. In addition, regulatory burdens and costs have also increased. The managements of both banks are acutely aware of these trends.
Over the course of the last three years, the executive managements of the two banks have met informally to discuss a variety of matters of mutual interest, including competitive pressures, regulatory burdens and costs, and the continued consolidation of financial assets locally, regionally, and nationally. There is a close professional relationship between members of the banks’ executive managements and many of them are friends and colleagues, as well as competitors. In the course of those discussions, they occasionally discussed the possibility of an affiliation between the banks that would allow them to retain their separate charters, boards of directors, officers and employees.
Both banks have grown rapidly since they opened for business in 2001. Both are reporting companies under Section 12(g) of the Securities Exchange Act. Both are expending significant sums to comply with securities law requirements and the mandates of the Sarbanes-Oxley Act of 2002. The banks are of similar size and share similar community bank, service-oriented philosophies. They perceive that they have similar needs to achieve asset size, synergies, and service enhancements. In addition, both management groups recognize the need to take advantage of technological developments, and to meet the technological advances of their competitors, which can be expensive. Both management groups concluded that it would be in their banks’ best interests to explore a proposed share exchange to help them attain their goals without hindering their progress or undermining the community bank, service-oriented cultures that have facilitated their growth.
After numerous informal discussions, the banks’ executive managements decided to pursue in depth discussions with financial, accounting, and legal advisors. They signed a confidentiality agreement in September of 2005, and began preliminary due diligence at that time. After meeting with their boards of directors in October of 2005, each bank retained a financial advisor (Hovde Financial LLC for PrimeTrust Bank and BankersBanc Capital Corporation for Bank of the South). On November 4, 2005, the members of the banks’ management met with representatives of the Federal Reserve Bank of Atlanta at the Reserve Banks’ Atlanta offices to discuss the proposal. The respective boards individually discussed the possibilities, advantages and disadvantages of the proposal at their regularly scheduled board meetings held in November of 2005, at specially called meetings held in November of 2005, and again at their regularly scheduled meetings in December of 2005.
At those board meetings, the directors asked questions of management, legal counsel, and the financial advisors concerning the possibility of a share exchange and concerning the fairness of a share exchange to the shareholders from a financial point of view. Based on these discussions, and the extensive information presented to them, the banks’ boards of directors concluded that the proposed affiliation using a statutory share exchange would be a revenue enhancing affiliation. Under the proposed terms, the banks would remain as free-standing banks. They would not plan to cut staffs but, rather, they would be able to further rationalize their operational activities to take advantage of economies of scale and synergies from the affiliation. For example, it will be possible to assign existing specialized or under-utilized staff to serve both banks. This could include, for instance, marketing, human resources, internal audit services, loan review, compliance, and comparable functions. Such assignments would allow an increase utilization of highly professional staff without the need of duplicating these functions at both banks. In addition, the banks will concentrate their public reporting functions at the Holding Company level, filing one consolidated annual report, proxy materials, periodic and other reports with the SEC rather than being required to report individually to the FDIC under the Securities Exchange Act. There may also be savings related to compliance with the Sarbanes-Oxley Act, but both banks had already incurred significant costs in anticipation of becoming covered by that law.
The boards of directors of the two banks believe that the combined entity will have a positive impact on shareholder value. They believe that, if the desired synergies and economies of scale can be obtained, the combined company will be a more cost-effective competitor in the Nashville MSA and will be able to take advantage of the geographic locations of both banks rather than being compelled to branch into each other’s market areas.
Following each board’s thorough discussion of the terms of the share exchange agreement, the structure of the transaction, possible advantages and disadvantages, and other matters related to the proposed share exchange, the boards of directors of Bank of the South and PrimeTrust Bank approved the share exchange agreement in principle and the banks executed a non-binding letter of interest on November 21 , 2005. (The banks each issued a press release and filed a Current Report on Form 8-K to publicly announce the proposal.) After additional meetings and discussions, and the negotiation of a detailed share exchange agreement by management with the assistance of legal counsel, the board of directors approved the share exchange agreement at lengthy meetings held in January of 2006. The share exchange agreement was signed and dated to be effective on January 19, 2006. The banks announced the share exchange agreement by press release and by filing Current Reports on Form 8-K with the FDIC on January 20, 2006.
Reasons for the Share Exchange
For all practical purposes, the reasons for affiliating the banks by means of the proposed share exchange are substantially the same for both banks. In reaching their individual decisions to approve the share exchange agreement and to recommend the share exchange to their shareholders, the boards of PrimeTrust Bank and Bank of the South consulted with the bank’s executive management, as well as their respective legal, accounting and financial advisors, and considered a number of factors including the following:
•	Each of the banks is a well managed and rapidly growing local community bank that focuses on segments of the geographic market that are distinct from those served by the other bank. This affiliation will provide immediate access for PrimeTrust Bank to Wilson and Rutherford counties, as part of the Holding Company, without the costs associated with branching or developing new territories. It will also provide immediate access for Bank of the South to Davidson, Cheatham, Dickson, and Williamson counties, as part of the Holding Company, also without the costs associated with branching or developing new territories.

•	The combined company will offer the banks’ shareholders a potentially more liquid investment and one that has, based on the limited market available to both the banks’ common stocks, a potentially greater upside potential than the stock of either bank on a stand-alone basis.

•	The banks’ boards of directors believe that the share exchange will combine two very complementary community banks which have operated based on similar banking models and marketing strategies based on in-depth customer service, knowledge of local markets, lender expertise and experience, and responsive local decision making.

•	There is compatibility between PrimeTrust Bank’s and Bank of the South’s operating philosophies and each bank has a service-oriented community bank dedication to customer service, to its customers, to its employees and to the communities that it serves.

•	The affiliation will be a revenue-enhancing strategic step that will assist the banks in attaining costs savings in handling anticipated future growth (but not by way of eliminating employees). For example, the banks will be able to centralize some functions at the Holding Company level and each will be able to use existing staff of the other bank without having to hire its own staff to handle various operational functions.

•	There is no market overlap in branches or geographic concentration. Thus there will be no need to close offices or to reassign or terminate employees.

•	There will be no need to branch into counties served by the other bank.

•	On a combined basis, the banks will be able to offer an expanded array of financial services and products delivered on a more cost-effective basis.

•	To some degree, the affiliation will allow the banks to make or participate in larger loans.

•	Each bank can achieve synergies and economies of scale in operational areas such as marketing, human resources, internal audit services, loan review, compliance, and comparable functions.

•	Each bank will be able concentrate its public reporting functions at the Holding Company level, spreading the costs of public company reporting and compliance, including compliance with the Sarbanes-Oxley Act, over a greater number of assets.

•	Each bank will benefit from the depth of management at Bank of the South, where four present or former bank presidents serve as part of the senior management team, and Bank of the South will be able to benefit from the highly skilled management and management succession resources available through PrimeTrust Bank.

•	Although neither bank’s success is dependent on the proposed transaction, each bank’s ability to more broadly penetrate and profit from the rapidly growing Nashville MSA should be enhanced as compared to operating on a stand-alone basis.

•	The report of the each bank’s financial advisor was consistent with the analysis presented by bank management and with the board’s own evaluation.

•	The share exchange is structured so as to enable each bank’s shareholders to continue as shareholders, and thus to participate in the future growth prospects of the combined banks.

•	There is a likelihood that non-dissenting bank shareholders will receive tax-free reorganization treatment of the share exchange for federal income tax purposes.

•	There is a possibility that the Holding Company will enhance the banks’ capacity to raise capital in the future on a more cost-effective basis than would be true of either bank on a stand-alone basis.

•	The Holding Company will have the ability to engage in certain financial activities in which the banks might not be authorized or as to which it is deemed preferable to engage outside the banks or direct bank subsidiaries.

•	The Holding Company may be a more efficient vehicle for subsequent acquisitions (although none are presently contemplated) than would be true of either bank alone.

•	There is a likelihood that regulatory approval of the proposed share exchange will be obtained without undue delay or cost.
The boards of directors of each bank recognized that there are potential negatives to the transaction. Among the more important of these were the following:
•	There may be a potential acquirer which would be available to purchase the shares of one of the banks (but not both) in the near term.

•	Each bank’s long-term strategy on a stand-alone basis might actually be of greater benefit to that bank’s shareholders and other stakeholders than the proposed affiliation.

•	Each bank’s shareholders will own a smaller part of the combined company than she or he owns of the particular bank.

•	There could be deadlock in the Holding Company’s executive management and board of directors due to the fact that, initially, the board of directors of the Holding Company is comprised of fourteen members, with seven members being drawn from the board of directors of each bank.

•	The investments of the shareholders of each bank are presently at risk only for the operations of their own respective bank; after the transaction, they will be dependent on the operations of both banks and the Holding Company.

•	The addition of the Federal Reserve as an additional regulator, and the operation of the Holding Company, will add some costs and some additional regulatory burden.

•	The payment of dividends to shareholders will be subject to two layers of regulation, by the Federal Reserve (at the Holding Company level) as well as the FDIC and the Tennessee Department of Financial Institutions (at the banks’ level).

•	Dividends on bank stock are exempt from Tennessee’s six-percent “Hall Income Tax” while dividends on Holding Company common stock will not be exempt.

•	Finally, the synergies, economies of scale, and other perceived or anticipated advantages of affiliation might not be fully or timely achieved, or they might never be achieved, or they prove to be less beneficial than presently thought.
However, after a thorough review of these factors with management, with its financial advisor and with its counsel, the board of directors of each bank concluded that the potential advantages and gains outweighed the possible disadvantages and costs.
The foregoing discussion of the factors considered by the Bank of the South and the PrimeTrust Bank boards of directors is not intended to be exhaustive but, rather, includes material factors considered by the banks’ boards of directors. In reaching its decision to approve the share exchange agreement, the share exchange and the other transactions contemplated by the share exchange agreement, neither bank’s board of directors attempted to quantify or to assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The respective boards considered all these factors as a whole, and overall considered them to be favorable to, and to support, the determination to approve the proposed share exchange and recommend it to the shareholders.
Conclusion of the PrimeTrust Bank Board
PrimeTrust Bank’s board of directors has concluded that the terms of the share exchange agreement, which were determined on the basis of arms-length negotiations, are fair to PrimeTrust Bank’s shareholders from a financial point of view. This conclusion is based on the experience of the board members as business people and their knowledge of banking and the Nashville MSA, especially in Davidson, Williamson, Dickson and Cheatham Counties. The board’s opinion was further solidified by the analysis that the board received from the bank’s financial advisor. See “Opinion of the PrimeTrust Bank Financial Advisor,” beginning at page 31, and a copy of the financial advisor’s opinion, attached as Appendix 2.
The board of directors of PrimeTrust Bank believes that the share exchange is in the best interests of PrimeTrust Bank and its shareholders. PrimeTrust Bank’s directors have all committed to vote shares under their control in favor of the share exchange, limited only by the requirements of their fiduciary duties.
The PrimeTrust Bank Board of Directors unanimously recommends that shareholders of PrimeTrust Bank vote “FOR” approval of the share exchange agreement.

Conclusion of the Bank of the South Board
Bank of the South’s board of directors has concluded that the terms of the share exchange agreement, which were determined on the basis of arms-length negotiations, are fair to Bank of the South’s shareholders from a financial point of view. This conclusion is based on the experience of the board members as business people and their knowledge of banking and, especially, in the eastern and southeastern portion of the Nashville MSA, especially in Wilson and Rutherford Counties. The board’s opinion was further solidified by the analysis that the board received from the bank’s financial advisor. See “Opinion of the Bank of the South Financial Advisor,” beginning at page 40 and a copy of the financial advisor’s opinion, attached as Appendix 3.
The board of directors of Bank of the South believes that the share exchange is in the best interests of the bank and its shareholders. The Bank of the South directors have all committed to vote shares under their control in favor of the share exchange, limited only by the requirements of their fiduciary duties.
The Bank of the South Board of Directors unanimously recommends that shareholders of Bank of the South vote “FOR” approval of the share exchange agreement.

Opinion of Hovde Financial LLC, PrimeTrust Bank’s Financial Advisor
Hovde has delivered to the Board of Directors of PrimeTrust Bank its opinion that, based upon and subject to the various considerations set forth in its written opinion dated November 14, 2005, that the PrimeTrust Bank exchange ratio to the holders of the shares of PrimeTrust Bank common stock, valued at $8.76 per share, is fair from a financial point of view as of such date. In requesting Hovde’s advice and opinion, no limitations were imposed by PrimeTrust Bank upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated November 14, 2005, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix 2. The shareholders of PrimeTrust Bank should read this opinion in its entirety.
Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The Board of Directors of PrimeTrust Bank selected Hovde to act as its financial advisor in connection with the share exchange on the basis of the firm’s reputation and expertise in transactions such as the share exchange.
Hovde received a fee from PrimeTrust Bank for performing a financial analysis of the share exchange and rendering a written opinion to the Board of Directors of PrimeTrust Bank as to the fairness, from a financial point of view, of the share exchange to the shareholders of PrimeTrust Bank. Hovde received all of such fee subsequent to Hovde’s presentation of its fairness opinion and analysis to the Board of Directors of PrimeTrust Bank. PrimeTrust Bank has also agreed to indemnify Hovde against any claims, losses and expenses arising out of the share exchange or Hovde’s engagement that did not arise from Hovde’s gross negligence or willful misconduct.
Hovde’s opinion is directed only to the fairness, from a financial point of view, of the PrimeTrust Bank exchange ratio, and, as such, does not constitute a recommendation to any shareholder of PrimeTrust Bank as to how the shareholder should vote at the PrimeTrust Bank special meeting of shareholders. The summary of the opinion of Hovde set forth in this joint statement and prospectus is qualified in its entirety by reference to the full text of the opinion.
The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the Board of Directors of PrimeTrust Bank by Hovde. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the Board of Directors of PrimeTrust Bank, but it does summarize all of the material analyses performed and presented by Hovde.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the Board of Directors of PrimeTrust Bank and its fairness opinion.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PrimeTrust Bank and Bank of the South. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness of the PrimeTrust Bank exchange ratio ratio, from a financial point of view, to the shareholders of PrimeTrust Bank. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the proposed share exchange as compared to any other business combination in which PrimeTrust Bank might engage. In addition, as described above, Hovde’s opinion to the Board of Directors of PrimeTrust Bank was one of many factors taken into consideration by the Board of Directors of PrimeTrust Bank in making its determination to approve the share exchange agreement.
During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of PrimeTrust Bank and Bank of the South and material prepared in connection with the share exchange, including, among other things, the following:
• the terms of the then-proposed share exchange agreement (confirmed by a review of the agreement as actually executed in January of 2006);
• certain historical publicly available information concerning PrimeTrust Bank and Bank of the South;
• certain internal financial statements and other financial and operating data concerning PrimeTrust Bank and Bank of the South;
• certain financial projections prepared by the managements of PrimeTrust Bank and Bank of the South;
• certain other information provided to Hovde by members of the senior managements of PrimeTrust Bank and Bank of the South for the purpose of reviewing the future prospects of PrimeTrust Bank and Bank of the South, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings expected to be achieved as a result of the share exchange;
• the nature and terms of recent merger and acquisition transactions to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;
•the pro forma ownership of the common stock of Mid-America Bancshares, Inc. (the “Holding Company”) after the share exchange by the shareholders of Bank of the South, compared to the ownership of the shareholders of PrimeTrust Bank relative to the pro forma contribution of PrimeTrust Bank’s assets, liabilities, equity and earnings to the combined company;
• the pro forma impact of the share exchange on the combined company’s earnings per share, consolidated capitalization and financial ratios; and
• such other information and factors as we have deemed appropriate.
• Hovde also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the share exchange agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by PrimeTrust Bank and Bank of the South were reasonably prepared and reflected the best currently available estimates and judgments of senior management of PrimeTrust Bank and Bank of the South as to the future financial performance of PrimeTrust Bank, Bank of the South, or the combined company, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of PrimeTrust Bank or Bank of the South. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other non-public financial information provided to it by PrimeTrust Bank and Bank of the South, relied upon the representations and warranties of PrimeTrust Bank and Bank of the South made pursuant to the share exchange agreement, and did not independently attempt to verify any of such information.
PrimeTrust Bank Share Valuation
Comparable Company Analysis. Using publicly available information, Hovde compared the stock market valuation of publicly traded banks with assets as of June 30, 2005 between $350 million and $500 million:

Company Name (Ticker)	Assets ($mm)
Central Jersey Bancorp (NJ)	487.1
Access National Corporation (VA)	475.4
Commonwealth Bankshares, Incorporated (VA)	475.4
Coast Financial Holdings, Inc. (FL)	468.3
Bank of Commerce Holdings (CA)	468.2
Guaranty Federal Bancshares, Inc. (MO)	464.0
Evans Bancorp, Inc. (NY)	462.5
First Community Corporation (SC)	462.1
Epic Bancorp (CA)	452.4
Plumas Bancorp (CA)	451.3
Rurban Financial Corp. (OH)	451.0
Central Valley Community Bancorp (CA)	450.6
Fauquier Bankshares, Inc. (VA)	448.0
Landmark Bancorp, Inc. (KS)	447.2
St. Joseph Capital Corporation (IN)	446.8
Codorus Valley Bancorp, Inc. (PA)	437.2
Millennium Bankshares Corporation (VA)	433.3
Community Central Bank Corporation (MI)	431.2
Norwood Financial Corp. (PA)	422.6
American Community Bancshares, Inc. (NC)	419.3
Patriot National Bancorp, Inc. (CT)	415.7
Mid Penn Bancorp, Inc. (PA)	414.5
Southcoast Financial Corporation (SC)	412.9
Habersham Bancorp (GA)	406.0
National Mercantile Bancorp (CA)	403.7
United Bancorp, Inc. (OH)	403.5
Salisbury Bancorp, Inc. (CT)	403.2
Central Virginia Bankshares, Inc. (VA)	396.2
Crescent Financial Corporation (NC)	392.9

Company Name (Ticker)	Assets ($mm)
Community West Bancshares (CA)	392.8
Merrill Merchants Bancshares, Inc. (ME)	392.6
East Penn Financial Corporation (PA)	387.6
Jeffersonville Bancorp (NY)	376.2
Union Financial Bancshares, Incorporated (SC)	375.2
1st State Bancorp, Inc. (NC)	373.1
United Financial Corp. (MT)	372.8
CCF Holding Company (GA)	365.0
Union Bankshares, Inc. (VT)	361.3
Greenville First Bancshares, Inc. (SC)	357.2
Indications of such stock market valuation included closing stock market information as of November 1, 2005. Selected market information for the group of comparable companies that was analyzed is provided below.

		Price/	Price/	Core
		Net	Total	Deposit
	Price/	Income	Assets	Premium
	TBV (%)	(x)	(%)	(%)

Comparable Company Average	209.29	19.81	16.69	13.79
After applying the appropriate weights among the pricing metrics, the averages were then apply to PrimeTrust Bank’s June 30, 2005 financials to arrive at a per share value of $19.41. A 10% discount for illiquidity was then utilized resulting in a final implied value per share of $17.47.
Analysis of Selected Share Exchanges. As part of its analysis, Hovde reviewed a group of comparable merger transactions. The peer group included transactions which have occurred since January 1, 2005, that involved target banks in the entire United States that had total assets between $250 million and $500 million (the “Nationwide Share Merger Group”). This Nationwide Share Merger Group consisted of the following 22 transactions:

Buyer	Seller
Alabama National BanCorp. (AL)	Florida Choice Bankshares Inc. (FL)
UCBH Holdings Inc. (CA)	Great Eastern Bank (NY)
Investor group	LDF Incorporated (IL)
First Community Bancorp (CA)	Cedars Bank (CA)
National Penn Bancshares Inc. (PA)	Nittany Financial Corp. (PA)
First State Bancorp. (NM)	Access Anytime Bancorp Inc. (NM)
MainSource Financial Group (IN)	Union Community Bancorp (IN)
BancorpSouth Inc. (MS)	American State Bank Corp. (AR)
North American Bcshs Inc. (TX)	State B&T of Seguin TX (TX)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
BMO Financial Group ()	Edville Bankcorp Incorporated (IL)
ABC Bancorp (GA)	First National Banc Inc. (GA)
Capital Bank Corp. (NC)	1st State Bancorp Inc. (NC)
NBT Bancorp Inc. (NY)	CNB Bancorp Inc. (NY)
Western Illinois Bancshares	Midwest Bank of Western IL (IL)
Cullen/Frost Bankers Inc. (TX)	Horizon Capital Bank (TX)
PrivateBancorp Inc. (IL)	Bloomfield Hills Bancorp Inc. (MI)

Buyer	Seller
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
First National Security Co. (AR)	First Community Banking Corp. (AR)
Pacific Capital Bancorp (CA)	First Bancshares Inc. (CA)
Fulton Financial Corp. (PA)	SVB Financial Services Inc. (NJ)
Hovde calculated the averages of the following relevant transaction ratios in the Nationwide Share Merger Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; and the tangible book value premium to core deposits. Hovde applied these multiples to PrimeTrust Bank’s earnings for the twelve months ended June 30, 2005, and PrimeTrust Bank’s tangible book value per share, total assets, and total deposits as of June 30, 2005 to arrive at an implied acquisition value per share of $23.42. A control premium discount of approximately 20% was applied as well as an illiquidity discount of approximately 10% to arrive at a final implied per share value of $16.86. The average multiples used in this analysis are as follows:

Ratio of
Tangible
	Offer Value to			Book Value
			12 months	Premium to
	Total	Tangible	Preceding	Core
	Assets	Book Value	Earnings	Deposits
	(%)	(x)	(x)	(%)
Nationwide Share Merger Group average	23.7	2.74	25.8	24.7
Discounted Cash Flow Analysis. Hovde estimated the present value of all shares of PrimeTrust Bank common stock by estimating the value of PrimeTrust Bank’s estimated future earnings stream beginning in 2005. Reflecting PrimeTrust Bank’s internal projections, Hovde assumed net income in 2005, 2006, 2007, 2008, and 2009 of $2.4 million, $2.8 million, $4.9 million, $6.1 million, and $7.5 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 13.0%, 14.0%, 15.0%, 16.0%, and 17.0%, respectively. In order to derive the terminal value of PrimeTrust Bank’s earnings stream beyond 2009, Hovde assumed a terminal value based on a trading multiple of between 15.6x and 19.6x applied to free cash flows in 2009. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of PrimeTrust Bank common stock. This analysis and its underlying assumptions yielded a range of values for each diluted share of PrimeTrust Bank stock of approximately $16.33 per diluted share (at a 17.0% discount rate and a 15.6x terminal multiple) to $24.29 per diluted share (at a 13.0% discount rate and a 19.6x terminal multiple) with a midpoint of $20.03 per diluted share (using a 15.0% discount rate and a 17.6x terminal multiple). The midpoint value was then adjusted for a 10% illiquidity discount to reach a final implied per share value of $18.03.
Contribution Analysis. Hovde Financial prepared a contribution analysis showing percentages of total assets, total loans, total deposits, and tangible equity at June 30, 2005 for PrimeTrust Bank and for Bank of the South, as well the last twelve months net income as of June 30, 2005, the estimated fiscal year 2005 earnings and estimated fiscal year 2006 earnings that would be contributed to the combined company on a pro-forma basis by PrimeTrust Bank and Bank of the South. This analysis indicated that holders of PrimeTrust Bank common stock would own 50.0% of the pro forma common shares outstanding of the pro-forma company, while contributing an average of 46.6% of the financial components listed above.

PrimeTrust Bank
Contribution
To Bank of the South
Total assets	50.5%
Total loans	51.6%
Total deposits	49.8%
Total tangible equity	58.7%
Net income – LTM	38.6%
Net income – estimated fiscal year 2005	36.3%
Net income – estimated fiscal year 2006	40.8%

Average PrimeTrust Bank Contribution Percentage	46.6%
Actual PrimeTrust Bank Pro Forma Ownership	50.0%
Bank of the South Share Valuation
Analysis of Selected Share exchanges. As part of its analysis, Hovde reviewed three groups of comparable share exchange transactions. The first peer group included transactions, which have occurred since January 1, 2003, that involved target banks and thrifts in Tennessee (the “Tennessee Merger Group”). This Tennessee Merger Group consisted of the following 18 transactions:

Buyer	Seller
First M & F Corp. (MS)	Crockett County Bancshares Inc (TN)
Pinnacle Financial Partners (TN)	Cavalry Bancorp Inc. (TN)
First Security Group Inc. (TN)	Jackson Bank & Trust (TN)
Bank of the South (TN)	Academy Bank (TN)
Investor group ()	BankTennessee (TN)
BancorpSouth Inc. (MS)	Premier Bancorp Inc. (TN)
Wilson Bank Holding Company (TN)	Dekalb Community Bank (TN)
Wilson Bank Holding Company (TN)	Community Bank of Smith County (TN)
FSB Bancshares Inc (TN)	Friendship Bancshares Inc. (TN)
SunTrust Banks Inc. (GA)	National Commerce Finl Corp. (TN)
FSB Bancshares Inc (TN)	American City Bancorp Inc. (TN)
Peoples Holding Co. (MS)	Renasant Bancshares Inc. (TN)
Regions Financial Corp. (AL)	Union Planters Corp. (TN)
First Community Bancshares Inc (VA)	PCB Bancorp Inc. (TN)
Synovus Financial Corp. (GA)	Trust One Bank (TN)
NBC Capital Corp. (MS)	Enterprise Bancshares Inc. (TN)
Greene County Bancshares Inc. (TN)	Independent Bankshares Corp. (TN)
United Community Banks Inc. (GA)	First Central Bancshares, Inc. (TN)
Hovde then reviewed comparable mergers involving banks and thrifts that have announced since January 1, 2005, in which the total assets of the seller were between $250 million and $500 million (the “Nationwide Share Merger Group”). This Nationwide Share Merger Group consisted of the following 22 transactions:

Buyer	Seller
Alabama National BanCorp. (AL)	Florida Choice Bankshares Inc. (FL)
UCBH Holdings Inc. (CA)	Great Eastern Bank (NY)
Investor group	LDF Incorporated (IL)
First Community Bancorp (CA)	Cedars Bank (CA)
National Penn Bancshares Inc. (PA)	Nittany Financial Corp. (PA)
First State Bancorp. (NM)	Access Anytime Bancorp Inc. (NM)
MainSource Financial Group (IN)	Union Community Bancorp (IN)
BancorpSouth Inc. (MS)	American State Bank Corp. (AR)
North American Bcshs Inc. (TX)	State B&T of Seguin TX (TX)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
BMO Financial Group	Edville Bankcorp Incorporated (IL)
ABC Bancorp (GA)	First National Banc Inc. (GA)
Capital Bank Corp. (NC)	1st State Bancorp Inc. (NC)
NBT Bancorp Inc. (NY)	CNB Bancorp Inc. (NY)
Western Illinois Bancshares	Midwest Bank of Western IL (IL)
Cullen/Frost Bankers Inc. (TX)	Horizon Capital Bank (TX)
PrivateBancorp Inc. (IL)	Bloomfield Hills Bancorp Inc. (MI)
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
First National Security Co. (AR)	First Community Banking Corp. (AR)
Pacific Capital Bancorp (CA)	First Bancshares Inc. (CA)
Fulton Financial Corp. (PA)	SVB Financial Services Inc. (NJ)
Hovde also reviewed comparable mergers of equals transaction involving banks and thrifts announced since July 1, 2001 (the “Merger of Equals Group”). This Merger of Equals Group consisted of the following 18 transactions:

Buyer	Seller
Pinnacle Financial Partners (TN)	Cavalry Bancorp Inc. (TN)
PSB Bancorp (IN)	Oxford Bank Corp. (IN)
Farmers & Merchants Bncp Inc. (MO)	MCM Savings Bank FSB (MO)
Coastal Banking Co. (SC)	First Capital Bank Holding Cp (FL)
Iron Horse Bancshares Inc. (WI)	Cmnty Bcshs Spring Green (WI)
Grabill Bancorp (IN)	Marbanc Financial Corporation (IN)
Monmouth Community Bancorp (NJ)	Allaire Community Bank (NJ)
Regions Financial Corp. (AL)	Union Planters Corp. (TN)
Upson Bankshares Incorporated (GA)	First Polk Bankshares Inc. (GA)
First National Banc Inc. (GA)	First National Bank (FL)
CNB Holdings Inc. (GA)	First Capital Bancorp Inc. (GA)
Farmers&Merchants Bkshrs, Inc. (TX)	Houston Commercial Bank (TX)
Old Florida Bankshares, Inc. (FL)	Marine Bancshares Inc. (FL)
Financial Corp. of Louisiana (LA)	Security Acadia Bcshs, Inc. (LA)
Legacy Bank of Harrisburg (PA)	Northern State Bank (PA)
Plainville Bancshares Inc. (KS)	Farmers Bancshares Inc. (KS)
UNB Corp. (OH)	BancFirst Ohio Corp. (OH)
Business Bancorp (CA)	MCB Financial Corp. (CA)
Hovde calculated the averages of the following relevant transaction ratios in the Tennessee Merger Group, the Nationwide Merger Group and the Merger of Equals Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; and the tangible book value premium to core deposits.
Hovde applied the multiples of the Tennessee Merger Group and the Nationwide Merger Group to Bank of the South’s earnings for the twelve months ended June 30, 2005, and Bank of the South’s tangible book value per share, total assets, and total deposits as of June 30, 2005 to arrive at implied acquisition values per share of $23.15 and $24.43 respectively. A control premium discount of approximately 20% was applied as well as an illiquidity discount of approximately 10% to arrive at a final implied per share value of $16.86.
Hovde then compared the average multiples of the Merger of Equals Group with the corresponding multiples being paid for Bank of the South. In calculating the multiples for the share exchange, Hovde used Bank of the South’s earnings for the twelve months ended June 30, 2005, and Bank of the South’s tangible book value per share, total assets, and total deposits as of June 30, 2005. The results of this analysis are as follows:

				Ratio of
				Tangible
	Offer Value to			Book Value
			12 months	Premium to
	Total	Tangible	Preceding	Core
	Assets	Book Value	Earnings	Deposits
	(%)	(x)	(x)	(%)
Tennessee Merger Group average	21.0	2.65	28.1	19.7

Nationwide Merger Group average	23.6	2.73	25.7	24.7

Bank of the South	16.8	1.88	34.1	13.1
vs.
Merger of Equals Group average	15.6	1.80	15.8	11.2
Discounted Cash Flow Analysis. Hovde estimated the present value of all shares of Bank of the South common stock by estimating the value of Bank of the South’s estimated future earnings stream beginning in 2005. Reflecting Bank of the South’s internal projections, Hovde assumed net income in 2005, 2006, 2007, 2008, and 2009 of $2.8 million, $4.0 million, $6.9 million, $6.3 million, and $7.6 million, respectively. The present value of these earnings was calculated based on a range of discount rates of 13.0%, 14.0%, 15.0%, 16.0%, and 17.0%, respectively. In order to derive the terminal value of Bank of the South’s earnings stream beyond 2009, Hovde assumed a terminal value based on a trading multiple of between 15.6x and 19.6x applied to free cash flows in 2009. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Bank of the South common stock. This analysis and its underlying assumptions yielded a range of values for each diluted share of Bank of the South stock of approximately $17.13 per diluted share (at a 17.0% discount rate and a 15.6x terminal multiple) to $25.10 per diluted share (at a 13.0% discount rate and a 19.6x terminal multiple) with a midpoint of $20.83 per diluted share (using a 15.0% discount rate and a 17.6x terminal multiple).

Financial Implications to PrimeTrust Bank Shareholders. Hovde prepared an analysis of the financial implications of the transaction to a holder of PrimeTrust Bank common stock. This analysis indicated that on a pro forma equivalent basis, excluding any potential revenue enhancement opportunities, a stockholder of PrimeTrust Bank would achieve approximately 23.75% accretion in GAAP earnings per share, approximately 33.03% accretion in cash earnings per share, a increase in total book value per share of approximately 35.97%, and a decrease in tangible book value per share of approximately 12.57% as a result of the consummation of the share exchange. The table below summarizes the results discussed above:

	Per Share:
	2006E GAAP	2006E Cash	Book	Tangible Book
	Earnings	Earnings	Value	Value

PrimeTrust Bank standalone	$0.38	$0.38	$5.09	$5.09
PrimeTrust Bank Pro Forma	$0.47	$0.51	$6.92	$4.45
% Accretion — Dilution	23.75%	33.03%	35.97%	-12.57%
Based upon the foregoing analyses from the original fairness opinion as well as the updated analyses performed and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the transaction consideration valued at $8.76 per share (after giving effect to the exchange ratio for PrimeTrust Bank shareholders) was fair from a financial point of view to the shareholders of PrimeTrust Bank.

Opinion of BankersBanc Capital Corporation, Bank of the South’s Financial Advisor
BankersBanc Capital Corporation (“BBCC”) is an investment banking firm formed to address the specialized corporate finance needs of community bank customers. BankersBanc Capital Corporation specializes in assisting institutions in acquiring additional capital on the most favorable terms possible, and providing management and boards of directors with sophisticated investment banking advisory services related to mergers, acquisitions and other strategic and corporate finance transactions. BBCC is regularly engaged in the valuation of financial institutions and their securities in connection with capital raises, mergers and acquisitions, and other corporate transactions. As a recognized expert in the valuation and analysis of banks, BBCC has relied upon its knowledge and expertise in applying accepted analytical and investment banking procedures in the following review and analysis.
BBCC does not have any relationship involving Bank of the South that compromises its objectivity in preparing this valuation. BBCC’s parent company, The Bankers Bank, provides the following correspondent banking services to Bank of the South: Bankcard Services, Investments, Fed Funds LOC, Safekeeping and Asset/Liability Consulting.
In reaching its opinion BBCC has reviewed the consolidated financial statements as audited by Maggart & Associates, P.C. for the years ended December 31, 2003 and December 31, 2004 for Bank of the South and PrimeTrust. In addition, BBCC reviewed internal proprietary information and has utilized general information regarding the banking industry. BBCC assumed, without independent verification, the accuracy and completeness of information management of Bank of the South and PrimeTrust Bank had provided. BBCC has not performed or considered any independent appraisal or evaluation of assets. The following is a discussion of the facts and methods considered relevant to this opinion.
Summary
BBCC has been informed that Bank of the South (the “Company”) entered into an Agreement and Plan of Reorganization and Share Exchange (the “Share Exchange Agreement”) pursuant to which each outstanding share of Bank of the South’s common stock will be converted into 2.1814 shares (the “Exchange Ratio”) of a proposed bank holding company (“Holding Company”) that will also engage in a share exchange with PrimeTrust Bank (“PrimeTrust”) at a ratio of 2:1. The terms and conditions of the share exchange are more fully set forth in the Agreement. Bank of the South has requested BBCC’s opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Bank of the South.
BBCC’s analysis addresses what it believes to be a fair Exchange Ratio. Determination of this Exchange Ratio is driven by each institution’s relative economic contribution to the combined enterprise. BBCC’s analysis also presents the estimated financial consequences to the shareholders of each company of undertaking the share exchange at the suggested Exchange Ratio. In a pre-emptive equity offering (the “Offering”), Bank of the South agreed to issue 279,070 shares at a price of $21.50 raising an additional $6 million in common equity. BBCC’s analysis is based upon the companies’ financial data at December 31, 2005 and projections for 2006 and 2007 and was prepared in accordance with the terms of BBCC’s engagement letter dated October 19, 2005.
This Opinion is used for the sole purpose to assist the Board of Directors in determining the fairness of the planned Offering and Exchange Ratio utilized in the transaction. BBCC’s evaluation will be based on the financial period ended December 31, 2005, and will not give effect to the impact on the value for minority voting status of individual equity interests or change in control. The report contains BBCC’s detailed analysis and support for its conclusion.
In order to arrive at its Opinion based on the financial period ended December 31, 2005, consideration was given to the following items:
1.	The proposed terms of the Share Exchange Agreement (subsequently verified by BBCC’s review of the Share Exchange Agreement as executed by the companies).

2.	The history of Bank of the South and PrimeTrust and the nature of their businesses.

2.	The outlook with regard to the banking industry.

3.	Bank of the South and PrimeTrust’s market positions.

3.	The financial condition of Bank of the South and PrimeTrust and the nature of their assets and net worth as indicated by recent financial statements.

4.	The record of past operations and Bank of the South and PrimeTrust’s earnings prospects as indicated by current, projected, and historical financial statements.

5.	The market price of Bank of the South and PrimeTrust and other financial institutions.

6.	Recent stock transactions.

7.	Exchange ratios established in similar transactions.
To obtain the information necessary to complete its analysis, BBCC reviewed financial statements and other pertinent documents supplied by Bank of the South and PrimeTrust, assuming such information to be complete and accurate in all material respects. BBCC also held discussions with management concerning Bank of the South and PrimeTrust’s recent financial performance and their prospects. In addition, BBCC reviewed certain other sources of financial and economic information deemed relevant. All information has been derived from sources believed to be credible, but its accuracy and completeness cannot be guaranteed. Any statements, opinions, recommendations, charts, formulas, theories, or methods of analysis set forth herein are subject to limitations and a degree of uncertainty inherent in any market analysis.
In arriving at its opinion, BBCC considered Bank of the South and PrimeTrust’s present businesses, primary service areas, their prospects, and the industry as a whole. BBCC also performed certain financial analyses and comparisons and made such studies as it deemed pertinent.
Based on BBCC’s analysis, it is its opinion that based on 2,830,099 shares of common stock outstanding at the time of its engagement, 237,015 options outstanding and 279,070 new shares issued in the Bank of the South stock offering which raised $6.0 million in equity as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the stockholders of Bank of the South.
BankersBanc Capital Corporation represented to Bank of the South that it has no interest or bias with respect to the parties involved. Further, its compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of this report.
Introduction to the BBCC Fairness Opinion
The markets served by the companies are adjacent and experiencing rapid economic growth. Bank of the South currently has its main office facility in Mount Juliet and four additional branches on the eastern side of the metropolitan Nashville market. The area served by Bank of the South includes Wilson County and Rutherford County and the surrounding counties of Middle Tennessee. BBCC reviewed various demographic data including the median household income of the population in Bank of the South’s markets is $55,718 versus $41,934 in the state of Tennessee and $49,747 in the U.S.
As part of its analysis, BBCC reviewed Bank of the South’s market position in its primary markets, Wilson and Rutherford Counties, Tennessee, and noted that as of June 30, 2005, it held the number 2 and number 8 market positions as measured by deposit market share in Wilson and Rutherford Counties, respectively. Further, Bank of the South is gaining a growing share of its market.
At June 30, 2005, Bank of the South held a market share of approximately 16.2% in Wilson County and 4.4% in Rutherford County. Over the past five years, Bank of the South has experienced a 33.8% compound annual growth rate in deposits in Wilson County and over the past four years Bank of the South has experienced a 53.0% compound annual growth rate in deposits in Rutherford County.
PrimeTrust currently has its main office facility in the Bellevue area of Nashville and five additional branches in Middle Tennessee. PrimeTrust is focused on the metropolitan area and markets to the immediate south and west of metropolitan Nashville. The area served by PrimeTrust includes Davidson, Williamson, Cheatham, and Dickson Counties and the surrounding counties of Middle Tennessee. The median household income of the population in PrimeTrust’s markets is $57,445 versus $41,934 in the state of Tennessee and $49,747 in the U.S.
As part of its analysis, BBCC reviewed PrimeTrust’s market position in its primary markets, Davidson, Williamson, Cheatham, and Dickson Counties, Tennessee, and noted that as of June 30, 2005, it held the number 11 market position as measured by deposit market share in Davidson and Williamson Counties, the number 2 market share in Cheatham County and the number 6 market position in Dickson County. PrimeTrust is also gaining a growing share of its market.
At June 30, 2005, PrimeTrust held a market share of approximately 1.0% in Davidson County, 2.6% in Williamson County, 22.8% in Cheatham County and 4.7% in Dickson County.
Based on its analysis, BBCC concluded that the companies’ markets are contiguous and complementary. The following table summarizes BBCC’s findings and illustrates the similarities of the markets in terms of expected population growth and median household income.

	Market Comparison
			Population Change		Median
	Deposits in	County	2000 to	2005 to	Household
County	Market	Population	2005	2010	Income
Bank of the South
Wilson	$209,404	99,711	12.3%	10.7%	$57,384
Rutherford	93,149	222,607	22.3%	21.0%	51,974

	$302,553

PrimeTrust
Davidson	$111,041	596,717	4.7%	6.2%	$45,854
Williamson	91,403	150,546	18.9%	17.4%	80,324
Cheatham	71,583	39,249	9.3%	8.9%	50,938
Dickson	26,456	46,735	8.3%	7.5%	44,656

	$300,483
Regarding Bank of the South and PrimeTrust’s business strategy and financial performance, BBCC noted that both companies’ strategic plan has been to enhance shareholder value by creating a community bank providing a full range of commercial and real estate banking services in the Middle Tennessee market. Both companies were founded in 2001. Bank of the South was established on April 30, 2001, while PrimeTrust was established approximately seven and a half month later on December 17, 2001.
Bank of the South has focused on the east side of the Nashville metropolitan area, while PrimeTrust has focused on Davidson County and the south/west side of the metropolitan area. Bank of the South’s growth was augmented by the acquisition of Academy Bank based in Lebanon, Tennessee last year. The Academy acquisition added approximately $38.7 million in deposits and $32.2 million in net loans to Bank of the South’s balance sheet. PrimeTrust has been less profitable as the bank has grown organically. Going forward, management expects profitability at PrimeTrust to pick up significantly as they begin to fully leverage the infrastructure built over the past four years.
Exchange Ratio
Both banks have experienced the same general growth levels. Bank of the South has been more profitable, but PrimeTrust is in the process of planning expansion through de novo branch openings. Following the openings of the planned facilities, PrimeTrust is expected to be as profitable as Bank of the South. PrimeTrust’s shareholders’ equity account is notably larger than Bank of the South’s, however, the companies will have a relatively evenly matched equity position as a result of Bank of the South’s $6.0 million equity offering.
Selected Financial Data
at December 31, 2005

	BOS	PTB
	(thousands)
Total Assets	$375,362	$419,302
2005 Pre Tax Income	3,864	2,671
Total Loan Growth — Last Twelve Months	35.6%	33.1%
Adjusted Book Value	40,028	38,667
Management
Both companies have highly qualified, growth oriented CEO’s, capable senior lenders and fully capable CFO’s. Given the comparable strength of each company’s management team relative to the other, BBCC does not believe any weighting of either institutions relative economic contribution to the combined enterprise driven by management considerations is appropriate.
Asset Quality and Reserve Level
At December 31, 2005, Bank of the South had 30 day and greater past due loans with a principal balance of $290,000 or 0.11% of gross loans. Loans over 90 days past due were $172,000. At PrimeTrust, 30 day and greater past due loans totaled $574,000 or 0.19% of gross loans. Loans over 90 days past due were $109,000. Loans classified as impaired totaled $1,703,000 at Bank of the South and $553,000 at PrimeTrust. A reconcilement of the loan loss reserve for the institutions follows:

Loan Loss Reserve Comparison

	Bank of the South	PrimeTrust
Total Loan Loss Reserve 12/31/05	$3,095	$3,649

Reserve Allocated to Specific Impaired Loans	185	55
Total Impaired Loans	1,703	553
% Allocated Reserve to Total Impaired Loans	10.9%	9.9%

Unallocated Reserve	$2,910	$3,594
Total Unimpaired Loans	267,121	307,170
% Unallocated Reserve to Total Unimpaired Loans	1.09%	1.17%
BBCC noted that Bank of the South had as of year end 2005 a slightly higher level of non-performing assets. For the purposes of its analysis, BBCC assumed that the loan loss reserve allocated to specific criticized/classified loans adequately covers the exposure for loss at both institutions. As a result, BBCC did not made any adjustment to its analysis driven by the relative adequacy of the loan loss reserve.
Determination of Each Institution’s Relative Economic Contribution
BBCC examined each institution’s consolidated financial information as of December 31, 2005 as a basis for its relative contribution analysis. Measures of specific financial characteristics of each institution were derived from this data, these measures being adjusted, as BBCC felt appropriate to put them on a comparable basis or to reflect current market values of specific assets and liabilities. While BBCC considered a number of specific measures, in order to evaluate each institution’s relative economic contribution to the combined enterprise it focused on shareholders’ equity and forward earnings power. BBCC’s analysis suggested that, before any consideration of future capital contributions from the exercise of options, the relative economic contribution of Bank of the South to the combined enterprise is a range of 46.4% to 59.1%. BBCC noted that while Bank of the South is projected to contribute a larger percentage of 2006 earnings, this trend is not expected to continue as PrimeTrust leverages the branch structure it has built. Further, Bank of the South only contributes 46.4% of the combined institution’s tangible equity.
Relative Contribution Analysis
at December 31, 2005

				Contribution %
	BOS	PTB	Combined	BOS	PTB

Assets	$375,362	$419,302	$794,664	47.2%	52.8%
Gross Loans	268,824	307,723	576,547	46.6%	53.4%
Deposits	326,633	359,037	685,670	47.6%	52.4%
Deposits less Jumbos	226,291	212,567	438,858	51.6%	48.4%
Adjusted Tangible Book Value	33,513	38,667	72,180	46.4%	53.6%
Adjusted Book Value	40,028	38,667	78,695	50.9%	49.1%
2005 Pre Tax Income	3,864	2,671	6,535	59.1%	40.9%
2006E Net Income	3,500	2,762	6,262	55.9%	44.1%
2007E Net Income	4,898	4,919	9,817	49.9%	50.1%

Evaluation of Option Overhang
BBCC also applied the exchange ratio to the fully diluted shares outstanding of Bank of the South to determine the pro forma ownership percentage of each company. Once options currently outstanding are taken into account, an exchange ratio of 2.1814 effectively creates 50% ownership for Bank of the South shareholders.
Evaluation of Fully Diluted of Exchange Ratio

	Bank of the
	South	PrimeTrust
Common Shares Outstanding	3,109,169	6,798,472
Total Options	237,015	522,884

Total Fully Diluted Bank of the South Shares Outstanding	3,346,184	7,321,356

Exchange Ratio	2.181400
Fully Diluted Bank of the South Shares to be Outstanding	7,299,366

% Ownership	50%	50%
Financial Consequences of the Share Exchange Transaction to Shareholders
As a final part of its analysis, BBCC estimated the consequences of undertaking the Share Exchange Transaction to the shareholders of each institution on a per share basis. Key assumptions of this analysis include the following:
•	Each institution achieves its forecasted 2006 and 2007 financial results.

•	Revenue enhancements and cost savings resulting from the Share Exchange and estimated in the following section are fully realized in the first full year of combined operations (2007).
Revenue Enhancement and Cost Savings Opportunities
BBCC ‘s estimate of revenue enhancement opportunities was driven by the opportunity at both institutions to cross sell products and leverage infrastructure at the combined company. This annual benefit is estimated to initially be $250,000, pretax, increasing in subsequent years. BBCC used the $250,000 value to estimate Bank of the South’s core earning power.
Revenue Enhancement Opportunities

Raymond James Increased Volume	$60,000

Mortgage lending Increased Volume	150,000

SBA lending Increased Volume	40,000

Total Revenue Enhancements	$250,000

Initial annual cost savings opportunities are estimated to $300,000 pretax as detailed below. These cost savings opportunities are expected to include $50,000 in compliance savings as the combined institution will hire one support person to handle all functions and functions currently outsourced will be handled internally. The combined institution will continue to outsource internal audit functions, however, total costs are expected to decrease by $50,000. Attorney and accounting fees are expected to decline, as the services will only be performed for the combined company. Marketing will also be consolidated for the companies resulting in $50,000 in cost savings. Finally, roughly $50,000 in cost savings are expected related to the combined company’s increased purchasing power. BBCC noted that if the institutions were to be merged together, one charter eliminated and the operations fully integrated, the cost savings could be significantly increased.
Cost Savings Opportunities

Compliance	$50,000

Internal Audit	50,000

Attorney Fees	50,000

Accountant Fees	50,000

Marketing	50,000

Economies of Scale/Purchasing Power	50,000

Total Cost Savings Opportunities	$300,000
Consequences to Reported Earnings Per Share and Book Value Per Share
Based upon BBCC’s estimates and assumptions, its model indicated that cash 2007 earnings per share for Bank of the South would show an increase over the 2007 level, which could be expected if the Share Exchange transaction were not consummated while earnings per share on a GAAP basis will show a slight decrease.
Dilution Analysis for Market Value Offer
Bank of the South

		2007
	Old	$1.54
Cash EPS	New	1.59
	Change	3.8%

	Old	$1.54
GAAP EPS	New	1.47
	Change	-4.4%

Regarding book value per share on a fully diluted basis, because the companies are effectively issuing stock in the share exchange at its market price both companies show an improvement in this measure. However, Bank of the South’s shareholders suffer some dilution in its capital ratios. PrimeTrust shareholders suffer more dilution in their capital measures.
Dilution Analysis for Market Value Offer
Bank of the South

		2007
	Old	$12.97
Book Value per share	New	15.62
	Change	20.5%

	Old	$11.02
Tangible Book Value per share	New	10.76
	Change	-2.4%

	Old	8.93%
Tangible Equity/Assets	New	8.23%
	Change	-7.8%
Anticipated Effect of Share Exchange Transaction on Shareholder Value
BBCC believes the announcement of a share exchange between Bank of the South and PrimeTrust would be well received by shareholders and that the demand for stock of the combined institution will react positively. Its rationale for this belief follows.
In 2004, BBCC conducted a statistical study of 17 merger of equal transactions consummated between community bank holding companies in the United States since 1999 where data was available. This study showed that the publicly quoted common stock of the surviving merged entity appreciated an average of 48% over the 17 month period following announcement of the transaction while, on a transaction by transaction basis over the relevant time frame, the SNL Community Bank Stock Index depreciated an average of 0.3%. BBCC believes this appreciation is the result of anticipated revenue enhancements/cost savings and demonstrated momentum in the bank’s strategic plan.
Based upon its financial model, BBCC estimated that the cash earnings power of Bank of the South on a per share basis will increase by approximately 3.8% and its book value per share will increase by 20.5% as a result of the Share Exchange.
BBCC also noted that as a result of the Share Exchange the aggregate size of the institution will increase to $820 million with $97.8 million in shareholder’s equity versus $375 million and $33.7 million, respectively at December 31, 2005. The institution’s geographic presence in the Middle Tennessee market will similarly be significantly increased.

Based on BBCC’s analysis, it is its opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the stockholders of Bank of the South.
THE SHARE EXCHANGE
The following is a brief summary of the proposed share exchange. This description does not purport to be complete and is qualified in its entirety by reference to the share exchange agreement. The share exchange agreement is attached as Appendix 1 to this document and should be read carefully. Please refer also to the following section of this joint proxy statement and prospectus entitled “The Share Exchange Agreement,” beginning on page 50.
Terms of the Share Exchange
Under the terms and conditions set forth in the share exchange agreement, the Holding Company will exchange whole shares of its common stock for all of the non-dissenting shares of the two banks. (The Holding Company will pay cash for any fractional shares that would otherwise be issuable.) As a result, the non-dissenting shareholders of the two banks will own the Holding Company and the Holding Company will own all of the issued and outstanding shares of the two banks.
What Bank Shareholders Are to Receive
Shareholders of Bank of the South will receive 2.1814 shares of Holding Company common stock for each whole share of Bank of the South common stock held on its record date (the “Bank of the South exchange ratio”). Shareholders of PrimeTrust Bank will receive two shares of Holding Company common stock for each whole share of PrimeTrust Bank common stock held on its record date (the “PrimeTrust Bank exchange ratio”). The applicable bank’s exchange ratio will be adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction with respect to a bank’s common stock.
The exchange ratios were determined in arms-length negotiations by the banks’ managements after considering the effects of outstanding vested options of each bank, the goodwill recorded on the books of Bank of the South, and the impact of Bank of the South’s raising an additional $6.0 million in capital (which has now been completed).
These criteria were used rather than market value because the shares of the banks are not listed traded or any recognized securities trading market, not traded over-the-counter, and not admitted for unlisted trading. There are no publicly available “bid and asked” prices for the shares of either bank. The trading in the shares of the banks, when it occurs, is very thin and results from privately negotiated transactions (including, in the case of PrimeTrust Bank, redemptions by the bank). Thus, the boards of directors of the respective banks concluded that book value was an appropriate method for setting the price of the shares. The opinions of the banks’ financial advisors generally confirmed the fairness of the resulting value to the banks’ shareholders from a financial point of view. See “Opinions of the Financial Advisors” starting on page 31.
No fractional shares will be issued and the Holding Company has agreed to pay cash in lieu of fractional shares, at $8.76 per share of Holding Company common stock, adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction with respect to a bank’s common stock.
Certain Effects of the Share Exchange on Bank Shareholders
As a result of the share exchange, non-dissenting shareholders of the two banks will receive shares of Holding Company common stock for each whole share of the banks’ common stock they own (and cash in lieu of fractional shares otherwise issuable by the Holding Company, if any). As of April 30, 2006, the market price per share of PrimeTrust Bank common stock was estimated at $17.52. As of May 1, 2006, the market price per share of Bank of the South common stock was estimated at $21.50. These price-per-share amounts are based on each board’s evaluation of the fair value of its bank’s common stock for the purpose of the proposed share exchange. Because there is no established public trading market and no “bid and asked” stock quotations, and because prices cannot be verified and not all transactions may be reported to the banks (or they may involve persons affiliated with one or both of the banks), trading information can be expected to be incomplete, not including all trades, and it may not be accurate. In addition, there are relatively few trades and a very small volume of trades in the shares of the common stocks of the two banks.
The price of Holding Company common stock is not assured and it could stagnate or decline after the share exchange is consummated. Bank shareholders could be unable to sell their “interests” in Holding Company common stock prior to the issuance of stock certificates evidencing the Holding Company’s shares.
The market for shares of the Holding Company’s common stock may be illiquid. Although a public trading market may develop as a result of the share exchange, that possibility cannot be assured. Historically, there have been too few shareholders and too small a volume of trades (or an “inventory” of shares available for sale) to foster the development of any public trading market for shares of stock in the two banks. Trading in the shares of the banks’ common stock has been relatively thin. For additional information concerning trades in the banks’ common stocks, please refer to “Market For Holding Company Common Stock and Dividends,” beginning at page 72.
Dividends on shares of bank common stock are not subject to Tennessee income tax but dividends on shares of Holding Company common stock are subject to that tax. See “Material Federal Income Tax Consequences,” beginning at page 67.
The Holding Company’s Organizational Shares
The 1,000 organizational shares of the Holding Company will be redeemed for the price paid for them ($1.00 per share).
THE SHARE EXCHANGE AGREEMENT
The following is a brief summary of the share exchange agreement (sometimes referred to in this document as the “agreement”). This summary is not exhaustive or complete and it is qualified in its entirety by reference to the complete copy of the share exchange agreement attached to this document as Appendix 1.
The Parties to the Share Exchange Agreement
The parties to the share exchange agreement are Mid-America Bancshares, Inc., PrimeTrust Bank, and Bank of the South.
Mid-America Bancshares, Inc.
Mid-America Bancshares, Inc., is a corporation recently organized and in good standing under the laws of the State of Tennessee. Its principal executive offices are located at 7651 Highway 70, South, Nashville, Tennessee 37221. The Holding Company will not conduct any material business prior to the completion of the share exchange. The Holding Company and the banks have executed the share exchange agreement (Appendix 1).
Before the Effective Date, the Holding Company expects to have been approved by the Federal Reserve to become, upon completion of the share exchange, a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Holding Company has 1,000 shares of common stock issued and outstanding, which it issued at $1.00 per share and which will be repurchased from the organizing shareholders for the same price. A copy of the Holding Company’s charter is included in this document as Appendix 4. A copy of the bylaws of the Holding Company has been filed with the SEC as an exhibit to the Holding Company’s registration statement on Form S-4.
The Holding Company’s authorized capital stock consists of 75,000,000 shares of Holding Company common stock, $1.00 par value, and 25,000,000 shares of “blank check” preferred stock, no par value. As of the date of the share exchange agreement, no shares of Holding Company common stock were reserved for issuance, except shares reserved for issuance pursuant to meet its obligations under the share exchange agreement. Except as noted above, the Holding Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Holding Company common stock or any of its other equity securities or any securities representing the right to purchase or otherwise receive any shares of Holding Company common stock.
The shares of Holding Company common stock to be issued pursuant to the share exchange will be duly authorized and validly issued and, at the effective time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
Presently, the shareholders and executive officers of the Holding Company consist of Gary L. Scott, chairman and chief executive officer, David Major, President, James S. Short, executive vice president and chief risk officer, and Jason K. West, executive vice president and chief financial and accounting officer. They are also directors. There are ten other directors of the Holding Company. They are James A. Campbell, Bruce G. Davis, E. C. Hardison, III, Margaret N. Perry, and Edward A. Whitley (drawn from the PrimeTrust Bank board of directors) and Harold Gordon Bone, Robert L. Callis, Monty E. Mires, Stephen A. Steele and David Waldron (drawn from the Bank of the South board of directors).
PrimeTrust Bank
PrimeTrust Bank is a Tennessee banking corporation organized and in good standing under the laws of the State of Tennessee. The deposit accounts of PrimeTrust Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, for which PrimeTrust Bank pays premiums and assessments imposed by the FDIC. The bank is subject to supervision and regulation by the FDIC and by the Tennessee Department of Financial Institutions (“TDFI”). The bank has six full-service banking offices located in Davidson, Cheatham, Dickson, and Williamson Counties, and it plans to open a new office in Franklin, Tennessee in May of 2006. Its main office is located at 7651 Highway 70 South, Nashville, Tennessee 37221. Other offices will be added in the future on an as-needed basis, subject to regulatory approval. Its chairman and chief executive officer is Gary L. Scott and its president is Jason K. West.
The bank operates as a commercial bank. Its operations are centered in the central, southern, and western portions of the Nashville MSA. As of December 31, 2005, PrimeTrust Bank had total assets of $419.3 million, total earning assets of $395.6 million, loans (net of allowance for possible loan losses) of $301.9 million, deposits of $359.0 million, and shareholders equity of $38.4 million. The bank reported net earnings for 2005 of $2,606,000 (or basic earnings of $.88 per share), compared to earnings for 2004 of $1,011,000 (or basic earnings of $.48 per share).
The directors of PrimeTrust Bank are Gary L. Scott, Jason K. West, James A. Campbell, James Carbine, Bruce G. Davis, Alton Denney, Marion Fowlkes, E. C. Hardison, III, Charles R. Lanier, Robert Officer, Margaret N. Perry, Robert E. Robeson, Carlton B. Tarkington, and Edward A. Whitley.
See “Information About the Banks” for additional information about PrimeTrust Bank, beginning on page 181.

Bank of the South
Bank of the South is a Tennessee banking corporation organized and in good standing under the laws of the State of Tennessee. The deposit accounts of Bank of the South are insured by the FDIC to the maximum extent permitted by law, for which Bank of the South pays premiums and assessments imposed by the FDIC. The bank is subject to supervision and regulation by the FDIC and by the TDFI. Bank of the South has six full-service banking offices located in Wilson and Rutherford Counties in Tennessee. Its main office is located at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122. Other offices will be added in the future on an as-needed basis, subject to regulatory approval. Its chairman and chief executive officer is David Major and its president is Sam Short.
Bank of the South operates as a commercial bank. Its operations are centered in the eastern and southeastern portions of the Nashville MSA. As of December 31, 2005, the bank had total assets of $375.4 million, total earning assets of $341.6 million, loans of $263.0 million (net of allowance for possible loan losses), deposits of $326.6 million, and shareholders equity of $33.7 million. (In the first quarter of 2006, the bank raised an additional $6,000,000 in new capital by issuing 279,070 shares of its common stock.) The bank reported net earnings for 2005 of $2,652,000 (or basic earnings of $.95 per share), compared to earnings for 2004 of $1,700,000 (or basic earnings of $.69 per share).
The directors of Bank of the South are David Major, Sam Short, Jimmy Agee, Harold Gordon Bone, Robert L. Callis, Ed Davenport, Wayne Hardy, Michael Harris, Allen M. Henson, Larry Keller, Monty Mires, David Penuel, Steve Steele, Kenneth Victory, and David Waldron.
See “Information About the Banks” for additional information about Bank of the South, beginning on page 181.
Vote Required to Approve the Share Exchange
Under Tennessee law, the share exchange agreement will be approved only if it receives the votes of more than 50% of the shares of each bank outstanding on that bank’s record date. Thus, to be approved by Bank of the South shareholders, the share exchange agreement must receive at least 1,557,283 votes and to be approved by PrimeTrust Bank shareholders, it must receive at least 1,698,700 votes.
Impact of the Share Exchange on the Holding Company
If the share exchange is approved by the shareholders of both banks, receives all needed regulatory approvals, and is completed, then the Holding Company will become the sole shareholder of the two banks. It will be a two-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and it will be subject to the primary supervision and regulation of the Federal Reserve. From that time forward, it will be subject to regulatory controls over its relationship with the two banks, including the requirement that it serve as a “source of strength” to those subsidiaries. See “Supervision and Regulation,” beginning on page 196. After completion of the share exchange, the Holding Company will elect the boards of directors of both banks. In turn, the Holding Company will be owned after the time that the share exchange is completed by the non-dissenting bank shareholders who owned bank shares as of the respective bank’s record date. The Holding Company generally will be dependent on dividends and management fees from the banks for operational funds to pay its expenses and to pay cash dividends, if any.
For a period of six years following the effective date, the Holding Company will indemnify and defend executive officers and directors of the banks from claims, accusations, proceedings, or actions arising out of their service as bank directors and executive officers to the same extent that each bank was obligated to indemnify them prior to the share exchange.

Impact of the Share Exchange on the Banks
If the share exchange is completed, then the banks will be the wholly-owned subsidiaries of the Holding Company. Each bank will continue its banking business under its separate charter, board of directors, employees, and management for the foreseeable future. After the share exchange, the Holding Company will elect the banks’ board of directors of directors and, for all practical purposes, will be able to exercise all of the power over the banks that shareholders can lawfully exercise with respect to the companies that they control. However, there are significant restrictions and limitations on the types of transactions that can occur between parent bank holding companies and their subsidiary banks, including the dividends that can be paid. See “Supervision and Regulation,” starting on page 196; “The Securities of the Holding Company,” starting on page 100; and “Payment of Dividends,” starting on page 73.
Impact of the Share Exchange on Shareholders of the Banks
If completed, the share exchange will have significant impacts on shareholders of the banks. The most important effects are the following:
•	Shareholders will cease to be bank shareholders and will instead be shareholders of the Holding Company.

•	PrimeTrust Bank shareholders will have each whole share of PrimeTrust Bank common stock that they own converted into the right to receive two whole shares of Holding Company common stock.

•	Bank of the South shareholders will have each whole share of Bank of the South common stock that they own converted into the right to receive 2.1814 whole shares of Holding Company common stock.

•	The Holding Company will not issue fractional shares. Instead, it plans to pay cash for those fractions at the rate of $8.76 per whole share multiplied by the appropriate fraction.

•	The Holding Company will be the sole shareholder of the banks and it will elect the board of directors of those two banks.

•	Shareholders of the banks will, as shareholders of the Holding Company, elect the Holding Company’s board of directors. However, the Holding Company has committed in the share exchange agreement to attempt to nominate seven members of the board of directors of each bank to the Holding Company board of directors, including in each case Gary L. Scott, David Major, James S. Short, and Jason K. West.

•	Directors of the Holding Company will generally be elected for three-year staggered terms in a classified board structure.

•	Shareholders will receive dividends, if at all, from the Holding Company and not from either of the banks. However, the Holding Company will be dependent on the banks for cash dividends and other funds, so that cash dividends must be paid at both the bank and holding company level in order for shareholders to receive them.

•	Shareholders of each bank will own a smaller percentage of the Holding Company than they owned of each bank, thus reducing, to some degree, their ability to influence corporate governance by voting their shares.

•	The Holding Company’s charter contains significant deterrents to corporate takeovers (“anti-takeover provisions”) that could have the impact of entrenching management and/or depriving some or all of the shareholders from obtaining a premium for their shares in some instances.

•	Shareholders will be required to surrender their certificates for bank common stock in exchange for Holding Company common stock before they will be allowed to receive dividends. However, for all other purposes, after completion of the share exchange, certificates evidencing shares of bank common stock will be treated as certificates representing an appropriately adjusted number of shares of Holding Company common stock.

•	Assuming no dissenters’ shares are redeemed by the banks, the Holding Company will have up to an estimated 13,558,813 shares (based on December 31, 2005 pro forma data) issued and outstanding, together with an additional 1,039,909 shares reserved for the issuance of equity incentives to replace unexercised bank equity incentives and another 1,000,000 shares reserved for issuance under its own equity incentive plan.

•	Holding Company may borrow funds to pay the expenses of the share exchange. It is not currently expected that any such debt will exceed $500,000.

•	There will be tax consequences related to payments received for dissenters’ shares for those bank shareholders who properly and timely exercise their rights to dissent.

•	There will be tax consequences related to payments received for fractional shares for those who receive cash in lieu of fractional shares.
The Right to Dissent
Shareholders of the banks have the right to dissent from the share exchange if they choose to do so if they strictly follow all of the requirements of Tennessee law. Any shareholder who elects to dissent must timely take all the steps needed to dissent from the share exchange, as described in Appendix 5, and provided in Chapter 23 of the Tennessee Business Corporation Act (sometimes call the “TBCA”). Dissenting shareholders will generally be required to dissent as to all of their shares and will have the right to receive cash in the amount of the “fair value” of those shares of bank common stock. See “Dissenters’ Rights,” beginning on page 69 and Appendix 5. Dissenting shareholders will generally not become Holding Company shareholders as a result of the share exchange.
Certain Impacts of the Share Exchange on Bank Employees and Directors
It is anticipated that no employees or directors of either bank would be terminated as a result of the share exchange. However, some employees may be reassigned to the Holding Company in order to provide services to the Holding Company and to both banks. The Holding Company is expected to adopt one or more employee benefit plans and it may adopt one or more dividend reinvestment plans. It has adopted an equity incentive plan. Initially, the banks may continue to offer substantially the same benefits to their respective employees as before the share exchange, or they may amend these plans or adopt other plans, or they may become participants in one or more plans adopted by the Holding Company in the future.
Effective Date
If the share exchange is approved by the shareholders of PrimeTrust Bank and Bank of the South, all required governmental and other consents are obtained and the other conditions to the share exchange are satisfied or waived, the share exchange will be consummated and made effective on the date and at the time indicated on the articles of share exchange filed with the Tennessee Secretary of State pursuant to the Tennessee Business Corporation Act.
If approved by shareholders and regulators, it is anticipated that the share exchange will occur in mid-2006.

Surrender of Bank Stock Certificates and Distribution of Holding Company Stock Certificates
As soon as practicable after the share exchange, the Holding Company will cause the exchange agent for the share exchange, which currently is Registrar and Transfer Company, to mail to all non-dissenting bank shareholders a letter of transmittal and instructions for use to surrender the certificates representing shares of the banks’ common stock in exchange for certificates representing shares of Holding Company common stock. Bank shareholders should not send in their certificates until they receive such instructions.
Promptly after surrender of one or more certificates of the banks’ common stock, together with a properly completed letter of transmittal, each bank’s shareholders will receive a certificate or certificates representing the number of shares of Holding Company common stock to which they are entitled and, where applicable, a check for the amount payable in cash instead of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the procedures adopted by the Holding Company or its exchange agent, which may require the execution of a bond in customary form and amount by the shareholder. It is anticipated that if a holder of the banks’ common stock turns in more than one certificate, then such holder shall, in the discretion of the Holding Company, receive one certificate evidencing the shares for all of the shares evidenced by such person’s certificates.
Voting Rights After the Share Exchange
After the share exchange, former shareholders will be entitled to vote the number of shares of Holding Company common stock into which their the banks’ common stock has been converted, regardless of whether they have surrendered their bank stock certificates. The share exchange agreement provides, however, that no dividend or distribution payable to the holders of record of Holding Company common stock, at or as of anytime after the effective date of the share exchange, will be paid to the holder of any bank stock which has been converted into Holding Company common stock until such holder physically surrenders the bank stock certificate. Once the stock certificate has been surrendered, all such dividends or distributions will he paid promptly, but without interest. In addition, unexchanged shares may be lost to the State of Tennessee (or some other state) if there is sufficient delay to allow the state’s escheat or other abandoned property laws to become operative. Prior to the share exchange, PrimeTrust Bank shareholders have 100% of the voting rights with respect to PrimeTrust Bank matters, and Bank of the South shareholders have 100% of the voting rights with respect to Bank of the South matters. After the share exchange, depending on the number of dissenters, each group will have approximately 50% of the total vote at the Holding Company level. From and after the Effective Time, there will be no difference between shareholders of PrimeTrust Bank and shareholders of Bank of the South.
Terms and Conditions of the Share Exchange Agreement
Purpose
The parties signed the share exchange agreement to be effective on January 19, 2006. It is to be governed by the Tennessee Business Corporation Act, and the Tennessee Banking Act. The purpose of the share exchange is to cause the exchange of all (100%) of the outstanding shares of each bank’s common stock for shares of the $1.00 par value common stock of the Holding Company (the “Holding Company common stock”) at the applicable exchange ratio for each bank. As a result, upon consummation of the share exchange, holders of the common stock of the banks who or which do not perfect their rights of dissent and appraisal will become the holders of shares of the Holding Company common stock and the Holding Company will own all (100%) of the issued and outstanding shares of the bank common stock.

Exchange Ratio at the Effective Time
At the time specified in the articles of share exchange filed by the Holding Company with the Tennessee Secretary of State (the “Effective Time”), non-dissenting PrimeTrust Bank shareholders will become entitled to receive two whole shares of Holding Company common stock for each whole share of PrimeTrust Bank common stock that they own as of the record date. As of the Effective Time, non-dissenting Bank of the South shareholders will become entitled to receive 2.1814 shares of Holding Company common stock for each whole share of Bank of the South common stock that they own as of the record date. The Holding Company will not issue fractional shares and will pay cash in exchange for any bank shareholder’s right to receive less than a whole share of its common stock. Each bank’s applicable exchange ratio will be adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction with respect to a bank’s common stock.
Impact of the Share Exchange
At and after the Effective Time, the share exchange shall have the effects set forth in T.C.A. § 48-21-108. Reduced to its simplest terms, this statute provides that the shares of the Holding Company will be exchanged automatically, without further action on the part of shareholders, for the shares of the banks’ common stock owned by non-dissenting bank shareholders, if the share exchange is approved and completed. At the Effective Time, non-dissenting bank shareholders will have their ownership of bank common stock converted, instead, into the right to receive Holding Company common stock. The banks will be obligated to pay for dissenters shares and, in the share exchange agreement, the Holding Company has agreed to act as paymaster on the banks’ behalf with respect to dissenting shares.
Said another way, upon and by reason of the share exchange becoming effective, at the Effective Time:
•	The ownership rights in shares of bank common stock of each holder thereof shall, ipso facto and without any action on the part of the holder thereof, be converted into the right to receive whole shares (and cash in lieu of fractional shares) of Holding Company common stock pursuant to the terms of the share exchange agreement. The exact number of shares (and the cash in lieu of fractional shares) to be received by such holder is based on the exchange ratio for each bank;

•	Each holder of bank common stock as of the record date shall as of the Effective Time cease to be a Bank Shareholder and shall become a shareholder of the Holding Company unless such Bank Shareholder shall properly perfect such person’s dissenters’ rights under Tennessee law;

•	As of the Effective Time, the ownership of all of the issued and outstanding shares of all bank common stock shall vest in the Holding Company as the acquiring person automatically;

•	The Holding Company shall issue only whole shares. To the extent that the application of the PrimeTrust Bank exchange ratio or the Bank of the South exchange ratio would result in the issuance of less than a whole share (a “fractional share”) to any non-dissenting holder of bank common stock, the Holding Company shall redeem such fractional share for cash. No interest shall be payable or paid with respect to any cash in lieu of any fractional share(s);

•	The Holding Company shall pay cash in lieu of all fractional shares as follows: Any fractional share of Holding Company common stock that would otherwise be issuable to a holder of bank common stock in the share exchange, after application of the applicable exchange ratio, shall be paid for in cash, without interest or dividends, by multiplying the fraction times $8.76; and

•	The Holding Company shall issue certificates representing Holding Company common stock in exchange for certificates previously evidencing shares in the common stock of the banks.
The exchange ratio applicable to the respective banks shall be adjusted to reflect any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization. However, the Bank of the South exchange ratio was not affected by the issuance of the shares that it was required to sell in connection with the share exchange agreement.
Dissenters’ Rights
As required by Tennessee law, the share exchange agreement provides that each holder of bank common stock is entitled to dissent from the share exchange. See “Dissenters’ Rights,” beginning on page 69, and Appendix 5.
General Terms of the Share Exchange Agreement
Among other terms, the share exchange agreement provides that:
•	Neither bank is to issue or to commit to issue any preferred stock. No preferred stock would be issued by the Holding Company in connection with the share exchange.

•	Shares issuable under each bank’s equity incentive plans shall be converted to the right to receive shares of Holding Company common stock, adjusted for such bank’s exchange ratio. At the record date, Bank of the South had outstanding options to purchase 231,620 shares and PrimeTrust Bank had outstanding options to purchase 252,130 shares. (These option number convert to 505,256 shares for Bank of the South and to 504,260 shares for PrimeTrust Bank based on each bank’s exchange ratio.) All such options are currently vested and exercisable. It is expected that the Holding Company will issue shares of its common stock when these options are exercised.

•	All parties agreed to cooperate fully in effecting the share exchange and in taking such other steps as shall be necessary, appropriate or convenient in consummating the share exchange in accordance with the terms and spirit of the share exchange agreement.

•	The share exchange agreement permits the Holding Company to change the method of effecting the share exchange so long as such change does not substantively affect the share exchange agreement or the rights and obligations of the parties or their respective shareholders thereunder.

•	The charter, bylaws, directors and officers of the banks and the Holding Company will not change as a result of the share exchange.

•	Non-material deviations from or violations of the share exchange agreement will be disregarded.
Delivery of Share Exchange Consideration
The Holding Company has agreed that it will promptly deliver all share exchange consideration, including stock certificates and cash in lieu of fractional shares. According to the share exchange agreement, no later than ten business days after the Effective Time, the exchange agent retained by the Holding Company shall mail a letter of transmittal in customary form to each person entitled to shares or cash. The letter of transmittal shall contain or be accompanied by written instructions for the exchange of each certificate held by such persons which, prior to the Effective Time, evidenced shares of bank common stock. However, no share exchange consideration, and no dividends or other distributions with respect to bank common stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered bank stock certificate with respect to the shares of bank common stock represented thereby.
All cash payments in lieu of fractional shares and all such dividends, other distributions and cash in lieu of fractional shares of bank common stock shall be retained by the exchange agent until the earliest to occur of: (a) proper surrender by each holder in accordance with the terms of the letter of transmittal and the requirements of the exchange agent; (b) the date that the exchange agent is required to return undistributed cash and certificates to the Holding Company (the first anniversary of the Effective Time); or (c) payment by the exchange agent in accordance with applicable abandoned property, escheat or similar laws.

Once proper surrender of any such bank stock certificate has been made in accordance with the terms of the letter of transmittal and the requirements of the exchange agent, the holder of a bank stock certificate shall be entitled to receipt of all share exchange consideration due to such holder under the share exchange agreement, together with any unpaid dividends or distributions with a record date after the Effective Time. However, such holder is required to look to the state or other authority for any sums or property surrendered pursuant to any applicable abandoned property, escheat or similar laws.
In the event any bank stock certificate has been lost, stolen or destroyed, a holder can provide an appropriate affidavit and, if required by the Holding Company or the exchange agent, shall provide a bond as indemnity against any claim that may be made against it or the respective bank with respect to such bank stock certificate(s). The exchange agent will then issue the certificates and/or cash due to such person with respect to such lost, stolen or destroyed bank stock certificate.
Representations and Warranties
The parties made a number of customary representations and warranties to each other. Among these, each represented and warranted that:
•	It is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

•	It had delivered or made available to the other party true, correct and complete copies of its charter and bylaws.

•	The only approvals needed for consummation of the share exchange are: (i) regulatory approvals; (ii) the effectiveness of the Holding Company’s registration statement under the Securities Act of 1933; (iii) the filing of the articles of share exchange with the Tennessee Secretary of State pursuant to the Tennessee Business Corporation Act and the Tennessee Banking Act; (iv) appropriate state securities act filings; (v) shareholder approval; and (vi) certain other notices that might be required due to the activities conducted by the banks. Such “other notices” refer to any notices to or filings with the Federal Home Loan Bank or the Office of Thrift Supervision, the United States Small Business Administration, any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, such applications, filings, authorizations, approvals and orders as may be required under the laws of any state or the federal laws of the United States in respect of the respective Bank’s insurance businesses, if any, and any other notices to, filings with, and approvals or statements of “no-objection” by any court, administrative agency or commission or other governmental authority or instrumentality, or with any third party whatsoever.

•	The information supplied and to be supplied by it is true, accurate and complete.

•	It is not obligated to pay any broker’s fees related to the negotiation or execution of the share exchange agreement.
In addition, each bank represented and warranted, among other things, that:
•	It is a Tennessee banking corporation operating as a commercial bank under the supervision of, and holding a certificate of authority from, the Tennessee Department of Financial Institutions (“TDFI”).
•	It and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, is duly licensed or qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

•	Its deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

•	It is not currently a member of the Federal Reserve System.

•	Its records of director and shareholder meetings contain true, correct and complete records of all meetings and other corporate actions held or taken since it commenced operations.

•	It has filed all reports that it is required to file with the FDIC, the TDFI, and any other agency with which it is obligated to file reports.

•	Its public reports, including call reports and reports under the Securities Exchange Act were true, accurate and complete in all material respects.

•	Its financial statements comply with applicable accounting requirements and with the published rules and regulations of its primary federal regulatory agency with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements to be filed by such Bank with its primary federal regulatory agency after the date of the share exchange agreement will be, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by applicable provisions of the Securities Exchange Act.

•	Its books and records, and those of its subsidiaries, have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

•	It has filed all needed tax returns and paid, or properly reserved for payment of, all taxes owed by it for years prior to 2006.

•	It had not issued, and had no commitment to issue, preferred stock and its only commitment to issue common stock was in connection with equity incentive plans.

•	Its issued and outstanding shares of common stock were duly authorized and were validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

•	It had not issued any debt securities with voting rights.

•	It had full corporate power and authority to execute, deliver and perform under the share exchange agreement.

•	The execution, delivery and performance under the share exchange agreement would not violate any instrument or agreement to which it was a party or by which any part of its property is bound.

•	It has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and that it is duly licensed or qualified to do business in each jurisdiction in which such license or qualification was necessary.

•	Its board of directors had approved the share exchange agreement and the share exchange agreement is generally enforceable against it.

•	To the best of its knowledge after reasonable inquiry, it is not in violation of the Tennessee Banking Act including, without limitation, applicable parts of T.C.A. §§ 45-2-1701, et seq.

•	It is required to be in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 not later than December 31, 2007 (or such date as the SEC or other government or accounting agencies shall specify), it expects to be in full compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and it has no knowledge or belief that it is currently in violation of said Section 404 in particular or of the Sarbanes-Oxley Act in general.

•	It is not engaged in any legal or administrative proceedings that it believes to be material or which could have a material adverse impact on it.

•	It is in compliance with applicable law in the conduct of its business, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, it had a Community Reinvestment Act rating of “satisfactory” or better.

•	It has kept its buildings and other physical properties in good repair and established proper reserves for the repair and replacement thereof; and that the same are properly insured.

•	Its relations with its employees are believed to be satisfactory and that it has properly administered any benefit plans in accordance with law.

•	Except for the change of control agreements between PrimeTrust Bank and three of its employees, the execution and performance of the share exchange agreement will not result (either alone or upon the occurrence of any additional acts or events) in any payment becoming due to any director or any employee of the party or any of its affiliates from the party or any of its affiliates under any of the party’s benefit plan or otherwise, increase any compensation or benefits otherwise payable under any party’s benefit plan, or result in any acceleration of the time of payment or vesting of any such compensation or benefits. The share exchange would result in compensation and/or benefits being due to certain employees of PrimeTrust Bank pursuant to change of control agreements between such employees and that bank; in each such case, however, the employee has agreed to waive such compensation and/or benefits in exchange for the execution of a substitute change of control agreement with the Holding Company.

•	It has not adopted or has securities subject to any shareholders rights agreement or other so-called “poison pill” arrangement.

•	Assuming the accuracy of the representations contained in the share exchange agreement, no “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the share exchange or any of the transactions contemplated herein.

•	It has received an opinion from its financial advisor that the share exchange agreement is fair to its shareholders from a financial point of view.

•	No independent certified public accounting firm retained by the bank has resigned or been dismissed as independent public accountants of such bank as a result of or in connection with any disagreements with such bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
The Holding Company represented and warranted that:
•	Its authorized capital stock consisted of seventy-five million (75,000,000) shares of its common stock and twenty-five million (25,000,000) shares of its preferred stock.

•	It had issued, as organizational shares, one thousand (1,000) of its voting common stock at $1.00 per share, which organizational shares shall be redeemed at par immediately after the Effective Time.

•	Other than the foregoing shares, the Holding Company had no other capital or commitments to issue capital except as set forth in the share exchange agreement.

•	As of the Effective Time, the Holding Company will be authorized to become a bank holding company under the Bank Holding Company Act as a result of the share exchange.

•	It was unaware of any reason that, when issued in accordance with the share exchange agreement, all of the shares of Holding Company common stock issued and outstanding as a result of the share exchange after the Effective Time as a result of the share exchange would not be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

•	It had full corporate power and authority to execute, deliver and perform under the share exchange agreement.

•	The execution, delivery and performance under the share exchange agreement would not violate any instrument or agreement to which it was a party or by which any part of its property is bound.

•	It has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and that it is duly licensed or qualified to do business in each jurisdiction in which such license or qualification was necessary.

•	Its board of directors had approved the share exchange agreement and the share exchange agreement is generally enforceable against it.

•	It had no information that would lead it to believe that its application to become a bank holding company under the Bank Holding Company Act as a result of the share exchange would not be promptly approved.

•	To the best of its knowledge after reasonable inquiry, consummation of the share exchange would comply with T.C.A. § 45-2-107(a) and T.C.A. § 45-2-1404.
Conduct of Business Pending Completion of the Share Exchange.
The banks agreed in the share exchange agreement that they would generally operate their businesses in accordance with past practice. For example, each bank agreed that, other than in the ordinary course of business consistent with past practice, it would not incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of itself or any of its wholly-owned subsidiaries to itself), or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person. However, certain transactions were excluded from this debt limitation. For example, the parties agreed that a bank’s incurrence of indebtedness in the ordinary course of business consistent with past practice would include the creation of deposit liabilities, purchases of overnight funds, sales of certificates of deposit (including brokered deposits), obtaining Federal Home Loan Bank advances, and entering into repurchase agreements. No dividend was to be paid by any party without the consent of the other parties.
The parties also agreed that they would not change their capital structures by stock split, reclassification or other means, or amend their charter or bylaws. However, it was expressly agreed that Bank of the South would issue an additional 279,070 shares at $21.50 in order to more completely equalize the capital accounts of the two banks, as well as to raise additional capital to support anticipated future growth.
Similarly, the parties agreed in general not to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any of its officers, employees, or directors or to pay any benefit not contemplated by any existing benefit plan or agreement as in effect on the date of the share exchange agreement. They agreed not to purchase any bank-owned life insurance. They agreed not to change their accounting methods. Finally, they also agreed not to enter into any new line of business, materially change their manner of doing business, or engage in any acquisitions or mergers. Change of control agreements between PrimeTrust Bank and certain of its employees would have resulted in additional compensation and/or benefits being due to those employees, but in each such case the employee has waived such additional compensation and/or benefits in exchange for the execution of a new change of control agreement with the Holding Company.
The Holding CompanyHolding Company covenanted, prior to the Effective Time, not to take any action without the express, affirmative approval of at least 75% of all of the members of its board of directors then in office. Assuming consummation of the share exchange, the Holding Company agreed to issue shares of its common stock to the holders of the banks’ common stock as provided in the share exchange agreement, including shares to be exchanged at the applicable exchange ratio and with respect to bank equity incentive plans. The Holding Company also agreed to pay cash in lieu of any fractional shares and to act as paymaster for the banks with respect to any dissenting shares.
The Holding Company also agreed to a special covenant. It agreed to use its diligent best efforts to nominate and to cause to be elected as the members of its board of directors (1) each Bank’s chief executive officer and president (or, if the chief executive officer is the president, then the next highest ranking executive officer of the Bank) and (2) five other members of the board of directors of each bank as designated by such bank. Each bank agreed that it would nominate, to the extent permitted by law and the health of the individual, each of its two highest ranking executive officers and five other persons to serve on the board of directors of the Holding Company. The Holding Company acknowledged that these agreements were material inducements to the banks to enter into and to consummate the transactions described in the share exchange agreement. The parties have agreed that the provisions of this section will survive for a period of five years after the Effective Time.
Collectively, the parties agreed to cooperate in the filing of all needed registration statements, applications, and notices. In particular, the banks agreed to cooperate with the Holding Company in the filing of its registration statement on Form S-4 with the SEC, with its filing of a bank holding company application with the Federal Reserve, and with all notices and applications due to the TDFI, the FDIC, and any applicable state securities commissions. Each party agreed to furnish, to provide access to, and to be responsible for all information about itself that is included in such registration statement, applications and notices. All parties also agreed to seek proper shareholder approval. Each party also agreed to use its reasonable best efforts to obtain from each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of such party to deliver to the Holding Company, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders’ meetings called by the banks, a written “affiliate agreement” in specified form.
The Holding Company has agreed, for a period of six years after the Effective Time, to indemnify each director or officer or employee of any party or any of its subsidiaries, or who is or was serving at the request of any party or any of its subsidiaries as a director, officer, employee or agent of another person (the “Indemnified Parties”), who is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of such party or any of its subsidiaries or any of their respective predecessors or (ii) the share exchange agreement or any of the transactions contemplated in that contract, against specified claims.
This indemnity is agreed to be intended to provide maximum protection to the person entitled to be indemnified. Each party shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
The indemnity provisions of the share exchange agreement shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
The Holding Company also agreed to enter into change in control agreements with Gary L. Scott, David Major, James S. Short, Jason K. West, and Charles R. Lanier. See “Change in Control Agreements and Employment Contracts,” starting on page 90.
Conditions to the Share Exchange Agreement
There are numerous conditions to the share exchange agreement. These include:
•	Each bank’s shareholders must approve the share exchange agreement;

•	All regulatory agencies have jurisdiction over the transaction, including the TDFI and the Federal Reserve, must have approved the share exchange;

•	The Holding Company’s registration statement on Form S-4 must have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

•	No Blue Sky Laws administrator shall have initiated or threatened any adverse action with respect to the issuance of Holding Company common stock or any other transaction contemplated by this Agreement.

•	No injunctions must have been issued or any determinations entered prohibiting the share exchange or determining that the transaction is illegal.

•	The other parties’ representations and warranties must not fail to be true, accurate and complete both as of the date of the share exchange agreement and the Effective Time, unless waived.

•	The other parties must not be in default under the share exchange agreement.

•	The banks must have received a tax opinion in form and substance reasonably satisfactory to each, dated the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the share exchange will be treated as a reorganization or a recapitalization under Section 351 or Section 368 of the Internal Revenue Code.
The banks have agreed, however, that if the Holding Company fails to act through its board of directors for any reason, then any action, consent, certificate, notice, application or other activity required of the Holding Company may be taken, given, or filed by either of the two banks. This is based on the fact that the two banks control the Holding Company, with one half of the members of the Holding Company’s board of directors having been drawn from each bank’s board of directors. The condition that Bank of the South raise $6,000,000.00 in new capital has been satisfied by Bank of the South.
Amendments, Extensions, and Waivers
Subject to compliance with applicable law, the parties have reserved the right to amend the share exchange agreement at any time as authorized by their boards of directors. However, after any approval of the share exchange by a bank’s shareholders, there may not be, without further approval of such shareholders, any amendment that changes the amount or the form of the consideration to be delivered to such shareholders.

Amendments must be in writing and signed by all of the parties. The parties may also extend the time for the performance of any of the obligations or other acts of the other parties to the share exchange agreement, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions contained in such share exchange agreement. However, after shareholder approval of the share exchange agreement, there may not be, without further approval of such shareholders, any waiver that reduces the amount or changes the form of the consideration to be delivered to the holders of the respective party’s common stock. Extensions and waivers must also be in writing.
Termination and Termination Fee
The share exchange agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties of the matters presented in connection with the share exchange. Termination can occur:
•	By mutual agreement of the banks, with or without the consent of the Holding Company;

•	Based on the denial of or failure to file any application after the passage of time;

•	On or after the first anniversary date of the share exchange agreement (January 19, 2007);

•	Upon failure to obtain shareholder approval of either bank;

•	Based on another party’s material breach of the share exchange agreement;

•	If the other bank’s board of directors does not publicly recommend in the joint proxy statement and prospectus that its shareholders either approve and adopt the share exchange agreement (in the case of Bank of the South or PrimeTrust Bank) or if, after recommending in the joint proxy statement and prospectus that such shareholders approve and adopt the share exchange agreement, such board of directors shall have withdrawn, modified or amended such recommendation in any manner adverse to any other party, or if any other party materially breaches its obligations under the share exchange agreement by reason of its failure to call a meeting of its shareholders or its failure to prepare and mail to its shareholders the joint proxy statement and prospectus in accordance with the requirements of the share exchange agreement; or

•	If the other bank has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any proposal to be acquired by or to merge with any person other than as set forth in the share exchange agreement.
Any party can also terminate this agreement without cause. However, if any party terminates the share exchange agreement for any reason other than the failure of such party in good faith after diligent effort to satisfy its agreements, and the conditions for its completion of the transactions described in the agreement, then such party shall pay a termination fee equal to all of the costs and expenses related to the share exchange agreement within three business days after any other party’s written demand for payment of that fee. The Holding Company shall not be entitled to any termination fee. However, the party that pays or is obligated to pay any part of a termination fee shall immediately reimburse the Holding Company for all of the expenses (including legal, filing, and registration fees) that it has incurred in connection with the share exchange agreement.
General and Closing Terms
The parties have agreed to close the share exchange on the first day which is the last business day of a month and at least three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in the share exchange agreement (other than those conditions that by their nature or terms are to be satisfied or waived at closing), unless extended by mutual agreement of the parties.

Most of the representations, warranties and covenants in the share exchange agreement will terminate at the Effective Time, except for Section 4.3, Section 5.8, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
The banks have agreed to share expenses, subject to the allocation of expenses as a result of a party becoming liable for the termination fee. The share exchange agreement is to be interpreted and enforced in accordance with the internal laws of the State of Tennessee. No public statements concerning the share exchange agreement are to be made by either party without the consent of the other.
Regulatory Approvals
The share exchange among the Holding Company and the two banks cannot occur without the approval of the Federal Reserve and the Tennessee Department of Financial Institutions. Applications were filed with the Federal Reserve and the Tennessee Department of Financial Institutions in May of 2006. The primary regulatory consent that is needed is the approval of the Holding Company’s application to the Federal Reserve for permission to become a bank holding company by acquiring the two banks. No approvals have been obtained as of the date of this document.
While we cannot predict whether or when we will obtain all require regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned, limited or restricted in a manner which makes consummation of the share exchange, in the judgment of the boards of directors of Bank of the South and/or PrimeTrust Bank, inadvisable or unduly burdensome.
Special Agreement by the Holding Company Concerning Its Board of Directors
In the share exchange agreement, the Holding Company agreed that it shall use its diligent best efforts to nominate and cause to be elected as the members of its board of directors (1) each bank’s chief executive officer and president or, if the chief executive officer of a bank is the president, then the next highest ranking executive officer of that bank, (collectively, these two officers are referred to as the “Executive Officers” and (2) five other members of the board of directors of each bank as designated by such bank. Each bank has agreed with the other parties that it will nominate, to the extent permitted by law and the health of the individual, each of its two Executive Officers and five other persons to serve on the board of directors of the Holding Company. This agreement by the Holding Company will, by contract as expressed in the share exchange agreement, survive the completion of the share exchange for a period of five years after the Effective Date.
Affiliate Agreements
PrimeTrust Bank and Bank of the South have agreed to request that each of their respective affiliates enter into “affiliate agreements” in customary form for purposes of Rule 145 as promulgated under the Securities Act of 1933. Such affiliate agreements prohibit, subject to limited exceptions, the affiliated shareholder from selling, transferring, pledging, encumbering or otherwise disposing of any shares of the Holding Company common stock after completion of the share exchange. The affiliate agreement would terminate upon the earlier to occur of the completion of the share exchange and the termination of the share exchange agreement in accordance with its terms, if that were to occur.
Accounting Treatment
The share exchange will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under applicable accounting standards, one of the two banks must be treated as the “acquirer” even though the transaction is, in economic reality, an affiliation of equals with each bank’s shareholders intended to receive approximately one-half (50%) of the shares of the Holding Company at the Effective Date. However, for accounting purposes, the transaction is being treated as if the following steps had occurred: (1) PrimeTrust Bank formed a Holding Company, (2) the Holding Company issued one share of its common stock for each PrimeTrust Bank share, (3) the Holding Company then split its stock 2 for 1, and (4) the Holding Company “acquired” Bank of the South by issuing its shares to holders of Bank of the South common stock at the Bank of the South exchange ratio.
The financial statements of the Holding Company issued after the share exchange will reflect the results attributable to the acquired operations of the two banks beginning on the date of completion of the share exchange. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Mid-America Bancshares, Inc. Selected Unaudited Pro-Forma Consolidated Financial Data” starting on page 75.
The Termination Fee and Special Costs and Expenses
If the share exchange is not consummated due to the fault of a party, that party must pay all of the expenses of the transaction, including all legal and filing fees.
Interests of Certain Persons in the Share Exchange
As discussed in this document, the directors and officers of the banks may have certain financial interests in the share exchange different from or in addition to the interests of other bank shareholders. In each case, the boards of directors of the two banks were aware of these potentially differing interests, and considered them, among other matters, in approving the share exchange agreement and the transactions contemplated in that contract.
These potentially differing interests include:
•	The Holding Company has indicated its intention to grant options to purchase shares of Holding Company common stock to certain directors, officers, and employees in exchange for their current options to purchase bank stock. The Holding Company options would be on the same terms, including price and vesting, as those of the bank stock options that they are replacing (with the number of shares adjusted to reflect the applicable bank’s exchange ratio). The number of options would be adjusted based on the exchange ratio applicable to the bank that issued the options. Using the Black-Scholes option pricing model, and without giving effect to either bank’s exchange ratio, the fair value of PrimeTrust Bank options granted during 2005 was estimated to range from $2.03 to $2.59 per share, and the fair value of Bank of the South options granted during 2005 was estimated to range from $2.92 to $3.65 per share.

•	The Holding Company has agreed to enter into change in control agreements with Messrs. Scott, West, and Lanier (Chairman, President and Senior Executive Vice President, respectively, of PrimeTrust) to replace their change in control agreements with PrimeTrust Bank. If the Holding Company fails to do so, then the completion of the share exchange will trigger those agreements and those persons will be entitled to receive one dollar less than three times (in the case of Messrs. Scott and West) and one times (in the case of Mr. Lanier) their average salary for the five years preceding the share exchange. In addition, as an inducement to Messrs. Major and Short (Bank of the South executive officers) to remain as employees of Bank of the South and to serve as officers and directors of the Holding Company, the Holding Company will enter into agreements with these persons that are comparable to the agreements to be signed with Messrs. Scott and West.

•	The Holding Company has agreed to indemnify and hold harmless each present and former director, officer and employee of the two banks and their respective subsidiaries for six years following completion of the share exchange. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the share exchange to the fullest extent such persons would have been indemnified as directors, officers or employees of their respective bank or any of its subsidiaries under existing indemnification agreements, charters, bylaws and/or applicable law. This indemnification extends to liability arising out of the transactions contemplated by the share exchange agreement. The Holding Company also has agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of the banks’ directors and officers for six years following completion of the share exchange.

•	The directors and officers of the Holding Company will be entitled to compensation for services in such capacities that will be in addition to their compensation at the bank levels. However, at least initially, such compensation is expected to be minimal.

•	Certain directors and officers of the banks will be nominated to the Holding Company’s board of directors and can be expected to receive some compensation for such service.

•	Directors, officers and other employees of the banks and the Holding Company will be eligible to participate in the Holding Company’s existing equity incentive plan.
As noted, the boards of directors of both banks knew about these additional interests, and considered them, when approving the share exchange agreement.
Material Federal Income Tax Consequences
The following is a discussion of certain of the material federal income tax consequences of the share exchange under the Internal Revenue Code to Bank of the South and to PrimeTrust Bank shareholders who receive Holding Company common stock solely in exchange for the banks’ common stock. The discussion does not deal with all aspect of federal taxation that may be relevant to particular bank shareholders. Certain tax consequences of the share exchange may vary depending upon the particular circumstances of each PrimeTrust Bank shareholder and other factors. Thus, you are urged to consult with your tax advisor to determine the particular tax consequences of the share exchange to you.
This summary is based on current law. The statements in this summary are based on, among other things. certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to the share exchange. Neither Bank of the South nor PrimeTrust Bank has requested a ruling from the Internal Revenue Service in connection with the share exchange. To meet a condition to consummation of the share exchange, Bank of the South and PrimeTrust Bank will receive from their legal counsel an opinion as to certain federal income tax consequences of the share exchange. Such opinion is not binding on the Internal Revenue Service.
In the opinion of counsel, the share exchange will constitute a recapitalization or a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, if consummated in the manner set forth in the share exchange agreement.
Accordingly, among other things, in the opinion of such counsel:
•	Under currently applicable United States federal income tax law, it is expected that the share exchange will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that each of Bank of the South, PrimeTrust Bank and the Holding Company will be deemed a “party to the reorganization.” In that event, for federal income tax purposes:

•	No gain or loss will be recognized by a holder of bank common stock to the extent that the holder receives Holding Company common stock solely in exchange for such shareholder’s bank common stock pursuant to the share exchange;

•	The aggregate tax basis of the Holding Company common stock received by a holder of bank common stock pursuant to the share exchange will be the same as the aggregate tax basis of the bank common stock exchanged for the Holding Company common stock;

•	A holder of bank common stock who perfects his, her or its dissenter’s rights under Tennessee law and who receives payment in cash for the “fair value” of such person’s bank common stock will be treated as having exchanged such stock for cash in a redemption subject to Section 302 of the Code, and such holder of bank common stock generally will recognize a capital gain or loss in such exchange equal to the difference between the cash received and the income tax basis of such stock; and

•	The holding period of the shares of Holding Company common stock received by a holder of bank common stock will include the holding period or periods of the shares of the bank common stock exchanged therefor, provided that the shares of bank common stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time.
In addition, if the holders of bank common stock in fact receive at least eighty percent (80%) of the outstanding Holding Company common stock pursuant to the share exchange, the share exchange may also be characterized as a capital contribution by the bank shareholders to the Holding Company and governed by the principles of Section 351 of the Code (including its associated Code provisions). In such event, the shareholders and the parties should experience substantially the same results, for federal income tax purposes, as if the share exchange were treated as a reorganization under the Code, as discussed above.
Certain Differences in Rights of Shareholders
Both Bank of the South and PrimeTrust Bank are corporations subject to the provisions of the Tennessee Banking Act and the Tennessee Business Corporation Act, as well as numerous federal and state laws, rules and regulations affecting the operations of financial service companies. Your rights as a bank shareholder are presently governed by your bank’s particular charter and bylaws, as well as by the laws described above. Upon consummation of the share exchange and your becoming a shareholder of the Holding Company, you, as a former bank shareholder, will be a Holding Company shareholder. As a Holding Company shareholder, your rights will then be governed by the charter and bylaws of the Holding Company, by the Tennessee Business Corporation Act, and by the Bank Holding Company Act of 1956, as well as by other laws, rules, and regulations affecting the operations of bank holding companies.
Generally, there are relatively few material differences between the rights of a PrimeTrust Bank shareholder under PrimeTrust Bank’s charter and bylaws, on the one hand, and the rights of a Bank of the South shareholder under the charter and bylaws of Bank of the South, on the other hand, except as disclosed in the section “Brief Comparison of Holding Company Common Stock with Bank Common Stock” starting on page 111. As described in that section, however, there are significant differences between owning shares of bank stock and owning shares of the Holding Company’s common stock.
Expenses of the Share Exchange
In general, whether or not the share exchange is consummated, each bank will pay one-half of all expenses incident to preparing, entering into and carrying out the share exchange agreement, and preparing, filing, printing and distributing this joint proxy statement and prospectus. As noted above, the Holding Company may borrow funds in order to pay the costs of the share exchange. Any such loan will have to be repaid from funds made available to the Holding Company by one or both banks (if the share exchange is completed) or by the two banks jointly (if the share exchange is not completed).

DISSENTERS’ RIGHTS
General.
Under the Tennessee Banking Act, which directs that dissenters’ rights are governed by the Tennessee Business Corporation Act, shareholders of the bank’s common stock have the right to dissent from the share exchange and to obtain payment of the “fair value” of their shares in the event we complete the share exchange. Strict compliance with the dissent procedures is mandatory. The term “fair value” means the value of a share of your bank’s common stock immediately before the Effective Date of the share exchange, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the share exchange.
If you contemplate exercising your right to dissent, we urge you to read carefully the provisions of Chapter 23 of the Tennessee Business Corporation Act, which is attached to this joint proxy statement and prospectus as Appendix 5. A discussion of the provisions of the statute is included here. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read both this summary and the full text of the law. We cannot give you legal advice. To completely understand this law, you may want, and we encourage you, to consult with your legal advisor.
If it is your intent to dissent, do not send in a signed proxy unless you vote against the share exchange or you will lose the right to dissent.
Addresses for Dissenters Notices.
Any PrimeTrust Bank shareholder who wishes to dissent should send or deliver any written notice or demand required concerning your exercise of dissenters’ rights to Gary L. Scott, Chairman, PrimeTrust Bank, 7651 Highway 70 South, Nashville, Tennessee 37221.
Any Bank of the South shareholder who wishes to dissent should send or deliver any written notice or demand required concerning your exercise of dissenters’ rights to David Major, Chairman, Bank of the South, 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122.
We urge you to act carefully. We cannot and do not accept the risk of late or undelivered demands. You may call your bank to request written confirmation that your notice has been received. If your notices are not timely received by your bank, then you will not be entitled to exercise your dissenters’ rights.
The shareholders bear the risk of non-delivery and of untimely delivery.
Summary of Chapter 23 of the Tennessee Business Corporation Act
The following is a summary of Chapter 23 of the Tennessee Business Corporation Act and the procedures that a bank shareholder must follow to dissent from the share exchange, perfect his, her or its dissenters’ rights and receive cash rather than shares of Holding Company common stock in the share exchange. This summary is qualified in its entirety by reference to Chapter 23, which is reprinted in full as Appendix 5 to this proxy statement and prospectus. Appendix 5 should be reviewed carefully by any bank shareholder who wishes to perfect his or her dissenters’ rights. Failure to strictly comply with the procedures set forth in Chapter 23 will result in the loss of dissenters’ rights.
If the share exchange Agreement and the transactions contemplated thereby are consummated, any bank shareholder who properly perfects his or her statutory dissenters’ rights in accordance with Chapter 23 has the right to obtain, in cash, payment of the fair value of such bank shareholder’s shares of bank common stock. Fair value is determined immediately prior to the consummation of the share exchange and excludes any appreciation or depreciation in anticipation of the share exchange.
To exercise dissenters’ rights under Chapter 23, a bank shareholder must:

•	deliver to the bank or banks in which you own stock, before the special meeting, written notice of your intent to demand payment for your shares of bank common stock if the share exchange is completed, and

•	not vote your shares in favor of approving and adopting the share exchange agreement, either by voting for the transaction on your proxy card or by signing and returning a proxy that does not specify how you want to vote.
A shareholder who fails to satisfy both of these two requirements is not entitled to payment for her, his or its shares of bank common stock under Chapter 23. In addition, any bank shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the share exchange agreement and will not be entitled to assert dissenters’ rights.
As a bank shareholder, you may assert dissenters’ rights as to fewer than all the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial owner and you notify the bank in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. Your rights, as such a “partial dissenter” are determined as if the shares as to which you dissent and your other shares were registered in the names of different bank shareholders.
If the share exchange agreement is approved and adopted at the special meeting, the bank must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all bank shareholders who satisfied the two requirements of Chapter 23 described above. The Dissenters’ Notice must be sent no later than 10 days after the Effective Time and must:
•	State where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

•	Inform holders of uncertificated shares to what extent transfer of those shares will be restricted after the demand for payment is received;

•	Supply a form for demanding payment that includes the date of the announcement of the share exchange to the public on November 22, 2005, and requires that the bank shareholder asserting dissenters’ rights certify whether or not she, he or it acquired beneficial ownership of such shares prior to November 22, 2005;

•	Set a date by which the bank must receive the demand for payment (which date may not be fewer than one nor more than two months after the Dissenters’ Notice is delivered); and

•	Be accompanied by a copy of Chapter 23, if not previously provided to such shareholder. (A copy of Chapter 23 is Appendix 5 to this document.)
A record bank shareholder who receives the Dissenters’ Notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the Dissenters’ Notice and deposit her, his or its certificates in accordance with the terms of the Dissenters’ Notice. The bank may elect to withhold payment required by Chapter 23 from the dissenting bank shareholder unless such bank shareholder was the beneficial owner of the shares prior to the public announcement of the share exchange on November 22, 2005. A dissenting bank shareholder will retain all other rights of a bank shareholder until those rights are canceled or modified by the completion of the share exchange. A bank shareholder of record who does not demand payment or deposit her, his or its share certificates where required, each by the date set in the Dissenters’ Notice, is not entitled to payment for his or her shares under Chapter 23. A demand for payment may not be withdrawn unless consented to by both PrimeTrust Bank and Bank of the South.

Each bank plans to restrict the transfer of any uncertificated shares from the date the demand for their payment is received until the share exchange is completed. A bank shareholder for whom dissenters’ rights are asserted as to any uncertificated shares of bank common stock retains all other rights of a bank shareholder until these rights are canceled or modified by the consummation of the share exchange.
If the share exchange is not completed within two months after the date set for demanding payment and depositing share certificates, the bank must return the deposited certificates and release the transfer restrictions imposed on any uncertificated shares. If, after such return or release, the share exchange is completed, the bank must send a new Dissenters’ Notice and repeat the payment procedure described above.
At the Effective Time or upon receipt of a demand for payment, whichever is later, a bank must pay each dissenting bank shareholder who complied with Chapter 23 the amount that the affected bank estimates to be the fair value of her, his or its shares, plus accrued interest from the effective time. The payment must be accompanied by:
•	Certain recent bank financial statements;

•	The bank’s estimate of the fair value of the shares and interest due;

•	An explanation of how the interest was calculated;

•	A statement of the dissenter’s right to demand payment under Chapter 23; and

•	A copy of Chapter 23, if not previously provided to such shareholder.
If the bank shareholder is dissatisfied with or rejects the bank’s calculation of fair value, such dissenting bank shareholder must notify the bank in writing of her, his or its own estimate of the fair value of those shares and the interest due, and may demand payment of her, his or its estimate, if:
•	She, he or it believes that the amount offered by the bank is less than the fair value of the shares or that the interest due has been calculated incorrectly;

•	The bank fails to make payment within two months after the date set forth for demanding payment; or

•	The bank, having failed to consummate the share exchange, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.
A dissenting bank shareholder waives her, his or its right to dispute the bank’s calculation of fair value unless she, he or it notifies the bank of her, his or its demand in writing within one month after the bank makes or offers payment for her, his or its shares.
If a demand for payment by a bank shareholder remains unsettled, the bank must commence a proceeding in the appropriate court, as specified in Chapter 23, within two months after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If the bank does not commence the proceeding within two months, the bank is required to pay each dissenting bank shareholder whose demand remains unsettled, the amount demanded. The applicable bank is required to make all of its dissenting bank shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting bank shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting bank shareholder made a party to the proceeding is entitled to judgment for the fair value of her, his or its shares plus interest to the date of judgment.
In an appraisal proceeding commenced under Chapter 23, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against the bank, except that the court may assess the costs against all or some of the dissenting bank shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the bank if the court finds that the bank did not substantially comply with the requirements of Chapter 23, or against either the bank or a dissenting bank shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23.
If the court finds that the services of the attorneys for any dissenting bank shareholder were of substantial benefit to other dissenting bank shareholders similarly situated, and that the fees for those services should not be assessed against the bank, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting bank shareholders who were benefitted.
MARKET FOR HOLDING COMPANY COMMON STOCK AND DIVIDENDS
Market Prices
The Holding Company’s Common Stock
There is no established public trading market for the Holding Company’s common stock. It has only 1,000 shares of its common stock outstanding, which are being treated as organizational shares only and they will be redeemed upon completion of the share exchange. There have been no trades in the Holding Company’s common stock and none are expected prior to the completion of the share exchange.
Bank Common Stock
There is no established public trading market, either, for the common stock of the two banks. Trading, when it does occur in the banks’ common stock, is very thin. Neither Bank of the South nor PrimeTrust Bank has a “trading symbol,” its shares are not listed or traded on any exchange, and there is no “market maker” for such shares. Most transactions are believed to be privately negotiated. Management of both banks believes that Middle Tennessee is the principal market area for the banks’ common stocks.
The following table sets forth the estimated high and low sales prices per share of the common stock for each quarter of fiscal 2005 and 2004. (The prices have not been adjusted to reflect the exchange ratios set forth in the share exchange agreement.) Management is generally dependent on information reported to the bank by persons involved in the trades for such prices. Although management believes that this information is probably reliable, it has not been verified and it is not guaranteed. Such information may not include all transactions in the particular bank’s common stock for the respective periods shown, and it is possible that transactions occurred during the periods reflected or discussed at prices higher or lower than the prices set forth below. During 2005, the PrimeTrust Bank repurchased 9,833 shares of its common stock at an average weighted price of $15.00 per share (for an aggregate cash expenditure of $147,495). Bank of the South has not redeemed any of its shares.

	Bank of the South		PrimeTrust Bank
	High Price	Low Price	High Price	Low Price
2005

First Quarter	$25.00	$21.50	$15.00	$15.00

Second Quarter	25.00	23.00	15.00	15.00

Third Quarter	27.00	23.00	15.00	15.00

Fourth Quarter	26.00	23.00	15.00	15.00

2004

First Quarter	$21.00	$17.00	$12.90	$12.90

Second Quarter	21.00	20.00	12.90	12.90

Third Quarter	22.00	20.00	12.90	12.90

Fourth Quarter	22.00	21.00	12.90	12.90
The Absence of An Established Trading Market
As noted above, there is no established public trading market for the common stock of the two banks, nor will there be one for the Holding Company’s common stock once the share exchange is completed. The Holding Company does not intend to seek a listing of its shares or apply for unlisted trading privileges for the foreseeable future.
Because of the typically small volume of trading in both banks’ common stock and the fact that those closely affiliated with the banks may have been involved in particular transactions, the prices shown above may not necessarily be indicative of the fair market value of the banks’ common stock or of the prices at which such common stock would trade if there were more clearly an established public trading market or a less thinly traded security. In addition, because the Holding Company is a newly formed company, its common stock has no trading history at all. Accordingly, there can be no assurance that the Holding Company common stock could be sold for prices reported for bank common stock as reported in the foregoing table, even after adjustment to reflect the applicable bank’s exchange ratio.
Dividends
Dividend History
As a newly formed company, the Holding Company has not had any earnings and it has not declared or paid any dividends. Neither PrimeTrust Bank nor Bank of the South has paid a cash dividend to its shareholders.
Dividend Restrictions
The ability of the Holding Company and the banks to pay dividends is limited by law, regulation, and prudential considerations, as described more fully below.

The Holding Company
The Holding Company is a legal entity separate and distinct from the banks. The principal anticipated sources of cash flow for the Holding Company, including cash flow to pay future dividends to its shareholders, are dividends from the banks. Under Tennessee law, the Holding Company is not permitted to pay dividends if, after giving effect to such payment, it would not be able to pay its debts as they become due in the usual course of business or if the Holding Company’s total assets would be less than the sum of its total liabilities plus any amounts needed to satisfy any preferential rights if the Holding Company were dissolving. In addition, the Holding Company’s ability to pay dividends is dependent on the ability and willingness of one or both of the banks to pay dividends to it.
The payment of dividends by the Holding Company, as well as the payment of dividends by the banks, can be affected or limited by factors such as the requirements imposed by law on the Holding Company and the banks to maintain adequate capital above regulatory guidelines and any future debt covenants. See “Supervision and Regulation — Capital Adequacy,” beginning on page 202, and “Supervision and Regulation — Prompt Corrective Action,” beginning on page 201. Dividends, if any, will be paid by the Holding Company only as the board of directors may determine from time to time in accordance with legal requirements and principles of safety and soundness.
The Banks
Both banks are subject to legal restrictions on the amounts of dividends they are permitted to pay. For example, since both banks are Tennessee chartered banks, each is prohibited from paying a dividend that would impair its paid-in capital. In addition, the Tennessee Department of Financial Institutions may limit the payment of dividends by any Tennessee chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank’s financial soundness. Under current federal law, insured depository institutions such as Bank of the South and PrimeTrust Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distributions the institution would become “undercapitalized.” See “Supervision and Regulation,” beginning on page 196.
As a result of these legal restrictions, there can be no assurance that dividends would be paid to the Holding Company in the future by either or both of the banks. The final determination of the timing, amount and payment of dividends on bank common stock is at the discretion of that bank’s board of directors and will depend upon the earnings of the bank, the bank’s financial condition, and other factors, including general economic conditions, prudential considerations, and applicable governmental regulations and policies.
Dividend Policy
The payment of dividends by the Holding Company and its bank subsidiaries are restricted by state and federal law and may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. Historically, the two banks have not paid dividends to their shareholders but have chosen, instead, to reinvest those funds into their growth. For the foreseeable future, the Holding Company intends to pursue the same strategy.

MID-AMERICA BANCSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
Selected Historical Financial Data
The following tables present selected historical financial data for PrimeTrust Bank for each of the years ended December 31, 2005, 2004, 2003 and 2002 and the period from December 17, 2001 (inception) to December 31, 2001. In addition, the tables present selected historical financial data for Bank of the South for each of the years ended December 31, 2005, 2004, 2003 and 2002 and the period from April 30, 2001 (inception) to December 31, 2001.
PrimeTrust Bank Selected Historical Financial Data (Unaudited)
Set forth below is selected consolidated financial data for PrimeTrust Bank as of December 31, 2005, 2004, 2003, 2002 and 2001 and for the years ended December 31, 2005, 2004, 2003 and 2002 and the period from December 17, 2001 (inception) to December 31, 2001. In the opinion of the management of PrimeTrust Bank, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read together with PrimeTrust Bank’s consolidated financial statements and related notes and Management’s Discussion and Analysis or Plan of Operations, which is included in joint proxy statement and prospectus.
Selected Historical Condensed Financial Data of PrimeTrust Bank

	In Thousands, Except Per Share Information
	As of and for the Year or Period Ended December 31,
	2005	2004	2003	2002	2001
Consolidated Balance Sheets:

End of Period:

Total assets	$419,302	295,290	203,227	109,426	27,382

Loans, net	301,878	226,486	154,102	76,023	2,521

Securities	64,035	44,134	35,125	25,073	2,305

Deposits	359,037	262,567	178,921	97,378	17,330

Stockholders’ equity	38,412	24,283	16,980	10,307	10,001
<Continued on following page.>

MID-AMERICA BANCSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED), CONTINUED
Selected Historical Condensed Financial Data of PrimeTrust Bank, Continued

	In Thousands, Except Per Share Information
	As of and for the Year or Period Ended December 31,
	2005	2004	2003	2002	2001
Consolidated Statement of Operations:
Interest income	$21,809	13,229	7,986	3,942	38
Interest expense	9,345	4,878	3,640	1,936	29

Net interest income	12,464	8,351	4,346	2,006	9
Provision for possible loan losses	(1,121)	(962)	(1,138)	(928)	(39)

Net interest income after provision for possible loan Losses	11,343	7,389	3,208	1,078	(30)
Non-interest income	3,981	2,959	1,922	773	—
Non-interest expense	12,653	9,337	6,585	3,352	969

Earnings (loss) before income Taxes	2,671	1,011	(1,455)	(1,501)	(999)
Income taxes	65	—	—	—	—

Earnings (loss)	$2,606	1,011	(1,455)	(1,501)	(999)

Comprehensive earnings (loss)	$1,813	936	(2,366)	(1,022)	(999)

Per Share Data:
Basic earnings (loss) per common share	$.88	.48	(.74)	(1.35)	(.91)

Diluted earnings (loss) per common share	$.88	.48	(.74)	(1.35)	(.91)

Cash dividends per common share	$—	—	—	—	—

Book value per common share, end of year (period)	$11.34	8.92	8.29	8.42	9.09

Performance Ratios:
Return on average stockholders’ equity (1)	8.00%	4.96%	(8.51)%	(15.95)%	(9.99)%

Return on average assets (2)	.73%	.40%	(0.91)%	(1.97)%	(3.65)%

Average stockholders’ equity to average assets	9.16%	8.15%	10.74%	12.35%	36.52%

Asset Quality Ratios:

Allowance for loan losses as a percent of non-performing loans	5.34%	16.24%	17.03%	43.95%	—%
Allowance for loan losses as a percent of total loans	1.19%	1.26%	1.28%	1.26%	1.52%

Non-accrual and 90 days or more past due loans as a percent of total loans, net	.22%	.08%	.07%	.03%	—%

Net charge — offs to average outstanding loans	.13%	.03%	.10%	—%	—%

Capital Ratios:
Total equity-to-assets	9.16%	8.22%	8.36%	9.42%	36.52%

Average stockholders’ equity to average assets (3)	9.16%	8.15%	10.74%	12.35%	36.52%

Leveraged capital	9.81%	8.69%	8.93%	9.47%	128.38%
Tier 1 risk-based capital	10.45%	9.17%	9.49%	11.24%	88.64%

Total risk-based capital	11.42%	10.24%	10.58%	12.35%	88.98%

(1)	Net income dividend by average equity.

(2)	Net income dividend by average total assets.

(3)	Average total equity dividend by average total assets.

MID-AMERICA BANCSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED), CONTINUED
Bank of the South Selected Historical Financial Data
Set forth below is selected consolidated financial data for Bank of the South as of December 31, 2005, 2004, 2003, 2002 and 2001 and for the years ended December 31, 2005, 2004, 2003 and 2002 and the period from April 30, 2001 (inception) to December 31, 2001. In the opinion of the management of Bank of the South, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read together with Bank of the South’s consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operation, which is included in this joint proxy statement and prospectus.
Bank of the South Selected Historical Financial Data, Continued

	In Thousands, Except Per Share Information
	As of and for the Year or Period Ended December 31,
	2005	2004	2003	2002	2001
Consolidated Balance Sheets:

End of Period:

Total assets	$375,362	265,353	209,418	169,141	114,931

Loans, net	262,981	193,595	151,723	104,576	55,587

Securities	59,505	43,824	40,807	43,660	44,928

Deposits	326,633	228,590	182,109	138,125	92,146

Stockholders’ equity	33,708	24,601	22,807	22,505	21,518
<Continued on following page.>

MID-AMERICA BANCSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED), CONTINUED
Bank of the South Selected Historical Financial Data, Continued

	In Thousands, Except Per Share Information
	As of and for the Year or Period Ended December 31,
	2005	2004	2003	2002	2001
Operating Data:
Interest income	$18,647	12,130	9,410	8,312	3,440
Interest expense	7,091	3,788	3,397	3,346	1,604

Net interest income	11,556	8,342	6,013	4,966	1,836
Provision for possible loan losses	418	477	489	742	872

Net interest income after provision for possible loan losses	11,138	7,865	5,524	4,224	964
Non-interest income	2,658	1,798	1,532	778	211
Non-interest expense	9,934	7,963	6,152	4,919	4,114

Earnings (loss) before income taxes	3,862	1,700	904	83	(2,939)
Income taxes	1,210	—	—	—	—

Net earnings (loss)	$2,652	1,700	904	83	(2,939)

Comprehensive earnings (loss)	$2,228	1,579	130	750	(2,794)

Per Share Data:
Basic earnings (loss) per common share	$0.99	0.69	0.37	0.03	(1.21)

Diluted earnings (loss) per common share	$0.95	0.68	0.37	0.03	(1.21)

Cash dividends per common share	$—	—	—	—	—

Book value per common share, end of year (period)	$11.91	9.87	9.23	9.17	8.85

Performance Ratios:
Return on average stockholders’ equity (1)	8.99%	7.25%	4.00%	0.38%	—%

Return on average assets (2)	0.82%	0.70%	0.48%	0.06%	—%

Average stockholders’ equity to average assets	9.11%	9.70%	12.10%	15.10%	27.60%

Asset Quality Ratios:
Non-accrual and 90 days or more past due loans as a percent of total loans, net	0.17%	0.14%	0.22%	0.08%	0.30%

Non-performing assets as a percent of total assets	%	%	%	%	%

Allowance for loan losses as a percent of total loans	1.16%	1.18%	1.29%	1.47%	1.53%
Allowance for loan losses as a percent of non-performing loans	669.91%	848.53%	590.15%	1,851.19%	511.83%
Net charge-offs to average outstanding loans	0.03%	0.08%	0.05%	0.06%	0.03%

Capital Ratios:
Total equity-to-assets	8.98%	9.27%	10.89%	13.31%	18.70%

Average stockholders’ equity to average assets (3)	9.11%	9.70%	12.10%	15.10%	27.60%

Leveraged capital	7.75%	9.39%	11.09%	13.07%	19.94%

Tier 1 risk-based capital	9.09%	11.02%	12.88%	17.42%	33.11%

Total risk-based capital	10.10%	12.05%	14.00%	18.67%	34.36%

(1)	Net income dividend by average equity.

(2)	Net income dividend by average total assets.

(3)	Average total equity dividend by average total assets.

MID-AMERICA BANCSHARES, INC.
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
For accounting purposes, the proposed transaction has been treated as an acquisition of Bank of the South by PrimeTrust Bank. Immediately prior to the acquisition, it has been assumed that a reorganization of PrimeTrust Bank occurred whereby 100% of the stock of PrimeTrust Bank was exchanged for 100% of the stock of Mid-America Bancshares, Inc. and that a two-for-one stock split occurred.
The following unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2005, and the unaudited proforma condensed consolidated statements of operations for the year ended December 31, 2005, have been prepared to reflect the proposed affiliation of Prime Trust Bank and Bank of the South under the ownership of a holding company called Mid-America Bancshares, Inc. As discussed above, for accounting purposes, the proposed transaction has been treated as an acquisition of Bank of the South by PrimeTrust Bank. The unaudited pro forma condensed consolidated statement of financial condition is presented as if the proposed transaction occurred on December 31, 2005, while the unaudited pro forma condensed consolidated statements of operations are presented as if the proposed transaction had occurred on January 1, 2005. The unaudited pro forma acquisition adjustments, including those to adjust Bank of the South’s net assets to fair value, are preliminary and subject to change as additional analyses are performed and as additional information becomes available.
The unaudited pro forma financial data set forth below is not necessarily indicative of results that would have actually been achieved if the proposed transaction, including the stock offering by Bank of the South, had been consummated as of the date indicated, or that may be achieved in the future. This information should be read in conjunction with the historical consolidated financial statements of each Prime Trust Bank and Bank of the South (and the notes to them), which are included in this joint proxy statement and prospectus.
Mid-America anticipates that the proposed transaction will provide the combined company with future financial benefits that include both increased revenues and reduced operating expenses. The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under the assumptions set forth below, does not attempt to predict or suggest future results. The proforma financial information does not attempt to show how the combined company would have actually performed had the companies been combined throughout the periods presented.
<Continued on following page. >

MID-AMERICA BANCSHARES, INC.
PROFORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005
(IN THOUSANDS)

	Mid-America
	Bancshares,
	Inc.
	(Parent		Prime Trust	Bank of	ProForma Adjustments				Proforma
	Company)		Bank	the South	Dr.		Cr.		Consolidated
Assets
Loans, less allowance for possible loan losses of $3,649,000 and $3,095,000 for a total of $6,744,000	$—		301,878	262,981			2,910	(3)	561,949
Securities:
Securities available-for-sale, at market (amortized cost of $65,335,000 and $50,773,000, respectively)	—		64,035	49,952					113,987
Held-to-maturity, at amortized cost (market value — $9,476,000)	—		—	9,553					9,553

Total securities	—		64,035	59,505					123,540

Loans held for sale	—		2,196	2,748					4,944
Federal funds sold	—		26,459	15,490					41,949
Interest bearing deposits in financial institutions	—		—	103					103
Restricted equity securities	—		1,046	753					1,799

Total earning assets	—		395,614	341,580					734,284

Cash and due from banks	—		6,675	10,240	6,000	(1)			22,915
Bank premises and equipment, net	—		12,808	13,859	4,315	(3)			30,982
Accrued interest receivable	—		2,114	1,930					4,044
Other real estate owned	—		444	54					498
Deferred tax asset	—		717	393			1,110	(3)	—
Intangible asset, net	—		—	1,025	4,752	(3)	1,025	(2)	4,752
Goodwill	—		—	5,490	21,651	(3)	5,490	(2)	21,651
Investments in subsidiaries	97,825	(A)	—	—			97,825	(3)
Other assets	—		930	791					1,721

Total assets	$97,825		419,302	375,362					820,847

Liabilities and Stockholders’ Equity

Deposits	$—		359,037	326,633	817	(3)			684,853
Securities sold under repurchase agreements	—		621	1,966					2,587
Advances from Federal Home Loan Bank	—		18,409	10,000					28,409
Deferred income taxes, net	—		—	—	266	(2)	1,561	(3)	1,295
Accrued interest payable and other liabilities	—		2,823	3,055					5,878

Total liabilities	—		380,890	341,654					723,022

Stockholders’ equity:
Preferred stock, no par value, authorized 25,000,000 shares	—		—	—
Common stock, authorized 75,000,000 shares, par value $1.00 per share, 13,558,813 issued and outstanding	13,559	(A)	—	—					13,559
Common stock, par value $1 per share, authorized 10,000,000 shares, 3,398,069 shares issued and outstanding, respectively	—		3,398	—	3,398	(3)			—
Common stock, authorized 20,000,000 shares, 2,830,099 issued, 3,109,169 proforma issued	—		—	2,830	3,109	(3)	279	(1)	—
Additional paid-in capital	86,411	(A)	36,799	28,985	65,256	(3)	5,721	(1)
					6,249	(2)			86,411
Retained earnings (deficit)	(338)		(338)	2,400	2,062	(3)			(338)
Net unrealized losses on available- for-sale securities	(1,807	) (A)	(1,300)	(507)			1,807	(3)	(1,807)

	97,825		38,559	33,708					97,825

Less cost of treasury stock of 9,833 shares	—		(147)	—			147	(3)	—

Total stockholders’ equity	97,825		38,412	33,708					97,825

Total liabilities and stockholders’ equity	$97,825		419,302	375,362					820,847

(Mid-America/MA-FormS-4.xls)

MID-AMERICA BANCSHARES, INC.
PROFORMA CONSOLIDATED INCOME STATEMENTS
YEAR ENDED DECEMBER 31, 2005
(IN THOUSANDS)

	Mid-America
	Bancshares,	PrimeTrust	Bank of	ProForma Adjustments				Proforma
	Inc.	Bank	the South	Dr.		Cr.		Consolidated
Interest income:
Interest and fees on loans	$—	19,414	16,225			40	(4)
						647	(5)	36,326
Interest and dividends on taxable securities	—	1,771	1,704					3,475
Interest on non-taxable securities	—	40	223					263
Interest on Federal funds sold	—	420	360			300	(4)	1,080
Interest on interest-bearing deposits in financial institution	—	28	3					31
Interest and dividends on restricted equity securities	—	37	34					71
Interest on loans held for sale	—	99	98					197

Total interest income	—	21,809	18,647					41,443

Interest expense:
Interest on negotiable order of withdrawal accounts	—	179	360					539
Interest on money market and savings accounts	—	1,800	1,225					3,025
Interest on certificates of deposits over $100,000	—	4,117	2,800	199	(5)			7,116
Interest on certificates of deposit — other	—	2,752	2,313	167	(5)			5,232
Interest on Federal funds purchased	—	2	1					3
Interest on securities sold under repurchase agreements	—	18	59					77
Interest on borrowed funds	—	—	3					3
Interest on advances from Federal Home Loan Bank	—	477	330					807

Total interest expense	—	9,345	7,091					16,802

Net interest income	—	12,464	11,556					24,641
Provision for possible loan losses	—	(1,121)	(418)					(1,539)

Net interest income after provision for possible loan losses	—	11,343	11,138					23,102

Non-interest income:
Service charges on deposit accounts	—	767	968					1,735
Other fees and commissions	—	415	216					631
Investment banking fees and commissions	—	1,157	—			60	(4)	1,217
Gain on sales of other real estate	—	—	2					2
Gain on sale of mortgage loans	—	839	742			150	(4)	1,731
Fees on mortgage loan originations	—	404	502					906
Gains on sale of SBA loans	—	142	32					174
Gain on sale of fixed assets	—	—	188					188
Title company income	—	257	8					265

Total non-interest income	—	3,981	2,658					6,849

Non-interest expense:
Employee salaries and benefits	—	7,392	5,545					12,937
Occupancy expenses, net	—	927	671	108	(5)			1,706
Furniture and equipment expense	—	1,082	621					1,703
Data processing expense	—	615	609					1,224
Advertising and market expenses	—	418	175			50	(4)	543
Professional fees	—	455	466			200	(4)	721
Printing, stationary and supplies	—	366	351					717
Telephone and network	—	258	101					359
Directors fees	—	195	179					374
Other operating expenses	—	924	1,171			50	(4)

						207	(2)	1,838
Amortization of premium on deposits	—	—	—	679	(5)			679
Loss on sale of fixed assets	—	21	—					21
Security losses	—	—	45					45

Total non-interest expense	—	12,653	9,934					22,867

Earnings before income taxes	—	2,671	3,862					7,084

Income taxes	—	65	1,210	325	(4)
				79	(2)	194	(5)	1,485

Net earnings	$—	2,606	2,652					5,599

MID-AMERICA BANCSHARES, INC.
(A) Initial Balance Sheet of Mid-America Bancshares, Inc. (Parent Company)
     To record issuance of 13,558,813 shares of holding company stock in exchange for subsidiary banks stock as follows:

	Bank	PrimeTrust
	of the South	Bank	Total
Shares outstanding	2,830,099	3,388,236

Shares to be issued from proceeds of stock sale prior to proposed transaction	279,070	—

	3,109,169	3,388,236

Exchange ratio	2.18140	2.0

	6,782,341	6,776,472	13,558,813

The economic substance of the proposed transaction is a merger of equals (MOE). For accounting purposes (under the provisions of SFAS No. 141), the proposed transaction will be treated as an acquisition of Bank of the South by PrimeTrust Bank.
Calculation of the excess purchase price is as follows (In Thousands, Except Shares):

Holding Company shares to be issued to Bank of the South shareholders	6,782,341

Market value of PrimeTrust shares based on fairness opinion of Hovde Financial, LLC	$8.76

Total consideration	59,413

Proforma book value of Bank of the South, exclusive of intangibles and related deferred taxes and inclusive of $6,000,000 offering	33,459

Excess purchase price	$25,954

Allocated as follows:
Loans	$(2,910)
Securities	—
Fixed assets	4,315
Certificates of deposits	817
Premium on purchased deposits	4,752
Goodwill	21,651
Deferred Income Taxes @ 38.29 of depreciable items	(2,671)

Excess purchase price allocated	$25,954

The initial capital of the holding company is comprised of shares issued for the following (In Thousands):

	PrimeTrust	Bank of the
	Bank	South	Total
Common stock @ $1 .00 par	$6,777	6,782	13,559

Additional paid-in capital	33,273	53,138	86,411

Deficit	(338)	—	(338)

Net unrealized loss on available-for-sale securities	(1,300)	(507)	(1,807)

	38,412	59,413	97.825

MID-AMERICA BANCSHARES, INC.
PROFORMA ADJUSTMENTS

(1)	To record issuance of 279,070 shares of Bank of the South stock at $21.50 per share for total proceeds of $6,000,000. ($279,000 common stock and $5,721,000 additional paid-in capital).
(2)	To remove intangibles recorded on financial statements of Bank of the South. The intangibles related to the proposed transaction are setforth in (3) below. Also, to remove related amortization of intangibles of $207,000 less deferred taxes of $79,000.

(3)	To eliminate investment in subsidiaries and to record excess purchase price allocations.

The excess purchase price allocations and amortization and depreciation adjustments for the first five years are as follows:

(In Thousands)
			Amortization/Depreciation (In Thousands)
Description	Allocation	Terms	Year 1	Year 2	Year 3	Year 4	Year 5
Premium on preferred deposits	$4,752	7 Years	679	679	679	679	679

Loan discounts	(2,910)	4.5 Years	(647)	(647)	(647)	(647)	(322)

Certificates of deposit discounts	817	Various	366	268	86	86	11

Buildings	4,315	40 Years	108	108	108	108	108

Subtotal	6,974		506	408	226	226	476

Deferred taxes @ 38.2%	(2,671)		(194)	(156)	(87)	(87)	(182)

	4,303		$312	252	139	139	294

Goodwill	21,651

Excess purchase price	$25,954

PrimeTrust Bank expects to collect substantially all required payments on Bank of the South’s loans; and accordingly, no write down of loans against the allowance for loan losses has been made in the proforma financial data as would be required under AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”.
Goodwill will be evaluated for impairment in accordance with Statement of Financial Accounting Standard No. 142. No impairment adjustment is expected by management.
(4)	To adjust for estimated annual revenue increases and estimated cost savings totaling $550,000 related to the proposed transaction and estimated earnings of $300,000 on the Bank of the South $6,000,000 stock offering, net of taxes of $325,000.
(5)	To record amortization and depreciation for year 1 related to excess purchase price adjustments, net of amortization of related deferred taxes (see 3 above).
(6)	Estimated costs associated with the joint proxy statement/prospectus which are being shared equally between PrimeTrust Bank and Bank of the South are not considered material to the proforma balance sheet.

MID- AMERICA BANCSHARES, INC.
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Unaudited Historical and Pro Forma Comparative Share Data
The following table shows comparative per share data about our historical and pro forma net income, cash dividends and book value. The comparative per share data below provides PrimeTrust and Bank of the South shareholders with information about the value of their shares prior to the planned affiliation as opposed to the value of their shares after completion of the proposed transaction and once the two banks are combined as wholly-owned subsidiaries of Mid-America Bancshares, Inc.
You should not rely on the pro forma information as necessarily indicative of historical results we would have experienced had we been combined or of future results we will have after completion of the proposed transaction.
This information should be read in conjunction with the unaudited pro forma financial data (and the notes thereto) included elsewhere in this joint proxy statement and prospectus, and the historical consolidated financial statements (and the notes thereto), of PrimeTrust and Bank of the South, which are also included in this joint proxy statement and prospectus. See “—Selected Unaudited Pro Forma Consolidated Financial Data” above.
The pro forma data in the tables assume that the proposed transaction is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined banks’ results of operations. The pro forma financial adjustments record the assets and liabilities of Bank of the South at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The significant proforma assumptions included the following:
•	Immediately prior to the acquisition of Bank of the South, a reorganization of PrimeTrust Bank occurred whereby 100% of the stock of PrimeTrust Bank was exchanged for 100% of the stock of Mid-America Bancshares, Inc. and that a two-for-one stock split occurred resulting in 6,776,472 shares being issued to PrimeTrust Bank shareholders. In connection with the acquisition, 6,782,341 shares of Mid-America Bancshares, Inc. are issued to Bank of the South shareholders which results in a 2.1814 exchange ratio to the Bank of the South shareholders. The proforma share exchange was valued at $8.76 per share.

•	As a condition of the proposed transaction, Bank of the South successfully completes a private stock offering of $6,000,000 to equalize the capital structure of the two banks. It is assumed that the pre-tax earnings related to the new capital will be $300,000.

•	The resulting excess purchase price is allocated $4.8 million to premium on preferred deposits (amortized over 7 years), $4.3 million to buildings (depreciated over 40 years), $.8 million to certificate of deposits (amortized over estimated maturity dates) and a negative $2.9 to loans (amortized over 4.5 years). Deferred taxes on these items have been established at the combined effective Federal and State income rate of 38.29%.

•	The combined banks will increase revenues and reduced costs by a combined $550,000 resulting from the proposed transaction, net of taxes of $210,000.
Assumptions also include no amortization or impairment of the goodwill resulting from the transaction in the amount of approximately $21.7 million.

MID- AMERICA BANCSHARES, INC.
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA, CONTINUED
Unaudited Historical and Pro Forma Comparative Share Data, Continued
The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of other possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the proposed affiliation and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods. Upon completion of the proposed transaction, the operating results of Bank of the South will be reflected in the consolidated financial statements of Mid-America (formerly PrimeTrust Bank) on a prospective basis.
Unaudited Historical and Pro Forma Per Share Data

			Bank of		Mid-America
	PrimeTrust		the South		Bancshares
	Bank		Bank		Inc.
Basic earnings per common share, actual	$.88		.99		N/A
Diluted earnings per common share, actual	.88		.95		N/A
Basic earnings per common share, proforma	.44	(1)	.45	(1)	.44
Diluted earnings per common share, proforma	.44	(1)	.44	(1)	.43

Book value per share	11.34		11.91		N/A
Proforma book value per share	5.67	(1)	5.46	(1)	7.21

Dividends per share	—		—		—

N/A — Not Applicable.

(2)	The proforma earnings per share for Mid-America Bancshares, Inc. was calculated as follows (In Thousands, Except Share and Per Share Amounts):

Basic earnings per common share:
Numerator — proforma net earnings	$5,599

Denominator:
PrimeTrust Bank weighted average shares outstanding for 2005	2,945,010
Addition for PrimeTrust Bank two-for-one stock split	2,945,010
New shares issued in connection with acquisition of Bank of the South	6,782,341

Proforma weighted average number of common shares outstanding	12,672,361

Proforma basic earnings per common share	$.44

Diluted earnings per common share:
Numerator — proforma net earnings	$5,599

Denominator:
Proforma weighted average number of common shares outstanding	12,672,361
Dilutive effect of stock options	273,029

12,945,390

Proforma diluted earnings per common share	$.43

BUSINESS OF THE HOLDING COMPANY
The Holding Company was formed in January 2006 by representatives of the two banks in order to facilitate the proposed share exchange. After the share exchange is completed, the business of the Holding Company will be the ownership and management of its ownership of the banks. The Holding Company’s principal executive office is located at 7651 Highway 70 South, Nashville, Tennessee 37221, telephone number (615) 646-4556.
MANAGEMENT OF THE HOLDING COMPANY
     The names ages, and principal occupations of the Holding Company’s current directors are:

Name	Age	Principal Occupation
Gary L. Scott	60	Chairman and CEO of The Holding Company; Chairman, CEO and Director of PrimeTrust Bank.

David Major	57	President and Director of The Holding Company; Chairman, CEO, and Director of Bank of the South.

James S. Short	55	Executive Vice President of The Holding Company; President and Director of Bank of the South.

Jason K. West	39	Executive Vice President and Chief Financial and Accounting Officer of The Holding Company; President and Director of PrimeTrust Bank.

Harold Gordon Bone	64	President, Horizon Concrete, Partner/Co-Manager, B and B Enterprises (Building and Rental Property).

Robert L. Callis, Esq.	60	Attorney at Law (Retired).

James A. Campbell	69	Chairman, Pan American Electric, Inc. (Retired) (Electrical Contracting).

Bruce G. Davis	59	Real Estate Investor and Developer.

Erwin C. Hardison, III	60	President, Erwin Hardison & Co., P.C. (Public Accounting and Consulting).

Monty E. Mires	60	Real Estate Investor and Developer.

Margaret N. Perry, Ph.D.	65	University Educator (Retired); Consultant.

Stephen A. Steele	49	Partner, Huddleston & Steele Engineering Co.

David A. Waldron	51	Self-Employed Contractor, Partner, Waldron Enterprises.

Edward A. Whitley	62	President of the Board, Centex Rogers (Construction).

The following are the executive officers of the Holding Company. Unless otherwise indicated, these officers have served in the indicated capacities during the last five years through the date of these materials (except that elections to the Holding Company’s board and officer positions all occurred in 2006, after the Holding Company was incorporated).

Name	Age	Office and Business Experience
Gary L. Scott	60	Chairman and CEO of The Holding Company; Chairman, CEO and Director of PrimeTrust Bank.

David Major	57	President and Director of The Holding Company; Chairman, CEO, and Director of Bank of the South.

James S. Short	55	Executive Vice President and Chief Risk Officer of The Holding Company; President and Director of Bank of the South.

Jason K. West	39	Executive Vice President and Chief Financial and Accounting Officer of The Holding Company; President and Director of PrimeTrust Bank.
The executive officers are appointed by, and serve at the discretion of, the Bank’s board of directors. Officers are elected annually by the Company’s board of directors. It is anticipated that the named officers will be elected to the positions set forth for them in this joint proxy statement and prospectus. No officer or employee has an employment contract with the Holding Company, but Messrs. Scott, Major, Short and West have change in control agreements with the Holding Company.
There is no family relationship between any of the above-named officers, or between any officer or director, of the Holding Company.
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table provides information, as of approximately May 1, 2006, with respect to the following beneficial owners of the Holding Company’s common stock, assuming completion of the share exchange:
•	Each director of the Holding Company, and

•	All Holding Company executive officers and directors as a group.
We determined beneficial ownership by applying the General Rules and Regulations of the SEC, particularly Rule 13d-3 under the Securities Exchange Act, which states that a person may be credited with the ownership of common stock:
•	Owned by or for the person’s spouse, minor children or any other relative sharing the person’s home;

•	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and

•	Of which the person has investment power, which includes the power to dispose or direct the disposition of the stock.

•	Also, a person who has the right to acquire beneficial ownership of shares within 60 days after May 1, 2006, will be considered to own the shares. Unless otherwise indicated, the persons listed own their shares directly as individuals or in conjunction with their spouses.

No shareholder known to management will own as much as or more than 5% of the Holding Company’s outstanding common stock, either on the Holding Company’s records or indirectly as a “beneficial” owner.
The following figures and percentages assume the application of the exchange ratios of the respective banks and they further assume that none of the following individuals dissents from the transaction or disposes of any of her or his shares prior to the completion of the share exchange.

	Number of		Percent of
	Shares	Right to	Outstanding
Name(1)(2)	Owned(1)(2)	Acquire	Shares(1)(2)
(A) Name of Each Director

Gary L. Scott	102,716	102,804	1.50

David Major	94,360	34,593	•

James S. Short	98,778	22,211	•

Jason K. West	141,326	102,206	1.79

Harold Gordon Bone	76,871	8,416	•

James A. Campbell	208,864	0	1.54

Robert L. Callis, Esq.	49,485	8,416	•

Bruce G. Davis	161,734	14,804	1.30

Erwin C. Hardison, III	82,388	7,402	•

Monty E. Mires	57,419	14,724	•

Margaret N. Perry, Ph.D.	65,454	7,772	•

Stephen A. Steele	111,088	6,313	•

David V. Waldron	99,188	6,313	•

Edward A. Whitley	58,078	0	•

(B) Directors and Executive Officers of the Holding Company as a Group (35 individuals)	2,824,943	543,046	23.80

•	Less than 1%.
Notes to Preceding Table
(1)	The percentages shown are based on an estimated 13,588,813 (May 1, 2006 record date) total shares to be issued in the share exchange, assuming no dissenting shares, on a pro forma basis including in the numerator all shares exerciseable by the specified person(s) within 60 days as well as the number of shares actually held by such person and in the denominator all outstanding shares plus the same number of options. All options are currently exerciseable and are, accordingly, included in the table.

(2)	This information has been furnished by the directors and officers of the banks. Unless otherwise indicated, a shareholder possesses sole voting and investment power with respect to all of the shares shown opposite her or his name, including shares held in her or his individual retirement account. Shares held in self-directed individual retirement accounts have been shown in each Director’s total, and classified as subject to the director’s sole voting and dispositive authority. The ownership shown is that reported to the banks as of a recent date. The totals shown include shares held in the name of spouses, minor children, certain relatives, trusts, estates, custodial arrangements for children, and certain affiliated companies and/or business entities as to which beneficial ownership may be disclaimed.
EXECUTIVE COMPENSATION
The Holding Company was incorporated in January of 2006. It has not paid any compensation to any director or officer, and it has no employees. Acting in accordance with the share exchange agreement, Messrs. Scott, Major, Short and West have, as the holders of all of the Holding Company’s organizational shares, elected the Holding Company’s board of directors and those directors have elected them as the sole officers of the Holding Company. The Holding Company has not entered into any compensation arrangement with any of its officers or directors, except for the change in control agreements described in “Change in Control Agreements,” beginning on page 70.
Pro Forma Compensation Table
The following table sets forth the compensation of the Holding Company’s chief executive officer, president, and two executive vice presidents for the years 2003 through 2005 on a pro forma basis as if they had been officers of the Holding Company. The compensation for Messrs. Major and Short was paid by Bank of the South and that for Messrs. Scott and West was paid by PrimeTrust Bank. The table includes information for the Holding Company’s chief executive officer, Mr. Scott, as if he had been the Holding Company’s chief executive officer and also for the other three executive officers of the Holding Company as if they had been employed by the Holding Company as of December 31, 2005 and 2004, and 2003. Please note that these amounts were paid by the respective banks and that the compensation for these executives may or may not be transferred, in whole or in part, to the Holding Company. The figures below include all compensation paid to these individuals for all services that they rendered to their respective banks for the periods indicated that is reportable under SEC regulations.
SUMMARY COMPENSATION TABLE
(Compensation paid by PrimeTrust Bank or Bank of the South)

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
				Other		Securities
				Annual	Restricted	Underlying		All Other
Name And				Compen	Stock	Options/	LTIP	Compen-
Principal		Salary	Bonus	-sation	Award(s)	SARs	Payouts	sation
Position	Year	($)	($)	($)(1)(2)	($)(3)	(#)(3)	($)	($)(1)(4)
Gary L. Scott,	2005	$172,500	$67,715	$17,468	-0-	40,000	$-0-	$17,555

Chairman/CEO	2004	149,167	-0-	-0-	-0-	-0-	-0-	14,317

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
				Other		Securities
				Annual	Restricted	Underlying		All Other
Name And				Compen	Stock	Options/	LTIP	Compen-
Principal		Salary	Bonus	-sation	Award(s)	SARs	Payouts	sation
Position	Year	($)	($)	($)(1)(2)	($)(3)	(#)(3)	($)	($)(1)(4)
	2003	140,450	21,068	-0-	-0-	-0-	-0-	14,775

David Major,	2005	$200,000	$6,807	$10,500	-0-	-0-	$-0-	$2,037

President	2004	194,786	-0-	8,000	-0-	-0-	-0-	-0-

	2003	181,189	2,990	5,400	-0-	-0-	-0-	-0-

James S. Short,	2005	$146,667	$4,765	$10,500	-0-	-0-	$-0-	$1,528

EVP/ Chief Risk Officer	2004	137,684	-0-	8,000	-0-	-0-	-0-	-0-

	2003	124,000	2,156	5,400	-0-	-0-	-0-	-0-

Jason K. West,	2005	$166,500	$65,380	$12,705	-0-	40,000	$-0-	$20,815

EVP/Chief Executive Officer	2004	144,167	-0-	-0-	-0-	-0-	-0-	17,370

	2003	127,500	19,125	-0-	-0-	-0-	-0-	17,079
Notes to Preceding Table

(1)	Pursuant to the instructions to Item 402 of Regulation S-K, the Holding Company has omitted information regarding group life, health, hospitalization, medical reimbursement or relocation plans that do not discriminate in scope, terms or operation, in favor of executive officers or directors of the respective bank and that are available generally to all salaried employees. In accordance with the instructions to Item 402(b)(2)(iii)(C), perquisites and other personal benefits, securities, or property, if any, are not reported unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive in this table.

(2)	This amount includes director’s fees for each of the named executives. Officers who are also directors do not receive committee fees. This column includes both cash and the estimated value of non-cash compensation.

(3)	The amounts in this column reflect the number of unexercised options granted to the named executive(s) in the year(s) indicated.

(4)	Amounts in this column represent the bank’s contribution, if any, to its 401(k) plan on behalf of the named executive(s).
Change in Control Agreements and Employment Contracts
The executive officers of the Holding Company, Messrs. Scott, Major, Short and West have “change-of-control” agreements with the Holding Company. As set forth in those agreements, in the event of a “change of control” of the Holding Company, each of these individuals would be able to treat the transaction as a termination of his employment and receive a severance payment equal to one dollar less than three times their annual salaries. (The seemingly odd manner of subtracting “one dollar” is based on the requirements of Section 280G of the Internal Revenue Code.) In summary, the term “change of control” shall mean (a) any change in ownership (whether directly, indirectly, beneficially or of record) of shares in excess of 50% of the outstanding shares of the Holding Company’s common stock by a person or group, (b) any change in the composition of the Board of Directors resulting in a majority of the present directors of the Holding Company not constituting a majority two years later, (c) a change of more than 50% of the board membership of the particular officer’s bank, or (d) the sale or other disposition in one or a series of transactions of a substantial portion of the stock or assets of the bank for which the particular executive officer currently works. In addition, the Holding Company has entered into a similar arrangement with PrimeTrust Bank’s director and senior executive vice president, Mr. Charles R. Lanier, with a multiple of one times his annual salary (less one dollar) to replace the agreement he had with PrimeTrust Bank.
The Holding Company has no other employment contracts with any executive officers.
Benefits
Holding Company
It is anticipated that the Holding Company may consolidate certain of the benefits currently available to the directors, officers and employees of the two banks. However, at this time, no such plans have been finalized or formulated. The Holding Company’s directors and officers will continue to participate in the benefit programs offered by their respective banks until such time, if ever, as the Holding Company adopts benefit plans and such persons are eligible (or required) to participate. As described below in this section, the Holding Company has adopted an equity incentive plan for the benefit of its (and the banks’) directors, officers, and employees, and those providing bona fide consulting services to the Holding Company or the banks.
PrimeTrust Bank
Beginning in 2002, PrimeTrust Bank put into effect a 401(k) profit-sharing plan for the benefit of its eligible employees. To be eligible, an employee must have reached age 21 and completed 30 days of employment. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2005 and 2004, the bank contributed $221,000 and $164,000 to the plan, respectively. The bank is obligated to pay the expenses of the plan. Any expenses incurred in 2005 were deemed to be immaterial.
The bank had a deferred compensation plan designed to provide directors with the opportunity to participate in an unfunded, deferred compensation program. The program was not qualified under Section 401 of the Internal Revenue Code. It was terminated in November of 2005. The bank satisfied its liability under the plan by issuing 22,534 shares of its common stock, with an aggregate book value of $304,449, plus cash of $32,725.
Life insurance, health and dental insurance, disability insurance, and other traditional benefits (such as paid vacation) are provided to full-time bank employees. These benefits are generally believed to be commensurate with the types of benefits offered in the Nashville-Davidson County metropolitan area by competing financial institutions. In accordance with the bank’s marketing strategy, bank officers entertain customers and prospective customers at restaurants and private clubs at the bank’s expense.
Bank of the South
Beginning in 2001, Bank of the South put into effect a 401(k) profit-sharing plan for the benefit of its employees. To be eligible to participate in the plan employees must be: (1) employees; and (2) at least 21 years old who have worked one year, as provided in the plan. The provisions of the plan provide for both employee and employer contributions. The bank made a contribution of $25,667 to the plan in 2005 (no contribution was made in 2004). The bank has the right to make discretionary contributions to match some percentage of an employee’s contributions. The bank is obligated to pay the expenses of the plan. Any expenses incurred in 2005 were deemed to be minimal.
Life insurance, health and dental insurance, disability insurance, and other traditional benefits (such as paid vacation) are provided to full-time bank employees. These benefits are generally believed to be commensurate with the types of benefits offered in the Nashville-Davidson County Metropolitan Area by competing financial institutions. In accordance with the bank’s marketing strategy, bank officers entertain customers and prospective customers at restaurants and private clubs at the bank’s expense.
Bank of the South utilizes an incentive plan for its employees. Pursuant to this incentive plan, all employees of the bank can earn an incentive if certain targets are met by the bank as a whole. The bank’s annual budget establishes a baseline for the plan, but certain types of expenses and income (such as securities gains or losses and loan loss reserve allocations) are excluded. The concept is to provide an additional set of incentives for bank employees to improve the bank’s earnings. Payments to bank employees as a group under the plan can range from zero to up to twenty percent of the amount by which the targets are exceeded. Employees are not assured any bonus or payment under the plan. In 2004, the bank did not make any payments to employees pursuant to the incentive plan. In 2005, the bank contributed $181,025 to the plan. Payments to be made for a particular year under the incentive plan will be calculated and paid, if at all, in the following year. In addition, due to savings in health care costs, the bank distributed an additional $12,000 to participants in the bank’s health insurance program.
Equity Incentive Plans
The Mid-America Bancshares, Inc. Equity Incentive Plan
The organizing directors and shareholders of the Holding Company have adopted the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan will become effective as of the Effective Date. The Equity Incentive Plan will be utilized for future equity incentive awards and, assuming completion of the share exchange, no further incentives will be granted under any of the banks’ plans. Those plans will be terminated (although options previously granted under those plans will continue to be exerciseable for shares of Holding Company common stock). Awards granted under the Equity Incentive Plan will be in addition to stock options that may be exercised under the banks’ plans. (As used in this discussion, the term an “MBI Company” refers to the Holding Company, the banks and any other present or future subsidiary or corporate affiliate of the Holding Company or any subsidiary.)
Summary of the Equity Incentive Plan
Administration. The Equity Incentive Plan will be administered by a committee made up of two or more directors who meet all requirements under Section 16 of the federal securities laws and Section 162(m) of the Internal Revenue Code. Subject to the provisions of the Equity Incentive Plan, the committee shall have full authority and discretion to make awards under the Equity Incentive Plan. The committee also has the sole authority to interpret the terms of the Equity Incentive Plan. In general, it is anticipated that the members of the Holding Company’s committee will be made up of independent directors. Independence would be measured based on the definition included in the NASD’s Rule 4200(15).
The committee will have the ability to delegate to executive officers the authority to make awards under the Equity Incentive Plan to non-officer employees within limits established by the committee. The board of directors may also appoint a secondary committee of the board of directors to administer the Equity Incentive Plan with respect to employees and consultants who are not officers or directors of the Holding Company (or either of the banks). Any reference in the Equity Incentive Plan to the committee shall include such secondary committee.
Awards. It is anticipated that approximately eighty percent of the one million shares allocated to this plan will be awarded as promptly as possible after completion of the share exchange. Awards under the Equity Incentive Plan may be in the form of incentive stock options as defined in Section 422 of the Code (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock (“Restricted Shares”), Stock Units and Performance Units. The Equity Incentive Plan also authorizes the committee to make equity based awards not specifically provided for in the Equity Incentive Plan (“Other Awards”) on terms and conditions it determines to be appropriate.
Eligibility. Directors, officers and employees of an MBI Company are eligible for awards under the Equity Incentive Plan. Awards can also be made to non-employees who provide bona fide consulting services to an MBI Company, provided, that ISOs may only be awarded to actual employees of an MBI Company. The Equity Incentive Plan provides that our non-officer directors may be granted NSOs to acquire shares of common stock when they are first appointed to the board of directors on or after the Effective Date and that non-employee directors may be granted NSOs periodically thereafter. In addition, if the board implements the relevant provision of the Equity Incentive Plan, a non-employee director may elect to receive board compensation in the form of NSOs, SARs, Restricted Shares, Stock Units, Performance Units and Other Awards under the Equity Incentive Plan. The terms of awards issued to non-employee directors in lieu of a cash payment of board fees will be determined by the board of directors.
Stock Subject to the Plan. A maximum of 1,000,000 shares the Holding Company’s common stock (or the equivalent) may be subject to awards under the Equity Incentive Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the Holding Company’s corporate structure or shares, appropriate adjustments will be made to the number and kind of shares reserved under the Equity Incentive Plan and under outstanding stock options and to the exercise price of outstanding stock options. In addition, shares attributable to awards that are forfeited or terminated may be reissued under the Equity Incentive Plan.
Stock Options. Stock options entitle the optionee to purchase shares of the Holding Company’s common stock at a set price. Stock options may be either ISOs or NSOs. All options awarded under the Equity Incentive Plan must have an exercise price equal to at least the fair market value of Holding Company common stock on the date the options are granted, except that ISOs granted to persons owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Holding Company (a “10% owner”) may not be granted at less than 110% of the fair market value of our common stock on the date of grant. The committee shall determine the vesting and other terms of all options. No option may expire more than ten years from the grant date of the options and five years from the grant date for ISOs awarded to 10% owners.
The committee in its discretion may accelerate any vesting of any option in case of change in control, death, disability, retirement or termination as well as extend, modify, renew or exchange outstanding options. Options may be awarded in combination with SARs, and such an award may provide that the options will not be exercisable unless the related SARs are forfeited. Upon the termination of an optionee’s employment, unless as a result of a termination by the participant or for cause (as defined in the Equity Incentive Plan) or other service with an MBI Company, the optionee will have three months to exercise his or her options that were vested on the date of termination; provided that if the termination is due to the optionee’s death, the estate of the optionee will have six months to exercise such options. The committee, in its discretion, may extend the exercise period for options held by terminated employees. Stock options vest fully upon completion of a change in control.
Stock Appreciation Rights. Stock Appreciation Rights (often called “SARs”) represent the right to receive an amount equal to a specified percentage (not exceeding 100%) of the difference between a base price established for the SAR and the fair market value of the Holding Company’s common stock on the date the SAR is exercised. The base price must not be less than 100% of the fair market value of Holding Company common stock on the date the SAR is granted but may vary by a predetermined formula. The grant may specify that the amount payable upon exercise of the SAR may be paid (i) in cash, (ii) in shares of Holding Company common stock or (iii) any combination of cash and common stock. An award may specify a waiting period or periods before a SAR becomes exercisable and permissible dates or periods on or during which the SAR will be exercisable. The committee may, in its discretion, accelerate any exercisability of any SAR in case of change in control, death, disability, retirement or termination as well as extend, modify, renew or exchange outstanding SARs. The exercise periods and forfeiture provisions applicable to options in the event of a termination of service apply equally to SARs.
Restricted Shares. An award of Restricted Shares involves the immediate transfer of ownership of a specific number of shares of Holding Company common stock to a participant. However, during a restriction period designated by the committee, such shares are subject to forfeiture unless conditions specified by the committee are met. These conditions will generally include the continuous employment of the participant with an MBI Company (or service on a board) and may include performance objectives that must be achieved. Although Restricted Shares remain subject to forfeiture during the restriction period, the participant is entitled to vote these shares, receive all dividends paid on these shares and exercise all other ownership rights in the Restricted Shares. Restricted Shares may be sold or awarded under the Plan for such consideration as the committee may determine, including past services and future services; provided the consideration is equal to not less than the par value of such Restricted Shares. Unless the committee provides otherwise, Restricted Shares fully vest in the case of a participant’s termination of service from an MBI Company because of change in control, death, disability or retirement. A participant forfeits unvested Restricted Shares upon termination of service. The committee in its discretion may shorten the restriction period or waive the forfeiture provisions of any Restricted Share in the case of change in control, death, disability, retirement or termination.
Stock Units. A Stock Unit is an award denominated in shares of common stock that will be settled either by delivery of common stock or the payment of cash based upon the fair market value of such specified number of common stock on a specified settlement date. The committee will determine the number of Stock Units to be awarded to any participant, the restriction period within which a grant may be subject to forfeiture, whether the grant or vesting depends upon the achievement of performance goals and other terms. During the restriction period, the participant is not entitled to vote or receive dividends on the shares subject to the award. Stock Units vest or are forfeited in the event of a termination of service from an MBI Company under the same provisions that apply to Restricted Shares.
Performance Units. A Performance Unit consists of the right to receive a payment of cash upon achievement of a performance goal or goals and satisfaction of such other terms and conditions as the committee may determine. In general, Performance Units are earned and vest only upon the attainment of one or more performance goals achieved over a performance period which will be a period determined by the committee. The committee may substitute common stock for the payment of cash otherwise made for a performance unit. Unless the committee provides otherwise, a participant forfeits Performance Units upon termination of service; provided, however, that Performance Units may be paid at a target level in the event of a participant’s termination on account of change in control, death, disability or retirement.
Other Awards. Subject to the terms and conditions of the Equity Incentive Plan and such other terms and conditions as it deems appropriate, the committee may grant awards not specifically provided for in the Equity Incentive Plan, which are awards based on, settled in or otherwise referenced to common stock. Other Awards are payable in cash or shares of common stock as the committee determines to be in the best interests of the Holding Company.
Manner of Exercise and Purchase. Options may be exercised by delivery of a Notice of Exercise and Common Stock Purchase Agreement in a form as provided with the optionee’s Stock Option Agreement, along with payment in full of the total exercise price for the shares to be purchased, subject to alternative methods of payment approved by the committee in its sole discretion. Stock Units, Restricted Shares,

Performance Units and Other Awards shall be settled in accordance with the participant’s respective award agreement and any vesting or performance requirements therein. SARs may be exercised in accordance with the terms of any underlying SAR Agreement.
Transferability of Awards. Unless otherwise provide in an award agreement or in a domestic relations order, an award under the Equity Incentive Plan is not transferable other than as a result of a participant’s death and shall be exercisable during the participant’s lifetime only by the participant.
Amendment. The Equity Incentive Plan may be amended from time to time by the board of directors without approval by the Shareholders unless required by applicable laws, regulations or rules.
Termination. The Equity Incentive Plan will automatically expire on April 25, 2016, or on any earlier date by action of the board of directors. No awards will be made under the Equity Incentive Plan after it is terminated, but awards granted prior to the termination of the Equity Incentive Plan will be honored after the termination date of the Equity Incentive Plan.
Effect of Stock Issuance. The issuance of shares of common stock under the Equity Incentive Plan will dilute the voting power of Holding Company’s current stockholders. The Holding Company will be required to register the shares issuable pursuant to the Equity Incentive Plan under the Securities Act of 1933, thereby making such shares immediately eligible for resale in the public market without restriction by non-affiliates of the Holding Company. Even though the shares issued under the Equity Incentive Plan will be registered for resale, our directors, executive officers and other affiliates of the Holding Company who receive shares under the Equity Incentive Plan will be subject to the volume restrictions of Rule 144 for resales of these shares.
Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Equity Incentive Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.
In general, an optionee will not recognize income at the time an NSO is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a NSO, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).
An optionee generally will not recognize income upon the grant or exercise of an ISO. If shares issued to an optionee upon the exercise of an ISO are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Subject to certain exceptions for death or disability, if an optionee exercises an ISO more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a NSO. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an ISO will be treated essentially the same as a NSO for purposes of the alternative minimum tax.

A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the Restricted Shares will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the Restricted Shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.
A recipient of Stock Units and Performance Units generally will not recognize income until shares are transferred or cash is paid to the recipient at the end of the restriction or performance period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.
The tax consequences of Other Awards will depend on the specific terms of such awards. To the extent that a participant recognizes ordinary income in the circumstances described above, the MBI Company for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).
Section 162(m) Exemption
The Equity Incentive Plan is designed to comply with the provisions of Section 162(m) of the Internal Revenue Code (the “Code”). Code Section 162(m) precludes a publicly held corporation from claiming a federal income tax deduction for annual compensation paid to certain senior executives in excess of $1,000,000 per person. Compensation is exempt from this limitation, however, if it is “qualified performance-based compensation.” It is the intent of the Holding Company that all awards made under the Equity Incentive Plan constitute qualified performance-based compensation satisfying the relevant requirements of Code Section 162(m) and the regulations issued thereunder. Accordingly, the Plan will be administered and the provisions of the Plan shall be interpreted in a manner consistent with Code Section 162(m).
Compensation derived from stock options and SARs is considered to be qualified performance-based compensation if these awards are made within the limit set forth in the plan for awards to single individuals. Other awards are considered to be qualified performance-based compensation as long as they are granted and/or vest solely upon the attainment of one or more pre-established objective performance goals unrelated to term of employment. The committee must establish these performance goals in writing for participants within the first 90 days of the performance period (but in no event later than completion of 25% of the performance period) and the outcome of these goals must be substantially uncertain at the time the committee actually establishes the goals. The performance goals must state an objective formula or standard used to compute the grant payable to the participants if the goals are attained and the committee may not retain any discretion to later increase the amount payable upon attainment of the performance goals. Under the Equity Incentive Plan, such performance goals must relate to one or more of the following for an MBI Company: revenue; earnings (including earnings before interest, taxes, depreciation, and amortization, earnings before interest and taxes, and earnings before or after taxes); operating income; net income; profit margins; earnings per share; return on assets; return on equity; return on invested capital; economic value-added; stock price;

gross dollar volume; total shareholder return; market share; book value; expense management; cash flow; and customer satisfaction.
The committee may make equitable adjustments to established performance goal in recognition of unusual or non-recurring events for the following qualifying objective items: asset impairments; acquisition-related charges; accruals for restructuring and/or reorganization program charges; merger integration costs; merger transaction costs; any profit or loss attributable to the business operations of any entity or entities acquired during the period of service to which the performance goal relates; tax settlements; extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring items as described in Accounting Principles Board Opinion No. 30; any extraordinary, unusual in nature, infrequent in occurrence, or other non-recurring items (not otherwise listed) in management’s discussion and analysis of financial condition and results of operation, selected financial data, financial statements and/or in the footnotes each as appearing in the annual report to stockholders; unrealized gains or losses on investments; charges related to derivative transactions contemplated by Statement of Financial Accounting Standards No. 133; and compensation charges related to SFAS 123(R). The committee must certify in writing prior to payout that the performance goals and any other material terms were in fact satisfied.
PrimeTrust Bank Equity Incentive Plans
In 2001, PrimeTrust Bank’s shareholders adopted the PrimeTrust Bank 2001 Statutory-Nonstatutory Stock Option Plan (the “Plan” or “2001 Plan”). The 2001 Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 37,000 shares of common stock to officers and key employees of the bank. It has also been approved for each organizer of the bank to receive an option to buy one share of stock at $10 per share for every two shares subscribed in the formation of the bank. This amount was prorated so that 106,998 options were actually issued to the organizers. As of December 31, 2005, 114,492 options remained exercisable under the 2001 Plan.
On July 19, 2005, the board of directors of the bank approved the PrimeTrust Bank 2005 Statutory-Nonstatutory Stock Option Plan (the “2005 Plan”). The 2005 Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options for up to 165,000 shares of common stock to officers and key employees of the bank. As of December 31, 2005, 146,950 options have been granted at an option price of $15 per share and all 146,950 are exercisable. The shareholders of the bank approved the 2005 Plan at its annual meeting on April 18, 2006.
The purpose of these stock option plans (“equity incentive plans”) is to attract and retain Directors and employees of the bank through the grant of options to purchase the bank’s common stock. Options granted under the equity incentive plans may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) or may be nonstatutory stock options. All key employees of the bank, and future affiliates, if any, are eligible to receive incentive stock options; all other awards would likely be nonstatutory options. The equity incentive plans provide for the board of directors to have the greatest possible latitude in amending them, but any increase in the number of shares allocated to the equity incentive plans will be subject to approval by the board of directors and, to the extent required by applicable law, rule or regulation, submitted to shareholder vote. The equity incentive plans may be terminated at any time by the board of directors although such termination would not affect options that had been granted prior to such termination.
It is anticipated that no further options will be granted under the PrimeTrust Bank equity incentive plans unless the proposed share exchange agreement is unreasonably delayed or is not consummated. If the share exchange is completed, it is also anticipated that the Holding Company will assume all options issued by the two banks and that shares of Holding Company common stock, rather than Bank of the South stock, will be issued, adjusted for the exchange ratio specified in the share exchange agreement.

Bank of the South Equity Incentive Plan
In 2001, the shareholders of Bank of the South approved the Bank of the South 2001 Stock Option Plan (the “2001 Plan”). The 2001 Plan was then implemented by the board of directors in June of 2001. The shareholders approved the board’s recommended allocation of 360,000 shares to the 2001 Plan, of which options for 237,015 shares currently are outstanding. All outstanding options are exercisable. The weighted average exercise price for options exercised in 2005 was $10.34 per share and that for options outstanding and exerciseable at December 31, 2005 was $14.20 per share. During 2005, options for 32,884 shares were exercised, for which the bank received $341,000 to add to its capital.
The purpose of the 2001 Plan is to assist in retaining the services of persons now serving as Directors, officers and employees and to attract and retain the services of persons capable of serving as employees, officers, and directors of Bank of the South. The plan is also intended to provide incentives for such persons to exert maximum efforts to promote the bank’s continued development and success. The compensation committee of the board of directors believes that such options help further align the interests of bank employees and directors with the interests of the bank and the shareholders.
As of March 1, 2006, options for 28,260 shares were available for future grant under the 2001 Plan. The exercise price per share ranges from $10.00 per share to $23.00 per share, which “strike price” was determined by the board of directors to be the fair market value of the shares on the date of grant. (Bank of the South’s shares are not traded on any recognized or established securities market and, accordingly, the board has determined the fair market value based on information available to it, including privately negotiated trades reported to management of the bank.)
Accelerated Vesting of Options at Both Banks
Initially, options granted under the equity incentive plans at the two banks were to vest ratably over a period of years. This strategy was modified by both banks in late 2005, however, due to a change in accounting principles. Prior to December of 2005, accounting rules allowed each bank to present a footnote in its financial statements reflecting the pro forma impact of option grants and exercises on the bank’s earnings. As a result of Statement of Financial Accounting Standards 123(R) (“SFAS 123(R)”), however, on December 15, 2005, each bank became required to recognize an expense on its income statement for unvested options (a) outstanding on December 31, 2005, or (b) granted after that date. After consultation with its professional advisors, and weighing the overall impact on the bank, each bank’s board elected to accelerate the vesting of all of outstanding options in response to the requirements of SFAS 123(R) for expensing options. Accordingly, all of the options that had been granted under the plans of the two banks have become vested.
The options issued by each bank will be adjusted to reflect the impact of the exchange ratio on such options.
CERTAIN TRANSACTIONS
The Holding Company
The Holding Company has not yet commenced operations. Accordingly, it has had no transactions with its directors and officers, other than (a) the change of control agreements which become effective upon completion of the share exchange, see “Change in Control Agreement,” beginning at page 70; (b) the Holding Company’s agreement to redeem the organizing shareholders’ stock for its original cost at $1.00 per share, see “Organizational Shares,” beginning at page 81; and (c) the other matters described in this document. The Holding Company does not at this time pay board fees. Fees and expenses related to attending Holding Company board of directors meetings, and those of any committees established by the board, may be paid in the future. As of the date of this document, however, the Holding Company has not determined what fees, if any, to pay.
Director Fees of the Two Banks
Each bank currently pays fees to directors and to non-employee directors for attending committee meetings. In 2005, Bank of the South directors were paid a yearly retainer of $1,000 and received $750 for each meeting of the board, including up to two meetings not attended. Each committee member received $300 ($400 for Audit Committee meetings) for each meeting of a board committee to which they have been appointed and which they attended (except that employee directors are not paid for committee meetings).
In 2005, PrimeTrust Bank’s directors were paid $500 for each meeting of the board attended. Each committee member received $250 for each meeting of a board committee to which they have been appointed and which they attended (except that employee directors are not paid for committee meetings). The Directors were permitted to participate in a deferred compensation plan, now terminated, during most of 2005 and in certain prior periods. Pursuant to that program, which was not “qualified” under the Internal Revenue Code, they were permitted to defer their fees.
Credit Transactions Involving PrimeTrust Bank
Certain directors and officers of PrimeTrust Bank, businesses with which they are associated, and members of their immediate families are customers of the bank and have had transactions with the bank in the ordinary course of the bank’s business. All material transactions involving loans and commitments to such persons and businesses have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. (The bank relies upon its directors and executive officers for identification of their respective associates and affiliates (as those terms are defined in the Securities Exchange Act). The aggregate indebtedness of management (including the directors of the banks and their respective interests) and these related parties to the bank for the past three years was as follows:

	Total Dollar Amount of	Total Amount of	Total Amount of
	Loans to Directors,	Loans As A	Loans As A
Year Ending	Officers, and Their	Percentage	Percentage of
December 31	Affiliates	of Net Loans	Shareholders Equity
2005	$9,721,000	3.22%	25.31%
2004	$6,032,000	2.66%	24.84%
2003	$4,026,000	2.61%	23.71%
In the opinion of the board of directors, such transactions have not involved more than a normal risk of collectibility nor presented other unfavorable features, nor were any of these related-party loans restructured or charged off in such year.
In addition, as described in Note 11 to the Bank’s Consolidated Financial Statements, the Bank leases land related to one branch facility from an employee. It paid $18,000 in rent to the employee during 2005. The Bank believes that this transaction was structured on terms and conditions comparable to those for similar real property in the same market.

Except as disclosed in this section, under “Executive Compensation,” beginning at page 89, and elsewhere in this document, the PrimeTrust Bank’s executive officers and directors did not have business relationships with us which would require individual disclosure under applicable SEC regulations.
Credit Transactions Involving Bank of the South
Certain directors and officers of Bank of the South, businesses with which they are associated, and members of their immediate families are customers of the bank and have had transactions with the bank in the ordinary course of the bank’s business. All material transactions involving loans and commitments to such persons and businesses have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. The Bank relies upon its directors and executive officers for identification of their respective associates and affiliates (as those terms are defined in the Securities Exchange Act). The aggregate indebtedness of management (including the directors and their respective interests) and these related parties to the bank for the past three years was as follows:

	Total Dollar Amount of	Total Amount of	Total Amount of
	Loans to Directors,	Loans As A	Loans As A
Year Ending	Officers, and Their	Percentage	Percentage of
December 31	Affiliates	of Net Loans	Shareholders Equity
2005	$5,687,000	2.16%	16.87%
2004	$5,241,000	2.71%	21.30%
2003	$3,012,000	1.99%	13.21%
In the opinion of the board of directors, such transactions have not involved more than a normal risk of collectibility nor presented other unfavorable features, nor were any of these related-party loans restructured or charged off in such year.
Except as disclosed in this section, under “Executive Compensation,” beginning on page 89, and elsewhere in this document, Bank of the South’s executive officers and directors did not have business relationships with us which would require individual disclosure under applicable SEC regulations.
THE SECURITIES OF THE HOLDING COMPANY
The following is a summary of certain attributes of Mid-America Bancshares, Inc.’s common stock. This summary is qualified in its entirety by reference to Holding Company’s charter (Appendix 4) and bylaws, as well as by reference to the provisions of Tennessee and federal law applicable to corporations and banks. Particular reference is made to the Tennessee Business Corporation Act and the Tennessee Banking Act.
Organizational Shares
The Holding Company’s securities consist of its common voting stock, $1.00 par value, which is its only class of securities to be outstanding after completion of the share exchange. As of May 1, 2006, the Holding Company had only 1,000 shares of its common stock issued and outstanding. Each of the Holding Company’s highest ranking officers hold 250 of these shares, for which they paid one dollar each. Assuming that the share exchange is completed, the Holding Company will repurchase all of these shares for the price paid (one dollar each).

Issuance of Shares Pursuant to the Share Exchange
Pursuant to the share exchange, the Holding Company expects to issue up to 13,558,813 shares of its common stock to the non-dissenting shareholders of PrimeTrust Bank and Bank of the South. These shares will be fully paid, nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof. At the conclusion of the share exchange, the Holding Company expects that it will have approximately 3,000 holders of its common stock.
Holding Company Common Stock
In its charter, the Holding Company is authorized to issue 75,000,000 shares of its common stock, par value of $1.00 per share. The board of directors has wide latitude in setting the terms of those shares, and can issue common stock in one or more classes and series and preferred stock in one or more series. No shares are reserved for issuance except up to 13,588,813 shares (based on May 1, 2006 record date) reserved for issuance in connection with the share exchange, 1,000,000 shares reserved for issuance under the Holding Company’s Equity Incentive Plan, and 1,009,516 shares to be issued in connection with the equity incentive plans of the respective banks, for a total of 15,598,329 shares.
The Holding Company’s common stock does not carry preemptive rights.
The Holding Company’s common stock will be or become registered pursuant to Section 12(g) of the Securities Exchange Act if the share exchange is completed.
Voting Rights
The shares of Holding Company common stock to be issued in the share exchange will generally carry one vote for each share, subject only to the “Control Share Act” and other restrictions contained in the Holding Company’s charter and bylaws. However, voting rights shall be limited as follows: Each share of common stock shall be entitled to such votes as are permitted for its class or series and, if no voting rights are specified for such class or series, then one vote each for all purposes. Voting rights for classes or series of preferred stock shall be as set forth in the resolution of the board of directors authorizing such class or series. Voting rights may also be limited by the application of the Tennessee Business Corporation Act and/or any one or more of the Tennessee Business Combination Statutes, as that term is defined in section 15.2 of the charter, including the Tennessee Control Share Act.
The presence in person or by proxy of at least a majority of the total number of outstanding shares of the common stock entitled to vote is necessary to constitute a quorum at any annual or special meetings of shareholders. A share, once represented for any purpose at a meeting, is deemed present for purposes of determining a quorum for that meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting and as may be determined by a court in certain specified circumstances), even if the holder of the share abstains from voting with respect to any matter brought before the said meeting. Cumulative voting is not authorized.
Board of Directors
Presently, the Holding Company’s board of directors consists of fourteen members. Seven members presently serve on the Bank of the South board of directors and seven on the PrimeTrust Bank board of directors. At the next meeting of the shareholders of the Holding Company, it is expected that shareholders will vote on the election of directors. The current board of directors was elected, in conformity with the provisions of the share exchange agreement, by the Holding Company’s organizing shareholders (Messrs. Scott, Major, Short, and West).

Under the Holding Company’s charter, the board of directors is divided into three groups of directors (called “Director Classes”). Because approximately one third of the board members are to be elected each year, we have arbitrarily divided them into three Director Classes. Each person who is a member of a particular Director Class will be elected every three years along with her or his Director Class. Initially, however, to get the rotation started, the Class I members as a group will be elected for one-year terms at the Holding Company’s first meeting of shareholders to elect directors (but for three-year terms at every subsequent shareholders meeting at which Class I members are elected as a group) and members of Class II as a group were elected for two-year terms (but for three-year terms at every subsequent shareholders meeting at which Class II members are elected as a group). All of the terms of Director Class III will be three years, in accordance with state corporate law and our charter.
The Director Classes are the following:
•	Director Class I has five members: Gary L. Scott, David Major, Harold Gordon Bone, Robert L. Callis, and James A. Campbell;

•	Director Class II has five members: James S. Short, Bruce G. Davis, E. C. Hardison, III, Monty E. Mires, and Margaret N. Perry; and

•	Director Class III has four members: Jason K. West, Stephen A. Steele, David V. Waldron, and Edward A. Whitley.
Directors of the Holding Company are anticipated to be elected at the next meeting of shareholders, which is expected to be held not later than April 30, 2007. All directors will continue in office until then.
Directors are elected by a plurality of the total votes cast by all stockholders. Cumulative voting is not permitted. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of the Holding Company common stock generally have the ability to elect 100% of the directors. The absence of cumulative voting makes it more difficult for a Bank stockholder or group of stockholders who or which acquires less than a majority of the shares of the Holding Company common stock to obtain representation on the Holding Company’s board of directors.
Vacancies on the Board may be filled by a majority vote of the remaining directors or, if there is only one, by the sole remaining director. The board of directors of the Holding Company will act as its own nominating committee for the present. The board of directors expects to adopt a nominating committee charter and to establish a nominating committee. Nominations can also be made by shareholders. See “Shareholder Proposals and Nominations for the 2007 Annual Meeting,” at page 207 below. Nominations must be made in strict accordance with the requirements of the Holding Company’s charter and bylaws, which can be reviewed at the Holding Company’s principal executive office by appointment with the Investor Services Department. Please call Alan Haefele at (615) 646-4556 or Susan Wilson at (615) 773-5600.
The Holding Company’s board is scheduled to meet not less frequently than quarterly and at call for special meetings. A majority of the members constitutes a quorum and a majority of those directors who are present and voting at a meeting can generally cast the deciding vote on each matter considered. Directors cannot vote or act by proxy in connection with a board meeting. Directors may act by written consent in accordance with law. It will be the board’s policy that, to the extent practicable, all board members shall attend 75% or more of their assigned board and committee meetings, and that they will attend the Annual Meetings of shareholders. The Holding Company expects that eventually it will pay board members for their work on the board of directors and its committees. Presently, however, no fees are paid. The Holding Company expects that its non-management directors will reserve the right to meet at regularly scheduled executive sessions and may hold such additional executive sessions as they determine necessary or appropriate.

The Holding Company has adopted a Code of Ethics which is applicable to all directors, officers and other employees of the Holding Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is available for inspection as described above for inspections of the Holding Company’s charter and bylaws. The Holding Company intends to give notices of amendments to or waivers from its Code of Ethics (to the extent applicable to its directors, chief executive officer, principal financial officer or principal accounting officer) by appropriate filings on Form 8-K.
The board represents the interests of stockholders by overseeing the chief executive officer and other members of senior management in the operation of the Holding Company. The board’s goal is to optimize long-term value by providing guidance and strategic oversight to the Holding Company on our shareholders’ behalf. Generally, the Holding Company requires that its directors have extensive business experience, outstanding reputations in their industries, diverse views, knowledge of the communities in which the Holding Company and the banks operate, and an understanding of financial matters.
Shareholders may communicate with the board by sending a letter to the board of directors, Mid-America Bancshares, Inc., Attention: Corporate Secretary, at 7651 Highway 70, South, Nashville, Tennessee 37221. Communications intended for non-management directors should be directed to the Chair of the Audit Committee at such address. Presently, the Chair of the Audit Committee is Mr. E. C. Hardison, III, who has been designated as the Audit Committee’s “financial expert” as that term is used in Item 401 of Regulation S-K.
Actions by the Holding Company’s Board of Directors
The Holding Company’s charter provides that it is to be managed by its board of directors. Each member of the board of directors has one vote. Directors can act by attending meetings or by written consent, but they cannot act by proxy. In most cases, any matter can be decided by the vote of a majority vote of the members in attendance, assuming that a quorum exists. A quorum is present when more than half of the members of the board are in attendance at a meeting (in person or by other accepted means).
In some cases, more than a majority of a quorum of the board of directors is required to take certain actions. These include the following:
•	Extraordinary corporate transactions (such as a merger, a share exchange, or the sale or other disposition of all or substantially all of the assets of the Holding Company) will require a “supermajority” 75% vote of the shareholders, unless 75% of the members of the entire board of directors approve a lesser level of approval;

•	The board of directors is required to consist of between 3 and 30 members. The exact number of board members is to be set by resolution adopted by the affirmative vote of a majority of the entire board of directors.

•	Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason, including the removal of directors, shall be filled by the board of directors (and only by the board of directors) acting by a majority of directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which the director shall have been chosen, or as otherwise expressly provided by law, and until a successor shall be elected and qualified.

•	Any one or more directors of the Holding Company may be removed for cause, at any time, by the affirmative vote of at least 75% of the entire board of directors.

•	Directors may not be removed without cause no matter how many directors vote in favor of removal.

•	Special meetings of shareholders may be called by the chairman of the board, the president, the chief executive officer, or any two executive vice presidents, or by the affirmative vote of not less than 75% of the board of directors acting with or without a meeting.

•	At least 75% of the members of the entire board of directors must vote to lower the percentage vote required to amended certain portions of the charter or bylaws of the Holding Company.
These provisions tend to reduce the voting power of individual board members.
Director Removal and Vacancies
Any director may be removed at any time, with or without cause, by the holders of a majority of the shares of stock of the Holding Company then entitled to vote at an election of directors; provided, however, that if the holders of any class or series of capital stock are entitled by the provisions of the Holding Company’s charter to elect one or more directors, such director or directors so elected may be removed only by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote at an election of such director or directors. Any director may resign at any time upon written notice to the Holding Company.
Notwithstanding the foregoing provisions of this Article, any director may be removed for cause, as defined in T.C.A. §48-18-108(1), as amended, by a majority of the entire board, and removed as otherwise expressly required by the Tennessee Banking Act.
Vacancies and newly created directorships resulting from any increase in the total number of directors established by the board pursuant to the bylaws may be filled by the affirmative vote of the majority of the total number of directors then in office, though less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the class of directors to which she or he is elected. A director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of her or his predecessor. Each director so chosen shall hold office until the next annual meeting and a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided. Whenever holders of any class or classes of stock or series thereof are entitled by the provisions of the charter to elect one or more directors, vacancies and newly created directorships of such class or classes or series may only be filled by the affirmative vote of the majority of the total number of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.
Director and Officer Indemnification and Limitation on Liability
Section 48-18-301 of the Tennessee Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he or she discharges his or her duties:
•	In good faith;

•	With the care of an ordinarily prudent person in a like position under similar circumstances; and

•	In a manner the director reasonably believes to be in the best interests of the corporation.
In discharging her or his duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are within the person’s competence.

Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:
•	The director must furnish the corporation a written affirmation of the director’s good faith belief that he or she has met the standard of conduct as set forth above;

•	The director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

•	A determination must be made that the facts then known to those making the determination would not preclude indemnification.
A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation’s charter provides otherwise,
•	An officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director,

•	The corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director, and

•	A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.
The Holding Company’s charter and bylaws provide for the indemnification of its directors and officers. Amendment of this provision requires a vote of seventy percent (70%) of the outstanding Bank shares unless a majority vote is expressly permitted by the board of directors.
Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director:
•	Conducted himself or herself in good faith;

•	Reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

•	Reasonably believed, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	In the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The Holding Company’s charter and bylaws provide for indemnification of its directors, officers, employees and agents against liabilities and expenses incurred in legal proceedings concerning the Holding Company. Indemnification will only apply to persons who act in good faith, in a manner he or she reasonably believed to be in the best interest of the Holding Company, without willful misconduct or recklessness.
The present directors’ and officers’ liability insurance policy is expected to cover the typical errors and omissions liability associated with the activities of the Holding Company. The provisions of the insurance policy might not indemnify any of the Holding Company’s officers and directors against liability arising under the Securities Act.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Holding Company under the provisions described above, the Holding Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Amendment of Charter and Bylaws
The Holding Company may amend its charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the stockholders. Unless the board of directors otherwise determines, the Holding Company’s charter requires a vote of 75% or more of the shares of capital stock entitled to vote in an election of directors to amend the provisions of the charter governing directors, removal of directors, anti-takeover provisions, and indemnification provisions.
The Holding Company’s board of directors may adopt, amend, or repeal the Holding Company’s bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of the Holding Company’s stockholders.
Special Meetings of Stockholders
Special meetings of the Holding Company’s stockholders may be called for any purpose or purposes, at any time, by the chairman of the board, the president, the chief executive officer, or any two executive vice presidents, or by the affirmative vote of not less than 75% of the members of the entire board of directors acting with or without a meeting. Notice of any special meeting shall be sent or being delivered to the shareholders not less than 10 days nor more than 60 days before the date of the meeting. The notice of special meeting shall include a description of the purpose or purposes for which the meeting is called and shall be effective when mailed postpaid and correctly addressed to the shareholder’s address shown in the Holding Company’s current record of shareholders.
Special meetings of shareholders also may be called by the holders of at least 75% of all the votes entitled to be cast on any issue proposed to be considered at such meeting upon request in writing, signed, dated and delivered either in person or by registered or certified mail, return receipt requested, to the corporate secretary of the Holding Company by such shareholders at least 90 days before the date of the meeting. Upon receipt of such request, it shall be the duty of the corporate secretary forthwith to cause to be given to the shareholders entitled thereto notice of such meeting, which notice shall be given on a date not more than 45 days (or such greater or longer period as may be expressly required by Tennessee law) after the date the written request was delivered to the corporate secretary as such secretary may fix and shall be effective when mailed postpaid and correctly addressed to the shareholder’s address shown in the corporation’s current record of shareholders. Shares held by any Interested Shareholder(s) or the Affiliates or Associates thereof (as defined in Article 15 of the charter) shall be disregarded for the purposes of determining whether the requisite percentage has been reached. It shall be the duty of any shareholder giving the notice of special meeting to assure that all requirements of federal and state securities laws have been satisfied before any such meeting shall be called.
Stockholder Nominations and Proposals
Holders of Bank common stock are entitled to submit proposals to be presented at an annual meeting of the Holding Company stockholders. The Holding Company’s charter and bylaws provide that any proposal of a stockholder which is to be presented at any meeting of stockholders must be sent so it is received by the Holding Company significantly in advance of the meeting. All such proposals must meet the strict criteria set forth in the Holding Company’s charter and bylaws as well as under rules and regulations established by the United States Securities and Exchange Commission.
Only persons who are nominated in accordance with the procedures set forth in the charter and bylaws are eligible to serve as directors. Nominations to the board of directors of the Holding Company may be made at a meeting of shareholders (i) by or at the direction of the board of directors or (ii) by any shareholder of the Holding Company who was a shareholder of record at the time of the giving of notice of the applicable meeting who is entitled to vote for the election of directors at the meeting if such person has fully and completely complied with the notice procedures set forth in the charter and described below.
In order for a shareholder to nominate a person for election to the board of directors of the Holding Company at a meeting of shareholders, such shareholder shall have delivered timely notice of such shareholder’s intent to make such nomination in writing to the corporate secretary of the Holding Company. To be timely, unless otherwise provided by applicable law (including, without limitation, federal securities laws), a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Holding Company (i) in the case of an annual meeting, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Such shareholder’s notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the shareholder giving the notice (A) the name and address, as they appear on the Holding Company’s books, of such shareholder and (B) the class and number of shares of the Holding Company which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the Holding Company which are beneficially owned by such person.
In addition, the nominating shareholder is responsible for providing to the Holding Company all of the information as to each nominee as is required by paragraphs (a), (d), (e) and (f) of Item 401 of the Securities and Exchange Commission’s Regulation S-K (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Holding Company), together with each such person’s signed consent to serve as a director of the Holding Company if elected. At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the corporate secretary of the Holding Company that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee.
It is the express intention expressed in the Holding Company’s charter that the required information be provided to the board of directors and the shareholders so that adequate disclosure can be made to the shareholders. Accordingly, such information shall be provided notwithstanding that the Holding Company is not at the time of the adoption of the Holding Company’s charter or bylaws, or at any other time, subject either to the Securities Exchange Act or to the rules and regulations of the SEC.

If nominations are not made in accordance with the foregoing provisions, the chairperson of the meeting, in his/her discretion, may disregard the nomination, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee. According to the Holding Company’s charter, nominations at either an annual or special meeting must have been made in accordance with the foregoing procedure and nominations from the floor of the meeting will not be valid.
Business Combinations
The Holding Company’s charter provides some limitations on business combinations. The charter and bylaws both expressly adopt the protections of the Tennessee Control Share Acquisition Act, T.C.A. §§48-103-301, et seq. Control share acquisitions respecting the shares of the Holding Company are governed by and subject to the provisions of T.C.A. §§48-103-301, et seq. In addition, the bylaws expressly adopt the provisions of the Tennessee Investor Protection Act, T.C.A. §§48-103-101, et seq., and of the Tennessee Business Combination Act, T.C.A. §§48-103-201, et seq.
The affirmative vote of the holders of 75% or more of the outstanding shares entitled to vote for the election of directors is required to authorize repeal the charter provision governing the adoption of the Tennessee Control Share Acquisition Act.
The requirement of a supermajority vote of stockholders to approve certain business transactions may discourage a change in control of the Holding Company by allowing a minority of the Holding Company’s stockholders to prevent a transaction favored by a majority of the stockholders. This provision of the charter may enable management to retain substantial control over the affairs of the Holding Company.
As a Tennessee corporation, the Holding Company is or could be subject to certain restrictions on business combinations under Tennessee law, including, but not limited to, combinations with interested stockholders.
Antitakeover Acts
Tennessee has multiple anti-takeover acts that are or may become applicable to the Holding Company. These are the Tennessee Business Combination Act, the Tennessee Greenmail Act, and the Tennessee Investor Protection Act. The Tennessee Control Share Acquisition Act applies to the Holding Company because the Holding Company’s charter includes an express provision electing to be covered by that act.
(1) The Tennessee Business Combination Act. The Tennessee Business Combination Act generally prohibits a “business combination” by the Holding Company or a subsidiary with an “interested stockholder” within 5 years after the stockholder becomes an interested stockholder. But the Holding Company or a subsidiary can enter into a business combination within that period if, before the interested stockholder became such, the Holding Company board of directors approved:
•	The business combination; or

•	The transaction in which the interested stockholder became an interested stockholder.
After that 5 year moratorium, the business combination with the interested stockholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other stockholders. As noted above, the Holding Company’s bylaws expressly adopt the provisions of this law.
For purposes of the Tennessee Business Combination Act, a “business combination” includes share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested stockholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of the Holding Company stock.

Tennessee law also severely limits the extent to which the Holding Company or any of its officers or directors could be held liable for resisting any business combination. Under the Tennessee Business Combination Act, neither a Tennessee corporation registered under Section 12(g) of the Securities Exchange Act of 1934 having any stock registered or traded on a national securities exchange, nor any of its officers or directors, may be held liable for:
•	Failing to approve the acquisition of shares by an interested stockholder on or before the date the stockholder acquired such shares;

•	Seeking to enforce or implement the provisions of Tennessee law;

•	Failing to adopt or recommend any charter or by-law amendment or provision relating to such provisions of Tennessee law; or

•	Opposing any share exchange, exchange, tender offer, or significant asset sale because of a good faith belief that such transaction would adversely affect the corporation’s employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or any other relevant factor.
But the officers and directors can only consider such factors if the corporation’s charter permits the board to do so in connection with the transaction. The Holding Company’s charter expressly permits the board to consider these factors.
(2) The Tennessee Greenmail Act. The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act. Under the Tennessee Greenmail Act, the Holding Company may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Holding Company or the Holding Company makes an offer, of at least equal value per share, to all stockholders of such class.
(3) The Tennessee Investor Protection Act. The Tennessee Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, will result in the offeror beneficially owning more than 10% of any class of shares. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target corporation, and the public disclosure of the material terms of the proposed offer. Additional requirements are imposed under that act if the offeror beneficially owns 5% or more of any class of equity securities of the target corporation, any of which was purchased within one year prior to the proposed takeover offer. The Tennessee Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations. By its terms, this law is inapplicable to the Holding Company and to bank holding companies. However, the Holding Company’s charter provides that this law shall be applicable to the Holding Company to the extent now or hereafter permitted by law.
The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offeree corporation, pursuant to its charter, on a share exchange, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excepted from the Tennessee Investor Protection Act are tender offers which are open on substantially equal terms to all stockholders, are recommended by the board of directors of the target corporation and include full disclosure of all terms.

The Tennessee Investor Protection Act applies to tender offers for corporations with substantial ties in Tennessee, including corporations incorporated in Tennessee or which have their principal offices in the state.
The laws described above, together with provisions of the Holding Company’s charter and bylaws, regarding business combinations might be deemed to make the Holding Company less attractive as a candidate for acquisition by another bank or company than would otherwise be the case in the absence of such provisions. As a result, the Holding Company’s stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context.
Dividends
Dividends may be paid as determined by the Holding Company’s board of directors from time to time in accordance with federal and state law. To the extent practicable, but in any event subject to a wide variety of considerations and to the discretion of the board of directors, the Holding Company may pay dividends from time to time in accordance with Tennessee law based on its assessment, among other things, of working and regulatory capital needs and the need to retain earnings to fund growth.
However, no dividend or other distribution can be made if the Holding Company is insolvent or would be rendered insolvent by such action. Under the Tennessee Business Corporation Act, the holding company may not pay a dividend if afterwards:
•	the Holding Company would be unable to pay its debts as they become due, or

•	the Holding Company’s total assets would be less than its total liabilities plus an amount needed to satisfy any preferential rights of shareholders.
Any dividends that may be declared and paid by the Holding Company will depend upon its earnings, financial condition, regulatory and prudential considerations, and or other factors affecting the Holding Company and the banks that cannot be reliably predicted.
Tennessee law further restricts the timing and amount of dividends that may be paid by a Tennessee banking corporation such as Bank of the South or PrimeTrust. In no event is a Tennessee chartered bank permitted to pay dividends in any calendar year that exceed the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the Commissioner of the Tennessee Department of Financial Institutions. Prior regulatory approval must be obtained before declaring any dividends if the amount of any bank’s capital, and surplus is below certain statutory limits.
The payment of dividends by the Holding Company, as with any federally regulated commercial bank, will be, of course, dependent upon its earnings and financial condition and, in addition to the limitations discussed above, is subject to the statutory power of certain federal regulatory agencies to act to prevent unsafe or unsound banking practices.
Taxation
Under current Tennessee tax law, cash dividends paid by Tennessee banks to Tennessee residents are exempt from state income tax. Under Federal income tax law, dividends paid by the Holding Company would be taxable as qualified dividends taxable based upon each taxpayer’s situation. The normal rate for individual taxpayers under existing tax laws is 15%. Shareholders and prospective investors are urged to consult their own tax and accounting professionals for advice. Nothing in this document can be considered or treated as or deemed to be tax, accounting, legal, financial, or investment advice.

General Terms and Provisions Applicable to the Holding Company’s Common Stock
In the event of liquidation, dissolution or winding up of the Holding Company, shareholders are entitled to share ratably in all assets remaining after payment of liabilities.
The shareholders of the Holding Company are not subject to further assessments on their shares.
The Holding Company’s shares of common stock do not require a “sinking fund” which is a separate capital reserve maintained to pay shareholders with preferential rights for their investment in the event of liquidation or redemption.
Shareholders do not have a right to require the Holding Company to repurchase their shares.
Transfer Agent
The Holding Company expects to utilize the services of Registrar & Transfer Company as its transfer agent and securities registrar. That company is located at 10 Commerce Drive, Cranford, New Jersey 07016 (Telephone number: 1-800-368-5948).
Holding Company Preferred Stock
The charter of the Holding Company authorizes it to issue up to 25,000,000 shares of its preferred stock. The preferred stock may be issued by vote of the board of directors without shareholder approval. The preferred stock may be issued in one or more series, with such designations, full or limited voting rights (or without voting rights), redemption, conversion, or sinking fund provisions, dividend rates or provisions, liquidation rights, and other preferences and limitations as the board of directors may determine in the exercise of its business judgment. The preferred stock may be issued by the board of directors for a variety of reasons. The Holding Company has no present plans to issue any of its preferred stock.
The preferred stock could be issued in public or private transactions in one or more (isolated or series of) issues. The shares of any issue of preferred stock could be issued with rights, including voting, dividend, and liquidation features, superior to those of any issue or class of Holding Company’s common stock, including the shares of its common stock being issued in the share exchange. The issuance of shares of the preferred stock could serve to dilute the voting rights or ownership percentage of holders of the common shares. The issuance of shares of the preferred stock might also serve to deter or block any attempt to obtain control of the Holding Company, or to facilitate any such attempt, thus having, potentially, either an “anti-takeover” or a contrary effect, depending on the circumstances.
Debt Obligations
The Holding Company, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.
BRIEF COMPARISON OF HOLDING COMPANY
COMMON STOCK WITH BANK COMMON STOCK
Both PrimeTrust Bank and Bank of the South are commercial banks recently chartered (in 2001) under the Tennessee Banking Act. The following summary compares certain attributes of the Holding Company common stock with those of the banks’ common stock as of the record date. (Unless otherwise indicated, the information for the Holding Company is given on a pro forma basis assuming completion of the share exchange.) This summary is qualified in its entirety by reference to the respective bank’s charter and bylaws, as well as by reference to the provisions of Tennessee and federal law applicable to corporate law and banks. Particular reference is made to the Tennessee Business Corporation Act and the Tennessee Banking Act.

PrimeTrust
Attribute	Holding Company	Bank	Bank of the South
Authorized number of common shares	75 million	10 million	20 million
Number of common shares outstanding (Bank shares not adjusted for exchange ratios)	13,588,813 *	3,397,398 **	3,114,564 **
Number of votes per common share	One	One	One
Pre-emptive rights	No	No	No
Cumulative voting rights	No	No	No
Authorized number of preferred shares	25 million	1 million	20 million
Number of preferred shares outstanding or committed	-0-	-0-	-0-
Fixed or Guaranteed Dividends	No	No	No
Shares reserved for Equity Incentive Plans (Includes 1,009,516 shares issuable under the banks’ equity incentive plans)	2,009,516	252,130 **	231,620 **
Shares subject to Section 13 of the Securities Exchange Act	Yes	Yes	Yes
Fully Paid and Non -Assessable	Yes	Yes	Yes
Shareholder owning more than 5% of the common shares	No	No	No
Right to receive pro rata dividends (subject to terms of any future preferred stock)	Yes	Yes	Yes
Cash dividends paid	No	No	No
Classified Board of Directors (staggered 3-year terms)	Yes	No	No
Anti-Takeover Provisions	Yes	No	Yes

PrimeTrust
Attribute	Holding Company	Bank	Bank of the South
Right to Call Special	Severely		Severely
Meetings of the Shareholders	Restricted***	Restricted***	Restricted***
Control Share Acquisition Statute Applicable	Yes	No	Yes
Rights of Dissent and Appraisal in Specified Transactions	Yes	Yes	Yes
Shares Insured by the FDIC	No	No	No
Subject to FDIC Supervision	No	Yes	Yes
Subject to TDFI Supervision	Limited	Yes	Yes
Subject to Federal Reserve Supervision	Yes	Indirect	Indirect
Shareholders Rights Agreement****	Yes	No	No

*	Post-merger; at the date hereof, the Holding Company has 1,000 organizational shares issued and outstanding, which will be redeemed by the Holding Company upon completion of the share exchange.

**	Adjusted using share exchange ratio to represent number of shares post-merger, in order to permit comparison to number of post-merger shares of Holding Company common stock, the number of options outstanding for PrimeTrust Bank would be 6,794,796 and for Bank of the South would be 6,794,110. Shares reserved for issuance under the PrimeTrust Bank equity incentive plans would equal 504,260 as adjusted to reflect the PrimeTrust Bank exchange ratio and the shares reserved for issuance under the Bank of the South equity incentive plan would equal 505,256 as adjusted to reflect the Bank of the South exchange ratio.

***	Special meetings to be called by shareholders of PrimeTrust Bank require that 10% of the shares join in the call; for Bank of the South 80% of the outstanding shares are required; the number for the Holding Company is 75% of outstanding shares.

****	Under consideration by management.
MANAGEMENT’S DISCUSSION AND ANALYSIS AND RELATED INFORMATION
WITH RESPECT TO EACH BANK
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PRIMETRUST BANK
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
Forward-Looking Statements
     Management’s discussion of the Bank and management’s analysis of the Bank’s operations and prospects, and other matters, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of federal and state securities laws. Although the Bank believes that the assumptions underlying such forward-looking statements contained in this Report are reasonable, any of the assumptions could be inaccurate and, accordingly, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The use of such words as expect, anticipate, forecast, and comparable terms should be understood by the reader to indicate that the statement is “forward-looking” and thus subject to change in a manner that can be unpredictable. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this Report, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, changes in interest rates, unforeseen changes in liquidity, results of operations, and financial conditions affecting the Bank’s customers, as well as other risks that cannot be accurately quantified or completely identified. Many factors affecting the Bank’s financial condition and profitability, including changes in economic conditions, the volatility of interest rates, political events and competition from other providers of financial services simply cannot be predicted. Because these factors are unpredictable and beyond the Bank’s control, earnings may fluctuate from period to period. The purpose of this type of information is to provide readers with information relevant to understanding and assessing the financial condition and results of operations of the Bank, and not to predict the future or to guarantee results. The Bank is unable to predict the types of circumstances, conditions, and factors that can cause anticipated results to change. Except as maybe expressly required by applicable law, the Bank does not undertake and specifically disclaims any plan or obligations to publicly release the results of any revisions that be made to any forward-looking statements to reflect actual events, changes, circumstances, or results.
General
     PrimeTrust Bank, headquartered in Nashville, Tennessee, is a state bank chartered under Tennessee Law that began operations on December 17, 2001. The Bank offers a wide range of banking services including checking, savings, and money market accounts, certificates of deposits and loans for consumer, commercial and real estate purposes. The Company serves individuals, small to medium size businesses, community organizations and public entities. The area served by PrimeTrust Bank is Davidson County, Cheatham County, Dickson County, Williamson County and surrounding counties of Middle Tennessee. Services are provided at the main office in Nashville, Tennessee and four branch locations.
     The Bank opened its Nashville office in December of 2001. A branch in Ashland City was opened in January, 2002, a Dickson branch was opened in May, 2003, a Cool Springs branch was opened in October, 2003 and a fourth branch in Brentwood was opened in July, 2005.
     The Bank has leased space for additional full service branches located in the Green Hills and Franklin areas of Davidson and Williamson County, respectively. The Green Hills lease is for five years at a monthly cost of $20,600 with an option to extend for another five years at market rates. The Bank opened the Green Hills branch in February, 2006. The Franklin lease is for ten years at a monthly cost of $5,333 with options to extend for another ten years. The Bank plans to open the Franklin branch in June, 2006.

     In December, 2004, PrimeTrust Bank formed a wholly-owned subsidiary, Westside Title, which is located in Goodlettsville, Tennessee. The Company provides the Bank with title services.
     The Bank provides full service brokerage services (selling products such as stocks, bonds, mutual funds, limited partnerships, annuities and other insurance products) through Raymond James Financial Services, a non-affiliated company. The Bank shares in the commissions generated.
     The Bank’s strategy has been to profitably grow its business through organic growth in desirable markets. On December, 20, 2005, PrimeTrust Bank entered into a non-binding letter of intent with Bank of the South, Mt. Juliet, Tennessee for a merger of equals. Subsequently, the Bank entered into a definitive agreement which was approved by both Boards and executed on January 17, 2006. The agreement calls for a consolidation of the two banks under a newly formed multibank holding company, Mid-America Bancshares, Inc. Under the terms of the agreement, the stockholders of each bank will exchange their bank stock for shares of the holding company with PrimeTrust Bank and Bank of the South stockholders each receiving 50% of the shares of Mid-America Bancshares, Inc. (commonly referred to as a merger of equals). Dissenting shareholders will receive cash in lieu of shares of Mid-America Bancshares, Inc. The merger is anticipated to take place on July 1, 2006.
     Under the terms of the proposal each of the banks will retain their separate state banking charters, Board of Directors and Management. The proposed transaction is, among other things, subject to satisfactory results of due diligence procedures, receipt of a fairness opinion, approval of regulatory authorities and approval of each bank’s stockholders.
     The reasons for combining are substantially the same for both banks and are as follows:
•	Increases the market area served by each bank.

•	Expand and improve customer service and access to banking facilities while retaining local decision making.

•	Allow the banks to make or participate in larger loans.

•	Allow the banks to attain cost savings in handling future growth. No employees are expected to be eliminated as a result of the transaction.
     The FDIC insures the Bank’s deposit accounts. The Bank is a member of the Federal Home Loan Bank of Cincinnati (“FHLB”), which is one of the twelve banks which comprise the Federal Home Loan Bank System. At present, the Bank is not a member of the Federal Reserve, but anticipates the possibility of becoming a member as a result of the merger of equals.
Competition
     PrimeTrust Bank competes in a four county market area. While all four of the counties are contiguous, it must be recognized that each market is individual and has certain characteristics. Likewise, PrimeTrust Bank has different competitors in each market. There are a large number of depository institutions including savings banks, commercial banks, and credit unions in the counties in which the Bank has offices. The Banks, like other depository institutions, are operating in a rapidly changing environment. Non-depository financial service institutions, primarily in the securities and insurance industries, have become competitors for retail savings and investment funds. Mortgage banking/brokerage firms are actively competing for residential mortgage business. In addition to offering competitive interest rates, the principal methods used by banking institutions to attract deposits include the offering of a variety of services and convenient office locations and business hours. The primary factors in competing for loans are interest rates and rate adjustment provisions, loan maturities, loan fees, and the quality of service to borrowers and brokers.

     The total deposit market in the Bank’s four county area was $18.5 billion as of the June 30th summary of deposits as compiled by the FDIC. There were 32 banks in the four county market area at that time. PrimeTrust Bank ranked 12th in terms of market share. Below is a brief synopsis of each market.
     Davidson — There are twenty-one bank competitors in Davidson County with PrimeTrust Bank ranking 11th in terms of market share and 1st in market share in the Bellevue zip code area. The bulk of the market leaders and competitors in Davidson County are large regional banks. The total deposit market in Davidson County is $13.9 billion.
     Cheatham — There are six financial institutions in Cheatham County with PrimeTrust Bank ranking 2nd in terms of market share and 1st in market share in the Ashland City market. Of the six, there is only one other independent, community bank in Cheatham County. Total deposit market in Cheatham County is $314 million.
     Dickson — There are nine financial institutions in Dickson County, six of which are local, independent, community banks. PrimeTrust Bank ranks 6th in this market. Total deposit market in Dickson County is $562 million.
     Williamson — There are twenty financial institutions in Williamson County. PrimeTrust Bank ranks 11th in terms of market share. Of the twenty banks in this area, only five are independent, community banks. Total deposit market in Williamson County is $3.7 billion.
     The purpose of this discussion is to provide insight into the financial condition and results of operations of the Bank. This discussion should be read in conjunction with the annual financial statements, filed in conjunction with the Form 10-KSB for 2005 and for previous years.
Critical Accounting Policies
     The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of our allowance for loan losses (ALL), we have made judgments and estimates which have significantly impacted our financial position and results of operations.
     Our management assesses the adequacy of the ALL on a regular basis. This assessment includes procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience, and (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.
     We establish the allocated amount separately for two different risk groups (1) unique loans (commercial loans, including those loans considered impaired); and (2) homogenous loans (generally consumer loans). We base the allocation for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned an estimated loss ratio, which is determined based on the experience of management, discussions with banking regulators, historical and current economic conditions and our independent loan review process. We estimate losses on impaired loans based on estimated cash flows discounted at the loan’s original effective interest rate or the underlying collateral value. We also assign estimated loss ratios to our consumer portfolio. However, we base the estimated loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.
     The unallocated amount is particularly subjective and does not lend itself to the exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience of the lending staff, any concentrations of credit in any particular industry group, and new banking laws or regulations. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management’s experience.
     We then test the resulting ALL balance by comparing the balance in the allowance account to historical trends and peer information. Our management then evaluates the result of the procedures performed, including the result of our testing, and concludes on the appropriateness of the balance of the ALL in its entirety. The loan review and the board of directors review the assessment prior to the filing of financial information.
Financial Condition
Balance Sheet Summary: The Bank’s total assets were $419,302,000 and $295,290,000 at December 31, 2005 and 2004, respectively, an increase of 42.0%. Loans, net of allowance for possible loan losses, totaled $301,878,000 and $226,486,000 at December 31, 2005 and 2004, respectively, an increase of 33.3% and investment securities totaled $64,035,000 and $44,134,000, respectively, an increase of 45.1%. The increase in loans and securities was primarily funded by an increase in deposits and advances from the Federal Home Loan Bank. As of December 31, 2005, Federal funds sold were $26,459,000 compared to $6,130,000 as of December 31, 2004.
     Total liabilities were $380,890,000 and $271,007,000 at December 31, 2005 and 2004, respectively, an increase of 40.5%. Stockholders’ equity was $38,412,000 and $24,283,000 at December 31, 2005 and 2004, respectively, an increase of 58.2%. The increase in liabilities was primarily a result of an increase in deposits of $96,470,000 or 36.7% from December 31, 2004 to December 31, 2005 and an increase in advances from the Federal Home Loan Bank of $12,013,000 or 187.8% for the same period. A more detailed discussion of assets, liabilities and capital follows.
Loans
     Loan categories are as follows:

	December 31,
	2005		2004
	Amount	Percentage	Amount	Percentage
(In Thousands)
Commercial, financial and agricultural	$147,474	48.3%	$105,493	46.0%
Installment	11,871	3.9	9,144	4.0
Real estate — mortgage	62,802	20.5	56,665	24.7
Real estate — construction	80,963	26.5	55,159	24.0
Lease financing	2,417	.8	2,916	1.3

Total	$305,527	100.0%	$229,377	100.0%

     Loans are a large component of the Bank’s assets and are a primary source of income. The loan portfolio is composed of five primary loan categories: commercial, financial and agricultural; installment; real estate — mortgage; real estate — construction; and lease financing. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2005 and 2004. The Bank has ceased lease financing operations as of December 31, 2005.
     As represented in the table, primary loan growth was in commercial, financial and agricultural, real estate-mortgage and real estate-construction loans. Management is increasing loans in an orderly fashion to maintain quality, and believes that loan demand will remain strong throughout 2006.

     Banking regulators define highly leveraged transactions to include leveraged buy-outs, acquisition loans, and recapitalization loans of an existing business. Under the regulatory definition, at December 31, 2005 and 2004, the Bank had no highly leveraged transactions, and there were no foreign loans outstanding.
     The Bank follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures”. These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including credit card, residential mortgage, and consumer installment loans.
     A loan is impaired when it is probable that the Bank will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.
     The Bank’s first mortgage single family residential and installment loans which total approximately $37,837,000 and $36,190,000 and $11,871,000 and $9,144,000, respectively at December 31, 2005 and 2004, are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and thus are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Bank are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.
     The Bank considers all loans subject to the provisions of SFAS Nos. 114 and 118 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.
     Generally, at the time a loan is placed on nonaccrual status, all interest accrued on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such interest received is applied as a reduction of principal. A nonaccrual loan may be restored to accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt. At December 31, 2005 and 2004 the Bank had $574,000 and $160,000, respectively, of loans on nonaccrual status. The increase in commercial nonaccrual balances is centered primarily in one loan secured by real estate. Management is of the opinion that this loan will be substantially recovered with minimal loss exposure.
     Loans not on nonaccrual status are classified as impaired in certain cases where there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Bank will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Bank’s criteria for nonaccrual status.

     Generally the Bank also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is accrued on such loans that continue to meet the modified terms of their loan agreements. At December 31, 2005 and 2004, the Bank had no loans that have had the terms modified in a troubled debt restructuring.
     The Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible.
     As of December 31, 2005 and 2004, the Bank had impaired loans totaling $553,000 and $104,000, respectively. A specific reserve of $55,000 and $10,000, respectively, has been established by management related to these loans at December 31, 2005 and 2004. There was $15,000 and $6,000, respectively, of interest income recognized on these loans in 2005 and 2004. The impaired loans at December 31, 2005 and 2004 are generally commercial loans and have been classified as substandard by management’s internal grading system. The total value of the collateral securing these loans is approximately $885,000 and $155,000 at December 31, 2005 and 2004, respectively.
     Non-performing loans, which include non-accrual loans and loans 90 days past due, at December 31, 2005, totaled $683,000 as compared to $178,000 at December 31, 2004.
     The following schedule details selected information as to non-performing loans of the Bank at December 31, 2005 and 2004:

	2005		2004
	Past Due		Past Due
	90 Days	Non-Accrual	90 Days	Non-Accrual
	(In Thousands)		(In Thousands)
Real estate loans	$15	$20	$18	$154
Consumer loans	—	69	—	6
Commercial	94	485	—	—

	$109	$574	$18	$160

Renegotiated loans	$—		$—

     The allowance for possible loan losses is discussed under “Provision for Possible Loan Losses”. The Bank maintains its allowance for possible loan losses at an amount considered by management to be adequate to provide for the possibility of loan losses in the loan portfolio. Management has in place a system of quality controls to identify and monitor problem loans. Management believes the allowance for possible loan losses at December 31, 2005 to be adequate.
     Essentially all of the Bank’s loans originate from Davidson, Cheatham, Dickson, Williamson and adjacent Tennessee counties. The Bank seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment, as well as by identification of credit risks.
     The Bank’s management believes there is a significant opportunity to continue to increase the loan portfolio in the Bank’s primary market area. The Bank has targeted commercial business lending, commercial and residential real estate lending and consumer lending. The Bank seeks to build a loan portfolio which is capable of adjusting to swings in the interest rate market, and it is the Bank’s policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment. Management has set a goal for loans to approximate 85% of deposits.

Securities
          Securities increased 45.1% from $44,134,000 at December 31, 2004 to $64,035,000 at December 31, 2005 and were a primary component of the Bank’s earning assets. Management anticipates the securities portfolio to continue to increase in order to maintain adequate liquidity and capital ratios as the bank continues to grow. At December 31, 2005 the market value of the Bank’s securities was less than its amortized cost by $1,300,000 or 2.0%. At December 31, 2004, the market value of the Bank’s securities portfolio was less than its amortized cost by $507,000 or 1.1%. The weighted average yield (stated on a tax-equivalent basis, assuming a Federal income tax rate of 34%) of the securities at December 31, 2005 was 4.08% as compared to an average yield of 3.30% at December 31, 2004.
          The Bank has adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), “Accounting for Certain Investments in Debt and Equity Securities”. Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:
•	Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized costs.

•	Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.
     It is the Bank’s intent to increase its holdings in municipal “bank-qualified” securities in order to minimize tax liabilities.
          The Bank’s classification of securities as of December 31, 2005 and 2004 is as follows:

	Available-For-Sale
	2005		2004
		Estimated		Estimated
	Amortized	Market	Amortized	Market
(In Thousands)	Cost	Value	Cost	Value
U.S. Treasury and other U.S. Government agencies and corporations	$29,634	$29,054	$16,803	$16,515
Mortgage-backed securities	29,589	28,930	27,338	27,117
Obligations of states and political subdivisions	5,212	5,151	—	—
Domestic corporate bonds	900	900	500	502

	$65,335	$64,035	$44,641	$44,134

          No securities have been classified as trading or held-to-maturity securities.
Deposits
          Total deposits, which in the future are expected to be the principal source of funds for the Bank, totaled $359,037,000 and $262,567,000 at December 31, 2005 and 2004, respectively, representing an increase of $96,470,000 or 36.7%. Demand deposits increased 70.9% from $21,573,000 at December 31, 2004 to $36,868,000 at December 31, 2005. Negotiable order of withdrawal, savings deposits and money market demand accounts decreased $6,133,000 or 7.3%. Certificates of deposit and individual retirement accounts increased $87,308,000 or 55.4%. The Bank has targeted local commercial businesses, professionals, local governments and consumers as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers.
     Management believes the Middle Tennessee area is a growing economic market offering growth opportunities for the Bank; however, the Bank competes with several of the larger bank holding companies that have branch offices in this area; and therefore, no assurances of market growth can be given. Even though the Bank is in a very competitive market, management currently believes that its market share will be expanded. Management firmly believes that its position as a locally owned financial institution that offers personalized service will contribute significantly to quality loan and deposit growth and profitability.
Off Balance Sheet Arrangements
     At December 31, 2005, the Bank had unfunded loan commitments and lines of credit outstanding of $73.3 million and outstanding standby letters of credit of $10.2 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Bank has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Bank could sell participations in these or other loans to correspondent banks. As mentioned above, the Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, investment security maturities and short-term borrowings.
Contractual Obligations
     The Bank has the following contractual obligations as of December 31, 2005:

	Less			More
	Than	1 - 3	3 - 5	than
(In Thousands)	1 Year	Years	Years	5 Years	Total
Long-term debt	$—	3,843	10,118	4,448	18,409
Capital leases	—	—	—	—	—
Operating leases	571	1,199	1,138	816	3,724
Purchases	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—

Total	$571	5,042	11,256	5,264	22,133

     Long-term debt contractual obligations consist of advances from the Federal Home Loan Bank. The bank leases land for certain branch facilities. Future minimum rental payments required under the terms of these noncancellable leases are included in operating lease obligations.
Liquidity and Asset Management
     The Bank’s management seeks to maximize net interest income by managing the Bank’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. A company has liquidity potential when it has the ability to obtain sufficient funds in a timely manner at a reasonable cost. The Bank’s primary source of liquidity is expected to be a stable core deposit base. In addition, short-term investments, loan payments, investment security maturities and Federal Home Loan Bank advances provide a secondary source. The Bank’s net loan to deposit ratio was approximately 84.1% and 86.3% at December 31, 2005 and December 31, 2004, respectively.

     The Bank’s investment portfolio, as represented above, consists of earning assets that provide interest income.
     Funds management decisions must reflect management’s intent to maintain profitability in both the immediate and long-term earnings. The Bank’s rate sensitivity position has an important impact on earnings. Senior management of the Bank meets monthly to analyze the rate sensitivity position of the Bank. These meetings focus on the spread between the Bank’s cost of funds and interest yields generated primarily through loans and investments.
     The Bank presently maintains an asset sensitive position over the next 12 month period or a positive gap. Asset sensitivity means that more of the Bank’s assets are capable of repricing over certain time frames than liabilities. The interest rates associated with these assets and liabilities may not actually change over this period but are capable of changing. Because deposit pricing will generally lag both in degree and timing with any upward interest rate adjustment and the general view within the credit market is that rates will eventually rise, our management believes that the Bank is in an acceptable position to manage net interest margin through an upward rate environment.

					One Year
Interest-rate sensitivity gaps:	0-30	31-90	91-180	181-365	and
(In Thousands)	Days	Days	Days	Days	Longer	Total

Interest-earning assets	$239,179	11,019	16,229	22,727	110,109	399,263
Interest-bearing liabilities	146,949	34,666	34,688	68,546	56,350	341,199

Interest rate sensitivity	$92,230	(23,647)	(18,459)	(45,819)	53,759	58,064

Cumulative gap	$92,230	68,583	50,124	4,305	58,064

Interest rate sensitivity gap as a % of total assets	22.0%	(5.64)%	(4.40)%	(10.93)%	12.82%

Cumulative gap as a % of total assets	22.0%	16.36%	11.95%	1.03%	13.85%

     Historically, there has been no significant reduction in immediately withdrawable accounts such as negotiable order of withdrawal, money market demand, demand deposit and regular savings accounts. Management does not anticipate that there will be significant withdrawals from these accounts in the future.
     Capital investments can be detrimental to a bank’s earnings thus management evaluates the potential growth and profitability at making such expenditures before proceeding. There are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Bank’s liquidity changing in any material way. It is anticipated that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the foreseeable future.
Capital Position and Dividends
     At December 31, 2005 and 2004, total stockholders’ equity was $38,412,000 and $24,283,000 or 9.2% and 8.2% of total assets. The increase in stockholders’ equity from 2004 to 2005 results from the bank’s net income of $2,606,000, proceeds from sales of common stock totaling $16,386,000, and proceeds from issuance of common stock pursuant to exercise of stock options totaling $277,000 which was offset by a net increase in unrealized loss on available-for-sale securities of $793,000, a redemption of preferred stock totaling $4,200,000, and a purchase of treasury stock of $147,000.

     In order to enhance the capital position of the Bank, in 2004 the Bank issued 40,000 shares of noncumulative, redeemable Series A Preferred Stock to a partnership of directors of the Bank. The Series A Preferred Stock has no par value, is non-voting and has a liquidation preference of $100 per share. It was redeemable by the Bank, subject to regulatory approval, at any time at a redemption price of $100 per share less any dividends paid on such shares plus any interest or other cost associated with the line of credit established by the holders of the Series A Preferred Stock to purchase the stock. On May 20, 2005, the Series A Preferred Stock was redeemed for $4,200,000.
     The Bank has a deferred compensation plan providing directors with the opportunity to participate in an unfunded, deferred compensation program. Under the plan, participants may defer director fees. The program is not qualified under Section 401 of the Internal Revenue Code. The total of participant deferrals, which is included in accrued interest and other liabilities was $170,070 at December 31, 2004. The earnings on the participants’ deferrals are based upon phantom changes in the Bank’s stock price adjusted by a 10% deferral incentive. In November, 2005, the plan was terminated and the Bank’s liability was satisfied by issuing 22,534 shares of common stock with an aggregate book value of $304,449 plus cash of $32,725.
     There is no established trading market for the Bank’s stock. From time to time the Bank may acquire shares of its stock to provide some liquidity in the shares. The Bank requested advance approval from the Tennessee Department of Financial Institutions (TDFI) and the FDIC to repurchase it own stock up to $500,000 provided the regulatory capital ratios remain well-capitalized. During the year ended December 31, 2005, the Bank repurchased 9,833 shares at $15.00 per share for a total of $147,000 in treasury stock. The pre-approval is effective through December 31, 2005. During the year ended December 31, 2004, the Bank did not acquire any shares of its voting common stock and issued 35,204 shares at $12.90 per share and 191,138 shares related to stockholder warrants redeemed in 2004 at $10 per share. Privately negotiated trades may involve the Bank, its directors and officers and, accordingly, may not be reliable indicators of value.
     The Bank’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Bank has none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the Bank to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 2005 and 2004, the Bank’s total risk-based capital ratio was 11.42% and 10.24%, respectively, and its Tier I risk-based capital ratio was 10.45% and 9.17%, respectively. At December 31, 2005 and 2004, the Bank had a leverage ratio of 9.81% and 8.69%, respectively.
Results of Operations
     Net earnings for the year ended December 31, 2005 were $2,606,000 and $1,011,000 for the year ended December 31, 2004, an increase of $1,595,000 or 157.8%. Net loss for the year ended December 31, 2003 was $1,455,000. The loss in 2003 is a result of the heavy startup and organization costs as the Bank took advantage of growth opportunities while in the de novo stage of operations. De novo banks are required to maintain an allowance for possible loan losses as a percentage of total loans of 1.25%. The Bank recognized loan loss provisions of $1,121,000, $962,000 and $1,138,000 during the years ended December 31, 2005, 2004 and 2003, respectively. Basic and diluted earnings (losses) per common shares were $.88 in 2005, $.48 in 2004 and ($0.74) in 2003.
Net Interest Income
     Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities. Total interest income was $21,809,000, $13,229,000 and $7,986,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and total interest expense was $9,345,000, $4,878,000 and $3,640,000, respectively. Net interest income for the same periods netted $12,464,000, $8,351,000 and $4,346,000, respectively. Interest rates are expected to remain relatively stable in 2006. The continued growth in interest income and expense are a direct result of growth in earning assets and deposits consistent with the growth of the bank and the opening of additional branches.
Provision for Possible Loan Losses
     The provision for loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. The provision for loan losses for the years ended December 31, 2005, 2004 and 2003 were $1,121,000, $962,000 and $1,138,000, respectively. Net charge offs were $363,000 in 2005, $64,000 in 2004 and $112,000 in 2003. The allowance for possible loan losses was $3,649,000 and $2,891,000 at December 31, 2005 and 2004, respectively. The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 2005 and 2004 to be adequate. The allowance for loan losses was 1.19% and 1.26% of loans at December 31, 2005 and 2004, respectively.
Non-Interest Income
     The Bank’s non-interest income consists of service charges on deposits, other fees and commissions, and gain on sale of loans. Total non-interest income for the year ended 2005 was $3,981,000 and $2,959,000 for the year ended December 31, 2004, an increase of $1,022,000 or 34.5%. Total non-interest income for 2003 was $1,922,000. The increase in non-interest income from 2004 to 2005 was primarily due to increases in the volume of service charges on deposit accounts (which increased $175,000), other fees and commissions (which increased $126,000), investment banking fees (which increased $128,000) and gain on sale of mortgage and SBA loans (which increased $192,000 and $142,000, respectively). During 2004, the bank formed a wholly-owned subsidiary that operates a title company. Income from this subsidiary was $257,000 for the year ended December 31, 2005 as compared to $184,000 in 2004.
Non-Interest Expense
     Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, and other operating expenses. Total non-interest expense for the year ended December 31, 2005 was $12,653,000 and was $9,337,000 for the year ended December 31, 2004, an increase of $3,316,000 or 35.5%. Total non-interest expense for 2003 was $6,585,000. The increase in non-interest expense in 2005 resulted primarily from increases in employee salaries and related benefits. This increase was principally due to an increase in the number of employees necessary to support the bank’s expanded operations, asset growth of $124,012,000, and in anticipation of opening the Green Hills and Franklin branches. Other operating expenses increased to $924,000 in 2005 from $624,000 in 2004. These expenses included supplies and general operating expenses which increased as a result of continued growth of the bank.
Income Taxes
     Income taxes were $65,000 for the year ended December 31, 2005. Due to the Bank’s loss carryovers from prior periods, there was no income tax expense incurred for the years ended December 31, 2004 and 2003.
Supervision and Regulation
     PrimeTrust Bank is regulated primarily by the TDFI and FDIC. PrimeTrust Bank is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investment securities that may be purchased. Various consumer laws and regulations also affect the operations of PrimeTrust Bank. In addition to the impact of regulation, commercial banks are also affected significantly by the actions of the Federal Open Market Committee (“FOMC”) of the Federal Reserve as a differentiating factor. The FOMC’s actions on interest rates significantly impacts the net interest margin and interest rate risk management activities of PrimeTrust Bank.
     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial service providers are frequently made in Congress, before the Tennessee legislature and the other various bank regulatory agencies. The likelihood of these changes occurring and the effect they may have on the Bank’s operations are difficult to predict.
Financial Modernization Legislation
     The Gramm-Leach-Bliley Act (“GLBA”) authorizes affiliations between banking, securities and insurance firms and authorizes bank holding companies and national banks to engage in a variety of new financial activities. Among the new activities that are permitted to bank holding companies are securities and insurance brokerage, securities underwriting, insurance underwriting and merchant banking. The GLBA imposes new requirements on financial institutions with respect to customer privacy. The GLBA generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually.
     The GLBA contains significant revisions to the FHLB System. In addition to other provisions, the GLBA expands the permissible uses of FHLB advances by community financial institutions (under $500 million in assets) to include funding loans to small businesses, small farms and small agri-businesses. The GLBA contains a variety of other provisions including a prohibition against ATM surcharges unless the customer has first been provided notice of the imposition and amount of the fee. PrimeTrust Bank does not anticipate a material impact on its operations from this legislation at this time.
State Regulation of PrimeTrust Bank
     PrimeTrust Bank, as a Tennessee state chartered bank, is subject to primary supervision, periodic examination and regulation by the TDFI and the FDIC. If as a result of an examination of a bank, the FDIC should determine the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the bank’s operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the FDIC. Such remedies include the power to enjoin “unsafe or unsound” practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil money penalties, to remove officers and directors and ultimately to terminate a bank’s deposit insurance. The Commission of the TDFI has many of the same remedial powers, including the power to take possession of a bank whose capital become impaired. As of December 31, 2005, PrimeTrust Bank is not the subject of any such action by the FDIC or the TDFI.
     The deposits of PrimeTrust Bank are insured by the FDIC in the manner and extent provided by law. For this protection, PrimeTrust Bank pays a semi-annual statutory assessment. Although PrimeTrust Bank is not currently a member of the Federal Reserve System, it is subject to certain regulations of the Federal Reserve Board.
     Various requirements and restrictions under the laws of the State of Tennessee and the United States affect the operations of PrimeTrust Bank. State and federal statutes and regulations relate to many aspects of PrimeTrust Bank’s operations, including reserve against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements. Further, PrimeTrust Bank is required to maintain certain levels of capital.
Capital Adequacy
     Under the Federal Reserve Board’s risk-based capital guidelines applicable to PrimeTrust Bank, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a “well-capitalized” bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. Under these guidelines, at least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting certain intangibles, and certain other adjustments (“Tier 1 capital”). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, after subtracting certain intangibles, and certain amount of loan loss reserve (“Tier 2 capital”). Banks are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency have adopted a minimum leverage ratio (Tier 1 capital to adjusted quarter average assets) of 4%. Generally, banking organizations are expected to operate well above the minimum required capital level of 4% unless they meet certain specified criteria, including that they have the highest regulatory ratings. Most banking organizations are required to maintain leverage ratio of 4% plus an additional cushion of at least 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance upon intangible assets. Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, prohibition on brokered deposits and certain other restrictions.
Payment of Dividends
     The payment of dividends by PrimeTrust Bank is subject to the Tennessee Banking Act. The act provides that PrimeTrust Bank may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the approval of the TDFI. Thereafter, 10% of net profits must be transferred to capital surplus prior to payment of dividends until capital surplus equals capital stock. PrimeTrust Bank is also subject to the minimum capital requirements of the FDIC which impact the Bank’s ability to pay dividends. If PrimeTrust Bank fails to meet these standards, it may not be able to pay dividends or to accept additional deposits because of regulatory requirements.
     If, in the opinion of the applicable federal bank regulatory authority, a depository institution is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current earnings.
Monetary Policy
     The Bank is affected by commercial bank credit policies of regulatory authorities, including the Board. An important function of the Board is to regulate the national supply of bank credit in order to attempt to combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board to implement these objectives are: open market operations in U.S. government securities, changes in discount rates on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits, and may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers as well as members, in the past and are expected to continue to do so in the future.
Impact of Inflation
     The primary impact which inflation has on the results of the Bank’s operations is evidenced by its effects on interest rates. Interest rates tend to reflect, in part, the financial market’s expectations of the level of inflation and, therefore, will generally rise or fall as the level of expected inflation fluctuates. To the extent interest rates paid on deposits and other sources of funds rise or fall at a faster rate than the interest income earned on funds, loans or investments, net interest income will vary. Inflation also impacts on non-interest expenses as goods and services are purchased, although this has not had a significant effect on net earnings. If the inflation rate stays flat or increases slightly, management believes that the effect on earnings will not be significant.
Quantitative and Qualitative Disclosures About Market Risk
     The Bank’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Bank’s operations, the Bank is not subject to foreign currency exchange or commodity price risk.
     Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Bank’s rate sensitivity position has an important impact on earnings. Senior management of the Bank meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

Quantitative and Qualitative Disclosures About Market Risk, Continued
     The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2005:

Held for Purposes	Expected Maturity Date -
Other Than Trading	Year Ending December 31,						Fair
(In Thousands)	2006	2007-2008	2009-2010	2011-2020	Thereafter	Total	Value

Earning assets:
Loans, net of unearned interest	$118,823	56,661	60,947	60,799	8,297	305,527	305,066
Average interest rate	7.71%	7.09%	6.89%	7.14%	10.59%	7.40%

Securities	3,479	20,212	8,013	10,613	21,718	64,035	64,035
Average interest rate	3.09%	3.65%	4.14%	5.32%	4.86%	3.92%

Restricted equity securities	1,046	—	—	—	—	1,046	1,046
Average interest rate	5.75%	—	—	—	—	5.75%

Loans held for sale	2,196	—	—	—	—	2,196	2,196
Average interest rate	6.25%	—	—	—	—	6.25%

Federal fund sold	26,459	—	—	—	—	26,459	26,459
Average interest rate	3.89%	—	—	—	—	3.89%

Interest-bearing liabilities:
Interest-bearing time deposits	164,538	69,514	10,725	—	—	244,777	244,925
Average interest rate	3.67%	4.48%	4.32%	—	—	3.93%

Negotiable order of withdrawal	16,592	—	—	—	—	16,592	16,592
accounts	3.05%	—	—	—	—	3.05%

Money market demand accounts	57,299	—	—	—	—	57,299	57,299
Average interest rate	3.05%	—	—	—	—	3.05%

Savings deposits	3,501	—	—	—	—	3,501	3,501
Average interest rate	1.00%	—	—	—	—	1.00%

Securities sold under REPO	621	—	—	—	—	621	621
Average interest rate	3.39%	—	—	—	—	3.39%

Advances from FHLB	—	3,843	10,118	3,059	1,389	18,409	18,409
Average interest rate	—	4.32%	4.29%	2.93%	3.17%	3.98%

PRIMETRUST BANK
December 31, 2005
I.	Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rates and Interest Differential

The Schedule which follows indicates the average balances for each major balance sheet item, an analysis of net interest income and the change in interest income and interest expense attributable to changes in volume and changes in rates.

The difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities is net interest income, which is the Bank’s gross margin. Analysis of net interest income is more meaningful when income from tax-exempt earning assets is adjusted to a tax equivalent basis. Accordingly, the following schedule includes a tax equivalent adjustment of tax-exempt earning assets, assuming a weighted average Federal income tax rate of 34%.

In this Schedule “change due to volume” is the change in volume multiplied by the interest rate for the prior year. “Change due to rate” is the change in interest rate multiplied by the volume for the prior year. Changes in interest income and expense not due solely to volume or rate changes have been allocated to the “change due to volume” and “change due to rate” in proportion to the relationship of the absolute dollar amounts of the change in each category.

Non-accrual loans have been included in the loan category. Loan fees of $1,818,000, $1,307,000 and $661,000 for 2005, 2004 and 2003, respectively, are included in loan income and represent an adjustment of the yield on these loans.

PRIMETRUST BANK
December 31, 2005

	In Thousands, Except Interest Rates
	2005			2004			2005/2004 Change
	Average	Interest	Income/	Average	Interest	Income/	Due to	Due to
	Balance	Rate	Expense	Balance	Rate	Expense	Volume	Rate	Total

Loans, net of unearned interest	$273,272	7.10%	19,414	192,943	6.11%	11,785	5,485	2,144	7,629

Investment securities — taxable	48,886	3.62	1,771	39,475	3.35	1,323	334	114	448

Investment securities — tax- exempt	1,094	3.66	40	—	—	—	40	—	40

Tax equivalent adjustment	—	1.92	21	—	—	—	21	—	21

	1,094	5.58	61	—	—	—	61	—	61

Loans held for sale	1,730	5.72	99	1,121	5.08	57	34	8	42

Federal funds sold	12,433	3.38	420	3,310	1.33	44	241	135	376

Interest-bearing deposits in financial institutions	756	3.70	28	137	0.73	1	15	12	27

Restricted equity securities	879	4.21	37	590	3.22	19	11	7	18

Total earning assets	339,050	6.44	21,830	237,576	5.57	13,229	6,300	2,301	8,601

Cash and due from banks	5,632			4,005

Allowance for possible loan losses	(3,239)			(2,419)

Bank premises and equipment	11,443			9,155

Other assets	2,662			1,638

Total assets	$355,548			249,955

PRIMETRUST BANK
December 31, 2005

	In Thousands, Except Interest Rates
	2005			2004			2005/2004 Change
	Average	Interest	Income/	Average	Interest	Income/	Due to	Due to
	Balance	Rate	Expense	Balance	Rate	Expense	Volume	Rate	Total

Deposits:
Negotiable order of withdrawal accounts	$15,520	1.15%	179	15,795	0.70%	110	(2)	71	69
Money market demand accounts	68,429	2.59	1,770	53,200	1.37	728	254	788	1,042
Individual retirement accounts	10,448	3.98	416	7,437	3.64	271	118	27	145
Other savings deposits	3,673	.82	30	2,782	0.29	8	4	18	22
Certificates of deposit $100,000 and over	108,138	3.69	3,993	78,537	2.99	2,348	1,013	632	1,645
Certificates of deposit under $100,000	72,040	3.41	2,460	46,347	2.61	1,209	804	447	1,251

Total interest-bearing deposits	278,248	3.18	8,848	204,098	2.29	4,674	2,017	2,157	4,174

Advances from Federal Home Loan Bank	12,629	3.78	477	6,171	3.13	193	237	47	284
Securities sold under repurchase agreements	887	2.03	18	446	0.90	4	6	8	14
Federal funds purchased	64	3.13	2	425	1.65	7	(9)	4	(5)

Total interest-bearing liabilities	291,828	3.20	9,345	211,140	2.31	4,878	2,225	2,242	4,467

Demand deposits	29,320			17,599

Other liabilities	1,816			851

Stockholders’ equity	32,584			20,365

Total liabilities and stockholders’ equity	$355,548			249,955

Net interest income			12,485			8,351			4,134

Net yield on earning assets		3.68%			3.52%

Net interest spread		3.24%			3.26%

PRIMETRUST BANK
December 31, 2005

	In Thousands, Except Interest Rates
	2004			2003			2004/2003 Change
	Average	Interest	Income/	Average	Interest	Income/	Due to	Due to
	Balance	Rate	Expense	Balance	Rate	Expense	Volume	Rate	Total

Loans, net of unearned interest	$192,943	6.11%	11,785	115,428	5.99%	6,914	4,729	142	4,871

Investment securities — taxable	39,475	3.35	1,323	29,398	3.37	992	337	(6)	331

Loans held for sale	1,121	5.08	57	533	4.13	22	29	6	35

Federal funds sold	3,310	1.33	44	4,464	1.03	46	(13)	11	(2)

Interest-bearing deposits in financial institutions	137	0.73	1	211	0.95	2	(1)	—	(1)

Restricted equity securities	590	3.22	19	288	3.47	10	10	(1)	9

Total earning assets	237,576	5.57	13,229	150,322	5.31	7,986	4,835	408	5,243

Cash and due from banks	4,005			2,223

Allowance for possible loan losses	(2,419)			(1,460)

Bank premises and equipment	9,155			6,728

Other assets	1,638			1,293

Total assets	$249,955			159,106

PRIMETRUST BANK
December 31, 2005

	In Thousands, Except Interest Rates
	2004			2003			2004/2003 Change
	Average	Interest	Income/	Average	Interest	Income/	Due to	Due to
	Balance	Rate	Expense	Balance	Rate	Expense	Volume	Rate	Total

Deposits:
Negotiable order of withdrawal accounts	$15,795	0.70%	110	7,684	0.43%	33	48	29	77
Money market demand accounts	53,200	1.37	728	33,674	1.88	633	299	(204)	95
Individual retirement accounts	7,437	3.64	271	5,569	3.88	216	69	(14)	55
Other savings deposits	2,782	0.29	8	1,348	0.22	3	4	1	5
Certificates of deposit $100,000 and over	78,537	2.99	2,348	51,446	3.38	1,740	828	(220)	608
Certificates of deposit under $100,000	46,347	2.61	1,209	29,268	3.05	894	459	(144)	315

Total interest-bearing deposits	204,098	2.29	4,674	128,989	2.73	3,519	1,794	(639)	1,155

Advances from Federal Home Loan Bank	6,171	3.13	193	3,573	3.33	119	81	(7)	74
Securities sold under repurchase agreements	446	0.90	4	11	—	—	4	—	4
Federal funds purchased	425	1.65	7	160	1.25	2	4	1	5

Total interest-bearing liabilities	211,140	2.31	4,878	132,733	2.74	3,640	1,880	(642)	1,238

Demand deposits	17,599			8,777

Other liabilities	851			503

Stockholders’ equity	20,365			17,093

Total liabilities and stockholders’ equity	$249,955			159,106

Net interest income			8,351			4,346			4,005

Net yield on earning assets		3.52%			2.89%

Net interest spread		3.26%			2.57%

PRIMETRUST BANK
December 31, 2005
II.	Investment Portfolio:

A. Securities at December 31, 2005 consist of the following:

	Securities Available-For-Sale
		(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$29,634	1	581	29,054
Mortgage-backed securities	29,589	3	662	28,930
Obligations of states and political subdivisions	5,212	—	61	5,151
Corporate bonds	900	—	—	900

	$65,335	4	1,304	64,035

     Securities at December 31, 2004 consist of the following:

	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$16,803	5	293	16,515
Mortgage-backed securities	27,338	41	262	27,117
Corporate bonds	500	2	—	502

	$44,641	48	555	44,134

     Securities at December 31, 2003 consist of the following:

	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$7,656	19	260	7,415
Mortgage-backed securities	27,401	103	294	27,210
Corporate bonds	500	—	—	500

	$35,557	122	554	35,125

PRIMETRUST BANK
December 31, 2005
II.	Investment Portfolio, Continued:
B.	The following schedule details the estimated maturities and weighted average yields of investment securities (including mortgage backed securities) of the Bank at December 31, 2005:

		Estimated	Weighted
	Amortized	Market	Average
Available-For-Sale Securities	Cost	Value	Yields
	(In Thousands, Except Yields)
U.S. Treasury and other U. S. Government agencies and corporations, including mortgage-backed securities:
Less than one year	$3,523	3,479	3.09%
One to five years	28,763	28,225	3.79
Five to ten years	10,338	10,113	4.38
More than ten years	16,599	16,167	3.90

Total securities of U.S. Treasury and other U.S. Government agencies and corporations	59,223	57,984	3.88

Obligations of states and political subdivisions:
Less than one year	—	—	—
One to five years	—	—	—
Five to ten years	—	—	—
More than ten years	5,212	5,151	3.86

Total obligations of states and political subdivisions	5,212	5,151	3.86

Corporate bonds:
Less than one year	—	—	—
One to five years	—	—	—
Five to ten years	500	500	6.25
More than ten years	400	400	6.81

Total corporate bonds	900	900	6.50

Total investment securities	$65,335	64,035	3.92%

PRIMETRUST BANK
December 31, 2005
III.	Loan Portfolio:
A.	Loan Types

The following schedule details the loans of the Bank at December 31, 2005, 2004, 2003, 2002 and 2001:

	In Thousands
	2005	2004	2003	2002	2001
Commercial, financial and agricultural	$147,474	105,493	80,297	43,273	2,238
Real estate — construction	80,963	55,159	24,923	7,420	—
Real estate — mortgage	62,802	56,665	39,784	18,666	—
Installment	11,871	9,144	7,797	4,834	311
Lease financing	2,417	2,916	3,294	2,797	11

Total loans	305,527	229,377	156,095	76,990	2,560

Less unearned interest	—	—	—	—	—

Total loans, net of unearned interest	305,527	229,377	156,095	76,990	2,560

Less allowance for possible loan losses	(3,649)	(2,891)	(1,993)	(967)	(39)

Net loans	$301,878	226,486	154,102	76,023	2,521

PRIMETRUST BANK
December 31, 2005
III.	Loan Portfolio, Continued:
B.	Maturities and Sensitivities of Loans to Changes in Interest Rates

The following schedule details maturities and sensitivity to interest rate changes for commercial loans of the Bank at December 31, 2005:

	In Thousands
		1 Year to
	Less Than	Less Than	After 5
	1 Year	5 Years	Years	Total
Maturity Distribution:

Commercial, financial and agricultural*	$52,074	67,382	28,018	147,474

Real estate — construction	53,074	20,451	7,438	80,963

	$105,148	87,833	35,456	228,437

Interest-Rate Sensitivity:

Fixed interest rates	$9,056	38,701	13,426	61,183

Floating or adjustable interest rates	96,092	49,132	22,030	167,254

Total commercial, financial and agricultural loans plus real estate — construction loans	$105,148	87,833	35,456	228,437

*	Includes demand loans, bankers acceptances, commercial paper and deposit notes.

PRIMETRUST BANK
December 31, 2005
III.	Loan Portfolio, Continued:
C.	Risk Elements

The following schedule details selected information as to non-performing loans of the Bank at December 31, 2005, 2004, 2003, 2002 and 2001:

	In Thousands, Except Percentages
	2005	2004	2003	2002	2001
Non-accrual loans:
Commercial, financial and agricultural	$485	—	98	—	—
Real estate — construction	—	—	—	—	—
Real estate — mortgage	20	154	18	22	—
Installment	69	6	—	—	—
Lease financing receivable	—	—	—	—	—

Total non-accrual	$574	160	116	22	—

Loans 90 days past due:
Commercial, financial and agricultural	$94	—	1	—	—
Real estate — construction	—	—	—	—	—
Real estate — mortgage	15	18	—	—	—
Installment	—	—	—	—	—
Lease financing receivable	—	—	—	—	—

Total loans 90 days past due	$109	18	1	—	—

Renegotiated loans:
Commercial, financial and agricultural	$—	—	—	—	—
Real estate — construction	—	—	—	—	—
Real estate — mortgage	—	—	—	—	—
Installment	—	—	—	—	—
Lease financing receivable	—	—	—	—	—

Total renegotiated loans past due	$—	—	—	—	—

Loans current — considered uncollectible	$—	—	—	—	—

Total non-performing loans	$683	178	117	22

Total loans, net of unearned interest	$305,527	229,377	156,095	76,990	2,560

Percent of total loans outstanding, net of unearned interest	.22%	0.08%	0.07%	0.03%	—%

Other real estate	$444	—	—	—	—

PRIMETRUST BANK
December 31, 2005
III.	Loan Portfolio, Continued:
C.	Risk Elements, Continued

The accrual of interest income is discontinued when it is determined that collection of interest is less than probable or the collection of any amount of principal is doubtful. The decision to place a loan on a non-accrual status is based on an evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors that affect the borrower’s ability to pay. At the time a loan is placed on a non-accrual status, the accrued but unpaid interest is also evaluated as to collectibility. If collectibility is doubtful, the unpaid interest is charged off. Thereafter, interest on non-accrual loans is recognized only as received. Gross interest income on non-accrual loans that would have been recorded for the year ended December 31, 2005 if the loans had been current totaled $41,000 as compared to $12,000 in 2004. The amount of interest income recognized relating to non-accrual loans for the year December 31, 2005 approximated $8,000 as compared to $6,000 in 2004.

At December 31, 2005, loans, which include the above, totaling $2,540,000 were included in the Bank’s internal classified loan list. Of these loans $1,409,000 are real estate and $1,131,000 are various other types of loans. The collateral values securing these loans total approximately $6,301,000, ($2,263,000 related to real property and $4,038,000 related to the various other types of loans). Such loans are listed as classified when information obtained about possible credit problems of the borrowers has prompted management to question the ability of the borrower to comply with the repayment terms of the loan agreement. The loan classifications do not represent or result from trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources.

At December 31, 2005 there were no loan concentrations that exceeded ten percent of total loans other than as included in the preceding table of types of loans. Loan concentrations are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.

Other real estate totaled $444,000 at December 31, 2005. There was no other real estate at December 31, 2004.

There were no material amounts of other interest-bearing assets (interest-bearing deposits with other banks, municipal bonds, etc.) at December 31, 2005 which would be required to be disclosed as past due, non-accrual, restructured or potential problem loans, if such interest-bearing assets were loans.

PRIMETRUST BANK
December 31, 2005
IV.	Summary of Loan Loss Experience:

The following schedule details selected information related to the allowance for possible loan loss account of the Bank at December 31, 2005, 2004, 2003, 2002 and 2001 and the years or period then ended:

	In Thousands, Except Percentages
	2005	2004	2003	2002	2001
Allowance for loan losses at beginning of period	$2,891	1,993	967	39	—

Less: net of loan charge-offs:
Charge-offs:
Commercial, financial and agricultural	(96)	(11)	(22)	—	—
Real estate construction	(124)	—	—	—	—
Real estate — mortgage	—	(34)	—	—	—
Installment	(78)	(30)	(3)	—	—
Lease financing	(76)	(10)	(100)	—	—

	(374)	(85)	(125)	—	—

Recoveries:
Commercial, financial and agricultural	5	—	13	—	—
Real estate construction	—	—	—	—	—
Real estate — mortgage	—	20	—	—	—
Installment	4	1	—	—	—
Lease financing	2	—	—	—	—

	11	21	13	—	—

Net loan charge-offs	(363)	(64)	(112)	—	—

Provision for loan losses charged to expense	1,121	962	1,138	928	39

Allowance for loan losses at end of period	$3,649	2,891	1,993	967	39

Total loans, net of unearned interest at end of year	$305,527	229,377	156,095	76,990	2,560

Average total loans outstanding, net of unearned interest, during year or period	$273,272	192,943	115,428	39,995	2,560

Net charge-offs as a percentage of average total loans outstanding, net of unearned interest, during year or period	.13%	0.03%	0.10%	—	—

Ending allowance for loan losses as a percentage of total loans outstanding net of unearned interest, at end of year	1.19%	1.26%	1.28%	1.26%	1.52%

PRIMETRUST BANK
December 31, 2005
IV.	Summary of Loan Loss Experience, Continued:

The allowance for possible loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The provision for possible loan losses charged to operating expense is based on past loan loss experience and other factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, review of specific loan problems, the relationship of the allowance for possible loan losses to outstanding loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions that may affect the borrower’s ability to pay.

Management conducts a continuous review of all loans that are delinquent, previously charged down or loans which are determined to be potentially uncollectible. Loan classifications are reviewed periodically by a person independent of the lending function. The Board of Directors periodically reviews the adequacy of the allowance for possible loan losses.

The breakdown of the allowance by loan category is based in part on evaluations of specific loans, past history and economic conditions within specific industries or geographic areas. Accordingly, since all of these conditions are subject to change, the allocation is not necessarily indicative of the breakdown of the future losses.

The following detail provides a breakdown of the allocation of the allowance for possible loan losses:

	December 31, 2005		December 31, 2004
		Percent of		Percent of
		Loans In		Loans In
	In	Each Category	In	Each Category
	Thousands	To Total Loans	Thousands	To Total Loans
Commercial, financial and agricultural	$2,319	48.3%	$1,872	46.0%
Real estate construction	1,012	26.5	689	24.0
Real estate mortgage	157	20.5	142	24.7
Installment	119	3.9	137	4.0
Lease financing	42	.8	51	1.3

	$3,649	100.0%	$2,891	100.0%

	December 31, 2003		December 31, 2002
		Percent of		Percent of
		Loans In		Loans In
	In	Each Category	In	Each Category
	Thousands	To Total Loans	Thousands	To Total Loans
Commercial, financial and agricultural	$1,025	51.4%	$544	56.2%
Real estate construction	318	16.0	93	9.7
Real estate mortgage	508	25.5	234	24.2
Installment	100	5.0	61	6.3
Lease financing	42	2.1	35	3.6

	$1,993	100.0%	$967	100.0%

PRIMETRUST BANK
December 31, 2005
IV.	Summary of Loan Loss Experience, Continued:

	December 31, 2001
		Percent of
		Loans In
	In	Each Category
	Thousands	To Total Loans
Commercial, financial and agricultural	$34	87.4%
Real estate construction	—	—
Real estate mortgage	—	—
Installment	5	12.1
Lease financing	—	0.5

	$39	100.0%

V.	Deposits:

The average amounts and average interest rates for deposits for 2005, 2004 and 2003 are detailed in the following schedule:

	2005		2004		2003
	Average		Average		Average
	Balance	Average	Balance	Average	Balance	Average
	In Thousands	Rate	In Thousands	Rate	In Thousands	Rate
Non-interest bearing deposits	$29,320	—%	17,599	—%	8,777	—%
Negotiable order of withdrawal accounts	15,520	1.15	15,795	0.70	7,684	0.43
Money market demand accounts	68,429	2.59	53,200	1.37	33,674	1.88
Individual retirement accounts	10,448	3.98	7,437	3.64	5,569	3.88
Other savings	3,673	.82	2,782	0.29	1,348	0.22
Certificates of deposit $100,000 and over	108,138	3.69	78,537	2.99	51,446	3.38
Certificates of deposit under $100,000	72,040	3.41	46,347	2.61	29,268	3.05

	$307,568	2.88%	221,697	2.11%	137,766	2.55%

The following schedule details the maturities of certificates of deposit and individual retirement accounts of $100,000 and over at December 31, 2005:

	In Thousands
	Certificates	Individual
	of	Retirement
	Deposit	Accounts	Total
Less than three months	$33,725	139	33,864

Three to six months	19,632	163	19,795

Six to twelve months	43,192	304	43,496

More than twelve months	46,158	3,157	49,315

	$142,707	3,763	146,470

PRIMETRUST BANK
December 31, 2005
VI.	Return on Equity and Assets:

The following schedule details selected key ratios of the Bank at December 31, 2005, 2004 and 2003:

	2005	2004	2003
Return on assets (Net income (loss) divided by average total assets)	.73%	.40%	(0.91)%

Return on equity (Net income (loss) divided by average equity)	8.00%	4.96%	(8.51)%

Dividend payout ratio (Dividends declared per share divided by net income per share)	—%	—%	—%

Equity to asset ratio (Average equity divided by average total assets)	9.16%	8.15%	10.74%

Leverage capital ratio (Equity divided by fourth quarter average total assets, excluding the net unrealized loss on available-for-sale securities)	9.81%	8.69%	8.93%
The minimum leverage capital ratio required by the regulatory agencies is 4%.

Beginning January 1, 1991, new risk-based capital guidelines were adopted by regulatory agencies. Under these guidelines, a credit risk is assigned to various categories of assets and commitments ranging from 0% to 100% based on the risk associated with the asset.

PRIMETRUST BANK
December 31, 2005
VI.	Return on Equity and Assets, Continued:

The following schedule details the Bank’s risk-based capital at December 31, 2005 excluding the net unrealized loss on available-for-sale securities which is shown as a deduction in stockholders’ equity in the financial statements:

In Thousands
Tier I capital:
Stockholders’ equity, excluding the net unrealized loss on available-for-sale securities	$39,712

Total capital:
Allowable allowance for loan losses (limited to 1.25% of risk-weighted assets)	3,649

Allowance for unfunded commitments	10

Total risk-based capital	$43,371

Risk-weighted assets	$379,930

Risk-based capital ratios:
Tier I capital ratio	10.45%

Total risk-based capital ratio	11.42%

The Bank is required to maintain a Total capital to risk-weighted asset ratio of 8% and a Tier I capital to risk-weighted asset ratio of 4%. At December 31, 2005, the Bank was in compliance with these requirements.

PRIMETRUST BANK
December 31, 2005
VI.	Return on Equity and Assets, Continued:

The following schedule details the Bank’s interest rate sensitivity at December 31, 2005:

	Repricing Within
(In Thousands)	Total	0-30 Days	31-90 Days	91-180 Days	181-365 Days	Over 1 Year
Earning assets:
Loans, net of unearned interest	$305,527	207,470	8,297	8,618	13,897	67,245
Securities	64,035	3,054	2,722	7,611	8,830	41,818
Loans held for sale	2,196	2,196	—	—	—	—
Federal funds sold	26,459	26,459	—	—	—	—
Restricted equity securities	1,046	—	—	—	—	1,046

Total earning assets	399,263	239,179	11,019	16,229	22,727	110,109

Interest-bearing liabilities:
Negotiable order of withdrawal accounts	16,592	16,592	—	—	—	—
Money market demand accounts	57,299	57,299	—	—	—	—
Individual retirement accounts	12,303	2,299	499	467	1,410	7,628
Other savings	3,501	3,501	—	—	—	—
Certificates of deposit, $100,000 and over	142,707	40,845	23,961	19,900	36,995	21,006
Certificates of deposit, under $100,000	89,767	25,792	10,206	14,321	30,141	9,307
Securities sold under repurchase agreements	621	621	—	—	—	—
Advances from Federal Home Loan Bank	18,409	—	—	—	—	18,409

	341,199	146,949	34,666	34,688	68,546	56,350

Interest-sensitivity gap	$58,064	92,230	(23,647)	(18,459)	(45,819)	53,759

Cumulative gap		92,230	68,583	50,124	4,305	58,064

Interest-sensitivity gap as % of total assets		22.0%	(5.64)%	(4.40)%	(10.93)%	12.82%

Cumulative gap as % of total assets		22.0%	16.36%	11.95%	1.03%	13.85%

The Bank presently maintains a liability sensitive position over the next twelve months. However, management expects that liabilities of a demand nature will renew and that it will not be necessary to replace them with significantly higher cost funds.

PRIMETRUST BANK
December 31, 2005
VI.	Return on Equity and Assets, Continued:

The Bank’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Bank’s operations, the Bank is not subject to foreign currency exchange or commodity price risk.

Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Bank’s rate sensitivity position has an important impact on earnings. Senior management of the Bank meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

BANK OF THE SOUTH
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
Forward-Looking Statements
     Management’s discussion of the Bank and management’s analysis of the Bank’s operations and prospects, and other matters, may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of federal and state securities laws. Although the Bank believes that the assumptions underlying such forward-looking statements contained in this Report are reasonable, any of the assumptions could be inaccurate and, accordingly, there can be no assurance that the forward-looking statements included herein will prove to be accurate. The use of such words as expect, anticipate, forecast, and comparable terms should be understood by the reader to indicate that the statement is “forward-looking” and thus subject to change in a manner that can be unpredictable. Factors that could cause actual results to differ from the results anticipated, but not guaranteed, in this Report, include (without limitation) economic and social conditions, competition for loans, mortgages, and other financial services and products, changes in interest rates, unforeseen changes in liquidity, results of operations, and financial conditions affecting the Bank’s customers, as well as other risks that cannot be accurately quantified or completely identified. Many factors affecting the Bank’s financial condition and profitability, including changes in economic conditions, the volatility of interest rates, political events and competition from other providers of financial services simply cannot be predicted. Because these factors are unpredictable and beyond the Bank’s control, earnings may fluctuate from period to period. The purpose of this type of information is to provide readers with information relevant to understanding and assessing the financial condition and results of operations of the Bank, and not to predict the future or to guarantee results. The Bank is unable to predict the types of circumstances, conditions, and factors that can cause anticipated results to change. Except as may be expressly required by applicable law, the Bank does not undertake — and specifically disclaims any plan or obligation — to publicly release the result of any revisions that may be made to any forward-looking statements to reflect actual events, changes, circumstances or results.
General
     Bank of the South is a state chartered bank which began operations on April 30, 2001. The Bank’s deposits are insured to the extent provided by law through the “Bank Insurance Fund” that is administered by the FDIC. The Bank offers a wide range of banking services including checking, savings, and money market accounts, certificates of deposits and loans for consumer, commercial and real estate purposes. The area served by Bank of the South is Wilson and Rutherford County and surrounding counties of Middle Tennessee. Services are provided at the main office in Mt. Juliet, Tennessee, five branches and a loan production office in Murfreesboro, Tennessee. Subsequent to year end the loan production office was combined with a full service banking office in the same geographic region. In addition, the Bank has a wholly-owned subsidiary, BOS Services, Inc.
     The purpose of this discussion is to provide insight into the financial condition and results of operations of the Bank. This discussion should be read in conjunction with the annual financial statements, filed in conjunction with the Form 10-K for 2005 and 2004 and Forms 10-KSB for previous years.

Proposed Share Exchange
     On January 17, 2006 the Bank entered into a definitive agreement with the PrimeTrust Bank, Nashville, Tennessee that provides for the consolidation of the two banks under a newly formed holding company, Mid-America Bancshares, Inc. Under this term of the agreement the stockholders of each bank will exchange their bank stock for shares of the holding company with Bank of the South and PrimeTrust Bank stockholders each receiving 50% of the shares of Mid-America Bancshares, Inc. (commonly referred to as a merger of equals). Dissenting shareholders will receive cash in lieu of shares of Mid-America Bancshares, Inc.
     Prior to effecting the proposed share exchange the Company expects to raise $6,000,000 through a private stock offering. The purpose of the offering is to equalize the capital structure of the two banks.
     Under the terms of the proposal each of the banks will retain their separate state banking charters, Board of Directors and Management. The proposed transaction is, among other things, subject to satisfactory results of due diligence procedures, receipt of a fairness opinion, approval of regulatory authorities and approval of each bank’s stockholders. The proposal is expected to be presented to the shareholders for consideration in April, 2006.
     The reasons for combining are substantially the same for both banks and are as follows:
•	Increases the market area served by each bank.

•	Expand and improve customers service and access to banking facilities while retaining local decision making.

•	Allow the banks to make or participate in larger loans.

•	Savings through combining selected administrative functions such as loan review, regulatory compliance, internal audit, etc.
Acquisition
     Effective June 1, 2005 the Bank completed the acquisition of Academy Bank (the Merger). The acquisition consisted of a combination stock and cash purchase approximating $13 million. Of this $13 million approximately $6.7 million was paid in cash to Cumberland Bancshares, Inc. (the majority stockholder of Academy Bank) and the remainder was paid in Bank of the South stock at a one share for one share exchange ratio for Academy Bank stock (304,088 shares of common stock of Bank of the South was issued at $21.50 per share). The Bank received an opinion of counsel that the acquisition qualified as a tax free reorganization for those receiving stock and Academy Bank merged with and into Bank of the South with Bank of the South being the surviving and continuing bank. Goodwill of $5,490,000 arising from this transaction will be evaluated annually. For financial statement purposes the merger was accounted for as a purchase.

Acquisition, Continued
     The acquisition increased market share in the companies primary market area, moving the bank to the second largest bank in deposit ranking. The acquisition also increased the banks potential for future earnings. The merger provided a crucial location in terms of increased physical presence and convenience for the customers of both the acquired and Bank of the South thus increasing the potential for long term customers retention.
Results of Operations
     The Bank had earnings of $2,652,000, $1,700,000 and $904,000 for the years ended December 31, 2005, 2004 and 2003, respectively, an increase of $952,000 or 56.0% and $796,000 or 88.1%, respectively. For the years ended December 31, 2005, 2004 and 2003 net interest income totaled $11,556,000, $8,342,000 and $6,013,000, respectively, non-interest income totaled $2,658,000, $1,798,000 and $1,532,000, respectively, the provision for loan losses totaled $418,000, $477,000 and $489,000, respectively, and salaries and other operating expenses totaled $9,934,000, $7,963,000 and $6,152,000, respectively. All increases are a result of continued growth in the assets of the Bank. On a per share basis, the net earnings for the year ended December 31, 2005 resulted in basic earnings per common share of $0.99 and diluted earnings per common share of $0.95, respectively. On a per share basis, the net earnings for the years ended December 31, 2004 and 2003 resulted in basic and diluted earnings per common share of $0.69 and $0.68, respectively. On a per share basis, the net earnings for the year ended December 31, 2003 resulted in basic and diluted earnings per common share of $0.37.
Net Interest Income
     Net interest income represents the amount by which interest earned on various earning assets exceeds interest paid on deposits and other interest-bearing liabilities and is the most significant component of the Bank’s earnings. Total interest income for the years ended December 31, 2005, 2004 and 2003, respectively, was $18,647,000, $12,130,000 and $9,410,000, an increase of $6,517,000 or 53.7% and $2,720,000 or 28.9% for 2005 and 2004, respectively. For the years ended December 31, 2005, 2004 and 2003 total interest expense was $7,091,000, $3,788,000 and $3,397,000, an increase of $3,303,000 or 87.2% and $391,000 or 11.5% for 2005 and 2004, respectively. Net interest income for the years ended December 31, 2005, 2004 and 2003 was $11,556,000, $8,342,000 and $6,013,000, respectively, an increase of $3,214,000 or 38.5% and $2,329,000 or 38.7% for 2005 and 2004, respectively. Interest rates are expected to increase slightly in 2006. Managing interest rate risk is a very subjective exercise based on a wide variety of factors. This activity is based significantly on Management’s subjective beliefs about future events (such as potential actions of the Federal Reserve Board and the conduct of competitors) and is never guaranteed.
Provision for Possible Loan Losses and Critical Accounting Policies
     The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles to the determination of our allowance for loan losses (ALL), we have made judgments and estimates which have significantly impacted our financial position and results of operations.
     Our management assesses the adequacy of the ALL on a regular basis. This assessment includes procedures to estimate the ALL and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions (1) an allocated amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience, and (2) an unallocated amount representative of inherent loss which is not readily identifiable. Even though the ALL is composed of two components, the entire allowance is available to absorb any credit losses.
     We establish the allocated amount separately for two different risk groups (1) unique loans (commercial loans, including those loans considered impaired); and (2) homogenous loans (generally single family residential and consumer loans). We base the allocation for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. Each risk-rating grade is assigned an estimated loss ratio, which is determined based on the experience of management, discussions with banking regulators, historical and current economic conditions and our independent loan review process. We estimate losses on impaired loans based on estimated cash flows discounted at the loan’s original effective interest rate or the underlying collateral value. We also assign estimated loss ratios to our consumer portfolio. However, we base the estimated loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity) and not on the results of individual loan reviews.
     The unallocated amount is particularly subjective and does not lend itself to the exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience of the lending staff, any concentrations of credit in any particular industry group, and new banking laws or regulations. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management’s experience.
     We then test the resulting ALL balance by comparing the balance in the allowance account to historical trends and peer information. Our management then evaluates the result of the procedures performed, including the result of our testing, and concludes on the appropriateness of the balance of the ALL in its entirety. The loan review and the finance committee of our board of directors review the assessment prior to the filing of financial information.
Provision for Possible Loan Losses and Critical Accounting Policies, Continued
     The Bank has designed a system calculated and intended to identify weaknesses or losses in its loan portfolio. The provision for possible loan losses represents a charge to earnings necessary to establish an allowance for possible loan losses that, in management’s evaluation, is adequate to provide coverage for estimated losses on outstanding loans and to provide for uncertainties in the economy. This is not an exact science. The provision for loan losses was $418,000, $477,000 and $489,000, respectively, for the years ended December 31, 2005, 2004 and 2003. From time to time unscheduled developments, including requirements of bank regulatory agencies, may require additional contributions to the reserve. In connection with the formation, the Bank agreed with one or more banking regulatory agencies to maintain a minimum 1.25% loan loss reserve for the first three years of operation. The restriction was lifted in April 2004, and management has adjusted the loan loss reserve to a level commensurate with their internal evaluation.
     The allowance for possible loan losses at December 31, 2005 and 2004 was $3,095,000 and $2,308,000, respectively. The level of the allowance and the amount of the provision involve evaluation of uncertainties and matters of judgment. Management believes the allowance for possible loan losses at December 31, 2005 to be adequate. The allowance for loan losses was 1.16% of loans at December 31, 2005 as compared to 1.18% at December 31, 2004.
Non-Interest Income
     The Bank’s non-interest income consists of service charges on deposits, other fees and commissions, gain on sale of loans, gain on sale of other real estate and gain on sale of fixed assets. Total non-interest income, exclusive of securities gains for the years ended December 31, 2005, 2004 and

2003, respectively, was $2,658,000, $1,798,000 and $1,408,000, an increase of $860,000 or 47.8% and $390,000 or 27.7% for the years 2004 and 2003, respectively. Non-interest income continues to increase as management achieves service and product growth. Management projects that other fees, commissions and service charges on deposit accounts will increase due to the expected growth of the Bank. For the years ended December 31, 2005 and 2004 the Bank had net security losses of $45,000 and $20,000, respectively, as compared to net security gains of $124,000 in 2003. Net securities gains and losses are comprised of gains of $5,000, $40,000 and $141,000 for 2005, 2004 and 2003, respectively, and losses of $50,000, $60,000 and $17,000, respectively.
     Management believes that the continued success of the bank is strongly tied to increasing non-interest income. The company has recently expanded personnel in the residential mortgage division and the Small Business Administration lending division. Sales of loans generated by both of these business units to the secondary market generates significant fee income while reducing risk.
     The company also has partnered with Raymond James Financial Services, Inc. to provide alternative investment products to the bank’s customers. In the long term this division can potentially provide significant fee income as well as increased customer loyalty.
Non-Interest Expense, Continued
     Non-interest expenses consist primarily of employee costs, occupancy expenses, furniture and equipment expenses, data processing expense, advertising expense, accounting fees, supplies and postage expense, outside service fees and other operating expenses. The non-interest expense, exclusive of security losses, for the years ended December 31, 2005, 2004 and 2003 totaled $9,889,000, $7,943,000 and $6,152,000, respectively, an increase of $1,946,000 or 25.5% and $1,791,000 or 29.1% for 2005 and 2004, respectively. Non-interest expense continues to increase related primarily to the continued growth of the Bank.
     Non interest expense will continue to increase as the Bank grows. The Bank plans to open a new office in Lebanon, Tennessee in the first quarter of 2006. The cost of this branch is expected to be up to $1,200,000. This expansion will increase expenses in the short run, however management believes that profitability will be attained in the second year of operation. The company also has plans to expand into Davidson County in 2006 and Rutherford County in 2007, these events will also increase non interest expense. The cost of the expanding into Davidson and Rutherford Counties has not yet been determined.
     The companies non interest expense is also subject to increase if government regulators increase compliance burdens.
Income Taxes
     Income taxes were $1,210,000 for the year ended December 31, 2005. Due to the Bank’s loss carryovers in prior periods, there was no income tax expense for the years ended December 31, 2004 and 2003.
Financial Condition
     Balance Sheet Summary. The Bank’s total assets were $375,362,000 and $265,353,000 at December 31, 2005 and 2004, respectively, an increase of $110,009,000 or 41.5%. Loans, net of allowance for possible loan losses, totaled $262,981,000 and $193,595,000 at December 31, 2005 and 2004, respectively, an increase of $69,386,000 or 35.8%. Investment securities totaled $59,505,000 and $43,824,000 at December 31, 2005 and 2004, respectively, an increase of $15,681,000 or 35.8%, and restricted equity securities totaled $753,000 and $519,000 at December 31, 2005 and 2004, respectively.

The increase in assets is due to continued growth of the Bank and the acquisition of Academy Bank in 2005.
Financial Condition, Continued
     The following is a summary of the fair market value of the assets and liabilities assumed from Academy:

In Thousands
Cash and due from banks	$1,282
Loans, net	32,201
Securities	6,958
Fixed assets	2,773
Income tax receivable	351
Interest receivable	249
Other assets	112

Deposits	38,685
Accrued interest	95
Accruals and other liabilities	27
     Total liabilities were $341,654,000 and $240,752,000 at December 31, 2005 and 2004, respectively, an increase of $100,902,000 or 41.9%, and stockholders’ equity was $33,708,000 and $24,601,000 at December 31, 2005 and 2004, respectively, an increase of $9,107,000 or 37.0%. A more detailed discussion of assets, liabilities and capital follows.
     Loans
     Loan categories are as follows:

	December 31, 2005		December 31, 2004
	Amount	Percentage	Amount	Percentage
	(In Thousands)		(In Thousands)
Commercial, financial and agricultural	$117,141	44.0%	$78,620	40.1%
Consumer	13,200	5.0	9,058	4.6
Real estate – mortgage	94,773	35.6	62,112	31.7
Real estate – construction	40,962	15.4	46,113	23.6

Total	$266,076	100.0%	$195,903	100.0%

     Loans are a large component of the Bank’s assets and are a primary source of income. The loan portfolio is composed of four primary loan categories: commercial, financial and agricultural; consumer; real estate – mortgage; and real estate – construction. The table above sets forth the loan categories and the percentage of such loans in the portfolio at December 31, 2005 and December 31, 2004.
     As represented in the table, primary loan growth was in real estate mortgage and commercial loans. Management is making loans in an orderly fashion to maintain quality.
     The Bank follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures”. These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including credit card, residential mortgage, and consumer installment loans.

     A loan is impaired when it is probable that the Bank will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for loan losses.
     The Bank’s first mortgage single family residential and consumer loans which total approximately $53,723,000 and $12,913,000, respectively at December 31, 2005, are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and thus are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Bank are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.
     The Bank considers all loans subject to the provisions of SFAS Nos. 114 and 118 that are on nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Delays or shortfalls in loan payments are evaluated with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.
     Generally, at the time a loan is placed on nonaccrual status, all interest accrued on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such interest received is applied as a reduction of principal. A nonaccrual loan may be restored to accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt. Non-accrual loans totaled $290,000 and $271,000 as of December 31, 2005 and 2004, respectively.
     Other loans may be classified as impaired when the current net worth and financial capacity of the borrower or of the collateral pledged, if any, is viewed as inadequate. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Bank will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Bank’s criteria for nonaccrual status.
     At December 31, 2005, impaired loans totaled $1,703,000 and had specific allowance for possible loan losses of $185,000 allocated. As of December 31, 2004, the Bank had impaired loans totaling $423,000 and a specific allowance for possible loan losses of $8,000 has been established by management related to these loans. The increase is primarily due to two loans both of which management believes are well collaterialized and expect no or minimal losses. The total amount of interest recognized on impaired loans approximated $112,000 and $26,000 and the average recorded investment was $1,220,000 and $385,000 for the years ended December 31, 2005 and 2004, respectively. The impaired loans are generally commercial loans and meet the above mentioned criteria for impaired loans. The total value of the collateral securing these loans is approximately $3,475,000 and $710,000 for December 31, 2005 and December 31, 2004, respectively.

     The Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged-off in the month when they are considered uncollectible.
     Non-performing loans, which include non-accrual loans and loans 90 days past due, at December 31, 2005 and 2004, totaled $462,000 and $272,000, respectively.
     The following schedule details selected information as to non-performing loans of the Bank at December 31, 2005 and 2004:

	2005		2004
	Past Due		Past Due
	90 Days	Non-Accrual	90 Days	Non-Accrual
		(In Thousands)
Real estate loans	$91	$117	$—	$257
Consumer loans	72	45	1	6
Commercial	9	128	—	8

	$172	$290	$1	$271

Renegotiated loans	$—		$—

     The allowance for possible loan losses is discussed under “Provision for Possible Loan Losses”. The Bank maintains its allowance for possible loan losses at an amount considered by management to be adequate to provide for the possibility of loan losses in the loan portfolio. Since the Bank is a relatively new financial institution, management has taken what it believes to be a very conservative approach to the allowance for loan losses. As required by the Bank’s primary bank regulatory agencies for recently chartered banks, management was committed to maintain a minimum of 1.25% of loans in the allowance for loan losses for the first three years of operations. The restriction was lifted effective April, 2004.
     Essentially all of the Bank’s loans originate from Wilson, Rutherford and adjacent counties in Tennessee. The Bank seeks to exercise prudent risk management in lending, including diversification by loan category and industry segment, as well as by identification of credit risks.
     The Bank’s management believes there is a significant opportunity to continue to increase the loan portfolio in the Bank’s primary market area. The Bank has targeted commercial business lending, commercial and residential real estate lending and consumer lending. The Bank seeks to build a loan portfolio which is capable to adjusting to swings in the interest rate market, and it is the Bank’s policy to maintain a diverse loan portfolio not dependent on any particular market or industrial segment. Management sets loan growth goals annually. Loan growth is managed based on Tier I Risk Based Capital guidelines established by the FDIC. (See Capital Position and Dividends).
Securities
     Securities totaled $59,505,000 and $43,824,000 at December 31, 2005 and 2004, respectively, and was a primary component of the Bank’s earning assets. Restricted equity securities totaled $753,000 and $519,000 at December 31, 2005 and 2004, respectively. The Bank has adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), “Accounting for Certain Investments in Debt and Equity Securities”. Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:
•	Debt securities and the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized costs.

•	Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

•	Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.
The Bank’s classification of securities as of December 31, 2005 and 2004 is as follows:

	Held-To-Maturity		Held-To-Maturity
	2005		2004
		Estimated		Estimated
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
	(In Thousands)		(In Thousands)
U.S. Treasury and other U.S. Government agencies and corporations	$1,000	996	1,997	1,986
Obligations of states and political subdivisions	8,553	8,480	1,845	1,891

	$9,553	9,476	3,842	3,877

	Available-for-Sale		Available-for-Sale
	2005		2004
		Estimated		Estimated
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
	(In Thousands)		(In Thousands)
U.S. Treasury and other U.S. Government agencies and corporations	$19,875	19,746	13,392	13,275
Mortgage-backed securities	29,919	29,250	26,725	26,707
Collateralized mortgage obligation	341	324	—	—
Obligations of states and political subdivisions	638	632	—	—

	$50,773	49,952	40,117	39,982

     There were no securities classified as trading during 2005 or 2004.
Deposits
     Total deposits, which are the principal source of funds for the Bank, totaled $326,633,000 and $228,590,000 at December 31, 2005 and 2004, respectively which represents an increase of $98,043,000 or 42.9%. Demand deposits increased 37.0% from $29,657,000 at December 31, 2004 to $40,623,000 at December 31, 2005. Negotiable order of withdrawal, savings deposits and money market demand accounts increased $32,908,000 or 44.3%. Certificates of deposits and individual retirement accounts increased $54,169,000 or 43.4%. The Bank has targeted local consumers, professionals, local governments and commercial businesses as its central clientele; therefore, deposit instruments in the form of demand deposits, savings accounts, money market demand accounts, certificates of deposits and individual retirement accounts are offered to customers.
Deposits, Continued
     Management believes the Wilson and Rutherford County areas are a growing economic market offering growth opportunities for the Bank; however, the Bank competes with several of the larger bank holding companies that have bank offices in this area as well as established and de novo community banks; and therefore, no assurances of market growth can be given. Even though the Bank is in a very competitive market, management currently believes that its market share will be expanded. Management firmly believes that its position as a locally owned financial institution that offers personalized service will contribute significantly to quality loan and deposit growth and profitability. However, no assurance of market growth can be given.
Liquidity and Asset Management
     The Bank’s management seeks to maximize net interest income by managing the Bank’s assets and liabilities within appropriate constraints on capital, liquidity and interest rate risk. Liquidity is the ability to maintain sufficient cash levels necessary to fund operations, meet the requirements of depositors and borrowers and fund attractive investment opportunities. The Bank’s primary source of liquidity is expected to be a stable core deposit base. In addition, short-term investments, loan payments and investment security maturities provide a secondary source.
     Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Bank’s rate sensitivity position has an important impact on earnings. Senior management of the Bank meets periodically to analyze the rate sensitivity position. These meetings focus on the composition of the securities portfolio, historical and projected cash flows of the securities and loan portfolios, and the value and duration of the securities portfolio using various interest rate stress test. The meeting also reviews the banks overall liquidity, non-core deposit dependence, deposit trends, maturity distribution, rates and competition pricing, concentrations, and pledging of the deposit portfolio. Also reviewed are the banks borrowing capacities, loan-to-deposit targets, off-balance sheet commitments, economic forecast, the contractual gap position versus simulation analysis, the results of interest rate stress tests on the balance sheet, and the Economic Value of Equity as a result of the stress tests.
     At December 31, 2005, the Bank had a contractual liability sensitive position (a negative gap) for 2006. Liability sensitivity means that more of the Bank’s liabilities are capable of repricing over certain time frames than its assets. The interest rates associated with these liabilities may not actually change over this period but are capable of changing.
     The following table shows the rate sensitivity gaps for different time period as of December 31, 2005:

Interest Rate Sensitivity Gaps				One Year
December 31, 2005	1-90	91-180	181-365	and
(In Thousands)	Days	Days	Days	Longer	Total
Interest-earning assets	$66,061	14,687	24,676	239,251	344,675
Interest-bearing liabilities	152,337	18,442	47,500	79,697	297,976

Interest-rate sensitivity gap	$(86,276)	(3,755)	(22,824)	159,554	46,699

Cumulative gap	$(86,276)	(90,031)	(112,855)	46,699

Capital Position and Dividends
     At December 31, 2005, total stockholders’ equity was $33,708,000 or 9.0% of total assets as compared to $24,601,000 or 9.3% of total assets at December 31, 2004. During the year ended December 31, 2005, capital increased $9,107,000 resulting from an increase in unrealized losses on available-for-sale securities of $424,000, net earnings of $2,652,000, proceeds from sale of common stock of $341,000 issued pursuant to the stock option plan, and the issuance of $6,538,000 of common stock related to the acquisition of Academy Bank. During the year ended December 31, 2004, capital increased $1,794,000 resulting from a decrease in unrealized gains and losses on available-for-sale securities of $121,000, net earnings of $1,700,000 and proceeds from sale of stock of $215,000 issued pursuant to the stock option plan.

     The Bank’s principal regulators have established minimum risk-based capital requirements and leverage capital requirements for the Bank. These guidelines classify capital into two categories of Tier I and Total risk-based capital. Total risk-based capital consists of Tier I (or core) capital (essentially common equity less intangible assets) and Tier II capital (essentially qualifying long-term debt, of which the Bank has none, and a part of the allowance for possible loan losses). In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending on regulatory assigned levels of credit risk associated with such assets. The risk-based capital guidelines require the Bank to have a total risk-based capital ratio of 8.0% and a Tier I risk-based capital ratio of 4.0%. At December 31, 2005 and 2004, the Bank’s total risk-based capital ratio was 10.2% and 12.1%, respectively, and its Tier I risk-based capital ratio was 9.2% and 11.0%, respectively. The required Tier I leverage capital ratio (Tier I capital to average assets for the most recent quarter) for the Bank is 4.0%. At December 31, 2005 and 2004, the Bank had a leverage ratio of 7.8% and 9.4%, respectively.
     There is no established trading market for the Bank’s stock. During the year ended December 31, 2005, the Bank issued 31,072 shares at $10 per share, 1,384 shares at $15 per share and 428 shares at $20 per share, of its voting common stock in connection with the stock option plan discussed below. No shares of the Bank’s common voting stock were redeemed for the years ending December 31, 2005 and 2004. Privately negotiated trades may involve The Bank’s directors and officers and, accordingly, may not be reliable indicators of value.
     In April, 2001, the Shareholders of the Bank approved the Bank of The South’s 2001 Stock Option Arrangement (the “Arrangement”). The Arrangement provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 252,000 shares of common stock, to employees and organizers of the Bank and up to 108,000 shares of common stock to the Directors of the Bank.
     Under the Stock Option Arrangement, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options, and generally vest over a seven year period with a ten year option to purchase. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date. To minimize future charges to earnings related to changes in accounting rules all granted shares were vested in November, 2005.
     At December 31, 2005, options for 263,000 shares had been granted at $10 per share, 7,000 at $15 per share, 7,000 at $17 per share, 9,100 at $18 per share, 33,000 at $20 per share, 12,000 at $21.50 per share, 21,000 at $22.50 per share, 17,000 at $23.00 per share (37,360 shares have been forfeited and 94,725 shares have been exercised). At December 31, 2005, 237,015 options were exercisable.
     On August 12, 2004, the Board of Directors voted to recommend the implementation of a Dividend Reinvestment Plan. The Plan is be subject to shareholder approval. Management does not expect to implement the Plan due to the proposed stock exchange with PrimeTrust.
     In December, 2004, the Financial Accounting Standards Board (“FASB”) reissued Statement of Financial Accounting Standards No. 123R (revised 2004) (“SFAS”) related to share based payments. For Bank of the South the SFAS applies to the accounting for stock options. The substance of the revised statement is to require companies to record as an expense amortization of the fair market value of stock options determined as of the grant date. The offsetting credit is to additional paid-in capital unless there is an obligation to buy back the stock or exchange other assets for the stock. If such an obligation exists the offsetting credit would be to a liability account. The statement is effective for the first interim reporting period after December 15, 2005. On November 21, 2005 the Board of Directors approved 100% vesting of all outstanding options; and accordingly, there will be no future impact on earnings related to options outstanding at December 31, 2005.

     FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), the federal banking regulators have assigned each insured institution to one of five categories (“well capitalized,” “adequately capitalized” or one of three under capitalized categories) based upon the three measures of capital adequacy discussed above. Institutions which have a Tier I leverage capital ratio of 5%, a Tier I risk based capital ratio of 5% and a total risk based capital ratio of 10% are defined as “well capitalized”. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements for “adequately capitalized” status. The Bank currently meet the requirements for “well capitalized” status.
     An institution that fails to meet the minimum level for any relevant capital measure (an “undercapitalized institution”) may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days (which must be guaranteed by the institution’s holding company); (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The bank regulatory agencies have discretionary authority to reclassify a well capitalized institution as adequately capitalized or to impose on an adequately capitalized institution requirements or actions specified for undercapitalized institutions if the agency determines that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice.
     A “significantly undercapitalized” institution may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.
     Under FDICIA, bank regulatory agencies have prescribed safety and soundness guidelines for all insured depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation.
     The Bank is assessed annually at the rate of 0.0132% of insured deposits for deposit insurance. The assessments are paid quarterly.
     Management is not aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the Bank’s liquidity, capital resources or operations.
     Monetary Policy. The Bank is affected by commercial bank credit policies of regulatory authorities, including the Board of Governors. An important function of the Board is to regulate the national supply of bank credit in order to attempt to combat recessionary and curb inflationary pressures. Among the instruments of monetary policy used by the Board of implement these objectives are: open market operations in U.S. Government securities, changes in discount rates on member borrowings, changes in reserve requirements against bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits, and may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Board have had a significant effect on the operating results of commercial banks, including nonmembers as well as members, in the past and are expected to continue to do so in the future.

Contractual Obligations
     The Bank has the following contractual obligations as of December 31, 2005:

	Less			More
	Than	1 - 3	3 - 5	than
(In Thousands)	1 Year	Years	Years	5 Years	Total
Long-term debt	$10,000	—	—	—	10,000

Capital leases	—	—	—	—	—

Operating leases	—	—	—	—	—

Purchases	1,200	—	—	—	1,200

Other long-term liabilities	—	—	—	—	—

Total	$11,200	—	—	—	11,200

Off Balance Sheet Arrangements
     At December 31, 2005, the Bank had unfunded loan commitments outstanding of $77.5 million and outstanding standby letters of credit of $5.4 million. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Bank has the ability to liquidate Federal funds sold or securities available-for-sale or on a short-term basis to borrow and purchase Federal funds from other financial institutions. Additionally, the Bank could sell participations in these or other loans to correspondent banks. As mentioned above, the Bank has been able to fund its ongoing liquidity needs through its stable core deposit base, loan payments, its investment security maturities and short-term borrowings.
Impact of Inflation
     Although interest rates are significantly affected by inflation, the inflation rate is immaterial when reviewing the Bank’s results of operations.
Quantitative and Qualitative Disclosures About Market Risk
     The Bank’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Bank’s operations, the Bank is not subject to foreign currency exchange or commodity price risk.
     Interest rate risk (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Bank’s rate sensitivity position has an important impact on earnings. Senior management of the Bank meets monthly to analyze the rate sensitivity position. These meetings focus the spread between the cost of funds and interest yields generated primarily through loans and investments.
     The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates as of December 31, 2005:

Held for Purposes	Expected Maturity Date -
Other Than Trading	Year Ending December 31,						Fair
(In Thousands)	2006	2007-2008	2009-2010	2011-2020	Thereafter	Total	Value
Earning assets:
Loans, net of unearned interest	$147,242	57,550	48,970	9,433	2,881	266,076	262,446
Average interest rate	7.46%	6.58%	6.53%	6.60%	6.76%	7.04%

Securities	8,494	7,864	1,719	6,073	35,355	59,505	59,428
Average interest rate	3.13%	4.25%	3.82%	4.16%	4.29%	4.04%

Restricted equity securities	753	—	—	—	—	753	753
Average interest rate	5.79%	—	—	—	—	5.79%

Loans held for sale	2,748	—	—	—	—	2,748	2,748
Average interest rate	5.69%	—	—	—	—	5.69%

Federal fund sold	15,490	—	—	—	—	15,490	15,490
Average interest rate	3.43%	—	—	—	—	3.43%

Interest-bearing deposits in financial institutions	103	—	—	—	—	103	103
Average interest rate	4.10%	—	—	—	—	4.10%

Interest-bearing liabilities:
Interest-bearing time deposits	109,137	61.176	8,540	—	—	178,853	186,523
Average interest rate	3.65%	4.29%	4.44%	—	—	3.90%

Negotiable order of withdrawal	36,756	—	—	—	—	36,756	36,756
accounts	0.97%	—	—	—	—	0.97%

Money market demand accounts	63,832	—	—	—	—	63,832	63,832
Average interest rate	3.40%	—	—	—	—	3.40%

Savings deposits	6,569	—	—	—	—	6,569	6,569
Average interest rate	1.30%	—	—	—	—	1.30%

Securities sold under repurchase	1,966	—	—	—	—	1,966	1,966
agreements	4.25%	—	—	—	—	4.25%

Advances from Federal Home Loan Bank	10,000	—	—	—	—	10,000	9,979
Average interest rate	4.04%	—	—	—	—	4.04%

BANK OF THE SOUTH
December 31, 2005
I.	Distribution of Assets, Liabilities and Stockholders’ Equity: Interest Rate and Interest Differential

The Schedule which follows indicates the average balances for each major balance sheet item, an analysis of net interest income and the change in interest income and interest expense attributable to changes in volume and changes in rates.

The difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities is net interest income, which is the Bank’s gross margin. Analysis of net interest income is more meaningful when income from tax-exempt earning assets is adjusted to a tax equivalent basis. Accordingly, the following schedule includes a tax equivalent adjustment of tax-exempt earning assets, assuming a weighted average Federal income tax rate of 34%.

In this Schedule “change due to volume” is the change in volume multiplied by the interest rate for the prior year. “Change due to rate” is the change in interest rate multiplied by the volume for the prior year. Changes in interest income and expense not due solely to volume or rate changes have been allocated to the “change due to volume” and “change due to rate” in proportion to the relationship of the absolute dollar amounts of the change in each category.

Non-accrual loans have been included in the loan category. Loan fees of $823,000, $677,000 and $414,000 for 2005, 2004 and 2003, respectively, are included in loan income and represent an adjustment on the yield on these loans.

BANK OF THE SOUTH
DECEMBER 31, 2005

	In Thousands, Except Interest Rates
	Average			Average
	Balances			Balances
	For the			For the
	Year			Year			2005/2004 Change
	Ended	Interest	Income/	Ended	Interest	Income/	Due to	Due to
	12/31/05	Rate	Expense	12/31/04	Rate	Expense	Volume	Rate	Total

Loans, net of unearned interest	$234,036	6.93%	16,225	174,396	6.02%	10,498	3,971	1,756	5,727

Investment securities — taxable	45,364	3.76	1,704	42,149	3.48	1,465	116	123	239

Investment securities — tax-exempt	5,441	4.10	223	827	4.35	36	189	(2)	187

Tax equivalent adjustment	—	2.11	115	—	2.26	19	98	(2)	96

	5,441	6.21	338	827	6.65	55	287	(4)	283

Restricted equity securities	657	5.18	34	499	4.21	21	8	5	13
Federal funds sold	10,487	3.43	360	5,150	1.11	57	100	203	303
Loans held for sale	2,776	3.53	98	1,885	2.81	53	29	16	45
Interest-bearing deposit in financial institution	79	3.80	3	114	—	—	—	3	3

Total earning assets	298,840	6.28	18,762	225,020	5.40	12,149	4,418	2,195	6,613

Cash and due from banks	8,097			5,536

Allowance for possible loan losses	(2,686)			(2,035)

Bank premises and equipment	12,471			11,703

Goodwill	3,662			—

Intangibles	566			—

Other assets	2,819			1,573

Total assets	$323,769			241,797

BANK OF THE SOUTH
DECEMBER 31, 2005

	In Thousands, Except Interest Rates
	Average			Average
	Balances			Balances
	For the			For the
	Year			Year			2005/2004 Change
	Ended	Interest	Income/	Ended	Interest	Income/	Due to	Due to
	12/31/05	Rate	Expense	12/31/04	Rate	Expense	Volume	Rate	Total

Deposits:
Negotiable order of withdrawal accounts	$29,217	1.23%	360	16,483	0.22%	36	47	277	324
Money market demand accounts	56,087	2.13	1,193	49,089	1.27	622	99	472	571
Individual retirement accounts	12,445	3.72	463	8,912	3.12	278	125	60	185
Other savings deposits	5,757	0.56	32	3,873	0.52	20	10	2	12
Certificates of deposit $100,000 and over	78,225	3.30	2,578	56,423	2.47	1,396	632	550	1,182
Certificates of deposit under $100,000	63,132	3.28	2,072	50,281	2.63	1,322	381	369	750

Total interest-bearing deposits	244,863	2.74	6,698	185,061	1.99	3,674	1,395	1,629	3,024

Long-term notes payable	52	5.77	3	228	5.70	13	(10)	—	(10)
Securities sold under repurchase agreements	1,829	3.23	59	1,593	1.26	20	3	36	39
Advances from Federal Home Loan Bank	10,000	3.30	330	5,066	1.38	70	107	153	260
Federal funds purchased	24	4.17	1	524	2.10	11	(16)	6	(10)

Total interest-bearing deposits and borrowed funds	256,768	2.76	7,091	192,472	1.97	3,788	1,500	1,803	3,303

Demand deposits	36,048			25,050

Other liabilities	1,468			819

Stockholders’ equity	29,485			23,456

Total liabilities and stockholders’ equity	$323,769			241,797

Net interest income			11,671			8,361			3,310

Net yield on earning assets		3.91%			3.72%

Net interest spread		3.52%			3.43%

BANK OF THE SOUTH
DECEMBER 31, 2005

	In Thousands, Except Interest Rates
	Average			Average
	Balances			Balances
	For the			For the
	Year			Year			2004/2003 Change
	Ended	Interest	Income/	Ended	Interest	Income/	Due to	Due to
	12/31/04	Rate	Expense	12/31/03	Rate	Expense	Volume	Rate	Total

Loans, net of unearned interest	$174,396	6.02%	10,498	125,285	6.23%	7,799	2,970	(271)	2,699

Investment securities — taxable	42,149	3.48	1,465	39,634	3.55	1,407	87	(29)	58

Investment securities — tax-exempt	827	4.35	36	—	—	—	36	—	36

Tax equivalent adjustment	—	2.26	19	—	—	—	19	—	19

	827	6.65	55	—	—	—	55		55

Restricted equity securities	499	4.21	21	474	4.01	19	1	1	2
Federal funds sold	5,150	1.11	57	7,442	1.12	83	(25)	(1)	(26)
Loans held for sale	1,885	2.81	53	2,625	3.89	102	(25)	(24)	(49)
Interest-bearing deposit in financial institution	114	—	—	—	—	—	—	—	—

Total earning assets	225,020	5.40	12,149	175,460	5.36	9,410	2,669	70	2,739

Cash and due from banks	5,536			4,852

Allowance for possible loan losses	(2,035)			(1,672)

Bank premises and equipment	11,703			7,123

Other assets	1,573			969

Total assets	$241,797			186,732

BANK OF THE SOUTH
DECEMBER 31, 2005

	In Thousands, Except Interest Rates
	Average			Average
	Balances			Balances
	For the			For the
	Year			Year			2004/2003 Change
	Ended	Interest	Income/	Ended	Interest	Income/	Due to	Due to
	12/31/04	Rate	Expense	12/31/03	Rate	Expense	Volume	Rate	Total

Deposits:
Negotiable order of withdrawal accounts	$16,483	.22%	36	13,636	0.32%	43	8	(15)	(7)
Money market demand accounts	49,089	1.27	622	37,774	1.42	536	148	(62)	86
Individual retirement accounts	8,912	3.12	278	6,679	3.29	220	70	(12)	58
Other savings deposits	3,873	0.52	20	2,685	0.63	17	6	(3)	3
Certificates of deposit $100,000 and over	56,423	2.47	1,396	43,210	3.03	1,309	356	(269)	87
Certificates of deposit under $100,000	50,281	2.63	1,322	37,606	2.95	1,109	343	(130)	213

Total interest-bearing deposits	185,061	1.99	3,674	141,590	2.28	3,234	892	(452)	440

Long-term notes payable	228	5.70	13	403	6.45	26	(10)	(3)	(13)
Securities sold under repurchase agreements	1,593	1.26	20	1,355	1.11	15	3	2	5
Advances from Federal Home Loan Bank	5,066	1.38	70	4,353	2.80	122	18	(70)	(52)
Federal funds purchased	524	2.10	11	7	—	—	—	11	11

Total interest-bearing deposits and borrowed funds	192,472	1.97	3,788	147,708	2.30	3,397	927	(536)	391

Demand deposits	25,050	—	—	15,752	—	—

Other liabilities	819			685

Stockholders’ equity	23,456			22,587

Total liabilities and stockholders’ equity	$241,797			186,732

Net interest income			8,361			6,013			2,348

Net yield on earning assets		3.72%			3.43%

Net interest spread		3.43%			3.06%

BANK OF THE SOUTH
DECEMBER 31, 2005
II. Investment Portfolio:
A.	Securities at December 31, 2005 consist of the following:

	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

U.S. Treasury and other U.S. Government agencies and corporations	$19,875	1	130	19,746
Mortgage-backed securities	29,919	26	695	29,250
Obligations of states and political subdivisions	638	—	6	632
Collateralized mortgage obligations	341	—	17	324

	$50,773	27	848	49,952

	Securities Held-To-Maturity
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$1,000	—	4	996
Obligations of states and political subdivisions	8,553	30	103	8,480

	$9,553	30	107	9,476

     Securities at December 31, 2004 consist of the following:

	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$13,392	1	118	13,275
Mortgage-backed securities	26,725	178	196	26,707

	$40,117	179	314	39,982

BANK OF THE SOUTH
DECEMBER 31, 2005
II. Investment Portfolio, Continued:
A.	Continued:

	Securities Held-To-Maturity
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$1,997	—	11	1,986
Obligations of states and political subdivisions	1,845	47	1	1,891

	$3,842	47	12	3,877

     Securities at December 31, 2003 consist of the following:

	Securities Available-For-Sale
	(In Thousands)
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$10,541	49	90	10,500
Mortgage-backed securities	29,230	256	133	29,353
Collateralized mortgage obligations	998	—	44	954

	$40,769	305	267	40,807

     There were no securities held-to-maturity at December 31, 2003.

BANK OF THE SOUTH
DECEMBER 31, 2005
II. Investment Portfolio, Continued:
B.	The following schedule details the estimated maturities and weighted average yields of investment securities (including mortgage backed securities) of the Bank at December 31, 2005.

		Estimated	Weighted
	Amortized	Market	Average
Available-For-Sale Securities	Cost	Value	Yields
	(In Thousands)
Obligations of U.S. Treasury and other U.S. Government agencies and corporations, including mortgage-backed securities:
Less than one year	$7,421	7,390	3.199%
One to five years	16,666	16,431	4.107
Over five years through 10 years	7,387	7,161	4.126
Over 10 years	18,320	18,014	4.288

	49,794	48,996	4.041

Collateralized mortgage obligations:
Less than one year	—	—	—
One to five years	—	—	—
Five to ten years	—	—	—
More than ten years	341	324	4.894

	341	324	4.894

Total securities of U.S. Treasury and other U.S. Government agencies and corporations, including mortgage-backed securities	50,135	49,320	4.047

Obligations of states and political subdivisions (tax-exempt)*:
Less than one year	—	—	—
One to five years	—	—	—
Five to ten years	115	113	3.502
More than ten years	523	519	3.601

Total obligations of states and political subdivisions	638	632	3.583

Total investment securities	$50,773	49,952	4.041%

*	Weighted average yield is stated on a tax-equivalent basis assuming a weighted average Federal income tax rate of 34%.

BANK OF THE SOUTH
DECEMBER 31, 2005
II. Investment Portfolio, Continued:
     B. Continued:

		Estimated	Weighted
	Amortized	Market	Average
Held-To-Maturity	Cost	Value	Yields
	(In Thousands)
Obligations of U.S. Treasury and other U.S. Government agencies and corporations:
Less than one year	$1,000	996	2.550%
One to five years	—	—	—
Five to ten years	—	—	—
More than ten years	—	—	—

Total securities of U.S. Treasury and other U.S. Government agencies and corporations	1,000	996	2.550

Obligations of states and political subdivisions (tax-exempt)*:
Less than one year	—	—	—
One to five years	—	—	—
Five to ten years	377	386	4.444
More than ten years	8,176	8,094	4.156

Total obligations of states and political subdivisions	8,553	8,480	4.169

Total investment securities	$9,553	9,476	4.000%

*	Weighted average yield is stated on a tax-equivalent basis assuming a weighted average Federal income tax rate of 34%.

BANK OF THE SOUTH
DECEMBER 31, 2005
III. Loan Portfolio:
A.	Loan Types

The following schedule details the loans of the Bank at December 31, 2005, 2004, 2003, 2002 and 2001.

	In Thousands
	2005	2004	2003	2002	2001
Commercial, financial and agricultural	$117,141	$78,620	$62,168	$15,825	$11,207
Real estate — construction	40,962	46,113	32,025	39,637	17,515
Real estate — mortgage	94,773	62,112	50,563	41,802	22,265
Consumer	13,200	9,058	8,944	8,867	5,465

Total loans	266,076	195,903	153,700	106,131	56,452
Less allowance for possible loan losses	(3,095)	(2,308)	(1,977)	(1,555)	(865)

Net loans	$262,981	$193,595	$151,723	$104,576	$55,587

B.	Maturities and Sensitivities of Loans to Changes in Interest Rates

The following schedule details maturities and sensitivity to interest rates changes for commercial loans of the Bank at December 31, 2005:

	(In Thousands)
		1 Year to
	Less Than	Less Than	After 5
	1 Year*	5 Years	Years	Total
Maturity Distribution:
Commercial, financial and agricultural	$28,761	50,374	38,006	117,141
Real estate — construction	34,768	5,272	922	40,962

	$63,529	55,646	38,928	158,103

Interest-Rate Sensitivity:
Fixed interest rates	$17,730	43,239	7,410	68,379
Floating or adjustable interest rates	45,799	12,407	31,518	89,724

Total commercial, financial and agricultural loans plus real estate — construction loans	$63,529	55,646	38,928	158,103

*	Includes demand loans, bankers acceptances, commercial paper and deposit notes.

BANK OF THE SOUTH
DECEMBER 31, 2005
III. Loan Portfolio, Continued:
C.	Risk Elements

The following schedule details selected information as to non-performing loans of the Bank at December 31, 2005, 2004, 2003, 2002 and 2001:

	In Thousands
	2005	2004	2003	2002	2001
Non accrual loans:
Commercial, financial and agricultural	$128	8	—	—	—
Real estate — construction	—	197	125	64	—
Real estate — mortgage	117	60	67	—	—
Consumer	45	6	4	20	—
Lease financing receivable	—	—	—	—	—

Total non-accrual	$290	271	196	84	—

Loans 90 days past due:
Commercial, financial and agricultural	$9	—	62	—	—
Real estate — construction	—	—	—	—	—
Real estate — mortgage	91	—	59	—	168
Consumer	72	1	18	—	1
Lease financing receivable	—	—	—	—	—

Total loans 90 days past due	$172	1	139	—	169

Renegotiated loans:
Commercial, financial and agricultural	$—	—	—	—	—
Real estate — construction	—	—	—	—	—
Real estate — mortgage	—	—	—	—	—
Consumer	—	—	—	—	—
Lease financing receivable	—	—	—	—	—

Total renegotiated loans past due	$—	—	—	—	—

Loans current — considered uncollectible	$—	—	—	—	—

Total non- performing loans	$462	272	335	84	169

Total loans	$266,076	195,903	153,700	106,131	56,452

Percent of total loans outstanding	0.17%	0.14%	0.22	0.08	0.30

Other real estate	$54	61	106	78	—

BANK OF THE SOUTH
DECEMBER 31, 2005
III. Loan Portfolio, Continued:
C.	Risk Elements, Continued

The accrual of interest income is discontinued when it is determined that collection of interest is less than probable or the collection of any amount of principal is doubtful. The decision to place a loan on non-accrual status is based on an evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors that affect the borrower’s ability to pay. At the time a loan is placed on a non-accrual status, the accrued but unpaid interest is also evaluated as to collectibility. If collectibility is doubtful, the unpaid interest is charged off. Gross interest income on nonaccrual loans that would have been recorded for the year ended December 31, 2005 if the loans had been current totaled $20,000. Thereafter, interest on non-accrual loans is recognized only as received. The amount of interest income recognized related to non-accrual loans for the year ended December 31, 2005 approximated $8,000.

At December 31, 2005 loans totaling $3,794,000 were included in the Bank’s internal classified loan list. Of these loans $1,448,000 are real estate, $2,017,000 are commercial and $329,000 are installment. The collateral value related to these loans approximately $5,994,000 ($1,873,000 related to real estate, $4,129,000 related to commercial and $86,000 related to installment). At December 31, 2004 loans totaling $1,598,000 were included in the Bank’s internal classified loan list. Of these loans $1,096,000 are real estate, $415,000 are commercial and $87,000 are installment. The collateral value related to these loans approximately $2,585,000 ($1,715,000 related to real estate, $766,000 related to commercial and $104,000 related to installment). Loans are listed as classified when information obtained about possible credit problems of the borrower has prompted management to question the ability of the borrower to comply with the repayment terms of the loan agreement. The loan classifications do not represent or result from trends or uncertainties which management expects will materially impact future operating results, liquidity or capital resources.

At December 31, 2005 there were no loan concentrations that exceeded ten percent of total loans other than as included in the preceding table of types of loans. Loan concentrations are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions.

At December 31, 2005 and 2004, other real estate totaled $54,000 and $61,000, respectively. The balance at December 31, 2005 consists of one residential and one commercial property that was foreclosed during 2005. Management is attempting to sell the property included in other real estate at December 31, 2005 and no material loss is anticipated thereon.

There were no material amounts of other interest-bearing assets (interest-bearing deposits with other banks, municipal bonds, etc.) at December 31, 2005 which would be required to be disclosed as past due, non-accrual, restructured or potential problem loans, if such interest-bearing assets were loans.

BANK OF THE SOUTH
DECEMBER 31, 2005
IV.	Summary of Loan Loss Experience:

The following schedule details selected information related to the allowance for possible loan loss account of the Bank for the years ended at December 31, 2005, 2004, 2003, 2002 and for the period April 30, 2001 through December 31, 2001:

	In Thousands, Except Percentages
	2005	2004	2003	2002	2001
Allowance for loan losses at beginning of period	$2,308	1,977	1,555	865	—

Less: net loan charge-offs:
Charge-offs:
Commercial, financial and agricultural	(22)	(56)	(15)	—	—
Real estate construction	—	(65)	—	(26)	—
Real estate — mortgage	(10)	—	(21)	(26)	(7)
Installment	(61)	(34)	(40)	—	—
Lease financing	—	—	—	—	—

	(93)	(155)	(76)	(52)	(7)

Recoveries:
Commercial, financial and agricultural	9	1	7	—	—
Real estate construction	—	3	—	—	—
Real estate — mortgage		—	—	—	—
Installment	14	5	2	—	—
Lease financing	—	—	—	—	—

	23	9	9	—	—

Net loan charge-offs	(70)	(146)	(67)	(52)	(7)

Allowance for possible loan loss acquired in merger	439	—	—	—	—
Provision for loan losses charged	418	477	489	742	872

Allowance for loan losses at end of period	$3,095	2,308	1,977	1,555	865

Total loans at end of period	$266,076	195,903	153,700	106,131	56,452

Average total loans outstanding during years ended December 31, 2005, 2004, 2003 and 2002, and the period April 30, 2001 through December 31, 2001, respectively	$234,036	174,396	125,285	82,479	26,862

Net charge-offs as a percentage of average total loans outstanding during the period	0.03%	0.08%	0.05%	0.06%	0.03%

Ending allowance for loan losses as a percentage of total loans outstanding at end of year	1.16%	1.18%	1.29%	1.47%	1.53%

BANK OF THE SOUTH
DECEMBER 31, 2005
IV.	Summary of Loan Loss Experience, Continued:

The allowance for possible loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The provision for possible loan losses charged to operating expense is based on past loan loss experience and other factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, review of specific loan problems, the relationship of the allowance for possible loan losses to outstanding loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions that may affect the borrower’s ability to pay.

Management conducts a continuous review of all loans that are delinquent, previously charged down or loans which are determined to be potentially uncollectible. Loan classifications are reviewed periodically by a person independent of the lending function. The Executive Committee of the Board of Directors at least quarterly reviews the adequacy of the allowance for possible loan losses.

The Bank maintains its allowance for possible loan losses at an amount considered by management to be adequate to provide for the possibility of loan losses in the loan portfolio. In connection with the formation, the Bank agreed with one or more banking regulatory agencies to maintain a minimum 1.25% loan loss reserve for the first three years of operation. This restriction expired in April, 2004.

The following detail provides a breakdown of the allocation of the allowance for possible loan losses as of December 31:

	2005		2004
		Percent of		Percent of
		Loans in		Loans in
		Each Category		Each Category
	In Thousands	To Total Loans	In Thousands	To Total Loans
Commercial, financial and agricultural	$1,295	44.0%	$911	40.1%
Real estate – construction	531	15.4	848	23.6
Real estate – mortgage	1,110	35.6	437	31.7
Consumer	159	5.0	112	4.6

	$3,095	100.0%	$2,308	100.0%

	2003		2002
		Percent of		Percent of
		Loans in		Loans in
		Each Category		Each Category
	In Thousands	To Total Loans	In Thousands	To Total Loans
Commercial, financial and agricultural	$476	40.5%	$311	14.9%
Real estate – construction	227	20.8	230	37.3
Real estate – mortgage	1,141	32.9	905	39.4
Consumer	133	5.8	109	8.4

	$1,977	100.0%	$1,555	100.0%

BANK OF THE SOUTH
DECEMBER 31, 2005
IV. Summary of Loan Loss Experience, Continued:

	2001
		Percent of
		Loans in
		Each Category
	In Thousands	To Total Loans
Commercial, financial and agricultural	$191	19.9%
Real estate – construction	104	31.0
Real estate – mortgage	509	39.4
Consumer	71	9.7

	$875	100.0%

BANK OF THE SOUTH
DECEMBER 31, 2005
V.	Deposits:

The average amounts for deposits for the years 2005, 2004 and 2003 are detailed in the following schedule.

	2005		2004		2003
	Average		Average		Average
	Balance		Balance		Balance
	In	Average	In	Average	In	Average
	Thousands	Rate	Thousands	Rate	Thousands	Rate
Non-interest bearing deposits	$36,048	—%	$25,050	—%	$15,752	—%
Negotiable order of withdrawal accounts	29,217	1.23	16,483	0.22	13,636	0.32
Money market demand accounts	56,087	2.13	49,089	1.27	37,774	1.42
Individual retirement accounts	12,445	3.72	8,912	3.12	6,679	3.29
Other savings	5,757	0.56	3,873	0.52	2,685	0.63
Certificates of deposit $100,000 and over	78,225	3.30	56,423	2.47	43,210	3.03
Certificates of deposit under $100,000	63,132	3.28	50,281	2.63	37,606	2.95

	$280,911	2.38%	$210,111	1.75%	$157,342	2.06%

The following schedule details the maturities of certificates of deposit and individual retirement accounts of $100,000 and over at December 31, 2005.

	In Thousands
	Certificates	Individual
	of	Retirement
	Deposit	Accounts	Total
Less than three months	$21,777	365	22,142

Three to six months	8,530	113	8,643

Six to twelve months	29,735	1,235	30,970

Over one year	34,003	4,575	38,578

	$94,045	6,288	100,333

BANK OF THE SOUTH
DECEMBER 31, 2005
VI.	Return on Equity and Assets:

The following schedule details selected key ratios of the Bank for the years December 31, 2005, 2004 and 2003.

	2005	2004	2003
Return on assets	0.82%	0.70%	0.48%
(Net income divided by average total assets)

Return on equity	8.99%	7.25%	4.00%
(Net income divided by average equity)

Dividend payout ratio (1)	0.00%	0.00%	0.00%
(Dividends declared per share divided by net income per share)

Equity to asset ratio	9.11%	9.70%	12.10%
(Average equity divided by average total assets)

Leverage capital ratio	7.75%	9.39%	11.09%
(Tier I capital divided by fourth quarter average total assets, excluding the net unrealized gain on available-for-sale securities)
The minimum leverage capital ratio required by the regulatory agencies is 4%.
Under guidelines developed by regulatory agencies a credit risk is assigned to various categories of assets and commitments ranging from 0% to 100% based on the risk associated with the asset.

(1)	Under the terms of an agreement with the Bank’s regulatory agency, the Bank is restricted from paying dividends for a period of three years from the date of inception (April 30, 2001).

BANK OF THE SOUTH
DECEMBER 31, 2005
VI.	Return on Equity and Assets, Continued:

The following schedule details the Bank’s risk-based capital at December 31, 2005 excluding the net unrealized gain on available-for-sale securities which is shown as an addition in stockholders’ equity in the financial statements:

In Thousands
Tier I capital:
Stockholders’ equity, excluding the net unrealized loss on available-for-sale securities and intangible assets, net of deferred taxes	$27,966

Total capital:
Allowable allowance for loan losses (limited to 1.25% of risk-weighted assets)	3,095

Total capital	$31,061

Risk-weighted assets	$307,572

Risk-based capital ratios:
Tier I capital ratio	9.09%

Total risk-based capital ratio	10.10%

The Bank is required to maintain a Total capital to risk-weighted asset ratio of 8% and a Tier I capital to risk-weighted asset ratio of 4%. At December 31, 2005, the Bank was in compliance with these requirements.

BANK OF THE SOUTH
DECEMBER 31, 2005
VI.	Return on Equity and Assets, Continued:

The following schedule details the Bank’s interest rate sensitivity at December 31, 2005:

	Repricing Within
(In Thousands)	Total	0-30 Days	31-90 Days	91-180 Days	181-365 Days	Over 1 Year
Earning assets:
Loans, net of unearned interest	$266,076	32,333	5,388	12,559	21,798	193,998
Securities	59,505	4,358	4,888	2,128	2,878	45,253
Restricted equity securities	753	753	—	—	—	—
Loans held for sale	2,748	2,748	—	—	—	—
Interest bearing deposits	103	103	—	—	—	—
Federal funds sold	15,490	15,490	—	—	—	—

Total earning assets	344,675	55,785	10,276	14,687	24,676	239,251

Interest-bearing liabilities:
Negotiable order of withdrawal accounts	36,756	36,756	—	—	—	—
Money market deposit accounts	63,832	63,832	—	—	—	—
Savings	6,569	6,569	—	—	—	—
Individual retirement accounts $100,000 and over	6,288	735	365	113	1,235	3,840
Individual retirement accounts under $100,000	7,595	1,271	746	717	965	3,896
Certificates of deposit, $100,000 and over	94,045	12,927	9,227	7,181	18,414	46,296
Certificates of deposit, under $100,000	70,925	7,288	8,155	9,431	20,386	25,665
Securities sold under repurchase agreements	1,966	1,966	—	—	—	—
Advances from FHLB	10,000	2,500	—	1,000	6,500	—

	297,976	133,844	18,493	18,442	47,500	79,697

Interest-sensitivity gap	$46,699	(78,059)	(8,217)	(3,755)	(22,824)	159,554

Cumulative gap		(78,059)	(86,276)	(90,031)	(112,855)	46,699

Interest-sensitivity gap as % of total assets		(20.80)	(2.19)	(1.00)	(6.08)	42.51

Cumulative gap as % of total assets		(20.80)	(22.99)	(23.99)	(30.07)	12.44

The Bank presently maintains a liability sensitive position over the next twelve months. However, management expects that liabilities of a demand nature will renew and that it will not be necessary to replace them with significantly higher cost funds.

BANK OF THE SOUTH
DECEMBER 31, 2005
VI.	Return on Equity and Assets, Continued:

The Bank’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of the Bank’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of the Bank’s operations, the Bank is not subject to foreign currency exchange or commodity price risk.

Interest rate (sensitivity) management focuses on the earnings risk associated with changing interest rates. Management seeks to maintain profitability in both immediate and long term earnings through funds management/interest rate risk management. The Bank’s rate sensitivity position has an important impact on earnings. Senior management of the Bank meets monthly to analyze the rate sensitivity position. These meetings focus on the spread between the cost of funds and interest yields generated primarily through loans and investments.

INFORMATION ABOUT THE BANKS
PrimeTrust Bank
General
PrimeTrust Bank began operations as a commercial bank in December of 2001. The bank places special emphasis on serving the financial needs of businesses, professional concerns and individuals in the Davidson, Cheatham, Dickson and Williamson County areas in Middle Tennessee, as well as in the Greater Metropolitan Nashville Area. The bank focuses on the needs of its customers throughout these areas. Currently, PrimeTrust Bank has six full-service banking offices and plans to add other offices on an as-needed basis. One new office, to be located in Franklin, Tennessee, is expected to open in June of 2006. PrimeTrust Bank is headquartered at 7651 Highway 70 South, Nashville, Tennessee 37221.
As of December 31, 2005, PrimeTrust Bank’s total assets were $419,302,000 and total deposits were $359,037,000. Net after-tax income was $2,606,000 for 2005. At December 31, 2005, PrimeTrust Bank reported total shareholders’ equity of $38,412,000.
PrimeTrust Bank’s authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value, and 1,000,000 shares of PrimeTrust Bank preferred stock, no par value. There were 3,397,398 shares of the PrimeTrust Bank’s common stock issued and outstanding at the record date. Other than shares reserved for issuance in respect of options to purchase 259,942 shares of its common stock (on the basis of one share for each option), there are no shares of the PrimeTrust Bank’s common stock reserved for issuance. There are no shares of PrimeTrust Bank preferred stock issued or outstanding, or reserved or committed for issuance. All of the issued and outstanding shares of PrimeTrust Bank’s common stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. As of the record date for PrimeTrust Bank, the bank had approximately 865 shareholders of record.
Personnel
At year-end 2005, PrimeTrust Bank employed 113 full-time equivalent personnel, not including contract labor for certain services. None of these employees is covered by a collective-bargaining agreement. Group life, health, dental, and disability insurance are maintained for or made available to employees by the bank, as is a 401(k) profit-sharing plan adopted by PrimeTrust Bank, as are certain benefit plans (described elsewhere herein) adopted by the bank. The bank considers employee relations to be satisfactory.
Executive Management
The following are the executive officers of PrimeTrust Bank. Unless otherwise indicated, these officers have served in the indicated capacities during the last five years through the date of these materials. (The period covered in the table is limited to five years.)

Name	Age	Office and Business Experience
Gary L. Scott	60	Chairman and Chief Executive Officer, PrimeTrust Bank, 2001 to Present.*

Jason K. West	39	President and Chief Operating Officer, PrimeTrust Bank, 2001 to Present.*

Name	Age	Office and Business Experience
Charles R. Lanier	49	Senior Executive Vice President, PrimeTrust Bank, 2002 — Present; Fifth Third Bank, 2001 — 2002.

Alton Denney	69	Executive Vice President, PrimeTrust Bank, 2001 to Present.*

Alan Haefele	63	Executive Vice President, Chief Financial Officer, PrimeTrust Bank 2005 — Present; Chief Financial Officer, First State Bank, 2001 — 2005.

Larry W. Kain	57	Executive Vice President, PrimeTrust Bank, 2004 — Present; Community President, Cumberland Bank, 2001 — 2004.

R. C. Cutsinger	61	Executive Vice President, PrimeTrust Bank, 2005 — Present; Senior Vice President, Regions Bank, 2001 — 2005.

Gary L. Pool	53	Senior Vice President, PrimeTrust Bank, 2002 — Present; Examiner, Office of the Comptroller of the Currency, 1984 — 2002.

*	Includes the Bank’s organizational period, which ended in 2001.
Executive Compensation of PrimeTrust Bank
The following table sets forth the compensation of PrimeTrust Bank’s chief executive officer for 2005 and the other four most highly compensated executive officers as of December 31, 2005 and 2004, and 2003 (if their total annual salary and bonus equaled or exceeded $100,000). The figures below include all compensation paid for all services to PrimeTrust Bank for that fiscal year that is reportable under SEC regulations. The amounts shown in the “bonus” column were paid pursuant to the Bank’s employee incentive plan that is described elsewhere in these materials in the section entitled “Benefits.”
SUMMARY COMPENSATION TABLE

Long-Term Compensation
	Annual Compensation					Awards	Payouts
				Other		Securities
				Annual	Restricted	Underlying		All Other
Name And				Compen	Stock	Options/	LTIP	Compen-
Principal		Salary	Bonus	-sation	Award(s)	SARs	Payouts	sation
Position	Year	($)	($)	($)(1)(2)	($)(3)	(#)(3)	($)	($)(1)(4)
Gary L. Scott,	2005	$172,500	$67,715	$17,468	-0-	40,000	$-0-	$17,555
Chairman and CEO	2004	149,167	-0-	-0-	-0-	-0-	-0-	14,317

						Long-Term Compensation
	Annual Compensation					Awards	Payouts
				Other		Securities
				Annual	Restricted	Underlying		All Other
Name And				Compen	Stock	Options/	LTIP	Compen-
Principal		Salary	Bonus	-sation	Award(s)	SARs	Payouts	sation
Position	Year	($)	($)	($)(1)(2)	($)(3)	(#)(3)	($)	($)(1)(4)
	2003	140,450	21,068	-0-	-0-	-0-	-0-	14,775

Jason K. West, President & COO	2005	$166,500	$65,380	$12,705	-0-	40,000	$-0-	$20,815
	2004	144,167	-0-	-0-	-0-	-0-	-0-	17,370
	2003	127,500	19,125	-0-	-0-	-0-	-0-	17,079

Charles R. Lanier, Sr. EVP	2005	$130,000	$31,328	$12,880	-0-	8,000	$-0-	$21,460
	2004	125,000	-0-	-0-	-0-	-0-	-0-	15,855
	2003	125,000	-0-	-0-	-0-	-0-	-0-	15,719

Alton Denney, EVP	2005	$78,688	$29,760	$17,022	-0-	2,500	-0-	$8,838
	2004	76,117	-0-	-0-	-0-	-0-	-0-	7,184
	2003	74,200	11,130	-0-	-0-	-0-	-0-	7,601

Larry W. Kain, EVP*	2005	$122,000	$8,524	-0-	-0-	3,000	-0-	$17,801
	2004	21,741	-0-	-0-	-0-	-0-	-0-	1,867

*	Mr. Kain joined PrimeTrust Bank in 2004.
Notes to Preceding Table

(1)	Pursuant to the instructions to Item 402 of Regulation S-B, the Bank has omitted information regarding group life, health, hospitalization, medical reimbursement or relocation plans that do not discriminate in scope, terms or operation, in favor of executive officers or Directors of the Bank and that are available generally to all salaried employees. In accordance with the instructions to Item 402(b)(2)(iii)(C), perquisites and other personal benefits, securities, or property, if any, are not reported unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive in this table.

(2)	This amount includes director’s fees for each of the named executives. Officers who are also Directors do not receive committee fees. This column includes both cash and the estimated value of non-cash compensation.

(3)	The amounts in this column reflect the number of unexercised options granted to the named executive(s) in the year(s) indicated.

(4)	Amounts in this column represent PrimeTrust Bank’s contribution, if any, to its 401(k) plan on behalf of the named executive(s).
***

Stock Option Grants in 2005
In 2005, PrimeTrust Bank granted stock options to the executive officer(s) named in the Summary Compensation Table as described in the “Options/SAR Grants in Last Fiscal Year” and “New Plan Benefits” tables set forth below. These options were granted between September 6 and October 1, 2005, at an exercise price of $15.00 per share, which was determined to be the fair market value on that date. Initially, these options were to vest ratably over six years for Messrs. Scott and West, over four years as to the other named recipients. However, as discussed under “Accelerated Vesting of Options at Both Banks,” beginning at page 78, due to accounting rule changes, the vesting of all options issued by PrimeTrust Bank was accelerated and all such options are currently vested. Neither shares nor prices have been adjusted to reflect the exchange ratio for PrimeTrust Bank specified in the share exchange agreement. PrimeTrust Bank does not grant stock appreciation rights (“SAR’s”) or make restricted stock awards.
Option/SAR Grants in Last Fiscal Year(1)
Individual Grants

		% of Total
	Number of Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price
Name	Granted (#)	Fiscal Year	($/Share)	Expiration Date
Gary L. Scott, Chairman /CEO	40,000	27.22%	$15.00	9-16-2015

Jason K. West, President /COO	40,000	27.22%	$15.00	9-16-2015

Charles R. Lanier, Senior EVP	8,000	5.44%	$15.00	10-1-2015

Alton Denney, EVP	2,500	1.70%	$15.00	9-16-2015

Larry W. Kain, EVP	3,000	2.04%	$15.00	9-16-2015
Notes to Preceding Table
(1) Please refer to the discussion in “2005 Stock Option Grants” set forth above in this document. No options were replaced or repriced in 2005. Please refer to Notes 17 and 18 to PrimeTrust Bank’s 2005 Consolidated Financial Statements for more information about the stock option plan and its impact on earnings per share.
PrimeTrust Bank New Plan Benefits
The table below provides the tabular disclosure of the PrimeTrust Bank 2005 Statutory-Nonstatutory Stock Option Plan required by applicable rules. In general, options expire ten years after grant. The number of qualified shares allocated to the plan cannot be increased without Shareholder approval. The shares granted under the plan were granted at fair market value ($15.00) on the date of grant, and thus the dollar value of the options to the recipients was zero at year end. Recipients must pay the entire cost of the number of shares for which options are exercised, generally in cash. Neither shares nor prices have been adjusted to reflect the exchange ratio for PrimeTrust Bank specified in the share exchange agreement.

PrimeTrust Bank 2005 Statutory-Nonstatutory Stock Option Plan

	Dollar	Number of	Percentage of
Name and Position	Value ($)(1)	Options	Option Grants
Gary L. Scott, Chairman / CEO	$-0-	40,000	27.22

Jason K. West, President / COO	$-0-	40,000	27.22

Executive Officers as a Group	$-0-	106,000	72.13

Non-Executive Directors as a Group	$-0-	-0-	-0-

Non-Executive Employees as a Group	$-0-	40,950	27.87
Notes to Preceding Table

(1)	This amount reflects the fact that, as of year end 2005, the estimated fair market value was the same as the $15.00 per share exercise price of the options. No officer, director or employee of Bank of the South participates in this plan.
***
2005 Stock Option Exercises
The table below provides information as to exercises of options in calendar 2005 under PrimeTrust Bank’s stock option plans by Mr. West and the year-end value of unexercised options held by him. None of the other named executive officer(s) reflected in the Summary Compensation Table exercised any options during 2005.
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

Securities
			Underlying	Value of
			Unexercised	Unexercised in-the-
			Options/SARs	Money
		Value	At Fiscal Year End	Options/SARs At
	Shares	Realized on	(#)	Fiscal Year End ($)
	Acquired on	Exercise	Exercisable/	Exercisable/
Name	Exercise (#)	($)(1)	Nonexerciseable(1)	Nonexerciseable(1)
Gary L. Scott, Chairman and CEO	-0-	N/A	51,402/-0-	$57,010/-0-

Jason K. West, President and COO	1,500	$7,500	52,103/-0-	$60,515/-0-

Charles R. Lanier, Senior EVP	-0-	N/A	12,000/-0-	$5,000/-0-

Securities
			Underlying	Value of
			Unexercised	Unexercised in-the-
			Options/SARs	Money
		Value	At Fiscal Year End	Options/SARs At
	Shares	Realized on	(#)	Fiscal Year End ($)
	Acquired on	Exercise	Exercisable/	Exercisable/
Name	Exercise (#)	($)(1)	Nonexerciseable(1)	Nonexerciseable(1)
Alton Denney, EVP	-0-	N/A	10,052/-0-	$37,600/-0-
Larry W. Kain, EVP	-0-	N/A	3,000/-0-	$-0-/-0-
Notes to Preceding Table

(1)	This amount represents the difference between the estimated market price on December 31, 2005, of an estimated $15.00 per share and the exercise price of the options at the date(s) of grant (a range of $10.00 to $15.00 per share). The estimated future amounts in the last column may not necessarily be realized. Actual values that may be realized, if any, upon the exercise of such options will be based on the market price of the Bank’s common stock at the time of any such exercise(s) and thus are dependent upon future performance of the Bank’s common stock.
Principal Voting Security Holders of PrimeTrust Bank
The following table provides information about stock ownership by each director and all directors and executive officers of PrimeTrust Bank as a group, as of May 1, 2006. We know of no person or group who or which owns, beneficially or of record, as much as five percent of the bank’s outstanding shares of common stock, and we have not received any Schedule 13D or 13G that would indicate such ownership. We determined beneficial ownership by applying the General Rules and Regulations of the SEC, particularly Rule 13d-3 under the Securities Exchange Act, which state that a person may be credited with the ownership of common stock:
•	Owned by or for the person’s spouse, minor children or any other relative sharing the person’s home;
•	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
•	Of which the person has investment power, which includes the power to dispose or direct the disposition of the stock.
Also, a person who has the right to acquire beneficial ownership of shares within 60 days after May 1, 2006, will be considered to own the shares. Unless otherwise indicated, the persons listed own their shares directly as individuals or in conjunction with their spouses.
The directors, together with their number and percentage of shares owned at this time (or subject to acquisition by exercise of options within the next 60 days after the special meeting), are as follows:

			Percent of
	Number of	Right to	Outstanding
	Shares Owned	Acquire	Shares
	(1)	(2)	(1)(2)
(A) Name of Each Director and Nominee

Gary L. Scott	51,358	51,402	2.98%

Jason K. West	71,663	51,103	3.56%

James A. Campbell	104,432	—	3.07%

James Carbine	49,448	—	1.46%

Bruce G. Davis	80,867	7,402	2.59%

Alton Denney	28,506	10,052	1.13%

Marion Fowlkes	58,436	7,069	1.92%

E. C. Hardison, III	41,194	—	1.21%

Charles R. Lanier	46,509	12,000	1.72%

Robert Officer	29,980	—	0.88%

Margaret N. Perry, Ph.D.	32,727	3,886	1.08%

Robert E. Robeson	49,734	—	1.46%

Carlton B. Tarkington	88,559	—	2.61%

Edward A. Whitley	29,039	—	0.85%

(B) Directors and executive officers of the Bank as a group (18 persons).	797,401	158,414	26.88%
Notes to Preceding Table
(1) This information has been furnished by the Directors and Officers of the Bank. Unless otherwise indicated, a Shareholder possesses sole voting and investment power with respect to all of the shares shown opposite her or his name, including shares held in her or his individual retirement account. Shares held in self-directed individual retirement accounts have been shown in each Director’s total and classified as subject to the Director’s sole voting and dispositive authority. The totals shown include shares held in the name of spouses, minor children, certain relatives, trusts, estates, custodial arrangements for children, and certain affiliated companies and/or business entities as to which beneficial ownership may be disclaimed. The percentages shown are based on 3,397,398 total shares outstanding at May 1, 2006, on a pro forma basis including all of the options exercisable within 60 days (with shares actually outstanding) after May 1, 2006. The percentages in the Table have been calculated based on the pro forma number of shares of common stock deemed to be owned beneficially by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Under that rule, all options exercisable within 60 days next following the meeting of Shareholders are included in such person’s total in the table as if such person had exercised all of her or his respective options at the present date. All options are currently exerciseable. The amounts shown represent the shares, before application of the PrimeTrust Bank exchange ratio,

(2) The shares shown in each Director’s column, and in the group total, include shares beneficially owned at May 1, 2006 by the named individual.
***
Any shareholder who ultimately purchases or controls beneficially ten percent (10%) or more of the Bank’s common stock may be subject to a limitation of his, her or its voting rights pursuant to the Bank’s charter and the Tennessee Control Share Acquisition Act, T.C.A. §§48-103-301, et seq.
Bank of the South
General
Bank of the South began operations as a commercial bank in April of 2001. The bank places special emphasis on serving the financial needs of businesses, professional concerns and individuals in the Wilson and Rutherford County areas in Middle Tennessee, as well as in the Greater Metropolitan Nashville Area. Bank of the South focuses on the needs of its customers throughout these areas. Currently, the bank has six full-service banking offices and plans to add other offices on an as-needed basis. Bank of the South is headquartered at 551 North Mt. Juliet Road, Mt. Juliet, Tennessee 37122.
As of December 31, 2005, Bank of the South’s total assets were $375,362,000 and total deposits were $326,633,000. Net after-tax income was $2,652,000 for 2005. At December 31, 2005, Bank of the South reported total shareholders’ equity of $33,708,000, which includes “goodwill” of $5.49 million related to the merger of Academy Bank with and into Bank of the South as of June 1, 2005. Please refer to Note 6 to the Bank of the South Consolidated Financial Statements (“Acquired Intangible Assets and Goodwill”). In early 2006, the bank raised an additional $6,000,000 in capital through the sale of 279,070 shares of its common stock at $21.50 per share.
Bank of the South’s authorized capital stock consists of 20,000,000 shares of common stock, $1.00 par value, and 20,000,000 shares of Bank of the South preferred stock, no par value. There were 3,114,564 shares of the Bank of the South’s common stock issued and outstanding at the record date. Other than shares reserved for issuance in respect of options to purchase 231,620 shares of its common stock (on the basis of one share for each option), there are no shares of the Bank of the South’s common stock reserved for issuance. There are no shares of Bank of the South preferred stock issued or outstanding, or reserved or committed for issuance. All of the issued and outstanding shares of Bank of the South’s common stock have been duly authorized and validly issued and are fully paid, nonassessable, and were issued in compliance with and are currently free of all preemptive rights, with no personal liability attaching to the ownership thereof. As of the record date for Bank of the South, the bank had approximately 2,143 shareholders of record.
Personnel
At year-end 2005, Bank of the South employed 108 full-time equivalent personnel, not including contract labor for certain services. None of these employees is covered by a collective-bargaining agreement. Group life, health, dental, and disability insurance are maintained for or made available to employees by the bank, as is a 401(k) profit-sharing plan adopted by Bank of the South, as are certain benefit plans (described elsewhere herein) adopted by the bank. The bank considers employee relations to be satisfactory.
Executive Management
The following are the executive officers of Bank of the South. Unless otherwise indicated, these officers have served in the indicated capacities during the last five years through the date of these materials. (The period covered in the table is limited to five years.)

Name	Age	Office and Business Experience
David Major	57	Chairman and Chief Executive Officer, Bank of the South, 2004—Present; Chairman, President and Chief Executive Officer, Bank of the South, 2000-2004.*

James S. Short	55	President, Bank of the South, 2004—Present; Executive Vice President, Bank of the South, 2000-2004.*

Allen M. Henson	64	Senior Vice President, Bank of the South, 2000—Present.*

Ed Davenport	55	Senior Vice President, Bank of the South, 2000—Present.*

David B. Penuel	66	Senior Vice President, Bank of the South, 2001 — Present.*

Charles E. Womble	61	Senior Vice President, Bank of the South, 2005 — Present; President, Academy Bank, 2001 — 2005.

Susan C. Wilson	47	Vice President, Chief Financial and Accounting Officer, Bank of the South, 2000—Present.*

*Includes the period during which the Bank was being organized.
The executive officers are appointed by, and serve at the discretion of, the Bank of the South’s board of directors. Officers are elected annually by the Bank’s board of directors. No executive officer has an employment contract or non-competition agreement with the Bank, except that the bank signed a non-competition contract with Mr.
Charles E. Womble, formerly the president of Academy Bank and now a senior vice president of Bank of the South, which became effective when Academy Bank merged with Bank of the South.
The directors and executive officers of Bank of the South as a group held 103,703 vested options (unadjusted for the bank’s exchange ratio specified in the share exchange agreement) as of December 31, 2005. No holder of Bank common stock known to management owns as much as or more than 5% of such stock and the Bank has not received or been made aware of any filing on Schedule 13D or 13G.
There is no family relationship between any of the above-named officers, or between any officer or director, except that president James S. Short and bank officer Joy Leonard are first cousins, and Mr. Short is the father of bank officer Samuel L. Short; and senior vice president David B. Penuel is the father of bank officer David Penuel.
Executive Compensation of Bank of the South
The following table sets forth the compensation of Bank of the South’s chief executive officer for 2005 and the other four most highly compensated executive officers as of December 31, 2005, 2004, and 2003 (if their total annual salary and bonus equaled or exceeded $100,000). The figures below include all compensation paid for all services to Bank of the South for that fiscal year that is reportable under SEC regulations. The amounts shown in the “bonus” column were paid pursuant to the bank’s employee incentive plan that is described elsewhere in these materials in the section entitled “Benefits.”

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
	Annual Compensation					Awards	Payouts
				Other		Securities
				Annual	Restricted	Underlying		All Other
Name And				Compen	Stock	Options/	LTIP	Compen-
Principal		Salary	Bonus	-sation	Award(s)	SARs	Payouts	sation
Position	Year	($)	($)	($)(1)(2)	($)(3)	(#)(3)	($)	($)(1)(4)
David Major, Chair / CEO	2005	$200,000	$6,807	$10,500	-0-	-0-	$-0-	$2,037
	2004	194,786	-0-	8,000	-0-	-0-	-0-	-0-
	2003	181,189	2,990	5,400	-0-	-0-	-0-	-0-

James S. Short, President	2005	$146,667	$4,765	$10,500	-0-	-0-	$-0-	$1,528
	2004	137,684	-0-	8,000	-0-	-0-	-0-	-0-
	2003	124,000	2,156	5,400	-0-	-0-	-0-	-0-

Ed Daven-port, SVP	2005	$105,000	$3,404	$10,500	-0-	-0-	$-0-	$1,074
	2004	96,975	-0-	8,000	-0-	-0-	-0-	-0-
	2003	91,800	1,509	5,400	-0-	-0-	-0-	-0-

Allen M. Henson, SVP	2005	$105,000	$3,404	$10,500	-0-	-0-	-0-	$1,074
	2004	96,961	-0-	8,000	-0-	-0-	-0-	-0-
	2003	91,691	1,617	5,400	-0-	-0-	-0-	-0-

David B. Penuel, SVP	2005	$98,333	$3,234	$10,500	-0-	-0-	-0-	$1,001
	2004	93,414	-0-	5,500	-0-	-0-	-0-	-0-
	2003	87,868	1,463	-0-	-0-	-0-	-0-	-0-

Notes to Preceding Table

(1)	Pursuant to the instructions to Item 402 of Regulation S-K, the Bank has omitted information regarding group life, health, hospitalization, medical reimbursement or relocation plans that do not discriminate in scope, terms or operation, in favor of executive officers or Directors of the Bank and that are available generally to all salaried employees. In accordance with the instructions to Item 402(b)(2)(iii)(C), perquisites and other personal benefits, securities, or property, if any, are not reported unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive in this table.

(2)	This amount reflects the director’s fees paid to the named executives. Directors who are also officers do not receive committee fees.

(3)	The amounts in this column reflect the number of unexercised options granted to the named executive(s) in the year(s) indicated.

(4)	Amounts in this column represent the Bank’s contribution, if any, to its 401(K) plan on behalf of the named executive(s).
***
Stock Option Grants in 2005
In 2005, Bank of the South granted no stock options to the directors or executive officer(s) named in the Summary Compensation Table. The Bank does not grant stock appreciation rights.
2005 Stock Option Exercises
The table below provides information as to exercises of options in calendar 2005 under Bank of the South’s stock option plan by the named executive officer(s) reflected in the Summary Compensation Table and the year-end value of unexercised options held by such officer(s).
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

Securities
			Underlying	Value of
			Unexercised	Unexercised in-the-
			Options/SARs	Money
		Value	At Fiscal Year End	Options/SARs At
	Shares	Realized on	(#)	Fiscal Year End ($)
	Acquired on	Exercise	Exercisable/	Exercisable/
Name	Exercise (#)	($)(1)	Nonexerciseable(1)	Nonexerciseable(1)
David Major, Chairman and CEO	6,892	$79,258	15,858/0	$182,367/0

James S. Short, President	6,576	$75,624	10,182/0	$117,093/0

Ed Davenport, Senior Vice President	2,535	$29,153	10,140/0	$116,610/0

Allen M. Henson, Senior Vice President	-0-	N/A	10,145/0	$116,668/0

Securities
			Underlying	Value of
			Unexercised	Unexercised in-the-
			Options/SARs	Money
		Value	At Fiscal Year End	Options/SARs At
	Shares	Realized on	(#)	Fiscal Year End ($)
	Acquired on	Exercise	Exercisable/	Exercisable/
Name	Exercise (#)	($)(1)	Nonexerciseable(1)	Nonexerciseable(1)
David B. Penuel, Senior Vice President	-0-	N/A	11,714/0	$74,711/0
Notes to Preceding Table

(1)	This amount represents the difference between the estimated market price on December 31, 2005, of an estimated $21.50 per share and the respective exercise price(s) of the options at the date(s) of grant ($10.00), except that options for 6,000 shares held Mr. Penuel are exercisable at $20.00 per share. Such amounts may not necessarily be realized. Actual values that may be realized, if any, upon the exercise of such options will be based on the market price of the Bank’s common stock at the time of any such exercise(s) and thus are dependent upon future performance of the Bank’s common stock. The named employee must also continue to be an employee through the date on which such person’s options become exerciseable.
***
Principal Voting Security Holders of Bank of the South
The following table provides information about stock ownership by each director and all directors and executive officers of Bank of the South as a group, as of May 1, 2006. We determined beneficial ownership by applying the General Rules and Regulations of the SEC, particularly Rule 13d-3 under the Securities Exchange Act, which state that a person may be credited with the ownership of common stock:
•	Owned by or for the person’s spouse, minor children or any other relative sharing the person’s home;
•	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
•	Of which the person has investment power, which includes the power to dispose or direct the disposition of the stock.
Also, a person who has the right to acquire beneficial ownership of shares within 60 days after May 1, 2006, will be considered to own the shares. Unless otherwise indicated, the persons listed own their shares directly as individuals or in conjunction with their spouses.
The directors, together with their number and percentage of shares owned at this time (or subject to acquisition by exercise of options within the next 60 days after the special meeting) are as follows:

		Right to	Percent of
	Shares Owned	Acquire	Class
Name	(1)	(2)	(1)(2)
David Major	34,088	15,858	1.60%

James S. Short	39,781	10,182	1.60%

Jimmy M. Agee	40,401	3,858	1.42%

Harold Gordon Bone	19,959	3,858	0.76%

Robert L. Callis	22,685	3,858	0.85%

Ed Davenport	42,469	7,610	1.60%

Wayne Hardy	47,106	2,894	1.60%

Michael G. Harris	30,031	5,786	1.15%

Allen M. Henson	39,581	10,145	1.59%

Larry W. Keller	23,150	3,858	0.87%

Monty E. Mires	26,322	6,750	1.06%

David B. Penuel	31,259	11,714	1.37%

Stephen A. Steele	50,925	2,894	1.73%

Kenneth W. Victory	20,922	2,894	0.76%

David V. Waldron	45,470	2,894	1.55%

Directors and executive officers of the Bank as a group (17 persons).	533,973	103,703	19.81%
Notes to Preceding Table
(1) This information has been furnished by the Directors and Officers of the Bank. Unless otherwise indicated, a Shareholder possesses sole voting and investment power with respect to all of the shares shown opposite her or his name, including shares held in her or his individual retirement account. Shares held in self-directed individual retirement accounts have been shown in each Director’s total and classified as subject to the Director’s sole voting and dispositive authority. The totals shown include shares held in the name of spouses, minor children, certain relatives, trusts, estates, custodial arrangements for children, and certain affiliated companies and/or business entities as to which beneficial ownership may be disclaimed. The percentages shown are based on 3,114,564 total shares outstanding at May 1, 2006, on a pro forma basis including all of the options exercisable within 60 days (with shares actually outstanding) after May 1, 2006. The percentages in the Table have been calculated based on the pro forma number of shares of common stock deemed to be owned beneficially by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Under that rule, all options exercisable within 60 days next following the meeting of Shareholders are included in such person’s total in the table as if such person had exercised all of her or his respective options at the present date. All options are currently exerciseable. The amount reported in the note represents such person’s total number of options, not all of which may ever be exercised. The amounts shown represent the shares, before application of the Bank of the South exchange ratio.
(2) The shares shown in each Director’s column, and in the group total, include shares beneficially owned at May 1, 2006 by the named individual.
***
Any shareholder who ultimately purchases or controls beneficially ten percent (10%) or more of the Bank’s common stock may be subject to a limitation of his, her or its voting rights pursuant to the Bank’s charter and the Tennessee Control Share Acquisition Act, T.C.A. §§48-103-301, et seq.
Competition — Both Banks
The banks operate in a highly competitive environment. Each of them is a relatively small commercial bank that competes for business with many far-larger organizations. The banks must compete with bank holding companies, commercial banks, savings and loan associations and other thrift institutions, credit unions, brokerage and investment banking firms, money market and other mutual funds for deposits, and other sources of funds. In addition, they compete with a variety of other financial services firms, such as finance companies, mortgage loan companies, leasing companies, merchant banks, insurance companies and insurance companies. Many of these competitors are not subject to the same regulatory restrictions as are bank holding companies and banks. Thus, the banks compete with businesses that do not have either the direct or indirect costs imposed by federal and state regulation, and thus which may have a competitive advantage over the banks and, in fact, over the proposed Holding Company. The deregulation of depository institutions, as well as the increased ability of non-banking financial institutions to provide services previously reserved for commercial banks, has intensified competition. Because non-banking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, in many instances they may operate with greater flexibility because they may not be subject to the same types of regulatory applications, processes and costs as are the banks and the Holding Company.
The principal geographic areas of the banks’ operations encompass Davidson, Wilson, Williamson, Rutherford, Cheatham, and Dickson Counties, and other areas of Middle Tennessee contiguous to these home counties. These areas are located in the Nashville-Davidson-Murfreesboro Metropolitan Statistical Area (the “Nashville MSA”). In the Nashville MSA, there were 49 commercial banks and savings institutions operating 468 offices as of June 30, 2005 (based on data published by the FDIC). Of these, 459 offices were operated by 45 commercial banks which alone held an aggregate of $24.97 billion in deposits as of June 30, 2005 (again, based on data published by the FDIC) as compared to the $685.67 million in combined deposits of PrimeTrust Bank and Bank of the South. The banks’ competitors include some of the largest bank holding companies in Tennessee, which have or control businesses, banks or branches in the area, including financial institutions with national and regional scope, as well as with a variety of other local banks, financial institutions, and financial services companies.
To compete with major financial institutions in its service area, the banks rely, in part, on specialized services, on a high level of personalized service and intensive customer-oriented services, local promotional activity, and personal contacts with customers by officers, directors, and employees. For customers whose loan demands exceed the banks’ respective lending limits, the banks seek to arrange for loans on a participation basis with other banks. The banks also assist their customers who require services not offered by them in obtaining those services from other sources. Due to the intense competition in the financial industry, neither the banks nor the Holding Company can promise that the competitive position of the banks has remained constant, nor can they reliably predict whether their position will change in the future.

Economic Conditions and Governmental Policy; Laws and Regulations
Each of the bank’s profitability, like most financial institutions, is primarily dependent on interest rate differentials and non-interest income. In general, the difference between the interest rates paid by the banks on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by the banks on their interest-earning assets, such as loans extended to their borrowers, together with securities held in their investment portfolios, comprise the major portion of the banks’ respective earnings. These rates are highly sensitive to many factors that are beyond either bank’s control, such as inflation, recession and unemployment, and the impact which future changes in domestic and even in foreign economic conditions might have on the banks cannot be reliably predicted by the banks or by the Holding Company.
Each bank’s earnings are affected not only by the extensive regulation described above, but also by general economic conditions. These economic conditions influence, and are themselves influenced, by the monetary and fiscal policies of the United States government and its various agencies, particularly the Federal Reserve. An important function of the Federal Reserve System is to regulate the national money supply. The Federal Reserve implements national monetary policies (with objectives such as addressing inflationary and recessionary pressures) through its open- market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions (like the banks) subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. Changes in interest rates effected by the Federal Reserve can have a material impact on both PrimeTrust Bank and Bank of the South. For example, the impact can be to narrow either bank’s net interest margin (the difference between what the bank pays for deposits and what the bank charges for loans), thus adversely affecting earnings. The nature and impact on Bank of the South or PrimeTrust Bank of any future changes in monetary and fiscal policies cannot be predicted.
The banks are also affected by the supervisory activities and regulatory policies of various bank regulatory authorities, including the TDFI, the FDIC, the Federal Reserve, and the federal Office of the Comptroller of the Currency. Regulatory policies, examinations and initiatives impose costs on the banks and influences its internal governance and operations.
From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the federal Congress, in the state legislatures, and before various regulatory agencies.
Dependence Upon a Single Customer
Neither bank is dependent on a single customer. However, both banks focus in the Nashville MSA and a substantial percentage of both banks’ total loans is secured by real estate, most of which property is located in the Nashville MSA. Accordingly, the banks have, collectively and individually, a significant concentration of credit that is dependent, under certain circumstances, on the continuing strength of the local real estate market.
Legal Proceedings and Regulatory Disputes
In the ordinary course of business, the banks and their subsidiaries may be named from time to time as defendants in or parties to pending and threatened legal actions and proceedings. There were no material legal proceedings pending at December 31, 2005, against either of the banks other than ordinary routine litigation incidental to its business, to which such bank was a party or as to which any of its property is the subject. It is to be expected that various actions and proceedings may be anticipated to be pending or threatened against, or to involve, the banks (and possibly the Holding Company) from time to time in the ordinary course of business. Some of these may from time to time involve large demands for compensatory and/or punitive damages. At the present time, the banks know of no pending or threatened litigation the ultimate resolution of which would have a material adverse effect on such bank’s financial position or results of operations.
Additionally, each bank, which is regulated by federal and state regulatory authorities, is the subject of regularly conducted and special examinations, reviews and investigations performed by such regulatory authorities and by law enforcement agencies. Either or both banks may occasionally have disagreements with regulatory authorities and law enforcement agencies resulting from these investigations, examinations and reviews.
SUPERVISION AND REGULATION
The commercial banking business is highly regulated. The following discussion contains a summary of the material aspects of the regulatory framework applicable to bank holding companies and their subsidiaries, and provides certain specific information about the banks and the Holding Company. (The banks and the Holding Company may be referred to in this document as “the combined company” or “the consolidated company.”) The bank regulatory framework is intended primarily for the protection of depositors, the deposit insurance system, and the banking system, and not for the protection of shareholders or any other group. In addition, certain present or potential activities of the Holding Company are subject to various securities and insurance laws and are regulated by the Securities and Exchange Commission (SEC) and the Tennessee Department of Commerce and Insurance. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by express reference to each of the particular statutory and regulatory provisions. A change in applicable statutes, regulations or regulatory policy may have a material effect on the business of the combined company.
General
In the following sections, we will briefly review matters related to the banks and the Holding Company. This information supplements the information related solely to the banks and the Holding Company appearing elsewhere in this document, including federal and state regulation of the banks and the Bank Holding Company as to payments of dividends, capital adequacy, prompt corrective action requirements, and to a few other matters related to the operations of the combined company. This list is far from definitive and has been discussed by the respective banks at greater length in their prior Annual Reports filed by with the FDIC on Forms 10-KSB and 10-K. All of these discussions are meant to be informative but not to be exhaustive or comprehensive, or to constitute legal advice about any matter.
Among other things, federal and state laws regulate corporate governance of the Holding Company and the banks, their investment authority, manner of doing business, employment practices, community reinvestment obligations, consumer privacy policies and procedures, relationship with shareholders and affiliates, ability to merge with, acquire, or be acquired by other entities, capital adequacy, payment of dividends or other distributions, the types of businesses in which they can engage, and many other aspects of their respective businesses.
Each of the banks is subject to supervision and examination by applicable federal and state banking agencies. The banks are chartered under the laws of the State of Tennessee but have chosen, to date, not to be members of the Federal Reserve System. The banks are members of the Federal Deposit Insurance

Corporation (“FDIC”) and their deposits are insured, as provided by law, by the deposit insurance fund administered by the FDIC. The banks are subject to supervision, regulation, and examination by the FDIC and also by the Tennessee Department of Financial Institutions (“TDFI”). They are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made, activities that may be engaged in, and types of services that may be offered. The operations of the banks are also affected by various consumer laws and regulations, including those relating to equal credit opportunity, truth in savings disclosures, debt collection laws, privacy regulations, and regulation of consumer lending practices. In addition to the impact of direct regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.
The Holding Company is subject to supervision and regulation by the Federal Reserve. Many of its activities will be governed by the Bank Holding Company Act of 1956, as well as by other laws, rules, and regulations. Its internal governance and powers are also governed or guided by the Tennessee Business Corporation Act and, to some degree, by the Tennessee Banking Act.
Strict compliance at all times with state and federal banking laws, as well as other laws, is and will continue to be required. The banks and the Holding Company believe that the experience of their executive management teams will assist them in their continuing efforts to achieve the requisite level of compliance. Certain provisions of Tennessee law may be preempted by existing and future federal laws, rules and regulations and no prediction can be made as to the impact of preemption on Tennessee law or the regulation of the banks of the Holding Company thereunder.
The banks are subject to examination and supervision by the FDIC and the TDFI and they must pay for such examination and supervision.
Federal Reserve Regulation of the Holding Company
Upon completion of the share exchange, as a bank holding company subject to the Bank Holding Company Act, the Holding Company will be required to obtain prior Federal Reserve approval for bank acquisitions and is generally limited to engaging in banking or bank-related activities. The Holding Company must obtain prior approval of the Federal Reserve before (1) acquiring, directly or indirectly (except in certain limited circumstances), ownership or control of more than 5% of the voting stock of a bank, (2) acquiring all or substantially all of the assets of a bank, or (3) merging or consolidating with another bank holding company. The Bank Holding Company Act also generally limits the business in which a bank holding company may engage to banking, managing or controlling banks, and furnishing or performing services for the banks that it controls. Interstate banking and interstate branching are now permitted.
The Holding Company is subject to various legal restrictions on the extent to which it and any nonbank subsidiary that it might own or form in the future can borrow or otherwise obtain credit from either or both of the banks. For example, the Holding Company and its intended subsidiary banks will be subject to limitations imposed by Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with any affiliate, including any transactions between the banks and the Holding Company. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to the holding company or any one of such nonbank subsidiaries, to 10% of the lending institution’s capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus. Further, Section 23B of the Federal Reserve Act imposes restrictions on “non-credit” transactions between each of the banks on the one hand and the Holding Company (and “nonbank” bank holding company) affiliates on the other hand. The Federal Reserve’s“Regulation W” generally implements sections 23A and 23B of the Federal Reserve Act in a manner intended to protect insured depository institutions from incurring losses arising from transactions with affiliates.
The regulation unifies and updates staff interpretations issued over many years, and it incorporates several new interpretative proposals. Among other things, Regulation W is supposed to clarify when transactions with an unrelated third party will be attributed to an affiliate. The regulation also addresses new issues arising as a result of the expanded scope of nonbanking activities engaged in by bank and bank holding companies in recent years and authorized for financial holding companies under the Gramm-Leach-Bliley Act.
The Federal Reserve may require that a bank holding company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, a bank holding company must file written notice and obtain approval from the Federal Reserve prior to purchasing or redeeming its equity securities.
Eligible bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in activities that are financial in nature generally without the prior approval of the Federal Reserve. The Holding Company has not at this time elected to apply to become a financial holding company but believes that it will be eligible to do so once the share exchange is completed.
Under Federal Reserve regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. (This is discussed in the context of “Cross-Guarantee Liability,” below.) In addition, it is the Federal Reserve’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve’s regulations or both.
Bank holding companies within the meaning of T.C.A. § 45-2-1401 of the Tennessee Banking Act are also subject to regulation under that Tennessee Act. As such, a bank holding company and its subsidiaries could be subject to examination by, and could be required to file reports with, the TDFI under specified circumstances.
In late 1995, the Tennessee Bank Structure Act of 1974 was amended to, among other things, prohibit (subject to certain exceptions) a bank holding company from acquiring a bank for which the home state is Tennessee (a Tennessee bank) if, upon consummation, the company would directly or indirectly control 30% or more of the total deposits in insured depository institutions in Tennessee. Based on information published by the FDIC as of June 30, 2005, the Holding Company estimates that the two banks collectively held less than three percent of such deposits. Subject to certain exceptions, the Tennessee Bank Structure Act prohibits a bank holding company from acquiring a bank in Tennessee which has been in operation for less than three years. Tennessee law permits a Tennessee bank to establish branches in any county in Tennessee.
Source of Financial Strength. Under Federal Reserve policy, the Holding Company will be expected to act as a source of financial strength to, and to commit resources to support, the banks. This support may be required at times when, absent such Federal Reserve policy, the Holding Company might not be inclined to provide it. In addition, any capital loans by a bank holding company to its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. Moreover, as a shareholder of the banks, the Holding Company would probably rank low in recipients in the event that one or both of the banks were liquidated. Depositors of a bank, and the FDIC as their subrogee, would likely be entitled to priority over creditors of one or both of the banks, including the Holding Company, in the event of a liquidation of one or both of the banks.
Cross-Guarantee Liability. Under the Federal Deposit Insurance Act, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger of default. Default is defined generally as the appointment of a conservator or receiver and in danger of default is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC’s claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Holding Company and the banks will be subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any either one or both of the banks would likely result in assertion of the cross-guarantee provisions and the assessment of such estimated losses against the Holding Company.
Interstate Banking and Branching. The Bank Holding Company Act permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed deposit concentration limits. The Company and the banks will have the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.
Tennessee Banking Regulation
The banks are incorporated under the banking laws of the State of Tennessee. As such, they are subject to state banking and corporate laws, and to supervision, regulation and examination by the TDFI, although such regulation and examination is for the protection of the banking system and not for the protection of shareholders or any other investors. The banks file periodic reports with the TDFI concerning, among other things, its activities and financial condition.
Tennessee statutes regulate a variety of the banking activities of the banks including required reserves, investments, loans, share exchanges and share exchanges, issuance of securities, payment of dividends, and establishment of branches. Under Tennessee law, a state bank is prohibited from lending to any one person, firm or corporation amounts more than 15% of its equity capital accounts, except (i) in the case of certain loans secured by negotiable title documents covering readily marketable nonperishable staples or (ii) with the prior approval of a bank’s board of directors or finance committee (however titled), the bank may make a loan to one person, firm or corporation of up to 25% of its equity capital accounts. Each bank must obtain the prior approval of the Commissioner of the TDFI (the “Commissioner”) for a variety of matters. These include branching, share exchanges, acquisitions, issuances of preferred stock, charter amendments, and other matters. State and federal statutes and regulations also relate to many aspects of the banks’ operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, share exchanges and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the banks are required to maintain certain levels of capital. See “Capital Adequacy,” on page 201.
Subject to certain exceptions and the ultimate impact of the federal interstate banking laws, both a bank holding company and an out-of-state bank are prohibited under Tennessee law from acquiring control of, merging, or consolidating with a Tennessee bank, unless the Tennessee bank has been in operation for at least three years. Nonetheless, a bank which does not have its home state in Tennessee may establish or acquire a branch in Tennessee through the acquisition of all or substantially all of the assets and the assumption of all or substantially all of the liabilities of or related to a branch located in Tennessee which has been in operation for at least three years, provided that the laws of the home state of the out-of-state bank permit Tennessee banks to establish and maintain branches in that state through the acquisition of a branch under substantially the same terms and conditions. A bank or bank holding company is prohibited from acquiring any bank in Tennessee if the bank or bank holding company (including all insured depository institutions which are affiliates of the bank or bank holding company), upon consummation of the acquisition, would control thirty percent (30%) or more of the total amount of the deposits of the insured depository institutions in Tennessee. Under Tennessee law, any Tennessee bank that has been in operation for at least three years may be acquired, under certain circumstances, by banks and bank holding companies from inside or outside Tennessee. Both Bank of the South and PrimeTrust Bank have been in operation more than three years and are therefore no longer subject to mandates of this statute. Acquisitions are subject to the approval of the Commissioner, the FDIC, and the Federal Reserve based upon a variety of statutory and regulatory criteria. Branching is regulated generally by the TDFI and the FDIC pursuant to certain state and federal law requirements.
Regulation by the FDIC
The FDIC is the primary federal regulator of both banks. They are subject to supervision, examination and regulation by the FDIC. However, such supervision, examination and regulation is intended to protect the deposit insurance funds managed by the FDIC and not to protect shareholders of or other investors in the banks or the Holding Company. It is intended that each bank’s deposit accounts will always be insured up to applicable limits by the FDIC. The banks file and will continue to be required to file reports with the FDIC concerning their activities and financial condition, in addition to obtaining regulatory approvals prior to consummating certain transactions, including branching, share exchanges or acquisitions. The Federal Deposit Insurance Act serves to limit the amount of dividends payable by the banks. See “Payment of Dividends,” on page 110.
The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, an FDIC-insured depository institution cannot accept, roll over or renew brokered deposits unless (a) it is well capitalized or (b) it is adequately capitalized and receives a waiver from the FDIC. A depository institution that cannot receive brokered deposits also cannot offer “pass-through” insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized depository institution may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a depository institution that is well capitalized. Because the banks have fallen within the well capitalized category as of December 31, 2005, they believe that the brokered deposits regulation will have no material effect on their funding or liquidity. At December 31, 2005, neither bank had brokered certificates of deposit believed by its management to be material to its operations.

Capital Adequacy
Regulations of the FDIC establish required minimum capital levels for each of the banks. Under these regulations, the banks must maintain certain capital levels as a percentage of average total assets (leverage capital ratio) and as a percentage of total risk-based assets (risk-based capital ratio). Under the risk-based requirements, various categories of assets and commitments are assigned a percentage related to credit risk ranging from zero percent for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate loans and certain off-balance sheet commitments. Total capital is characterized as either Tier 1 capital which includes common shareholders’ equity, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred — or total risk based capital which includes the allowance for loan losses up to 1.25% of risk weighted assets, perpetual preferred stock, subordinated debt and various other hybrid capital instruments, subject to various limits. Goodwill is not includible in Tier 1 or total capital.
Banks must maintain a Tier 1 capital to risk-based assets of at least 4.0%, a total capital to risk-based assets ratio of at least 8.0% and a leverage capital ratio defined as Tier 1 capital to average total assets for the most recent quarter of at least 4.0%. The same ratios are also required in order for a national bank to be considered “adequately capitalized” under applicable “prompt corrective action” regulations, which impose certain operating restrictions on institutions which are not adequately capitalized.
The Holding Company is a legal entity separate and distinct from the banks. The principal source of cash flow of the Holding Company, once the share exchange has been completed, including cash flow to pay dividends, is dividends from the earnings of the banks (if any). There are statutory, regulatory and prudential limitations on the payment of dividends by the banks to the Holding Company, as well as by the Holding Company to its shareholders. Dividends are never assured and remain both restricted by law and prudential considerations and subject to the discretion of the Holding Company’s and the banks’ respective boards of directors.
The Federal Reserve imposes consolidated capital guidelines on bank holding companies (such as the Holding Company) which have more than $150 million in consolidated assets. These guidelines require bank holding companies to maintain consolidated capital ratios which are essentially the same as the minimum capital levels required for national banks. The Holding Company’s consolidated capital ratios, on a pro forma basis, are substantially the same as those set forth above for the banks, and exceeded the minimums required under these Federal Reserve guidelines.
Prompt Corrective Action
The Federal Deposit Insurance Act requires, among other things, that the federal banking regulators take prompt corrective action with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. Under the Federal Deposit Insurance Act, insured depository institutions are divided into five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under applicable regulations, an institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a Tier 1 Capital ratio of at least 6% and a Total Capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a Total Risk-Based Capital ratio of less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a Leverage Ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

The Federal Deposit Insurance Act generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. An insured depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan, for the plan to be accepted by the applicable federal regulatory authority. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator, generally within ninety days of the date on which they become critically undercapitalized.
Capital Adequacy Developments
In June of 2004, the Basel Committee on Banking Supervision released its document entitled “International Convergence of Capital Measurement and Capital Standards: A Revised Framework.” This framework is customarily referred to as “Basel II.” It represents the work of the Basel Committee, in which American bank and thrift regulatory agencies have actively participated. The goal of Basel II is to improve the consistency of capital regulations internationally, to make regulatory capital more risk sensitive, and to promote enhanced risk-management practices among large, internationally active banking organizations. The ultimate outcome, if any, of the current regulatory debate over the final form, and the implementation, of Basel II remains unclear. Thus the final impact of Basel II on the banks and the Holding Company cannot be predicted.
General Regulatory Considerations
Under the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.
In response to perceived needs in financial institution regulation, Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act of 1989. That statute, called FIRREA, provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured depository institution in danger of default. FIRREA provides that certain types of persons affiliated with financial institutions can be fined by the federal regulatory agency having jurisdiction over a depository institution with federal deposit insurance (such as the banks) could be fined up to $1 million per day for each violation of certain regulations related (primarily) to lending to and transactions with executive officers, directors, and principal shareholders, including the business and other interests of these individuals. Other violations may result in civil money penalties of $5,000 to $25,000 per day or in criminal fines and penalties. In addition, the FDIC has been granted enhanced authority to withdraw or to suspend deposit insurance in certain cases. The banking regulators have not been reluctant to use the new enforcement authorities provided under FIRREA. Further, regulators have broad power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts or take other actions as determined by the ordering agency to be appropriate.
The banks are subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.
Safety and Soundness Standards
The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.
Financial Services Modernization Act
The Gramm-Leach-Bliley Act of 1999 (the “Financial Services Modernization Act”) became law on November 12, 1999. The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms “engaged principally” in specified securities activities; and Section 32, which restricted officer, director, or employee interlocks between a member bank and any company or person “primarily engaged” in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general intent of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. The term “financial activities” is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Financial Services Modernization Act is also known as the “Gramm-Leach-Bliley Act of 1999.”
The banks and the Holding Company do not believe that the Financial Services Modernization Act will have a material adverse effect on their operations in the near-term. However, to the extent that this law permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. As a result, the combined company may find that it is compelled to compete with even larger and more diversified financial institutions than is currently the case. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this new law may have the result of increasing the amount of competition that the banks and the Holding Company face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the banks and the Holding Company on a consolidated basis. Neither the banks nor the Holding Company can predict the potential effect that the Act will have on its business and operations, although they expect that the general effect of the Act will be to increase competition, and possibly to encourage further consolidation, in the financial services industry generally.
USA PATRIOT Act
After the terrorist attacks of September 11, 2001, Congress enacted broad anti-terrorism legislation called the “United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001,” which is generally known as the “USA PATRIOT Act.” Title III of the USA PATRIOT Act requires financial institutions, including PrimeTrust Bank and Bank of the South, to help prevent, detect and prosecute international money laundering and the financing of terrorism. The Department of the Treasury has adopted additional requirements to further implement Title III.
The law is intended to enhance the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The USA PATRIOT Act materially amended and expanded the application of the existing Bank Secrecy Act. It provided enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs. Under the Act, each financial institution is required to establish and maintain anti-money laundering compliance and due diligence programs, which include, at a minimum, the development of internal policies, procedures, and controls; the designation of a compliance officer; an ongoing employee training program; and an independent audit function to test programs. In addition, the USA PATRIOT Act requires the bank regulatory agencies to consider the record of a bank or bank holding company in combating money laundering activities in their evaluation of bank and bank holding company share exchange or acquisition transactions.
The federal Treasury Department has issued regulations under the USA PATRIOT Act. The regulations state that a depository institution will be deemed in compliance with the Act provided it continues to comply with the current Bank Secrecy Act regulations. Under these regulations, a mechanism has been established for law enforcement to communicate names of suspected terrorists and money launderers to financial institutions, in return for securing the ability to promptly locate accounts and transactions involving those suspects. Financial institutions receiving names of suspects must search their account and transaction records for potential matches and report positive results to the Treasurer’s Financial Crimes Enforcement Network

(“FinCEN”). Each financial institution must designate a point of contact to receive information requests. These regulations outline how financial institutions can share information concerning suspected terrorist and money laundering activity with other financial institutions under the protection from the statutory safe harbor from liability, provided each financial institution notifies FinCEN of its intent to share information.
The Department of the Treasury has also adopted regulations intended to prevent money laundering and terrorist financing through correspondent accounts maintained by domestic financial institutions in the United States, including both of the banks, on behalf of foreign banks. Financial institutions are required to take reasonable steps to ensure that they are not providing banking services directly or indirectly to foreign shell banks.
The banks believe that their respective systems and procedures accomplish compliance with these requirements. This law and the related regulations impose some continuing costs on the banks and will also require the Holding Company to incur costs. In 2006, however, the direct and indirect costs of compliance with the Act are not expected to be material.
Recent Developments and Future Legislation
The following discussion contains a summary of recent legislative developments that can be expected to affect the Holding Company’s operations and those of the banks.
The Sarbanes-Oxley Act of 2002. President Bush signed the Sarbanes-Oxley Act of 2002 into law on July 30, 2002. Regulations have been issued by the SEC in connection with the new law on various occasions since 2002, and additional regulations may be issued in the future. This important law has far reaching impact on corporate affairs, particularly for companies that are listed on public securities exchanges such as the New York Stock Exchange and the NASDAQ. It directly affects how independent public accountants and companies must interact with each other. It limits non-audit services that may be provided by public companies’ independent accountants and the companies that they audit with a view to maintaining or imposing independence on public companies and their independent auditors. It creates an oversight board for all certified public accounting firms that practice before the Securities and Exchange Commission (“SEC”). The Sarbanes-Oxley Act also seeks to enhance both the quality and reliability of financial statements, as well as improving corporate disclosure and the timing of material disclosures. Public companies are also required to improve corporate governance, typically by establishing or reorganizing audit committees to assure audit committee independence and oversight. The law provides for restrictions on loans to officers and directors of public companies, although it appears that most bank loans to such persons are exempt so long as made pursuant to already existing federal restrictions on transactions between financial institutions and their insiders. Finally, the Sarbanes-Oxley Act imposes criminal penalties for certain violations. Obviously, this is a very broad brush and limited description of a very detailed and important new statute. The banks and the Holding Company expect that ongoing compliance with the Sarbanes-Oxley Act could cost in excess of $100,000 annually.
As noted previously, new laws and regulations are commonly prescribed by governmental agencies that affect the banks and bank holding companies like the Holding Company. Another well known recent development was the enactment of the Financial Services Modernization Act, which is having an extensive impact on financial services in the United States. Additional recent developments include, for example, a recent change in Tennessee that law removed the prohibition against the acquisition of certain branches that have been in existence for at least three years by out-of-state banks and bank holding companies. Moreover, the limitation on acquiring banks in Tennessee that have been in existence less than five years has been changed to three years. It has also become possible to have “S corporation” tax status as a bank under federal income tax laws, with the effect that the tax attributes of S corporations are available, under federal law, to certain qualifying financial institutions.

The Federal Deposit Insurance Act was recently amended to raise the level of deposit insurance for individual retirement accounts (called “IRA’s”) to $250,000.
The federal regulatory agencies have also issued proposed guidances that could have a significant impact on real-estate related lending and, thus, on the banks. One of these guidances could require lenders to restrict lending secured primarily by commercial real estate to a level of 300% or less of their capital or to raise additional capital. This could have the effect of causing one or both of the banks to reorient their lending away from commercial lending, which has been a material part of both banks’ lending strategies. This could have a negative impact on the banks’ lending and profitability. The other guidance relates to the structuring of certain types of mortgages that allows negative amortization of consumer mortgage loans. Although the banks do not engage at present in a significant amount of lending using these types of instruments, the guidance could have the effect of making the banks less competitive in the consumer mortgage lending areas. Presently, it is not know whether these guidances will be finally adopted or the actual content of the final regulatory pronouncements.
Various proposals related to so-called “predatory lending” continue to be advanced by regulators, legislators, and consumer groups. The ultimate form or impact of any actual legislation or regulation cannot be accurately predicted.
The foregoing list is not intended to be exclusive or exhaustive. Other legislative and regulatory proposals that affect commercial banks and their competitors, and regarding changes in banking and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers, are being considered by the executive branch of the Federal government, Congress and various state governments, including Tennessee. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be reliably predicted whether any of these proposals will be adopted, and, if adopted, how these proposals will affect the banks and the Holding Company.
LEGAL MATTERS
The validity of the shares of Holding Company common stock to be issued in connection with the share exchange will be passed upon by Daniel W. Small, Esq., in Nashville, Tennessee. The firm of McLemore & Rollins, P.C., will deliver an opinion to Bank of the South, PrimeTrust Bank and Mid-America Bancshares, Inc., concerning the tax effects of the share exchange on the Holding Company, Bank of the South, PrimeTrust Bank, and the banks’ shareholders.
EXPERTS
The financial statements of Bank of the South as of December 31, 2005, and for each of the periods specified therein, included in this joint proxy statement and prospectus, have been audited by Maggart & Associates, P.C., independent certified public accountants, as stated in their report dated January 12, 2006.
The financial statements of PrimeTrust Bank as of December 31, 2005, and for each of the periods specified therein, included in this joint proxy statement and prospectus, have also been audited by Maggart & Associates, P.C., independent certified public accountants, as stated in their report dated January 13, 2006.

SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR THE 2007 ANNUAL MEETING OF MID-AMERICA BANCSHARES, INC.
Shareholder Proposals: For a shareholder proposal to be considered for inclusion in the Holding Company’s proxy statement for the Annual Meeting next year, the written proposal must be received by the corporate secretary of the Holding Company at our principal executive offices no later than January 31, 2007. In general, if the date of the Holding Company’s Annual Meeting is moved more than 30 days before or after the anniversary date of the preceding year’s Annual Meeting, the deadline for inclusion of proposals in the Holding Company’s proxy statement is instead a reasonable time before the Holding Company begins to print and mail its proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Holding Company-sponsored proxy materials. Proposals should be addressed and sent to the Chairman, Mid-America Bancshares, Inc., 7651 Highway 70 South, Nashville, Tennessee 37221.
For a shareholder proposal that is not intended to be included in the Holding Company’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of the Holding Company common stock to approve that proposal, provide the information required by the bylaws of the Holding Company and give timely notice to the corporate secretary of the Holding Company in accordance with the bylaws of the Holding Company, which, in general, require that the notice be received by the corporate secretary of the Holding Company:
•	Not earlier than the close of business on February 28, 2007, and

•	Not later than the close of business on March 31, 2007.
If the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Holding Company Annual Meeting for the prior year, then notice of a shareholder proposal that is not intended to be included in the Holding Company’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:
•	90 days prior to the meeting; and
•	10 days after public announcement of the meeting date.
Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for board membership and should be directed to the corporate secretary of the Holding Company at the address of our principal executive offices set forth above. In addition, the bylaws of the Holding Company permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of the Holding Company common stock to elect such nominee and provide the information required by the bylaws of the Holding Company, as well as a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to the Holding Company and its shareholders. In addition, the shareholder must give timely notice to the corporate secretary of the Holding Company in accordance with the bylaws of the Holding Company, which, in general, require that the notice be received by the corporate secretary of the Holding Company within the time period described above under “Shareholder Proposals,” at page 207.
Bylaw Provisions: The requirements of the Holding Company’s bylaws, as amended, must be satisfied in the shareholder nomination process. The bylaws are available for inspection and copying as set forth in the section “How to Obtain Additional Information,” on page vi included in these materials. Our bylaws contain specific provisions regarding the requirements for making shareholder proposals and nominating director candidates.
Risk of Untimely or No Delivery. Risk of timely delivery of shareholder proposals or other business, and risk of compliance with applicable rules concerning such business, is and remains on the proponent. Because risk of non-delivery or untimely delivery remains with the shareholder, we urge you to use caution in mailing any proposals to the Holding Company.
Bank Annual Meetings
If the share exchange is completed as planned, the banks will be wholly-owned by the Holding Company prior to their 2007 annual meetings. If not, then those meetings will be held as reported by the respective banks in their proxy materials, quarterly reports, or other filings with the FDIC.
OTHER MATTERS
The boards of the two banks do not intend to bring any matter before the Special meetings other than as specifically set forth in their respective notices of special meeting of shareholders, nor do they know of any matter to be brought before such special meetings by others. If, however, any other matters properly come before one or both of the respective special meetings, it is the intention of each of the proxy holders named in the respective bank’s proxy cards to vote such proxy in accordance with the direction of a majority of that bank’s board of directors.
Each party to the share exchange agreement has supplied all pro forma financial and other information relating to such party that is contained or incorporated by reference in this joint proxy statement and prospectus.
Documents incorporated by reference are available from the banks without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement and prospectus. You can obtain documents incorporated by reference in this joint proxy statement and prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Mid-America Bancshares, Inc.	PrimeTrust Bank	Bank of the South
7651 Highway 70, South	7651 Highway 70 South	551 North Mt. Juliet Road
Nashville, Tennessee 37221	Nashville, Tennessee 37221	Mt. Juliet, Tennessee 37122
(615) 646-4556	(615) 646-4556	(615) 773-5600
Attn: Gary L. Scott, Chairman	Attn: Jason K. West, President	Attn: David Major, Chairman
If you would like to request documents, please make sure your request is received by ·, 2006, to receive them before our meetings. If you request any incorporated documents from the Holding Company, PrimeTrust Bank or Bank of the South, the Holding Company or the appropriate bank will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received. We have not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement and prospectus or in any of the materials that have been incorporated into this joint proxy statement and prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange shares, or solicitations of offers to exchange shares, the securities offered by this joint proxy statement and prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement and prospectus does not extend to you. The information contained in this joint proxy statement and prospectus speaks only as of the date of this joint proxy statement and prospectus unless the information specifically indicates that another date applies.

PRIMETRUST BANK
Nashville, Tennessee
Consolidated Financial Statements
December 31, 2005 and 2004
(With Independent Auditor’s Report Thereon)

F-1

Independent Auditor’s Report
The Board of Directors
PrimeTrust Bank:
     We have audited the accompanying consolidated balance sheets of PrimeTrust Bank and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive earnings (loss), changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2005. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PrimeTrust Bank and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of three years ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
Nashville, Tennessee
January 13, 2006

F-2

PRIMETRUST BANK
Consolidated Balance Sheets
  December 31, 2005 and 2004

(In Thousands)	2005	2004
ASSETS

Loans, less allowance for possible loan losses of $3,649,000 and $2,891,000, respectively	$301,878	$226,486
Securities available-for-sale, at market (amortized cost of $65,335,000 and $44,641,000, respectively)	64,035	44,134
Loans held for sale	2,196	1,908
Federal funds sold	26,459	6,130
Restricted equity securities	1,046	650

Total earning assets	395,614	279,308

Cash and due from banks	6,675	3,729
Bank premises and equipment, net	12,808	10,243
Accrued interest receivable	2,114	1,133
Other real estate owned	444	—
Deferred tax asset	717	—
Other assets	930	877

Total assets	$419,302	$295,290

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$359,037	$262,567
Advances from Federal Home Loan Bank	18,409	6,396
Securities sold under repurchase agreements	621	728
Accrued interest and other liabilities	2,823	1,316

Total liabilities	380,890	271,007

Stockholders’ equity:
Series A preferred stock, no par value, authorized 1,000,000 shares, 40,000 shares issued and outstanding in 2004	—	4,000
Common stock, par value $1 per share, authorized 10,000,000 shares, 3,398,069 and 2,274,878 shares issued, respectively	3,398	2,275
Additional paid-in capital	36,799	21,459
Deficit	(338)	(2,944)
Net unrealized loss on available-for-sale securities	(1,300)	(507)

	38,559	24,283
Less cost of treasury stock of 9,833 shares in 2005	(147)	—

Total stockholders’ equity	38,412	24,283

COMMITMENTS AND CONTINGENCIES

Total liabilities and stockholders’ equity	$419,302	$295,290

See accompanying notes to consolidated financial statements.

F-3

PRIMETRUST BANK
Consolidated Statements of Operations
  Years Ended December 31, 2005, 2004 and 2003

(In Thousands, Except Per Share Amounts)	2005	2004	2003
Interest income:
Interest and fees on loans	$19,414	$11,785	$6,914
Interest and dividends on securities — taxable	1,771	1,323	992
Interest on non-taxable securities	40	—	—
Interest on loans held for sale	99	57	22
Interest on Federal funds sold	420	44	46
Interest on interest-bearing deposits in financial institutions	28	1	2
Interest and dividends on restricted equity securities	37	19	10

Total interest income	21,809	13,229	7,986

Interest expense:
Interest on negotiable order of withdrawal accounts	179	110	33
Interest on money market and savings accounts	1,800	736	636
Interest on certificates of deposits over $100,000	4,117	2,432	1,812
Interest on certificates of deposits — other	2,752	1,396	1,038
Interest on Federal Home Loan Bank advances	477	193	119
Interest on Federal funds purchased	2	7	2
Interest on securities sold under repurchase agreements	18	4	—

Total interest expense	9,345	4,878	3,640

Net interest income before provision for possible loan losses	12,464	8,351	4,346
Provision for possible loan losses	(1,121)	(962)	(1,138)

Net interest income after provision for possible loan losses	11,343	7,389	3,208

Non-interest income	3,981	2,959	1,922

Non-interest expense	12,653	9,337	6,585

Earnings (loss) before income taxes	2,671	1,011	(1,455)

Income taxes	65	—	—

Earnings (loss)	$2,606	$1,011	$(1,455)

Basic earnings (loss) per common share	$.88	$.48	$(.74)

Diluted earnings (loss) per common share	$.88	$.48	$(.74)

See accompanying notes to consolidated financial statements.

F-4

PRIMETRUST BANK
Consolidated Statements of Comprehensive Earnings (Loss)
  Years Ended December 31, 2005, 2004 and 2003

(In Thousands)	2005	2004	2003
Earnings (loss)	$2,606	$1,011	$(1,455)

Other comprehensive earnings (loss):
Unrealized gains (losses) on available-for-sale securities arising during the year	(793)	(119)	(809)
Less: reclassification adjustment for losses (gains) included in net earnings (loss)	—	44	(102)

Other comprehensive earnings (loss)	(793)	(75)	(911)

Comprehensive earnings (loss)	$1,813	$936	$(2,366)

See accompanying notes to consolidated financial statements.

F-5

PRIMETRUST BANK
Consolidated Statements of Changes in Stockholders’ Equity
  Years Ended December 31, 2005, 2004 and 2003

					Net
					Unrealized
					Gain (Loss)
	Series A		Additional		On Available-
	Preferred	Common	Paid-In		For-Sale	Treasury
(In Thousands)	Stock	Stock	Capital	Deficit	Securities	Stock	Total
Balance December 31, 2002	$—	$1,224	$11,104	$(2,500)	$479	$—	$10,307
Issuance of 821,077 shares of common stock	—	821	8,189	—	—	—	9,010
Issuance of 2,900 shares of common stock pursuant to exercise of stock options	—	3	26	—	—	—	29
Net change in unrealized gain (loss) on available-for-sale securities during the year	—	—	—	—	(911)	—	(911)
Loss for the year	—	—	—	(1,455)	—	—	(1,455)

Balance December 31, 2003	—	2,048	19,319	(3,955)	(432)	—	16,980
Issuance of 40,000 shares of preferred stock	4,000	—	—	—	—	—	4,000
Issuance of 35,204 shares of common stock	—	36	419	—	—	—	455
Issuance of 191,138 shares of common stock pursuant to exercise of stock options	—	191	1,721	—	—	—	1,912
Net change in unrealized gain (loss) on available-for-sale securities during the year	—	—	—	—	(75)	—	(75)
Earnings for the year	—	—	—	1,011	—	—	1,011

Balance December 31, 2004	4,000	2,275	21,459	(2,944)	(507)	—	24,283
Redemption of 40,000 shares of preferred stock	(4,000)	—	(200)	—	—	—	(4,200)
Issuance of 1,095,485 shares of common stock	—	1,095	15,291	—	—	—	16,386
Issuance of 27,706 shares of common stock pursuant to exercise of stock options	—	28	249	—	—	—	277
Purchase of 9,833 shares of common stock	—	—	—	—	—	(147)	(147)
Net change in unrealized gain (loss) on available-for-sale securities during the year	—	—	—	—	(793)	—	(793)
Earnings for the year	—	—	—	2,606	—	—	2,606

Balance December 31, 2005	$—	$3,398	$36,799	$(338)	$(1,300)	$(147)	$38,412

See accompanying notes to consolidated financial statements.

F-6

PRIMETRUST BANK
Consolidated Statements of Cash Flows
  Years Ended December 31, 2005, 2004 and 2003
   Increase (Decrease) in Cash and Cash Equivalents

(In Thousands)	2005	2004	2003
Cash flows from operating activities:
Interest received	$20,966	$13,056	$7,910
Other income and fees received	2,738	2,093	1,226
Interest paid	(8,691)	(4,730)	(3,532)
Cash paid to suppliers and employees	(11,584)	(8,045)	(6,298)
Proceeds from sales of loans	54,264	39,393	20,166
Originations of loans held for sale	(53,309)	(40,309)	(19,446)
Income taxes paid	(47)	—	—

Net cash provided by operating activities	4,337	1,458	26

Cash flows from investing activities:
Purchase of available-for-sale securities	(29,519)	(30,149)	(39,009)
Proceeds from maturities, calls and principal payments of available-for-sale securities	8,652	8,076	10,565
Proceeds from sale of available-for-sale securities	—	12,713	17,306
Loans made to customers, net of repayments	(76,957)	(73,357)	(79,217)
Purchase of bank premises and equipment	(3,617)	(1,993)	(7,061)
Purchase of restricted equity securities	(361)	(187)	(223)
Proceeds from sale of bank premises and equipment	48	—	—

Net cash used in investing activities	(101,754)	(84,897)	(97,639)

Cash flows from financing activities:
Net increase in demand, savings, NOW and money market deposit accounts	9,162	29,639	41,040
Net increase in time deposits	87,308	54,007	40,503
Proceeds from issuance (redemption) of preferred stock	(4,200)	4,000	—
Proceeds from issuance of common stock	16,386	455	9,010
Proceeds from sale of common stock pursuant to exercise of stock options	277	1,912	29
Payments to acquire treasury stock	(147)	—	—
Advances from Federal Home Loan Bank	12,013	2,069	2,927
Increase (decrease) in Federal funds purchased	—	(2,050)	2,050
Increase (decrease) in securities sold under repurchase agreements	(107)	625	103

Net cash provided by financing activities	120,692	90,657	95,662

Net increase (decrease) in cash and cash equivalents	23,275	7,218	(1,951)

Cash and cash equivalents at beginning of year	9,859	2,641	4,592

Cash and cash equivalents at end of year	$33,134	$9,859	$2,641

See accompanying notes to consolidated financial statements.

F-7

PRIMETRUST BANK
Consolidated Statements of Cash Flows, Continued
   Years Ended December 31, 2005, 2004 and 2003
   Increase (Decrease) in Cash and Cash Equivalents

(In Thousands)	2005	2004	2003
Reconciliation of earnings (loss) to net cash provided by operating activities:
Earnings (loss)	$2,606	$1,011	$(1,455)
Adjustments to reconcile earnings (loss) to net cash provided by operating activities:
Depreciation	983	779	513
Amortization and accretion	173	232	278
Securities losses (gains), net	—	44	(102)
Loss on sale of premises and equipment	21	1	—
Provision for possible loan losses	1,121	962	1,138
FHLB dividend reinvestment	(35)	(17)	(10)
Income taxes	18	—	—
Decrease (increase) in loans held for sale	(288)	(1,707)	179
Increase in accrued interest receivable	(981)	(388)	(343)
Increase in interest payable	654	148	108
Decrease (increase) in other assets	(53)	71	(677)
Increase in other liabilities	118	322	397

Total adjustments	1,731	447	1,481

Net cash provided by operating activities	$4,337	$1,458	$26

Supplemental Schedule of Non-Cash Activities:

Change in unrealized gain (loss) on available-for-sale securities	$(793)	$(75)	$(911)

Non-cash transfer of loans to other assets	$444	$11	$—

Issuance of common stock related to settlement of deferred compensation plan	$225	$—	$—

See accompanying notes to consolidated financial statements.

F-8

PRIMETRUST BANK
Notes to Consolidated Financial Statements
   December 31, 2005, 2004 and 2003
(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of PrimeTrust Bank are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the more significant policies.
(a)	Principles of Consolidation

The consolidated financial statements include the accounts of PrimeTrust Bank and its wholly-owned subsidiary, Westside Title, Inc. (“The Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

PrimeTrust Bank operates under a state bank charter and provides full banking services. As a state bank, the Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The area served by PrimeTrust Bank includes Davidson County, Cheatham County, Dickson County, Williamson County and surrounding counties in Middle Tennessee. Services are provided at the main office in Nashville, Tennessee and four branch locations. (See proposed share exchange discussed in note 21 to the consolidated financial statements).

(c)	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for possible loan losses and the valuation of debt and equity securities and the related deferred taxes.

(d)	Loans

Loans are stated at the principal amount outstanding. Unearned discounts, deferred loan fees net of loan acquisition costs, and the allowance for possible loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield over the contractual life of the loan. Interest income on loans is accrued based on the principal amount outstanding.

The Bank follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures”. These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

F-9

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
A loan is impaired when it is probable that the Bank will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for possible loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for possible loan losses.

The Bank’s residential mortgage and installment loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Bank are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.

The Bank considers all loans subject to the provisions of SFAS Nos. 114 and 118 that are on a nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Past due status of loans is based on the contractual terms of the loan. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.

Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for possible loan losses. Thereafter, interest on nonaccrual loans, if material, is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Bank will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Bank’s criteria for nonaccrual status.

Generally, the Bank also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

The Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

F-10

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
(e)	Allowance for Possible Loan Losses

The provision for possible loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for possible loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a quarterly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; (4) reviewing unfunded commitments (included in other liabilities, if significant); and (5) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

The allowance for possible loan losses consists of an allocated portion and an unallocated, or general portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

The allowance for possible loan losses is increased by provisions for possible loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management’s determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision.

(f)	Securities

The Bank accounts for securities under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:
•	Securities Held-to-Maturity

Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. No securities have been classified as securities held-to-maturity.

•	Trading Securities

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. No securities have been classified as trading securities.

F-11

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
•	Securities Available-for-Sale

Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at estimated fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.
The Bank has classified all its securities as securities available-for-sale.

Realized gains or losses from the sale of securities are recognized upon realization based upon the specific identification method.

(g)	Loans Held for Sale

Mortgage loans held for sale are reported at the lower of cost or market value, determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

(h)	Bank Premises and Equipment

Premises and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

Expenditures for major renewals and improvements of bank premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

(i)	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. The Bank maintains deposits in excess of the Federal insurance amounts with other financial institutions. Management makes deposits only with financial institutions it considers to be financially sound.

(j)	Securities Sold Under Agreements to Repurchase

Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

(k)	Long-Term Assets

Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

F-12

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
(l)	Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

PrimeTrust Bank and its wholly-owned subsidiary file a consolidated Federal income tax return. The subsidiary provides for income taxes on a separate-return basis.

(m)	Advertising Costs

Advertising costs are expensed when incurred by the Bank.

(n)	Stock Options

The Bank uses the fair value method to calculate the compensation reported in the proforma earnings in note 18 to the consolidated financial statements.

(o)	Off-Balance-Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

(p)	Reclassifications

Certain reclassifications have been made to the 2004 and 2003 figures to conform to the presentation for 2005.

(q)	Impact of New Accounting Standards

In October, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 147, “Acquisitions of Certain Financial Institutions”. SFAS No. 147 amends SFAS No. 72 and FASB Interpretation No. 9 to eliminate all acquisitions of financial institutions other than transactions between mutual enterprises from their scope. Accordingly, the excess of the purchase price paid to acquire a financial institution over the fair value of the identifiable tangible and intangible assets and liabilities acquired now must be recorded as goodwill following SFAS No. 141 and assessed for impairment following SFAS No. 142, “Goodwill and Other Intangible Assets”. Furthermore, any previously recognized unidentifiable intangible assets resulting from prior business combinations that do not meet SFAS No. 141’s criteria for separate recognition must be reclassified to goodwill. The Bank has adopted SFAS 147 and intends to apply the provisions to the proposed share exchange discussed in note 21 to the consolidated financial statements.

F-13

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
On June 30, 2005, the FASB issued an exposure draft “Business Combinations” — a replacement of SFAS No. 141 (141 Revised). The proposed Statement would require the acquirer to measure the fair value of the acquiree, as a whole, as of the acquisition date as opposed to the definitive agreement date. The proposal also requires that contingent consideration be estimated and recorded at the acquisition which is in conflict with SFAS No. 5. SFAS No. 5 would be amended for this exception. Acquisition related costs incurred in connection with the business combination would generally be expensed.

This proposed Statement would require the acquirer in a business combination in which the acquisition-date fair value of the acquirer’s interest in the acquiree exceeds the fair value of the consideration transferred for that interest (referred to as a bargain purchase) to account for that excess by first reducing the goodwill related to that business combination to zero, and then by recognizing any excess in income. Statement 141 requires that excess to be allocated as a pro rata reduction of the amounts that would have been assigned to particular assets acquired. The proposed Statement is expected to be effective for acquisitions after January 1, 2007.

In November, 2002, the FASB issued Interpretation (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others”, which elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on the consolidated financial statements.

In May, 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Bank’s financial position or results of operations.

In June, 2003, the American Institute of Certified Public Accountants issued an exposure draft on a Proposed Statement of Position (SOP) on Allowance for Credit Losses. If approved, the Proposed SOP would significantly change the way the allowance for possible loan losses is calculated. Under the Proposed SOP, any loans determined to be impaired, as defined in FASB Statement No. 114, would be assigned a specific reserve based on facts and circumstances surrounding the particular loan and no loss percentage would be assigned. If a loan is determined not to be impaired, it would be assigned to a pool of similar homogeneous loans. A loss percentage would then be assigned to the pool based on historical charge-offs adjusted for internal or external factors such as the economy, changes in underwriting standards, etc. Management has not yet determined the impact this Proposed SOP would have on their consolidated financial statements. Under the Proposal, any changes resulting from the initial application of this Proposed SOP would be treated as a change in accounting estimates.

In addition, there is currently outstanding a bank regulatory interagency proposal dated March 28, 2005 related to the methodology for assigning risk factors to loans and other extensions of credit. The policy, if adopted, could effect the calculation of the allowance for possible loan losses. Management has not determined the impact of this policy statement; however, it is not expected to have a material impact on the consolidated financial statements.

F-14

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
In June, 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Under SFAS 149 loan commitments that relate to the origination of mortgage loans that will be held for sale, commonly referred to as interest rate lock commitments, must be accounted for as derivatives by the issuer of the commitment. Commitments to originate mortgage loans that will be held for investment purposes and commitments to originate other types of loans are not considered derivatives. The Bank has adopted SFAS 149, but it has not had any material impact on the Bank’s financial position or results of operations.

On December 31, 2003, PrimeTrust Bank adopted certain disclosure requirements of Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. These disclosures concerned unrealized losses related to investments in debt and marketable equity securities that are accounted for under SFAS No. 115. Disclosures include the length of time investments have been in a loss position and discussion pertaining to the nature of the impairment. In September, 2004, the FASB approved issuance of Staff Position (FSP) EITF 03-1-1, “Effective Date of Paragraphs 10 through 20 of EITF Issue No. 03-1, the Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). FSP EITF 03-1-1 delays the effective date of paragraphs 10 through 20 of EITF 03-1 as they relate to recognition of other-than-temporary impairment for cost method and marketable investments. This deferral will extend until the FASB provides clarification of the guidance presented in paragraphs 10 through 20. Effective July 1, 2004, PrimeTrust Bank adopted all remaining provisions of EITF Issue 03-1, including measurement guidance for evaluating whether impairment has occurred for marketable securities and cost method investments. The effect of implementing the final provisions of paragraphs 10 through 20 cannot currently be estimated due to the pending implementation issues. The adoption of all other provisions of EITF Issue No. 03-1 did not have an impact on the results of operations.

In December, 2004, the Financial Accounting Standards Board (“FASB”) reissued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS”) related to share based payments. For PrimeTrust Bank the SFAS applies to the accounting for stock options. The substance of the revised statement is to require companies to record as an expense amortization of the fair market value of stock options determined as of the grant date. The offsetting credit is to additional paid-in capital unless there is an obligation to buy back the stock or exchange other assets for the stock. If such an obligation exists the offsetting credit would be to a liability account. The statement is effective for the first interim reporting period after December 15, 2005. On December 20, 2005, the Board of Directors of PrimeTrust Bank approved 100% vesting on all outstanding options; and accordingly, there will be no future impact on earnings related to options outstanding at December 31, 2005.

On June 1, 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections”, a replacement of APB 20 and Statement 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. In the absence of specific transition requirements to the contrary in the adoption of an accounting principle, Statement 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable for comparability and consistency of financial information between periods. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors occurring in fiscal years beginning after June 1, 2005.

F-15

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
On July 14, 2005, the FASB issued an Exposure Draft on Accounting for Uncertain Tax Positions, a proposed interpretation of FASB Statement No. 109. The proposed interpretation requires that only benefits from tax positions that are probable of being sustained under audit should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the best estimates of management. At the time these positions become “more likely than not” to be disallowed under audit, their recognition would be reversed. PrimeTrust Bank is currently reviewing the potential impact of this proposed Interpretation; any cumulative effect associated with the application of the provisions of the proposed Interpretation will be reported as a change in accounting principle in the period in which the Interpretation is adopted.
(2)	LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The categories of loans at December 31, 2005 and 2004 is as follows:

(In Thousands)	2005	2004
Commercial, financial and agricultural	$147,474	$105,493
Installment	11,871	9,144
Real estate — mortgage	62,802	56,665
Real estate — construction	80,963	55,159
Lease financing	2,417	2,916

	305,527	229,377
Allowance for possible loan losses	(3,649)	(2,891)

	$301,878	$226,486

     The principal maturities on loans at December 31, 2005 are as follows:

	(In Thousands)
	Commercial,
	Financial
	and		Real Estate -	Real Estate -	Lease
Maturity	Agricultural	Installment	Mortgage	Construction	Financing	Total
3 months or less	$12,822	$943	$2,752	$16,170	$42	$32,729
3 to 12 months	39,252	4,414	5,430	36,904	92	86,092
1 to 5 years	67,382	5,612	22,288	20,451	2,283	118,016
Over 5 Years	28,018	902	32,332	7,438	—	68,690

	$147,474	$11,871	$62,802	$80,963	$2,417	$305,527

At December 31, 2005, variable rate and fixed rate loans totaled $205,409,000 and $100,118,000, respectively. At December 31, 2004, variable rate and fixed rate loans totaled $155,706,000 and $73,671,000, respectively.
In the normal course of business, the Bank has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $9,721,000 and $6,032,000 at December 31, 2005 and 2004, respectively. As of December 31, 2005 none of these loans were restructured, nor were any related party loans charged off during the past three years.

F-16

PRIMETRUST BANK
Notes to Consolidated Financial Statements, Continued
   December 31, 2005, 2004 and 2003
An analysis of the activity with respect to such loans to related parties is as follows:

	December 31,
(In Thousands)	2005	2004
Balance, January 1	$6,032	$4,026
New loans during the year	6,554	4,800
Repayments during the year	(2,865)	(2,794)

Balance, December 31	$9,721	$6,032

Inspection services during 2005 include payments of $16,000 to a relative of a director of the Bank.
Loans which had been placed on non-accrual status totaled $574,000 and $160,000 at December 31, 2005 and 2004, respectively. Had interest on these loans been accrued, interest income would have been increased by approximately $33,000 in 2005 and $6,000 in 2004. Loans that are past due 90 days or more and are still accruing interest totaled $109,000 and $18,000 at December 31, 2005 and 2004, respectively.
Transactions in the allowance for possible loan losses of the Bank for the years ended December 31, 2005, 2004 and 2003 are summarized as follows:

(In Thousands)	2005	2004	2003
Balance — beginning of year	$2,891	$1,993	$967
Provision charged to operating expense	1,121	962	1,138
Loans charged off	(374)	(85)	(125)
Recoveries	11	21	13

Balance — end of year	$3,649	$2,891	$1,993

The Bank’s principal customers are basically in the Middle Tennessee area with concentrations in Davidson, Cheatham, Dickson and Williamson Counties. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower’s financial condition.
Expenses during 2005 related to other real estate owned include payments of $45,000 for work performed by a director of the Bank.
Impaired loans and related loan loss reserve amounts at December 31, 2005 and 2004 were as follows:

(In Thousands)	2005	2004
Recorded investment	$553	$104
Loan loss reserve	$55	$10
The average recorded investment in impaired loans for the years ended December 31, 2005 and 2004 was $332,000 and $91,000, respectively. There was $15,000 and $6,000, respectively, interest income recognized on these loans during 2005 and 2004 for the period that such loans were impaired.

F-17

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
In 2005, 2004 and 2003, the Bank originated loans for sale in the secondary market of $53,309,000, $40,309,000 and $19,446,000, respectively. Of the loans sold in the secondary market, the recourse to the Bank is limited. Loans sold in the secondary market provide the purchaser recourse to the Bank for a period up to 6 months from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. At December 31, 2005 and 2004, total loans sold with recourse to the Bank aggregated $28,976,000 and $23,910,000, respectively. At December 31, 2005 and 2004, the Bank had repurchased one of the loans originated by the Bank which had been sold in the secondary market. The gain on sale of these loans totaled $839,000, $647,000 and $483,000 in 2005, 2004 and 2003, respectively. Management expects no loss to result from these recourse provisions.
(3)	DEBT AND EQUITY SECURITIES
Debt and equity securities have been classified in the balance sheet according to management’s intent. The Bank’s classification of securities at December 31, 2005 is as follows:

	Securities Available-for-Sale
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
(In Thousands)	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$29,634	$1	$581	$29,054
Mortgage-backed securities	29,589	3	662	28,930
Obligations of states and political subdivisions	5,212	—	61	5,151
Corporate bonds	900	—	—	900

	$65,335	$4	$1,304	$64,035

The Bank’s classification of securities at December 31, 2004 was as follows:

	Securities Available-For-Sale
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
(In Thousands)	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. Government agencies and corporations	$16,803	$5	$293	$16,515
Mortgage-backed securities	27,338	41	262	27,117
Corporate bonds	500	2	—	502

	$44,641	$48	$555	$44,134

F-18

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The amortized cost and estimated market value of debt and equity securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(In Thousands)
		Estimated
		Market
Securities Available-for-Sale	Cost	Value
Due in one year or less	$3,500	$3,456
Due after one year through five years	23,434	23,033
Due after five years through ten years	1,500	1,478
Due after ten years	7,312	7,137
Mortgage-backed securities	29,589	28,931

	$65,335	$64,035

Investment securities carried in the balance sheet of $26,459,000 (amortized cost of $27,210,000) and $18,403,000 (amortized cost of $18,677,000) as of December 31, 2005 and 2004, respectively, were pledged to secure public and trust deposits and for other purposes as required or permitted by law.
Results from sales of debt and equity securities during the three years ended December 31, 2005 are as follows:

(In Thousands)	2005	2004	2003
Gross proceeds	$—	$12,713	$17,306

Gross realized gains	$—	$75	$155
Gross realized losses	—	(119)	(53)

Net realized gains (losses)	$—	$(44)	$102

Securities that have rates that adjust prior to maturity totaled $10,062,000 (approximate amortized cost of $10,259,000) and $13,495,000 (approximate amortized cost of $13,656,000) at December 31, 2005 and 2004, respectively.

F-19

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following table shows the Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in continuous unrealized loss position, at December 31, 2005:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses

U.S. Treasury and other U.S. Government agencies and corporations	$11,986	$124	23	$14,328	$457	23	$26,314	$581

Mortgage-backed securities	13,279	226	29	14,870	436	36	28,149	662

Obligations of states and political subdivisions	3,903	61	10	—	—	—	3,903	61

Corporate bonds	—	—	—	—	—	—	—	—

Total temporarily impaired securities	$29,168	$411	62	$29,198	$893	59	$58,366	$1,304

The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. The Bank intends and has the ability to hold the above securities until the value is realized.
The Bank may sell the above or other securities in the ordinary course of business in response to unexpected and significant changes in liquidity needs, unexpected and significant increases in interest rates and/or sector spreads that significantly extend the security’s holding period, or conducting a small volume of security transactions.
(4)	RESTRICTED EQUITY SECURITIES
Restricted equity securities consists of stock of the Federal Home Loan Bank amounting to $847,000 and $464,000 at December 31, 2005 and 2004, respectively, Plateau Group stock amounting to $27,000 and $26,000 at December 31, 2005 and 2004, respectively, and stock of The Bankers Bank amounting to $172,000 and $160,000 at December 31, 2005 and 2004, respectively. The stock can be sold back only at par or a value as determined by the issuing institution and only to the respective financial institution or to another member institution. These securities are recorded at cost.

F-20

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(5)	BANK PREMISES AND EQUIPMENT
The detail of bank premises and equipment at December 31, 2005 and 2004 was as follows:

(In Thousands)	2005	2004
Land	$2,145	$2,145
Buildings	5,774	4,191
Leasehold improvements	993	250
Land improvements	206	206
Equipment, furniture and fixtures	4,855	3,261
Construction in process	1,272	1,746

	15,245	11,799
Less accumulated depreciation	(2,437)	(1,556)

	$12,808	$10,243

Depreciation expense was $983,000, $779,000 and $513,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
Building additions during 2005 and 2004 include payments of $47,000 and $206,000, respectively, to an architect firm owned by a director of the Bank.
(6)	DEPOSITS
Deposits at December 31, 2005 and 2004 are summarized as follows:

(In Thousands)	2005	2004
Demand deposits	$36,868	$21,573
Savings deposits	3,501	3,023
Negotiable order of withdrawal accounts	16,592	14,685
Money market demand accounts	57,299	65,817
Certificates of deposit and individual retirement accounts $100,000 or greater	146,470	93,652
Other certificates of deposit	98,307	63,817

	$359,037	$262,567

Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2005 are as follows:

Maturity	Total
2006	$164,537
2007	60,167
2008	9,347
2009	6,491
2010	4,235

$244,777

The aggregate amount of overdrafts reclassified as loans receivable was $65,000 and $117,000 at December 31, 2005 and 2004, respectively.

F-21

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The average required amounts for the years ended December 31, 2005 and 2004 were approximately $1,070,000 and $766,000, respectively.
(7)	SECURITIES SOLD UNDER REPURCHASE AGREEMENTS
Securities sold under repurchase agreements were $621,000 and $728,000 at December 31, 2005 and 2004, respectively. The maximum amounts of outstanding repurchase agreements at any month end during 2005 and 2004 was $1,115,000 and $1,098,0000, respectively. The average daily balance outstanding during 2005 and 2004 was $887,000 and $446,000, respectively. The weighted average interest rate on the outstanding balance at December 31, 2005 and 2004 was 2.03% and 0.90%, respectively. The underlying securities are typically held by other financial institutions and are pledged to the holders of the agreements.
(8)	ADVANCES FROM FEDERAL HOME LOAN BANK
The advances from the Federal Home Loan Bank at December 31, 2005 and 2004 consist of the following:

(In Thousands)	2005		2004
		Weighted		Weighted
		Average		Average
		Interest		Interest
(In Thousands)	Amount	Rate	Amount	Rate
Interest Rate
Fixed rate advance	$18,409	4.02%	$6,396	3.10%

Advances from the Federal Home Loan Bank are to mature as follows at December 31, 2005:

(In Thousands)
Year Ending
December 31,	Amount
2006	$—
2007	2,000
2008	1,843
2009	—
2010	10,118
Thereafter	4,448

$18,409

The Federal Home Loan Bank has issued a letter of credit for $8,500,000 in favor of PrimeTrust Bank. The Bank has used the letter of credit as security for public deposits.
These advances and the letter of credit were required to be collateralized by approximately $35,256,000 of the Bank’s mortgage loan portfolio at December 31, 2005. At December 31, 2005, the Bank had $30,195,000 of eligible mortgage loans to pledge as collateral which resulted in a deficiency of $5,061,000. Although the advances are callable, management expects to resolve the deficiency by depositing cash funds with the Federal Home Loan Bank.

F-22

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(9)	NON-INTEREST INCOME AND NON-INTEREST EXPENSE
The significant components of non-interest income and non-interest expense for the years ended December 31, 2005, 2004 and 2003 are presented below:

(In Thousands)	2005	2004	2003
Non-interest income:
Service charges on deposits	$767	$592	$342
Investment banking fees and commissions	1,157	1,029	728
Title company income	257	184	—
Other fees and commissions	415	289	156
Fees on mortgage loan originations	404	143	58
Gain on sale of mortgage loans	839	647	483
Gain on sale of SBA loans	142	—	—
Security gains	—	75	155

Total non-interest income	$3,981	$2,959	$1,922

Non-interest expense:
Employee salaries and benefits	$7,392	$5,580	$3,911
Occupancy expenses	927	449	348
Furniture and equipment expenses	1,082	841	550
Professional fees	455	298	199
Advertising expenses	418	341	259
Data processing expenses	615	450	312
Printing, stationary and supplies expenses	366	288	239
Telephone and network	258	214	195
Directors fees	195	133	72
Other operating expenses	924	624	447
Loss on sale of fixed assets	21	—	—
Security losses	—	119	53

Total non-interest expense	$12,653	$9,337	$6,585

(10)	INCOME TAXES
The components of the net deferred income tax asset at December 31, 2005 and 2004 were as follows:

(In Thousands)	2005	2004
Deferred tax asset:
Federal	$1,527	$1,361
State	312	278

	1,839	1,639

Deferred tax liability:
Federal	(386)	(300)
State	(80)	(62)

	(466)	(362)

Net deferred assets	1,373	1,277
Less valuation allowance	(656)	(1,277)

Net deferred assets	$717	$—

F-23

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The tax effects of each type of significant item that gave rise to deferred taxes at December 31, 2005 and 2004 are:

(In Thousands)	2005	2004
Financial statement allowance for loan losses in excess of the tax allowance	$1,282	$992

Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(442)	(350)

Benefit of net operating loss carryfoward	—	333

Unrealized loss on investment securities available-for-sale	498	194

Federal Home Loan Bank stock dividends not included in taxable income	(25)	(12)

Financial statement provision for unfunded commitments not included in taxable income	4	4

Pre-opening costs amortized over a five-year period for tax purposes, expensed for financial statements in initial year	50	104

Organizational costs amortized over five-year period for tax purposes, expensed for financial statements in initial year	6	12

	1,373	1,277
Valuation allowance	(656)	(1,277)

	$717	$—

F-24

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The components of income tax expense (benefit) are summarized as follows:

(In Thousands)	2005	2004	2003
Current:
Federal	$925	$424	$—
State	186	86	—

	1,111	510	—

Deferred:
Federal	(104)	(84)	(182)
State	(21)	(17)	(37)

	(125)	(101)	(219)

Benefits of net operating loss carryforwards::
Federal	—	—	(267)
State	—	—	(55)

	—	—	(322)

Benefits from utilization of tax net operating loss carryforwards:
Federal	(306)	(424)	—
State	(47)	(86)	—

	(353)	(510)	—

	633	(101)	(541)

Book net operating losses not recognized	—	101	541

Adjustment to valuation allowance related to realization of deferred tax assets	(568)	—	—

Actual tax expense	$65	$—	$—

A reconciliation of actual income tax expense (benefit) in the financial statements to the “expected” tax expense (benefit) (computed by applying the statutory Federal income tax rate of 34% to earnings (loss) before income taxes) is as follows:

(In Thousands)	2005	2004	2003
Computed “expected” tax expense (benefit)	$908	$344	$(494)
State income taxes, net of effect of Federal income taxes	66	45	(61)
Disallowed expenses	16	20	14
Benefit related to exercise of organizer stock options	(31)	—	—
Tax exempt income	(12)	—	—
Alternative minimum tax credit	(24)	—	—
Book net operating losses not recognized	—	101	541
Utilization of tax net operating loss carryovers	(290)	(510)	—
Deferred tax benefits recognized	(568)	—	—

Actual tax expense	$65	$—	$—

F-25

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(11)	COMMITMENT AND CONTINGENCIES
The Bank has entered into operating lease agreements for various bank facilities. Future minimum rental payments required under these operating leases as of December 31, 2005 are as follows:

(In Thousands)
Year Ending December 31,
2006	$571
2007	595
2008	604
2009	612
2010	526
Thereafter	816

$3,724

Management believes that with present maturities, the anticipated growth in deposit base, and the efforts of management in its asset/liability management program, liquidity will not pose a problem in the near term future. At the present time there are no known trends or any known commitments, demands, events or uncertainties that will result in or that are reasonably likely to result in the Bank’s liquidity changing in a materially adverse way.
Total rent expense amounted to $331,000, $93,000 and $113,000 during the years ended December 31, 2005, 2004 and 2003, respectively.
The Bank leases land related to a branch facility from an employee of the Bank. The employee received $18,000 related to this lease during 2005 and 2004.
The Bank has lines of credit with other financial institutions totaling $18,000,000 and $11,800,000 at December 31, 2005 and 2004, respectively. At December 31, 2005 and 2004, there was no balance outstanding under these lines of credit.
In the normal course of business, the Bank is involved in various legal proceedings. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position. Currently there is no pending litigation.
The Bank has employment agreements and arrangements with certain key officers of the Bank.
(12)	FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

F-26

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract or
	Notional Amount
(In Thousands)	2005	2004
Financial instruments whose contract amount represent credit risk:
Unused commitments to extend credit	$73,349	$54,471
Standby letters of credit	10,154	7,894

Total	$83,503	$62,365

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Bank operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Bank could be required to make under the guarantees totaled $10.2 million at December 31, 2005.
(13)	CONCENTRATION OF CREDIT RISK
Practically all of the Bank’s loans, commitments, and standby letters of credit have been granted to customers in the Bank’s market area. Practically all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in note 2 to the consolidated financial statements.
Federal funds sold were deposited with one bank.
(14)	DEFERRED COMPENSATION AND RETIREMENT PLANS
The Bank has a deferred compensation plan providing directors with the opportunity to participate in an unfunded, deferral compensation program. Under the plan, participants may defer director fees. The program is not qualified under Section 401 of the Internal Revenue Code. The total of participant deferrals, which is included in accrued interest and other liabilities was $170,070 at December 31, 2004. The earnings on the participants deferrals are based upon phantom changes in the Bank’s stock price adjusted by a 10% deferral incentive. In November  , 2005, the plan was terminated and the Bank’s liability was satisfied by issuing 22,534 shares of common stock with an aggregate book value of $304,449 plus cash of $32,725.

F-27

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The Bank has in effect a 401(k) plan which covers eligible employees. To be eligible, an employee must have obtained the age of twenty-one and completed thirty days of employment. The provisions of the plan provide for both employee and employer contributions. For the years ended December 31, 2005, 2004 and 2003, the Bank contributed $221,000, $164,000 and $124,000, respectively, to the plan.
(15)	REGULATORY MATTERS AND RESTRICTIONS ON DIVIDENDS
The Bank is subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the institution’s financial statements. The relevant regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank’s capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Bank’s capital status and the amount of dividends the Bank may distribute.
The Bank is required to maintain minimum amounts of capital to total “risk weighted” assets, as defined by the banking regulators. The Bank is required to have a minimum Tier I and Total Capital ratios of 4.0% and 8.0%, respectively. The actual ratios were 10.45% and 11.42%, respectively at December 31, 2005 and 9.17% and 10.24%, respectively, at December 31, 2004. The leverage ratio at December 31, 2005 and 2004 was 9.81% and 8.69%%, respectively, and the minimum requirement was 4.0%.
As of December 31, 2005, the most recent notification from the banking regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.
(16)	SERIES A PREFERRED STOCK
In order to enhance the capital position of the Bank, in 2004 the Bank issued 40,000 shares of noncumulative, redeemable Series A Preferred Stock to a partnership of directors of the Bank. The Series A Preferred Stock has no par value, is non-voting and has a liquidation preference of $100 per share. It was redeemable by the Bank, subject to regulatory approval, at any time at a redemption price of $100 per share less any dividends paid on such shares plus any interest or other cost associated with the line of credit established by the holders of the Series A Preferred Stock to purchase the stock. On May 20, 2005, the Series A Preferred Stock was redeemed for $4,200,000.
(17)	STOCK OPTIONS
The Bank, in conjunction with the sale of 1,100,000 shares of common stock, issued options on each share. For every five shares of common stock purchased, the registered holder had the right to purchase one share of common stock at a price of $10 per share on or before the expiration date (December 17, 2004). During 2004 191,138 shares were issued related to the exercising of these options.

F-28

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(18)	STOCK OPTION PLAN
In November, 2001, the Board of Directors of the Bank approved the PrimeTrust Bank 2001 Statutory-Nonstatutory Stock Option Plan (the “Plan”). The Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 37,000 shares of common stock to officers and key employees of the Bank. It has also been approved for each organizer of the Bank to receive an option to buy one share of stock at $10.00 per share for every 2.7 shares subscribed. This amount was prorated so that only 106,998 options were issued to the group of organizers. At December 31, 2005, 114,492 options are outstanding and exercisable.
On July 19, 2005, the Board of Directors of the Bank approved the PrimeTrust 2005 Statutory-Nonstatutory Stock Option Plan. This Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options for up to 165,000 shares of common stock to officers and key employees of the Bank who were unable to participate in the 2001 Plan. At December 31, 2005, 146,950 options have been granted at an option price of $15 per share and 146,950 are exercisable.
Under the Stock Option Plan, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options, and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.
Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, sets forth the methods for recognition of cost of plans similar to those of the Bank. As is permitted, management has elected to account for the plan under the provisions of APB Opinion 25 and related Interpretations. However, under SFAS No. 123, the Bank is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Bank’s stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Bank’s net earnings (loss) and basic earnings (loss) per common share and diluted earnings (loss) per common share would have been reduced to the proforma amounts indicated below.

(In Thousands, Except Per
Share Amounts)		2005	2004	2003
Net earnings (loss)	As Reported	$2,606	$1,011	$(1,455)
	Proforma	$2,364	$1,008	$(1,458)

Basic earnings (loss) per common share	As Reported	$.88	$.48	$(.74)
	Proforma	$.80	$.48	$(.74)

Diluted earnings (loss) per common share	As Reported	$.88	$.48	$(.74)
	Proforma	$.80	$.48	$(.74)

F-29

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
A summary of the stock option activity is as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
(In Thousands)	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	142,198	$10.00	143,648	$10.00	143,648	$10.00
Granted	146,950	15.00	—	—	—	—
Exercised	(27,706)	10.00	—	—	—	—
Forfeited	—	—	(1,450)	(10.00)	—	—

Outstanding at end of year	261,442	$12.81	142,198	$10.00	143,648	$10.00

Options exercisable at year end	261,442		141,023		133,250

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Weighted
		Weighted	Average		Weighted
Range of	Number	Average	Remaining	Number	Average
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise
Prices	at 12/31/05	Price	Life	at 12/31/05	Price
$10.00 - $15.00	261,442	$12.81	8.27 years	261,442	$12.81
The fair value of options granted in 2005 ranged from $2.03 to $2.59. The fair value was estimated using the Black-Scholes option-pricing model. The 2005 weighted average assumptions used to calculate the fair value were as follows: risk free interest rate ranging from 4.05% to 4.62%, expected life of ten years, volatility of 0.0001%, and dividend yield of 2.2%. There were no options granted in 2004 and 2003.
(19)	EARNINGS PER SHARE
Statement of Financial Accounting Standards (SFAS) No. 128 “Earnings Per Share” establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per common share is based on the weighted average number of common shares outstanding during the period and the earnings available to the common stockholders. There were no dividends declared for the Series A Preferred stockholders during 2004. The computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options and warrants.

F-30

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The following is a summary of the components comprising basic and diluted earnings (loss) per common share (EPS):

(In Thousands, Except Share and Per Share Amounts)	2005	2004	2003
Basic EPS Computation:
Numerator — Earnings (loss) for the year	$2,606	$1,011	$(1,455)

Denominator — Weighted average number of common shares outstanding	2,945,010	2,084,640	1,957,794

Basic earnings (loss) per common share	$.88	$.48	$(.74)

Diluted EPS Computation:
Numerator — Earnings (loss) for the year	$2,606	$1,011	$(1,455)
Denominator:
Weighted average number of common shares outstanding	2,945,010	2,084,640	1,957,794
Dilutive effect of stock options	21,358	31,703	—

	2,966,368	2,116,343	1,957,794

Diluted earnings (loss) per common share	$.88	$.48	$(.74)

(20)	DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107 (SFAS No. 107), “Disclosures about Fair Value of Financial Instruments”, requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank’s financial instruments.
Cash and short-term investments
For those short-term instruments, the carrying amount is a reasonable estimate of fair value.
Securities
The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.
SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.
Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage, credit card and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

F-31

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.
The estimated maturity for mortgages is modified from the contractual terms to give consideration to management’s experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.
The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the bank’s internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.
Loans Held for Sale
These instruments are carried in the balance sheet at the lower of cost or market value. The fair value of these instruments are based on subsequent liquidation values of the instruments which did not result in any significant gains or losses.
Deposit Liabilities
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of SFAS No. 107 the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.
Advances from Federal Home Loan Bank
The fair value of the advances from the Federal Home Loan Bank are estimated by discounting the future cash outflows using the current market rates.
Securities Sold Under Repurchase Agreements
The securities sold under repurchase agreements are payable upon demand. For this reason the carrying amount is a reasonable estimate of fair value.
Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are made for a period not to exceed one year with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods extending from one to two years with rates to be determined at the date the letter of credit is funded. Fees are charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2005, if insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

F-32

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
The carrying value and estimated fair values of the Bank’s financial instruments at December 31, 2005 and 2004 are as follows:

	2005		2004
	Carrying		Carrying
(In Thousands)	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and short-term investments	$33,134	$33,134	$9,859	$9,859
Securities	64,035	64,035	44,134	44,134
Restricted equity securities	1,046	1,046	650	650
Loans, net of unearned interest	305,527		229,377
Less: allowance for possible loan losses	(3,649)		(2,891)

Loans, net of allowance	301,878	301,417	226,486	225,957

Loans held for sale	2,196	2,196	1,908	1,908

Financial liabilities:
Deposits	359,037	359,185	262,567	263,030
Advances from Federal Home Loan Bank	18,409	17,438	6,396	5,774
Securities sold under repurchase agreements	621	621	728	728

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—
Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

F-33

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a mortgage department that contributes net fee income annually. The mortgage department is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and property, plant and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
(21)	PROPOSED SHARE EXCHANGE
On January 17, 2006, the Bank entered into a definitive agreement with the Bank of the South, Mt. Juliet, Tennessee that provides for the consolidation of the two banks under a newly formed holding company, Mid-America Bancshares, Inc. Under this term of the agreement the stockholders of each bank will exchange their bank stock for shares of the holding company with PrimeTrust Bank and Bank of the South stockholders each receiving 50% of the shares of Mid-America Bancshares, Inc. (commonly referred to as a merger of equals). Dissenting shareholders will receive cash in lieu of shares of Mid-America Bancshares, Inc.
Under the term of the proposal each of the banks will retain their separate state banking charters, Board of Directors and Management. The proposed transaction is, among other things, subject to satisfactory results of due diligence procedures, receipt of a fairness opinion, approval of regulatory authorities and approval of each bank’s stockholders.
The reasons for combining are substantially the same for both banks and are as follows:
•	Increases the market area served by each bank.

•	Expand and improve customers service and access to banking facilities while retaining local decision making.

•	Allow the banks to make or participate in larger loans.

•	Allow the banks to attain cost savings in handling future growth. No employees are expected to be eliminated as a result of the transaction.

F-34

PRIMETRUST BANK

Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(22)	QUARTERLY FINANCIAL DATA (UNAUDITED)
Selected quarterly results of operations for the four quarters ended December 31, are as follows:

	(In Thousands, except per share data)
	2005				2004
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income	$6,606	$5,801	$5,032	$4,370	$3,958	$3,499	$3,081	$2,691

Net interest income	3,516	3,346	2,972	2,630	2,529	2,230	1,940	1,652

Provision for possible loan losses	310	390	227	194	184	351	312	115

Earnings before income taxes	915	719	814	223	439	266	176	130

Net earnings	874	719	814	199	439	266	176	130

Basic earnings per common share	.25	.25	.29	.09	.20	.13	.09	.06

Diluted earnings per common share	.26	.25	.28	.09	.20	.13	.09	.06

F-35

BANK OF THE SOUTH
Consolidated Financial Statements
December 31, 2005 and 2004
(With Independent Auditor’s Report Thereon)

INDEPENDENT AUDITOR’S REPORT
The Board of Directors
Bank of the South:
We have audited the accompanying consolidated balance sheets of Bank of the South and subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of the South and subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
January 12, 2006

BANK OF THE SOUTH
Consolidated Balance Sheets
December 31, 2005 and 2004

	In Thousands
	2005	2004
ASSETS

Loans, less allowance for possible loan losses of $3,095,000 and $2,308,000, respectively	$262,981	193,595
Securities:
Held-to-maturity, at amortized cost (market value $9,476,000 and $3,877,000, respectively)	9,553	3,842
Available-for-sale, at market (amortized cost of $50,773,000 and $40,117,000, respectively)	49,952	39,982

Total securities	59,505	43,824

Restricted equity securities	753	519
Interest-bearing deposits in financial institutions	103	108
Loans held for sale	2,748	2,350
Federal funds sold	15,490	5,460

Total earning assets	341,580	245,856

Cash and due from banks	10,240	6,244
Premises and equipment, net	13,859	11,370
Accrued interest receivable	1,930	1,073
Other real estate	54	61
Deferred income taxes	393	150
Intangible assets, net	1,025	—
Goodwill	5,490	—
Other assets	791	599

Total assets	$375,362	265,353

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$326,633	228,590
Securities sold under repurchase agreements	1,966	975
Note payable	—	175
Advances from Federal Home Loan Bank	10,000	10,000
Accrued interest and other liabilities	3,055	1,012

Total liabilities	341,654	240,752

Stockholders’ equity:
Preferred stock, no par, authorized 20,000,000 shares	—	—
Common stock, par value $1 per share, authorized 20,000,000 shares, 2,830,099 and 2,493,127 shares, issued and outstanding, respectively	2,830	2,493
Additional paid-in capital	28,985	22,443
Retained earnings (deficit)	2,400	(252)
Net unrealized loss on available-for-sale securities, net of income taxes of $314,000 and $52,000, respectively	(507)	(83)

Total stockholders’ equity	33,708	24,601

COMMITMENTS AND CONTINGENCIES

Total liabilities and stockholders’ equity	$375,362	265,353

See accompanying notes to consolidated financial statements.

BANK OF THE SOUTH
Consolidated Statements of Earnings
For the Three Years Ended December 31, 2005

	In Thousands
	2005	2004	2003
Interest income:
Interest and fees on loans	$16,225	10,498	7,799
Interest on loans held for sale	98	53	102
Interest and dividends on taxable securities	1,704	1,465	1,407
Interest and dividends on securities exempt from Federal income taxes	223	36	—
Interest on Federal funds sold	360	57	83
Interest on interest-bearing deposit in financial institution	3	—	—
Interest and dividends on restricted equity securities	34	21	19

Total interest income	18,647	12,130	9,410

Interest expense:
Interest on negotiable order of withdrawal accounts	360	36	43
Interest on savings accounts	32	20	17
Interest on money market accounts	1,193	622	503
Interest on certificates of deposits over $100,000	2,800	1,507	1,391
Interest on certificates of deposits — other	2,313	1,489	1,280
Interest on borrowed funds	3	13	26
Interest on advances from Federal Home Loan Bank	330	70	122
Interest on Federal funds purchased	1	11	—
Interest on securities sold under repurchase agreements	59	20	15

Total interest expense	7,091	3,788	3,397

Net interest income before provision for possible loan losses	11,556	8,342	6,013
Provision for possible loan losses	418	477	489

Net interest income after provision for possible loan losses	11,138	7,865	5,524

Non-interest income	2,658	1,798	1,532
Non-interest expense	9,934	7,963	6,152

Earnings before income taxes	3,862	1,700	904

Income taxes	1,210	—	—

Net earnings	$2,652	1,700	904

Basic earnings per common share	$0.99	0.69	0.37

Diluted earnings per common share	$0.95	0.68	0.37

See accompanying notes to consolidated financial statements.

BANK OF THE SOUTH
Consolidated Statements of Comprehensive Earnings
For the Three Years Ended December 31, 2005

	In Thousands
	2005	2004	2003
Net earnings	$2,652	1,700	904

Other comprehensive loss:
Unrealized losses on available-for-sale securities arising during year, net of taxes of $279,000 and $52,000 in 2005 and 2004	(452)	(141)	(650)
Reclassification adjustment for (gains) losses included in earnings, net of taxes of $17,000 in 2005	28	20	(124)

Other comprehensive loss	(424)	(121)	(774)

Comprehensive earnings	$2,228	1,579	130

See accompanying notes to consolidated financial statements.

BANK OF THE SOUTH
Consolidated Statements of Changes in Stockholders’ Equity
For the Three Years Ended December 31, 2005

	In Thousands
				Net
				Unrealized
				Gain (Loss)
		Additional	Retained	On Available-
	Common	Paid-In	Earnings	For-Sale
	Stock	Capital	(Deficit)	Securities	Total
Balance December 31, 2002	$2,455	22,094	(2,856)	812	22,505

Issuance of 17,203 shares of common stock	17	155	—	—	172

Net change in unrealized gain (loss) on available-for-sale securities	—	—	—	(774)	(774)

Earnings for the year	—	—	904	—	904

Balance December 31, 2003	2,472	22,249	(1,952)	38	22,807

Issuance of 20,971 shares of common stock	21	194	—	—	215

Net change in unrealized gain (loss) on available-for-sale securities during the year, net of taxes of $52,000	—	—	—	(121)	(121)

Earnings for the year	—	—	1,700	—	1,700

Balance December 31, 2004	2,493	22,443	(252)	(83)	24,601

Issuance of 32,884 shares of common stock	33	308	—	—	341

Issuance of 304,088 shares of common stock pursuant to acquisition of Academy Bank	304	6,234	—	—	6,538

Net change in unrealized gain (loss) on available-for-sale securities during the year, net of taxes of $262,000	—	—	—	(424)	(424)

Earnings for the year	—	—	2,652	—	2,652

Balance December 31, 2005	$2,830	28,985	2,400	(507)	33,708

See accompanying notes to consolidated financial statements.

BANK OF THE SOUTH
Consolidated Statements of Cash Flows
For the Three Years Ended December 31, 2005
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2005	2004	2003
Cash flows from operating activities:
Interest received	$18,318	12,495	10,502
Fees received	2,672	1,503	712
Interest paid	(6,513)	(3,534)	(3,369)
Originations of loans held for sale	(60,451)	(42,765)	(40,459)
Proceeds from loan sales	60,053	41,423	44,288
Cash paid to suppliers and employees	(7,613)	(6,974)	(5,890)
Income taxes paid	(1,525)	—	—

Net cash provided by operating activities	4,941	2,148	5,784

Cash flows from investing activities:
Purchase of available-for-sale securities	(22,052)	(19,339)	(26,287)
Proceeds from sale of available-for-sale securities	5,556	5,265	6,002
Proceeds from calls of available-for-sale securities	3,304	4,075	51
Proceeds from paydowns of available-for-sale securities	9,002	10,274	21,948
Purchase of held-to-maturity securities	(6,698)	(3,842)	—
Purchase of restricted stock	(79)	(8)	(33)
Loans made to customers, net of repayments	(37,635)	(42,334)	(48,049)
Proceeds from sale of fixed assets	900	514	—
Purchase of bank premises and equipment	(1,245)	(2,275)	(6,176)
Increase in interest-bearing deposits in financial institutions	6	(80)	(28)
Proceeds from sale of other real estate	63	—	—
Payment for purchase of Academy Bank, net of cash acquired	(3,152)	—	—
Payment of non-compete	(400)	—	—
Proceeds from maturity of held-to-maturity securities	1,000	—	—

Net cash used in investing activities	(51,430)	(47,750)	(52,572)

Cash flows from financing activities:
Net increase in non-interest bearing, savings and NOW deposit accounts	31,306	10,874	5,450
Net increase in time deposits	28,052	35,607	38,534
Repayments of note payable	(175)	(175)	(175)
Proceeds from repurchase agreements	991	44	493
Proceeds from (repayments of) Federal Home Loan Bank advances	—	10,000	(6,992)
Increase (decrease) in Federal funds purchased	—	(2,685)	2,685
Proceeds from sale of common stock	341	215	172

Net cash provided by financing activities	60,515	53,880	40,167

Net increase (decrease) in cash and cash equivalents	14,026	8,278	(6,621)

Cash and cash equivalents at beginning of year	11,704	3,426	10,047

Cash and cash equivalents at end of year	$25,730	11,704	3,426

See accompanying notes to consolidated financial statements.

BANK OF THE SOUTH
Consolidated Statements of Cash Flows, Continued
For the Three Years Ended December 31, 2005
Increase (Decrease) in Cash and Cash Equivalents

	In Thousands
	2005	2004	2003
Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$2,652	1,700	904
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	817	717	406
Amortization and accretion	313	357	489
Amortization of intangible assets	124	—	—
Provision for possible loan losses	418	477	489
Loss (gain) on sale of securities	45	20	(124)
Decrease (increase) in loans held for sale	(398)	(1,342)	3,829
(Gain) loss on disposal of fixed assets	(188)	98	—
(Gain) loss on sale of other real estate	(2)	30	—
FHLB stock dividends	(34)	(20)	—
Increase in accrued interest receivable	(608)	(237)	(93)
Increase in accrued interest payable	578	254	28
(Increase) decrease in other assets	204	(30)	(96)
Increase (decrease) in other liabilities	1,335	222	(48)
Increase in deferred taxes	(315)	(98)	—

Total adjustments	2,289	448	4,880

Net cash provided by operating activities	$4,941	2,148	5,784

Supplemental Schedule of Non-Cash Activities:

Increase in net unrealized loss on available-for-sale securities, net of income taxes of $262,000 in 2005 and $52,000 in 2004	$(424)	(121)	(774)

Net non-cash transfer from other real estate to loans (loan to other real estate), net	$(32)	(101)	(28)

Issuance of 304,088 shares of common stock pursuant to acquisition of Academy Bank	$6,538	—	—

See accompanying notes to consolidated financial statements.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Bank of the South and subsidiary (“the Bank”) are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The following is a brief summary of the more significant policies.
(a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, BOS Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

(b)	Nature of Operations

Bank of the South operates under a state bank charter and provides full banking services. In addition, the Bank has investments in two title insurance companies. As a state bank, the Bank is subject to regulations of the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation. The area served by Bank of the South is Wilson County and Rutherford County and surrounding counties of Middle Tennessee. Services are provided at the main office in Mt. Juliet, Tennessee, five branches and a loan production office in Murfreesboro, Tennessee. (See proposed share exchange discussed in note 23 to the consolidated financial statements).

(c)	Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to determination of the allowance for possible loan losses, the valuation of debt and equity securities and the related deferred taxes.

(d)	Loans

Loans are stated at the principal amount outstanding. Unearned discount, deferred loan fees net of loan acquisition costs, and the allowance for possible loan losses are shown as reductions of loans. Loan origination and commitment fees and certain loan-related costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield over the contractual life of the loan. Interest income on loans is accrued based on the principal amount outstanding.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(d)	Loans, Continued

The Bank follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures.” These pronouncements apply to impaired loans except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment including residential mortgage and installment loans.

A loan is impaired when it is probable that the Bank will be unable to collect the scheduled payments of principal and interest due under the contractual terms of the loan agreement. Impaired loans are measured at the present value of expected future cash flows discounted at the loan’s effective interest rate, at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank shall recognize an impairment by creating a valuation allowance with a corresponding charge to the provision for possible loan losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for possible loan losses.

The Bank’s installment loans are divided into various groups of smaller-balance homogeneous loans that are collectively evaluated for impairment and, thus, are not subject to the provisions of SFAS Nos. 114 and 118. Substantially all other loans of the Bank are evaluated for impairment under the provisions of SFAS Nos. 114 and 118.

The Bank considers all loans subject to the provisions of SFAS Nos. 114 and 118 that are on a nonaccrual status to be impaired. Loans are placed on nonaccrual status when doubt as to timely collection of principal or interest exists, or when principal or interest is past due 90 days or more unless such loans are well-secured and in the process of collection. Past due status is based on contractual terms of the loan. Delays or shortfalls in loan payments are evaluated along with various other factors to determine if a loan is impaired. Generally, delinquencies under 90 days are considered insignificant unless certain other factors are present which indicate impairment is probable. The decision to place a loan on nonaccrual status is also based on an evaluation of the borrower’s financial condition, collateral, liquidation value, and other factors that affect the borrower’s ability to pay.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(d)	Loans, Continued

Generally, at the time a loan is placed on nonaccrual status, all interest accrued and uncollected on the loan in the current fiscal year is reversed from income, and all interest accrued and uncollected from the prior year is charged off against the allowance for possible loan losses. Thereafter, interest on nonaccrual loans is recognized as interest income only to the extent that cash is received and future collection of principal is not in doubt. If the collectibility of outstanding principal is doubtful, such cash received is applied as a reduction of principal. A nonaccrual loan may be restored to an accruing status when principal and interest are no longer past due and unpaid and future collection of principal and interest on a timely basis is not in doubt.

Loans not on nonaccrual status are classified as impaired in certain cases when there is inadequate protection by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. In those cases, such loans have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt, and if such deficiencies are not corrected, there is a probability that the Bank will sustain some loss. In such cases, interest income continues to accrue as long as the loan does not meet the Bank’s criteria for nonaccrual status.

Generally, the Bank also classifies as impaired any loans the terms of which have been modified in a troubled debt restructuring. Interest is generally accrued on such loans that continue to meet the modified terms of their loan agreements.

The Bank’s charge-off policy for impaired loans is similar to its charge-off policy for all loans in that loans are charged off in the month when they are considered uncollectible.

(e)	Allowance for Possible Loan Losses

The provision for possible loan losses represents a charge to earnings necessary, after loan charge-offs and recoveries, to maintain the allowance for possible loan losses at an appropriate level which is adequate to absorb estimated losses inherent in the loan portfolio. Such estimated losses arise primarily from the loan portfolio but may also be derived from other sources, including commitments to extend credit and standby letters of credit. The level of the allowance is determined on a quarterly basis using procedures which include: (1) categorizing commercial and commercial real estate loans into risk categories to estimate loss probabilities based primarily on the historical loss experience of those risk categories and current economic conditions; (2) analyzing significant commercial and commercial real estate credits and calculating specific reserves as necessary; (3) assessing various homogeneous consumer loan categories to estimate loss probabilities based primarily on historical loss experience; (4) reviewing unfunded commitments (included in other liabilities, if significant); and (5) considering various other factors, such as changes in credit concentrations, loan mix, and economic conditions which may not be specifically quantified in the loan analysis process.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(e)	Allowance for Possible Loan Losses, Continued

The allowance for possible loan losses consists of an allocated portion and an unallocated, or general portion. The allocated portion is maintained to cover estimated losses applicable to specific segments of the loan portfolio. The unallocated portion is maintained to absorb losses which probably exist as of the evaluation date but are not identified by the more objective processes used for the allocated portion of the allowance due to risk of errors or imprecision. While the total allowance consists of an allocated portion and an unallocated portion, these terms are primarily used to describe a process. Both portions of the allowance are available to provide for inherent loss in the entire portfolio.

The allowance for possible loan losses is increased by provisions for possible loan losses charged to expense and is reduced by loans charged off net of recoveries on loans previously charged off. The provision is based on management’s determination of the amount of the allowance necessary to provide for estimated loan losses based on its evaluation of the loan portfolio. Determining the appropriate level of the allowance and the amount of the provision involves uncertainties and matters of judgment and therefore cannot be determined with precision. Under the terms of an agreement with the Bank’s regulatory agency, the Bank was required to maintain a minimum loan loss reserve equal to 1.25% of loans for a period of three years from the date of inception, April 30, 2001. The restriction was lifted at the end of April, 2004.

(f)	Securities

The Bank accounts for securities under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Under the provisions of the Statement, securities are to be classified in three categories and accounted for as follows:
•	Securities Held-to-Maturity

Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

•	Trading Securities

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. No securities have been classified as trading securities.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(f)	Securities, Continued
•	Securities Available-for-Sale

Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.
No securities have been classified as trading securities.
Realized gains or losses from the sale of securities are recognized upon realization based upon the specific identification method.
(g)	Loans Held for Sale

Mortgage loans held for sale are reported at the lower of cost or market value determined by outstanding commitments from investors at the balance sheet date. These loans are valued on an aggregate basis.

(h)	Bank Premises and Equipment

Bank premises and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Gain or loss on items retired and otherwise disposed of is credited or charged to operations and cost and related accumulated depreciation are removed from the asset and accumulated depreciation accounts.

Expenditures for major renewals and improvements of bank premises and equipment are capitalized and those for maintenance and repairs are charged to earnings as incurred.

(i)	Long-Term Assets

Premises and equipment, intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(j)	Other Real Estate

Real estate acquired in settlement of loans is initially recorded at the lower of cost (loan value of real estate acquired in settlement of loans plus incidental expense) or estimated fair value, less estimated cost of disposal. Based on periodic evaluations by management, the carrying values are reduced by a direct charge to earnings when they exceed net realizable value. Cost relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

(k)	Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds sold are purchased and sold for one-day periods. The Bank maintains deposits in excess of the Federal insurance amounts with other financial institutions. Management makes deposits only with financial institutions it considers to be financially sound.

(l)	Income Taxes

Provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax asset and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

(m)	Securities Sold Under Agreements to Repurchase

Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(n)	Intangible Assets and Amortization

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) requires that management determine the allocation of intangible assets into identifiable groups at the date of acquisition and appropriate amortization periods be established. In accordance with SFAS No. 142 management has identified the following groups of intangible assets and assigned the following amortization periods on a straight-line basis.

Amortization
Period
Deposit base premium	8 years
In addition to these groups of intangible assets, the Company has recorded goodwill as part of the acquisition. Under the provisions of SFAS No. 142 goodwill is not to be amortized rather it is to be monitored for impairment and written down to the impairment value at the time impairment occurs. The Company has determined that no impairment loss needs to be recognized related to the goodwill.
(o)	Advertising Costs

Advertising costs are expensed when incurred.

(p)	Stock Options

The Company uses the fair value method to calculate the compensation reported in the proforma earnings in note 17 to the financial statements.

(q)	Off-Balance-Sheet Financial Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(r)	Impact of New Accounting Standards

In June, 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The provisions of the Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on the Bank’s financial position or results of operations.

In October, 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 147, “Acquisitions of Certain Financial Institutions”. SFAS No. 147 amends SFAS No. 72 and FASB Interpretation No. 9 to eliminate all acquisitions of financial institutions other than transactions between mutual enterprises from their scope. Accordingly, the excess of the purchase price paid to acquire a financial institution over the fair value of the identifiable tangible and intangible assets and liabilities acquired now must be recorded as goodwill following SFAS No. 141 and assessed for impairment following SFAS No. 142, “Goodwill and Other Intangible Assets”. Furthermore, any previously recognized unidentifiable intangible assets resulting from prior business combinations that do not meet SFAS No. 141’s criteria for separate recognition must be reclassified to goodwill. The Bank has adopted SFAS 147, and it has not had any impact on the Bank’s financial position or results of operations.

In November, 2002, the FASB issued Interpretation (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others”, which elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on the financial statements.

In May, 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Bank’s financial position or results of operations.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(r)	Impact of New Accounting Standards, Continued

In June, 2003, the American Institute of Certified Public Accountants issued an exposure draft on a Proposed Statement of Position (SOP) on Allowance for Credit Losses. If approved, the Proposed SOP would significantly change the way the allowance for possible loan losses is calculated. Under the Proposed SOP, any loans determined to be impaired, as defined in FASB Statement No. 114, would be assigned a specific reserve based on facts and circumstances surrounding the particular loan and no loss percentage would be assigned. If a loan is determined not to be impaired, it would be assigned to a pool of similar homogeneous loans. A loss percentage would then be assigned to the pool based on historical charge-offs adjusted for internal or external factors such as the economy, changes in underwriting standards, etc. Management has not yet determined the impact this Proposed SOP would have on their financial statements. Under the Proposal, any changes resulting from the initial application of this Proposed SOP would be treated as a change in accounting estimate.

In addition, there is currently outstanding a bank regulatory interagency proposal dated March 28, 2005 related to the methodology for assigning risk factors to loans and other extensions of credit. The policy, if adopted, could effect the calculation of the allowance for possible loan losses. Management has not determined the impact of this policy statement; however, it is not expected to have a material impact on the consolidated financial statements.

In June, 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Under SFAS 149 loan commitments that relate to the origination of mortgage loans that will be held for sale, commonly referred to as interest rate lock commitments, must be accounted for as derivatives by the issuer of the commitment. Commitments to originate mortgage loans that will be held for investment purposes and commitments to originate other types of loans are not considered derivatives. The Bank has adopted SFAS 149, but it has not had any material impact on the Bank’s financial position or results of operations.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(r)	Impact of New Accounting Standards, Continued

In October, 2003, the FASB approved the AICPA’s issuance of SOP 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer”, which modifies the accounting for certain loans that are acquired with evidence of deterioration in credit quality since origination. SOP 03-3 does not apply to loans recorded at fair value, to revolving loans, or to mortgage loans classified as held for sale. SOP 03-3 limits the yield that may be accreted on applicable loans to the excess of the cash flows expected, at acquisition, to be collected over the investor’s initial investment in the loan. SOP 03-3 also prohibits the “carrying over” of valuation allowances on applicable loans. SOP 03-3 is effective for fiscal years beginning after December 15, 2004. The impact at implementation of adopting SOP 03-3 was immaterial to the results of operations.

On December 31, 2003, Bank of the South adopted certain disclosure requirements of Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. These disclosures concerned unrealized losses related to investments in debt and marketable equity securities that are accounted for under SFAS No. 115. Disclosures include the length of time investments have been in a loss position and discussion pertaining to the nature of the impairment. In September, 2004, the FASB approved issuance of Staff Position (FSP) EITF 03-1-1, “Effective Date of Paragraphs 10 through 20 of EITF Issue No. 03-1, the Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). FSP EITF 03-1-1 delays the effective date of paragraphs 10 through 20 of EITF 03-1 as they relate to recognition of other-than-temporary impairment for cost method and marketable investments. This deferral will extend until the FASB provides clarification of the guidance presented in paragraphs 10 through 20. Effective July 1, 2004 Bank of the South adopted all remaining provisions of EITF Issue 03-1, including measurement guidance for evaluating whether impairment has occurred for marketable securities and cost method investments. The effect of implementing the final provisions of paragraphs 10 through 20 cannot currently be estimated due to the pending implementation issues. The adoption of all other provisions of EITF Issue No. 03-1 did not have an impact on the results of operations.

In December, 2004, the Financial Accounting Standards Board (“FASB”) reissued Statement of Financial Accounting Standards No. 123 (revised 204) (“SFAS”) related to share based payments. For Bank of the South the SFAS applies to the accounting for stock options. The substance of the revised statement is to require companies to record as an expense amortization of the fair market value of stock options determined as of the grant date. The offsetting credit is to additional paid-in capital unless there is an obligation to buy back the stock or exchange other assets for the stock. If such an obligation exists the offsetting credit would be to a liability account. The statement is

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(r)	Impact of New Accounting Standards, Continued

effective for the first interim reporting period after December 15, 2005. Effective November, 2005 the Board of Directors of Bank of the South approved 100% vesting on all outstanding options; and accordingly, there will be no future impact on earnings related to options outstanding at December 31, 2005.

On June 30, 2005, the FASB issued an exposure draft “Business Combinations — a replacement of SFAS No. 141 (141 Revised). The proposed Statement would require the acquirer to measure the fair value of the acquiree, as a whole, as of the acquisition date as opposed to the definitive agreement date. The proposal also requires that contingent consideration be estimated and recorded at the acquisition which is in conflict with SFAS No. 5. SFAS No. 5 would be amended for this exception. Acquisition related costs incurred in connection with the business combination would generally be expensed.

This proposed Statement would require the acquirer in a business combination in which the acquisition-date fair value of the acquirer’s interest in the acquiree exceeds the fair value of the consideration transferred for that interest (referred to as a bargain purchase) to account for that excess by first reducing the goodwill related to that business combination to zero, and then by recognizing any excess in income. Statement 141 requires that excess to be allocated as a pro rata reduction of the amounts that would have been assigned to particular assets acquired. The proposed Statement is expected to be effective for acquisitions after January 1, 2007.

On June 1, 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections”, a replacement of APB 20 and Statement 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. In the absence of specific transition requirements to the contrary in the adoption of an accounting principle, Statement 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable for comparability and consistency of financial information between periods. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors occurring in fiscal years beginning after June 1, 2005.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(1)	Summary of Significant Accounting Policies, Continued
(r)	Impact of New Accounting Standards, Continued

On July 14, 2005, the FASB issued an Exposure Draft on Accounting for Uncertain Tax Positions, a proposed interpretation of FASB Statement No. 109. The proposed interpretation requires that only benefits from tax positions that are probable of being sustained under audit should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the best estimates of management. At the time these positions become “more likely than not” to be disallowed under audit, their recognition would be reversed. Bank of the South is currently reviewing the potential impact of this proposed Interpretation; any cumulative effect associated with the application of the provisions of the proposed Interpretation will be reported as a change in accounting principle in the period in which the Interpretation is adopted.

(s)	Reclassifications

Certain reclassifications have been made to the 2004 and 2003 figures to conform to the presentation for 2005.
(2)	Loans and Allowance for Possible Loan Losses

The classification of loans at December 31, 2005 and 2004 is as follows:

	In Thousands
	2005	2004
Commercial, financial and agricultural	$117,141	78,620
Real estate — construction	40,962	46,113
Real estate — mortgage	94,773	62,112
Consumer	13,200	9,058

	266,076	195,903
Allowance for possible loan losses	(3,095)	(2,308)

	$262,981	193,595

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(2)	Loans and Allowance for Possible Loan Losses, Continued
       The principal maturities on loans at December 31, 2005 are as follows:

	In Thousands
	Commercial
	Financial
	and	Real Estate -	Real Estate -
Maturity	Agricultural	Construction	Mortgage	Consumer	Total
3 months or less	$6,272	6,710	8,311	1,395	22,688
3 to 12 months	22,489	28,058	25,488	3,032	79,067
1 to 5 years	50,374	5,272	30,638	7,936	94,220
Over 5 Years	38,006	922	30,336	837	70,101

	$117,141	40,962	94,773	13,200	266,076

At December 31, 2005, variable rate and fixed rate loans total $143,569,000 and $122,507,000, respectively. At December 31, 2004, variable rate and fixed rate loans total $99,187,000 and $96,716,000, respectively.
In the normal course of business, the Bank has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $5,687,000 and $5,241,000 at December 31, 2005 and 2004, respectively. As of December 31, 2005 and 2004 none of these loans were restructured, nor were any related party loans charged off in 2005.
An analysis of activity with respect to such loans to related parties is as follows:

	In Thousands
	2005	2004
Balance, January 1	$5,241	3,012
New loans during period	6,417	5,615
Repayment during period	(5,971)	(3,386)

Balance, December 31	$5,687	5,241

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(2) Loans and Allowance for Possible Loan Losses, Continued
Transactions in the allowance for possible loan losses of the Bank for the three years ended December 31, 2005 are summarized as follows:

	In Thousands
	2005	2004	2003
Balance — beginning of period	$2,308	1,977	1,555
Provision charged to operating expense	418	477	489
Loans charged off	(93)	(155)	(76)
Recoveries	23	9	9
Allowance for possible loan loss acquired in merger	439	—	—

Balance — end of year	$3,095	2,308	1,977

The Bank’s principal customers are basically in the Middle Tennessee area with a concentration in Wilson and Rutherford Counties. Credit is extended to businesses and individuals and is evidenced by promissory notes. The terms and conditions of the loans including collateral varies depending upon the purpose of the credit and the borrower’s financial condition.
Impaired loans and related loan loss reserve amounts at December 31, 2005 and 2004 were as follows:

	In Thousands
	2005	2004
Recorded investment	$1,703	423
Loan loss reserve	$185	8
The average recorded investment in impaired loans for the years ended December 31, 2005 and 2004 was $1,220,000 and $385,000, respectively.
The related total amount of interest income recognized on the accrual basis for the period that such loans were impaired was $112,00 and $26,000 for 2005 and 2004, respectively.
Non-accrual loans totaled $290,000 and $271,000 as of December 31, 2005 and 2004, respectively. Loans that are past due 90 days or more and are still accruing interest totaled $172,000 and $1,000 at December 31, 2005 and 2004, respectively.
In 2005, 2004 and 2003, the Bank originated loans for sale in the secondary market of $60,451,000, $42,765,000 and $40,459,000. The gain on sale of these loans totaled $742,000, $607,000 and $542,000 in 2005, 2004 and 2003, respectively.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(2) Loans and Allowance for Possible Loan Losses, Continued
Of the loans sold in the secondary market, the recourse to the Bank is limited. Nearly all other loans sold in the secondary market provide the purchase recourse to the Bank for a period of 30 to 120 days from the date of purchase and only in the event of a default by the borrower pursuant to the terms of the individual loan agreement. Through December 31, 2005 the Bank had been required to repurchase $305,000 of loans originated and sold in the secondary market. At December 31, 2005, total loans sold with recourse to the Bank aggregated $22,253,000. Management expects no loss to result from these recourse provisions.
(3) Debt and Equity Securities
Debt and equity securities have been classified in the balance sheet according to management’s intent. The Bank’s classification of securities at December 31, 2005 and 2004 was as follows:

	In Thousands
	2005
	Securities Held-To-Maturity
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies and corporations	$1,000	—	4	996
Obligations of states and political subdivisions	8,553	30	103	8,480

	$9,553	30	107	9,476

	In Thousands
	2005
	Securities Available-For-Sale
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies and corporations	$19,875	1	130	19,746
Mortgage-backed securities	29,919	26	695	29,250
Obligations of states and political subdivisions	638	—	6	632
Collateralized mortgage obligations	341	—	17	324

	$50,773	27	848	49,952

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(3) Debt and Equity Securities, Continued

	In Thousands
	2004
	Securities Held-To-Maturity
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies and corporations	$1,997	—	11	1,986
Obligations of states and political subdivisions	1,845	47	1	1,891

	$3,842	47	12	3,877

	In Thousands
	2004
	Securities Available-For-Sale
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
U.S. Treasury and other U.S. government agencies and corporations	$13,392	1	118	13,275
Mortgage-backed securities	26,725	178	196	26,707

	$40,117	179	314	39,982

The amortized cost and estimated market value of debt and equity securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	In Thousands
		Estimated
	Amortized	Market
Securities Held-To-Maturity	Cost	Value
Due in one year or less	$1,000	996
Due after one year through five years	—	—
Due after five years through ten years	377	386
Due after 10 years	8,176	8,094

	$9,553	9,476

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(3) Debt and Equity Securities, Continued

	In Thousands
		Estimated
	Amortized	Market
Securities Available-For-Sale	Cost	Value
Due in one year or less	$7,421	7,390
Due after one year through five years	9,419	9,355
Due after five years through ten years	317	315
Due after 10 years	3,697	3,642
Mortgage-backed securities	29,919	29,250

	$50,773	49,952

Results from sales of debt and equity securities are as follows:

	In Thousands
	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2005	2004	2003
Gross proceeds	$5,556	5,265	6,002

Gross realized gains	$5	40	$141
Gross realized losses	(50)	(60)	(17)

Net realized gains (losses)	$(45)	(20)	$124

Investment securities carried in the balance sheet of $45,256,000 (amortized cost of $45,979,000) as of December 31, 2005 were pledged to secure public and trust deposits and for other purposes as required or permitted by law. Investment securities carried in the balance sheet of $19,068,000 (amortized cost of $19,139,000) as of December 31, 2004 were pledged to secure public and trust deposits and for other purposes as required or permitted by law.
Securities that have rates that adjust prior to maturity totaled $9,631,000 (approximate amortized cost of $9,734,000) and $12,359,000 (approximate amortized cost of $12,464,000) at December 31, 2005 and 2004, respectively.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(3) Debt and Equity Securities, Continued
The following table shows the Bank’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005:

	In Thousands, Except Number of Securities
	Less than 12 Months			12 Months or More			Total
			Number			Number
			of			of
	Fair	Unrealized	Securities	Fair	Unrealized	Securities	Fair	Unrealized
	Value	Losses	Included	Value	Losses	Included	Value	Losses
U.S. Treasury and other U.S. Government agencies and corporations	$9,533	49	17	8,160	85	9	17,693	134

Mortgage-backed securities	13,642	262	30	12,500	433	21	26,142	695

Obligations of states and political subdivisions	7,077	109	21	—	—	—	7,077	109

Collateralized mortgage obligations	324	17	1	—	—	—	324	17

Total temporarily impaired securities	$30,576	437	69	20,660	518	30	51,236	955

The impaired securities are considered high quality investments in line with normal industry investing practices. The unrealized losses are primarily the result of changes in the interest rate and sector environments. Consistent with the original classification, as available-for-sale or held-to-maturity securities, the Bank intends and has the ability to hold the above securities until the value is realized.
The Bank may sell the above or other securities in the ordinary course of business in response to unexpected and significant changes in liquidity needs, unexpected and significant changes in interest rates and/or sector spreads that significantly extend the security’s holding period, or conducting a small volume of security transactions.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(4) Restricted Equity Securities
Restricted equity securities consists of stock of the Federal Home Loan Bank amount to $753,000 and $519,000 at December 31, 2005 and 2004, respectively. The stock can be sold back to the Federal Home Loan Bank only at par. The stock is recorded at cost.
(5) Bank Premises and Equipment
The classification of premises and equipment at December 31, 2005 and 2004 was as follows:

	In Thousands
	2005	2004
Land	$3,160	2,923
Buildings	8,371	6,709
Construction-in-progress	984	13
Leasehold improvements	39	68
Equipment, furniture and fixtures	2,996	2,642
Equipment-in-progress	82	—
Vehicles	75	75
Land improvements	371	371
Idle assets	49	49

	16,127	12,850
Less accumulated depreciation	(2,268)	(1,480)

	$13,859	11,370

On January 4, 2002, the Bank purchased a facility in Lebanon, Tennessee for $320,000. The facility was previously leased by the Bank and a director of the Bank had an ownership interest.
Depreciation expense was $817,000, $717,000 and $406,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(6) Acquired Intangible Assets and Goodwill
In connection with the Merger certain intangible assets were acquired and goodwill arose. In addition, the Bank entered into certain non-compete agreements. The intangibles and goodwill are summarized as follows:

	Gross
	Carrying	Accumulated
	Amount	Amortization	Net
Intangible assets subject to amortization:
Deposit base premium on purchased assets	$749	(55)	694
Non-compete agreements	400	(69)	331

	$1,149	(124)	1,025

Estimated amortization expense:
For year ended 2006	$207
For year ended 2007	173
For year ended 2008	152
For year ended 2009	152
For year ended 2010	117

In Thousands
Goodwill:
Balance January 1	$—

Goodwill acquired during year	5,490

Impairment loss	—

Balance December 31	$5,490

One non-compete agreement covers a five year period and certain other agreements generally cover two year periods. All agreements commenced effective June 1, 2005 and are being amortized on a straight-line basis over the lives of the respective contracts.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(7) Deposits
Deposits at December 31, 2005 and 2004 are summarized as follows:

	In Thousands
	2005	2004
Demand deposits	$40,623	29,657
Savings deposits	6,569	4,610
Negotiable order of withdrawal	36,756	18,408
Money market deposit accounts	63,832	51,231
Certificates of deposit $100,000 or greater	94,045	63,069
Individual retirement accounts $100,000 or greater	6,288	3,657
Other certificates of deposit	78,520	57,958

	$326,633	228,590

     Principal maturities of certificates of deposit and individual retirement accounts at December 31, 2005 are as follows:

Maturity	In Thousands
2006	$109,137
2007	53,681
2008	7,495
2009	5,308
2010	3,232

$178,853

At December 31, 2005 and 2004 certificates of deposit and other deposits in denominations of $100,000 or more amounted to $155,101,000 and $99,190,000, respectively.
The aggregate amount of overdrafts reclassified as loans receivable was $314,000 and $162,000 at December 31, 2005 and 2004, respectively.
The Bank is required to maintain cash balances or balances with the Federal Reserve Bank or other correspondent banks based on certain percentages of deposit types. The required amounts for the years ended December 31, 2005 and 2004 were approximately $4,301,000 and $1,140,000, respectively.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(8) Securities Sold Under Repurchase Agreements
The maximum amounts of outstanding repurchase agreements during 2005 and 2004 were $3,859,000 and $3,708,000, respectively. The average daily balance outstanding during 2005 and 2004 was $1,984,000 and $1,397,000, respectively. The weighted average interest rate at December 31, 2005 and 2004 was 4.25% and 2.25%, respectively. The underlying securities are typically held by other financial institutions and are designated as pledged.
(9) Advances from Federal Home Loan Bank
The advances from Federal Home Loan Bank (FHLB) at December 31, 2005 and 2004 consist of the following:

			In Thousands
Original			2005	2004
Note Date	Maturity Date	Rate	Amount	Amount
January 7, 2005	January 6, 2006	4.43%	$2,500	2,500
September 30, 2005	September 29, 2006	4.49%	6,500	6,500
November 10, 2004	May 10, 2006	3.19%	1,000	1,000

			$10,000	10,000

The interest rate on the $1,000,000 advance is fixed at 3.19% for eighteen months from the original note date. The interest rate on the remaining advances is based on the one month LIBOR (LIBOR plus 10 basis points) and will adjust monthly. The weighted average rate of the outstanding balance was 4.47%. These advances are collateralized by a required blanket pledge of qualifying mortgage loans.
(10) Notes Payable
The Bank has entered into three separate federal funds guideline facilities with certain time restrictions on outstanding borrowings. The lines are generally renewable annually and bear interest at a variable rate equivalent to the correspondent bank’s daily internal lending rate. The combined lines provide for up to $15,200,000 in borrowings.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(11) Non-Interest Income and Non-Interest Expense
The significant components of non-interest income and non-interest expense for the years ended December 31 are presented below:

	In Thousands
	2005	2004	2003
Non-interest income:
Service charges on deposits	$968	634	485
Fees on mortgage originations	502	309	278
Other fees and commissions	216	239	91
Gain on sale of loans	774	607	542
Gain on sale of securities, net	—	—	124
Title company income	2	—	—
Gain on sale of other real estate	8	9	12
Gain on sale of fixed assets	188	—	—

Total non-interest income	$2,658	1,798	1,532

Non-interest expense:
Employee salaries and benefits	$5,545	4,409	3,553
Occupancy expenses	671	446	338
Data processing expense	609	431	376
Furniture and equipment expense	621	621	412
Professional fees	466	319	192
Supplies and postage expense	351	100	84
Telephone and network expense	101	187	145
Advertising and marketing expense	175	192	158
Directors fees	179	131	88
Loss on sale of securities, net	45	20	—
Other operating expenses	1,171	979	806
Loss on sale of other real estate	—	30	—
Loss on disposal of fixed assets	—	98	—

Total non-interest expense	$9,934	7,963	6,152

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(12) Income Taxes
The components of the net deferred income tax asset at December 31, 2005 and 2004 were as follows:

	In Thousands
	2005	2004
Deferred tax asset:
Federal	$1,201	697
State	246	143

	1,447	840

Deferred tax liability:
Federal	(928)	(512)
State	(126)	(17)

	(1,054)	(529)

Total net deferred assets	393	311

Less valuation allowance	—	(161)

Net deferred assets	$393	150

The tax effects of each type of significant item that gave rise to deferred taxes at December 31, 2005 and 2004 are:

	In Thousands
	2005	2004
Financial statement allowance for loan losses in excess of the tax allowance	$966	692
Excess of depreciation deducted for tax purposes over the amounts deducted in the financial statements	(755)	(509)
Premium on purchased deposits	(266)	—
Purchased goodwill deductible for tax purposes	98	—
Excess of financial statement amortization over tax amortization	20	—
Unrealized (gain) loss in investment securities available-for-sale	339	52
Pre-opening costs amortized over a five-year period for tax purposes, expensed for financial statements in initial year	24	96
Federal Home Loan Bank stock dividends	(33)	(20)

	393	311
Valuation allowance	—	(161)

	$393	150

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(12) Income Taxes, Continued
The components of income tax expense (benefit) are summarized as follows:

	In Thousands
	2005	2004	2003
Current:
Federal	$1,233	(121)	292
State	262	(22)	57

	1,495	(143)	349

Deferred:
Federal	(123)	620	(15)
State	(1)	127	(3)

	(124)	747	(18)

Benefits of net operating loss carryforwards:
Federal	(134)	(499)	(277)
State	(27)	(105)	(54)

	(161)	(604)	(331)

Actual tax expense	$1,210	—	—

A reconciliation of actual income tax expense in the financial statements to the “expected” tax expense (computed by applying the statutory Federal income tax rate of 34% to earnings before income taxes) is as follows:

	(In Thousands)
	2005	2004	2003
Computed “expected” tax expense	$1,313	578	307
State income taxes, net of effect of Federal income taxes	160	69	35
Disallowed expenses	6	5	5
Deduction for exercise of non-qualified Organizer options	(48)	(27)	(16)
Tax exempt income	(68)	(11)	—
Other	8	(10)	—
Benefit of utilization of net operating loss	(161)	(604)	(331)

Actual tax expense	$1,210	—	—

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(13) Commitment and Contingencies
The Bank was renting a facility in Smyrna, Tennessee for $2,180 per month during 2005. This lease expired December 31, 2005. The Bank also rented a facility in Murfreesboro, Tennessee as a loan production office on a month-to-month basis. The Bank will terminate this lease effective January 17, 2006. Rental payments under all leases totaled $41,000.
The Bank entered into an agreement for account processing and various other item processing services. The agreement expires October 31, 2006. The monthly fee is based on the number of accounts held by the Bank. Total fees paid under this agreement in 2005 approximated $495,000.
The Bank has committed to building an additional branch in Lebanon, Wilson County, Tennessee at an estimated total cost up to $1,200,000. The facility is expected to be completed in 2006.
(14) Financial Instruments with Off-Balance-Sheet Risk
The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	In Thousands
	Contract or Notional Amount
	2005	2004
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit	$77,458	57,418
Standby letters of credit	5,365	3,388

Total	$82,823	60,806

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(14) Financial Instruments with Off-Balance-Sheet Risk, Continued
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amounts generally represent future cash requirements. The Bank evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counter parties drawing on such financial instruments and the present creditworthiness of such counter parties. Such commitments have been made on terms which are competitive in the markets in which the Bank operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Bank could be required to make under the guarantees totaled $5.4 million at December 31, 2005.
(15) Concentration of Credit Risk
Practically all of the Bank’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank’s market area. Practically all such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in note 2 to the financial statements.
(16) Regulatory Matters and Restrictions on Dividends
The Bank is subject to regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Tennessee Department of Financial Institutions. Failure to meet capital requirements can initiate certain mandatory — and possibly additional discretionary-actions by regulators that could, in that event, have a direct material effect on the institution’s financial statements. The relevant regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principles. The Bank’s capital classifications are also subject to qualitative judgments by the Regulators about components, risk weightings and other factors. Those qualitative judgments could also affect the Bank’s capital status and the amount of dividends the Bank may distribute.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(16) Regulatory Matters and Restrictions on Dividends, Continued
The Bank is required to maintain minimum amounts of capital to total “risk weighted” assets, as defined by the banking regulators. The Bank is required to have a minimum Tier I and Total Capital ratios of 4.0% and 8.0%, respectively. The actual ratios at that date were 9.1% and 10.1% and 11.0% and 12.1%, respectively, at December 31, 2005 and 2004. The leverage ratios at December 31, 2005 and 2004 were 7.8% and 9.4% and the minimum requirement was 4.0%.
As of December 31, 2005, the most recent notification from the banking regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.
On August 12, 2004, the Board of Directors voted to recommend the implementation of a Dividend Reinvestment Plan. The Plan is subject to shareholders approval. Management does not expect to implement the Plan due to the proposed share exchange with PrimeTrust Bank (see note 23 to the consolidated financial statements).
(17) Stock Option Arrangement
In April, 2001, the Board of Directors of the Bank approved the Bank of the South 2001 Stock Option Arrangement (the “Arrangement”). The Arrangement provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 252,000 shares of common stock to employees and organizers of the Bank and up to 108,000 shares of common stock to the Directors of the Bank.
Under the Stock Option Arrangement, stock option awards may be granted in the form of incentive stock options or nonstatutory stock options, and are generally exercisable for up to ten years following the date such option awards are granted. Exercise prices of incentive stock options must be equal to or greater than 100% of the fair market value of the common stock on the grant date.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(17) Stock Option Arrangement, Continued
Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation”, as amended by SFAS No. 148 “Accounting for Stock Based Compensation - Transition and Disclosure” sets forth the methods for recognition of cost of arrangements similar to those of the Bank. As is permitted, management has elected to account for the arrangement under the provisions of APB Opinion 25 and related Interpretations. However, under SFAS No. 123, the Bank is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Bank’s stock option arrangement been determined based on the fair value at the grant dates for awards under the arrangement consistent with the method of SFAS No. 123, the Bank’s net earnings and basic earnings per common share and diluted earnings per common share would have been reduced to the proforma amounts indicated below.

		In Thousands, Except Per Share Amounts
		For the Year Ended	For the Year Ended	For the Year Ended
		December 31, 2005	December 31, 2004	December 31, 2003
Net earnings	As Reported	$2,652	$1,700	$904
	Proforma	$2,491	$1,694	$895

Basic earnings per	As Reported	$0.99	$0.69	$0.37
common share	Proforma	$0.93	$0.68	$0.36

Diluted earnings	As Reported	$0.95	$0.68	$0.37
per common share	Proforma	$0.89	$0.68	$0.36
A summary of the stock option activity for 2005, 2004 and 2003 is as follows:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	223,187	$11.87	221,444	$10.63	232,297	$10.15
Granted	54,000	22.36	32,000	19.06	16,100	17.57
Exercised	(32,884)	10.34	(20,971)	10.27	(17,203)	10.00
Forfeited	(7,288)	19.85	(9,286)	10.00	(9,750)	11.30

Outstanding at end of year	237,015	$14.20	223,187	$11.87	221,444	$10.63

Options exercisable at year end	237,015		45,647		29,829

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(17) Stock Option Arrangement, Continued
The following table summarizes information about fixed stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
			Weighted
		Weighted	Average		Weighted
Range of	Number	Average	Remaining	Number	Average
Exercise	Outstanding	Exercise	Contractual	Exercisable	Exercise
Prices	at 12/31/05	Price	Life	at 12/31/05	Price
$10	143,919	$10.00	5.50 years	143,919	$10.00
$15-$18	16,096	$16.94	7.12 years	16,096	$16.94
$20-$23	77,000	$21.48	9.04 years	77,000	$21.48

	237,015			237,015

The fair value of options was estimated using the Black-Scholes option — pricing model using the following assumptions: risk free rate ranging from 4.06% to 4.55% for 2005 and 2.31% to 2.41% for 2004; expected life of ten years; volatility of .01%; and dividend yields of 2.10% to 2.33% for 2005 and 2.50% for 2004.
(18) Acquisition
Effective June 1, 2005 the Bank completed the acquisition of Academy Bank (the Merger). The acquisition consisted of a combination stock and cash purchase approximating $13 million. Of this $13 million approximately $6.7 million was paid in cash to Cumberland Bancshares, Inc. (the majority stockholder of Academy Bank) and the remainder was paid in Bank of the South stock at a one share for one share exchange ratio for Academy Bank stock (304,088 shares of common stock of Bank of the South was issued at $21.50 per share). The Bank received an opinion of counsel that the acquisition qualified as a tax free reorganization for those receiving stock and Academy Bank merged with and into Bank of the South with Bank of the South being the surviving and continuing bank. Goodwill of $5,490,000 arising from this transaction will be evaluated annually. For financial statement purposes the merger was accounted for as a purchase.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(18) Acquisition, Continued
The following is a summary of the fair market value of the assets and liabilities assumed from Academy:

In Thousands
Cash and due from banks	$1,282
Loans, net	32,201
Securities	6,958
Fixed assets	2,773
Income tax receivables	351
Interest receivable	249
Other assets	112

Deposits	38,685
Accrued interest	95
Accruals and other liabilities	27
Proforma results of operations for the year ended December 31, 2005 are as follows:

	December 31, 2005
	Bank of the	Academy		Pro Forma Adjustments				Pro Forma
	South (4)	Bank (5)		Dr.		Cr.		Combined
				(In Thousands)
Interest income	$18,647	1,081						19,728
Interest expense	7,091	358						7,449

Net interest income	11,556	723						12,279
Provision for loan losses	418	15						433

Net interest income after provision for loan losses	11,138	708						11,846

Non-interest income	2,658	169						2,827
Non-interest expense	9,934	647		51	(1)
				39	(2)
				5	(3)			10,676

Income before income taxes	3,862	230						3,997

Income tax benefit (expense)	(1,210)	310	(6)			36	(7)	(864)

Net income	$2,652	540						3,133

(1)	Amortization of non-compete for 5 months ($288,000 over 60 months and $104,000 over 24 months and $8,000 over 12 months).

(2)	Amortization of deposit base premium for 5 months ($749,000 over 8 years).

(3)	Additional depreciation of step-up of fixed assets for 5 months.

(4)	Actual results for the year ended December 31, 2005 including all activity relating to the Academy subsequent to May 31, 2005.

(5)	Actual Academy results for the five months ended May 31, 2005.

(6)	Tax benefit for Academy resulted from carryback of deductions related to exercise of stock options.

(7)	Tax effect of proforma adjustments.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(18) Acquisition, Continued
Proforma results of operations for the year ended December 31, 2004 are as follows:

	December 31, 2004
	Bank of the	Academy	Pro Forma Adjustments			Pro Forma
	South (4)	Bank (4)	Dr.		Cr.	Combined
			In Thousands)
Interest income	$12,130	2,475				14,605
Interest expense	3,788	782				4,570

Net interest income	8,342	1,693				10,035
Provision for loan losses	477	73				550

Net interest income after provision for loan losses	7,865	1,620				9,485

Non-interest income	1,798	539				2,337
Non-interest expense	7,963	1,547	118	(1)
			94	(2)
			12	(3)		9,734

Income before income taxes	1,700	612				2,088

Income tax benefit (expense)	—	223				223

Net income	$1,700	389				1,865

(1)	Amortization of non-compete for 12 months approximately $118,000 ($288,000 over 60 months, $104,000 over 24 months and $8,000 over 12 months).

(2)	Amortization of deposit base premium for 12 months ($749,000 over 8 years).

(3)	Additional depreciation of step-up of fixed assets for 12 months.

(4)	Actual results for the twelve months 2004.

(5)	Due to other non-recognized tax benefits no tax benefits are shown related to proforma adjustments.
(19) Retirement Plan
The Bank has adopted a 401(K) profit sharing plan for its employees. To participate in the Plan an employee must have been an employee at the adoption date. Subsequent to the initial enrollment an employee must complete one year of service and have attained the age of twenty-one to be eligible. The Bank contributed $25,667 to the Plan in the current year. The Bank pays all expenses of the Plan which were minimal in 2005 and 2004.
(20) Earnings Per Share
Statement of Financial Accounting Standards (SFAS) No. 128 “Earnings Per Share” establishes uniform standards for computing and presenting earnings per share. The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. For the Bank the computation of diluted earnings per share begins with the basic earnings per share plus the effect of common shares contingently issuable from stock options.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(20) Earnings Per Share, Continued
The following is a summary of the components comprising basic and diluted earnings per share (EPS):

		In Thousands,
	Except Share and Per Share Amounts
	2005	2004	2003
Basic EPS Computation:
Numerator — Net earnings for the period	$2,652	1,700	904

Denominator — Weighted average number of common shares outstanding	2,690,413	2,477,401	2,457,488

Basic earnings per common share	$0.99	0.69	0.37

Diluted EPS Computation:
Numerator — Net earnings for the period	$2,652	1,700	904

Denominator — Weighted average number of common shares outstanding	2,690,413	2,477,401	2,457,488
Dilutive effect of stock options	98,368	27,623	13,782

	2,788,781	2,505,024	2,471,270

Diluted earnings per common share	$0.95	0.68	0.37

(21) Disclosures About Fair Value of Financial Instruments
Statement of Financial Accounting Standards (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments” requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank’s financial instruments.
Cash and short-term investments
For those short-term instruments, the carrying amount is a reasonable estimate of fair value.
Securities
The carrying amounts for short-term securities approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(21)	Disclosures About Fair Value of Financial Instruments, Continued

Securities, Continued
SFAS No. 107 specifies that fair values should be calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, or estimated transaction costs. Accordingly, these considerations have not been incorporated into the fair value estimates.
Loans and Loans Held for Sale
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

The fair value of the various categories of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining average estimated maturities.

The estimated maturity for mortgages is modified from the contractual terms to give consideration to management’s experience with prepayments. Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented below would be indicative of the value negotiated in an actual sale.

The value of the loan portfolio is also discounted in consideration of the credit quality of the loan portfolio as would be the case between willing buyers and sellers. Particular emphasis has been given to loans on the Bank’s internal watch list. Valuation of these loans is based upon borrower performance, collateral values (including external appraisals), etc.
Deposit Liabilities
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. Under the provision of SFAS No. 107 the fair value estimates for deposits does not include the benefit that results from the low cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.
Securities Sold Under Repurchase Agreements

The securities sold under repurchase agreements are payable upon demand. For this reason the carrying amount is a reasonable estimate of fair value.

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(21)	Disclosures About Fair Value of Financial Instruments, Continued

Advances from Federal Home Loan Bank

The fair value of the advances from the Federal Home Loan Bank are estimated by discounting the future cash outflows using the current market rates.

Federal Funds Purchased

The fair value of Federal funds purchased approximates the carrying amount since they are payable on demand.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written
Loan commitments are made to customers generally for a period not to exceed one year and at the prevailing interest rates in effect at the time the loan is closed. Commitments to extend credit related to construction loans are generally made for a period not to exceed six months with interest rates at the current market rate at the date of closing. In addition, standby letters of credit are issued for periods up to one year with rates to be determined at the date the letter of credit is funded. Fees are only charged for the construction loans and the standby letters of credit and the amounts unearned at December 31, 2005 and 2004 are insignificant. Accordingly, these commitments have no carrying value and management estimates the commitments to have no significant fair value.

The carrying value and estimated fair values of the Bank’s financial instruments at December 31, 2005 and 2004 are as follows:

	In Thousands
	2005		2004
	Carrying
	Amount	Fair Value	Fair Value	Fair Value
Financial assets:
Cash and short-term investments	$25,833	25,833	11,812	11,812
Securities	59,505	59,428	43,824	43,859
Restricted equity securities	753	753	519	519
Loans	266,076		195,903
Less: allowance for loan losses	(3,095)		(2,308)

Loans, net of allowance	262,981	259,351	193,595	191,653

Loans held for sale	2,748	2,748	2,350	2,350

Financial liabilities:
Deposits	326,633	334,303	228,590	229,437
Securities sold under repurchase agreements	1,966	1,966	975	975
Notes payable	—	—	175	175
Advances from Federal Home Loan Bank	10,000	9,979	10,000	9,962

Unrecognized financial instruments:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(21)	Disclosures About Fair Value of Financial Instruments, Continued

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on estimating on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
(22)	Quarterly Financial Data (Unaudited)

Selected quarterly results of operations for the four quarters ended December 31, are as follows:

	(In Thousands, except per share data)
	2005				2004
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$5,330	5,242	4,432	3,643	3,519	3,203	2,901	2,772

Net interest income	2,978	3,282	2,872	2,424	2,460	2,227	1,988	1,932

Provision for possible loan losses	143	75	100	100	242	117	—	118

Earnings before income taxes	1,133	1,077	1,058	594	544	530	328	298

Net earnings	772	692	680	508	544	530	328	298

Basic earnings per common share	.29	.24	.26	.20	.22	.22	.13	.12

Diluted earnings per common share	.25	.24	.26	.20	.22	.21	.13	.12

BANK OF THE SOUTH
Notes to Consolidated Financial Statements, Continued
December 31, 2005, 2004 and 2003
(23)	Proposed Share Exchange

On January 17, 2006 the Bank entered into a definitive agreement with the PrimeTrust Bank, Nashville, Tennessee that provides for the consolidation of the two banks under a newly formed holding company, Mid-America Bancshares, Inc. Under this term of the agreement the stockholders of each bank will exchange their bank stock for shares of the holding company with Bank of the South and PrimeTrust Bank stockholders each receiving 50% of the shares of Mid-America Bancshares, Inc. (commonly referred to as a merger of equals). Dissenting shareholders will receive cash in lieu of shares of Mid-America Bancshares, Inc.

Under the terms of the proposal each of the banks will retain their separate state banking charters, Board of Directors and Management. The proposed transaction is, among other things, subject to satisfactory results of due diligence procedures, receipt of a fairness opinion, approval of regulatory authorities and approval of each bank’s stockholders.

Prior to effecting the proposed share exchange the Company expects to raise $6,000,000 through a private stock offering. The purpose of the offering is to equalize the capital structure of the two Banks.

The reasons for combining are substantially the same for both banks and are as follows:
•	Increases the market area served by each bank.

•	Expand and improve customers service and access to banking facilities while retaining local decision making.

•	Allow the banks to make or participate in larger loans.

•	Allow the banks to attain cost savings in handling future growth. No employees are expected to be eliminated as a result of the transaction.

Appendix 1
AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE
By and Among
MID-AMERICA BANCSHARES, INC.,
PRIMETRUST BANK,
and
BANK OF THE SOUTH
Dated As Of January 19, 2006

ARTICLE I — THE SHARE EXCHANGE AND PLAN OF EXCHANGE		1

1.1	Background of and Consideration for the Share Exchange	1
1.2	The Share Exchange	1
1.3	Basis and Effects of the Share Exchange	2
1.4	Effective Time	4
1.5	MBI Organizational Stock	4
1.6	Equity Incentives, Stock Options and Other Stock-Based Awards	4
1.7	Change of Method of Effecting the Share Exchange	5
1.8	Charter, Bylaws, Shares, Directors, Officers, and Offices	6
1.9	Payment for Dissenting Shares	6
1.10	Tax Consequences	7
1.11	Plan of Reorganization and Share Exchange	7
1.12	Materiality	7

ARTICLE II — DELIVERY OF SHARE EXCHANGE CONSIDERATION		7

2.1	Share Exchange Consideration	7
2.2	Appointment of Exchange Agent; Deposit of Share Exchange Consideration	7
2.3	Delivery of Share Exchange Consideration; Letters of Transmittal	7
2.4	Ineligible Shares	10

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF EACH BANK		10

3.1	Valid Corporate Organization; Internal Records	10
3.2	Capitalization of the Constituent Institutions	11
3.3	Full Corporate Authority; No Violation	13
3.4	Consents and Approvals	15
3.5	Reports	16
3.6	Financial Statements	16
3.7	Internal Controls	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	18
3.10	Taxes	18
3.11	Bank Reports	19
3.12	Compliance with Applicable Law	20
3.13	Ownership of Bank Common Stock	21
3.14	Interest Rate Risk Management Instruments	21

-ii-

3.15	Labor Relations	21
3.16	Employees	22
3.17	Certain Contracts	23
3.18	State Takeover Law	24
3.19	Environmental Matters	24
3.20	Approvals; Reorganization	25
3.21	Property	25
3.22	Intellectual Property	26
3.23	Administration of Fiduciary Accounts	26
3.24	Information Supplied	27
3.25	Broker’s Fees	27
3.26	Opinions of Financial Advisors	27
3.27	No Dividend Reinvestment Plan	27
3.28	Investment Adviser Activities; Funds; Clients	27
3.29	No Resignation by Independent Accountants	28
3.30	Sales of Securities	28
3.31	Disclosure Schedules	28

ARTICLE IV — CONDUCT OF BUSINESS		29

4.1	Covenants	29
4.2	Covenants of MBI	32
4.3	Special Covenant of MBI and the Banks	33

ARTICLE V — ADDITIONAL AGREEMENTS		33

5.1	Regulatory Applications, Approvals, and Related Matters	33
5.2	Access to Information	35
5.3	Shareholders’ Approvals	35
5.4	Affiliates	36
5.5	Employee Matters	36
5.6	Indemnification; Directors’ and Officers’ Insurance	36
5.7	Reasonable Best Efforts; Additional Agreements	37
5.8	Advice of Changes	38
5.9	Current Information	38
5.10	Dividends	39
5.11	Exemption from Liability Under Section 16(b)	39
5.12	Directorships	39
5.13	Issuance of New Shares of BOS Common Stock	39
5.14	Change in Control Agreements	40
5.15	Payments for Dissenting Shares	40

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5.16	Payments for Fractional Shares.	40
5.17	Opinions of Financial Advisors.	40

ARTICLE VI — CONDITIONS PRECEDENT		40

6.1	Conditions to Each Party’s Obligation To Effect the Share Exchange	40
6.2	Additional Conditions to the Obligations of BOS	41
6.3	Additional Conditions to Obligations of PrimeTrust	41
6.4	Failure of MBI to Take Action, Etc	42

ARTICLE VII — AMENDMENTS AND EXTENSIONS		42

7.1	Amendment	42
7.2	Extension; Waiver	42

ARTICLE VIII — TERMINATION		43

8.1	Termination	43
8.2	Effect of Termination	45
8.3	Termination Fee	45

ARTICLE IX — GENERAL PROVISIONS		46

9.1	Closing	46
9.2	Nonsurvival of Representations, Warranties and Agreements	46
9.3	Expenses	46
9.4	Notices	46
9.5	Interpretation	47
9.6	Counterparts	47
9.7	Entire Agreement	47
9.8	Governing Law	47
9.9	Public Statements.	47
9.10	Assignment; Third Party Beneficiaries	48
9.11	Severability	48

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AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE
     AGREEMENT AND PLAN OF REORGANIZATION AND SHARE EXCHANGE, dated as of January 19, 2006, by and among MID-AMERICA BANCSHARES, INC., PRIMETRUST BANK, and BANK OF THE SOUTH.
ARTICLE I
THE SHARE EXCHANGE AND PLAN OF EXCHANGE
     1.1 Background of and Consideration for the Share Exchange. The Boards of Directors of Mid-America Bancshares, Inc. (“ MBI”), PrimeTrust Bank (“ PrimeTrust”), and Bank of the South (“ BOS”) have determined that it is advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for in this contract. They have therefore approved this Agreement and Plan of Reorganization and Share Exchange (“ Agreement”) pursuant to which BOS and PrimeTrust (each a “ Bank” and collectively the “ Banks”) will, subject to the conditions and pursuant to the terms set forth in this contract, exchange shares with MBI (the “ Share Exchange”), with the result that each Bank will become a wholly-owned subsidiary of MBI and the respective non-dissenting record holders of the outstanding stock of each Bank as of the record date will own all of the shares of MBI to be issued in the Share Exchange. The Boards of Directors of MBI, PrimeTrust, and BOS have each determined that the Share Exchange and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals. The consideration for this Agreement, which the constituent institutions (defined herein) intend to be a legally binding contract, consists of each constituent institution’s respective covenants, representations, warranties and agreements contained in this document.
     1.2 The Share Exchange.
     (a) This share exchange is being effected pursuant to the terms and conditions of this Agreement, the Tennessee Business Corporation Act, and the Tennessee Banking Act.
     (b) The purpose of the Share Exchange is to cause the exchange of all ( 100%) of the outstanding shares of each Bank’s common stock for shares of the $1.00 par value common stock of MBI (the “ MBI Common Stock”) at the applicable Exchange Ratio for each Bank as described in this contract. As a result, upon consummation of the share exchange, holders of the common stock of the Banks who or which do not perfect their rights of dissent and appraisal will become the holders of shares of the MBI Common Stock and MBI will own all ( 100%) of the issued and outstanding shares of the Bank Common Stock.
     (c) As used in this Agreement, the term “ Bank Common Stock”means all of the issued and outstanding common voting stock of the respective Banks at the Effective Time (inclusive of all issued and outstanding shares of the PrimeTrust Common Stock and the BOS Common Stock).

     (d) The constituent institutions are the following:
          (i) Bank of the South. BOS is a Tennessee banking corporation that was chartered on January 3, 2001, and opened for business on April 30, 2001. It is one of the constituent institutions to this Agreement. As of December 31, 2005, BOS has 2,830,099 shares of its common voting stock, $1.00 par value issued and outstanding (the “ BOS Common Stock”).
          (ii) PrimeTrust Bank. PrimeTrust is a Tennessee banking corporation that was chartered on July 26, 2001, and opened for business on December 17, 2001. It is one of the constituent institutions to this Agreement. As of December 31, 2005, PrimeTrust has 3,388,236 shares of its common voting stock, $1.00 par value issued and outstanding (the “ PrimeTrust Common Stock”).
          (iii) Mid-America Bancshares, Inc. MBI is a Tennessee corporation that intends to become a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “ Bank Holding Company Act”). MBI has 1,000 shares of its MBI Common Stock issued and outstanding. MBI was chartered on December 12, 2005. MBI shall issue (and shall reserve for issuance) the number of shares of its common stock necessary to accomplish the Share Exchange and the other transactions described in this Agreement.
     1.3 Basis and Effects of the Share Exchange .
     (a) At the Effective Time (as such term is defined in Section 1.4), the Share Exchange shall be effected pursuant to the terms of the Tennessee Business Corporation Act and, to the extent applicable, the Tennessee Banking Act, including T.C.A. §§ 48-21-101 et seq., as amended.
     (b) At and after the Effective Time, the Share Exchange shall have the effects set forth in T.C.A. § 48-21-108.
     (c) Upon and by reason of the Share Exchange becoming effective, at the Effective Time:
          (i) The ownership rights in shares of Bank Common Stock of each holder thereof shall, ipso facto and without any action on the part of the holder thereof, be converted into the right to receive whole shares (and cash in lieu of fractional shares) of MBI Common Stock pursuant to the terms of this Agreement, the exact number of shares (and the cash in lieu of fractional shares) to be received by such holder being based on the applicable Exchange Ratio (as herein specified). Such shares and cash may be referred to herein as the “ Share Exchange Consideration.” The terms “ Stock Consideration” and “ Cash Consideration” as used in this Agreement, and as defined in Section 2.2, shall be deemed to be included in the definition of “Share Exchange Consideration.”
          (ii) Each holder of Bank Common Stock as of the record date (each a “ Bank Shareholder”) shall as of the Effective Time (herein defined) cease to be a Bank Shareholder and shall become a shareholder of MBI unless such Bank Shareholder shall properly perfect such person’s dissenters’ rights under Tennessee law.
          (iii) As of the Effective Time, the ownership of all of the issued and outstanding shares of all Bank Common Stock shall vest in MBI as the acquiring person automatically.
          (iv) The exchange ratio for BOS Common Stock (the “BOS Exchange Ratio”) is 2.18140. The BOS Exchange Ratio assumes the issuance of the shares of BOS Common Stock specified in Section 5.13.
          (v) The exchange ratio for PrimeTrust Common Stock (the “PrimeTrust Exchange Ratio”) is 2.0.
          (vi) MBI shall issue only whole shares. To the extent that the application of the PrimeTrust Exchange Ratio or the BOS Exchange Ratio would result in the issuance of less than a whole share (a “fractional share”) to any non-dissenting holder of Bank Common Stock, MBI shall redeem such fractional share for cash as specified below in Section 2.3(f). No interest shall be payable or paid with respect to any cash in lieu of any fractional share(s).
          (vii) At the Effective Time, each Bank Shareholder shall be entitled to receive such person’s Share Exchange Consideration. Such person’s prior ownership of Bank Common Stock shall then consist only of the right to receive (A) a certificate (each, an “ MBI Stock Certificate”) representing the number of whole shares of MBI Common Stock to which such person is entitled hereunder and (B) cash in lieu of fractional shares, into which the shares of such person’s Bank Common Stock represented by such Bank’s stock certificate have been converted pursuant to this Section 1.3, as further described in Section 2.3. MBI shall exchange its stock certificates for certificates previously representing shares of Bank Common Stock, and shall pay cash in lieu of fractional shares, upon the surrender of such Bank’s stock certificates in accordance with Article II.
          (viii) If, between the date of this Agreement and the Effective Time, the outstanding shares of BOS Common Stock or PrimeTrust Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the applicable Exchange Ratio payable pursuant to this Agreement. However, the BOS Exchange Ratio shall not be affected by the issuance of the shares of BOS Common Stock specified in Section 5.13 or the exercise of Bank of the South stock options outstanding on December 31, 2005.
     (d) Any holder of PrimeTrust Common Stock or BOS Common Stock who properly perfects such holder’s right to dissent from the Agreement shall have the rights of a “dissenting stockholder” as set forth in Chapter 23 of the Tennessee Business Corporation Act ( T.C.A. §§48-23-101, et seq.), as

amended. Any Shareholder desiring to dissent must do so strictly in accordance with applicable law (each a “ Dissenting Stockholder”). Any amounts owing to a Dissenting Stockholder shall be paid by the respective Bank if not paid by MBI. The parties to this Agreement hereby agree that they will not permit variations from the statutory requirements, nor will they waive non-compliance, without the express written consent of each Bank, which consent shall not be unreasonably withheld.
     (e) Neither of the Banks shall have any preferred stock outstanding or committed for issuance. No preferred stock will be issued by MBI in connection with the Share Exchange.
     (f) Shares issuable under the Banks’ respective Equity Incentive Plans shall be converted to the right to receive shares of MBI Common Stock as set forth in Section 1.6.
     (g) The parties shall cooperate fully in effecting the Share Exchange and in taking such other steps as shall be necessary, appropriate or convenient in consummating the Share Exchange in accordance with the terms and spirit of this Agreement.
     1.4 Effective Time. The Share Exchange shall become effective as set forth in the Articles of Share Exchange (the “ Articles of Share Exchange”) that shall be filed with the Tennessee Secretary of State on the Closing Date (hereinafter defined). The term “ Effective Time” shall be the date and time when the Share Exchange becomes effective, as set forth in the Articles of Share Exchange.
     1.5 MBI Organizational Stock. Immediately after the Effective Time, each share of the one thousand (1,000) organizational shares of voting common stock of MBI issued and outstanding immediately prior to the Closing Date specified in Section 9.1 shall be immediately cancelled after the Effective Date and the consideration therefor returned to the holders of such shares, without interest.
     1.6 Equity Incentives, Stock Options and Other Stock-Based Awards.
     (a) Effective as of the Effective Time, each then outstanding option or right to purchase or receive shares of Bank Common Stock (each, an “ Equity Incentive”) under any Equity Incentive Plan shall be converted automatically, instead, into the option or right to purchase or receive an appropriate number of shares of MBI Common Stock. As used in this Agreement, the term “ Equity Incentive Plan” means any equity, stock-based, stock option, or comparable plan, agreement, or arrangement adopted or offered by either of the Banks prior to November 1, 2005, all as identified on such Bank’s Disclosure Schedule (as the term “Disclosure Schedule” is defined in Section 3.31).
     (b) Effective as of the Effective Time, MBI shall be deemed to have assumed the obligation to issue replacement equity incentive securities for the Equity Incentives described in Section 1.6(a). No shares of Bank Common Stock shall be issuable after the Effective Time but, rather, all Bank Equity Incentives shall be exercised for shares of MBI Common Stock, adjusted, as appropriate, to reflect the applicable Exchange Ratio.

     (c) After the Effective Time, (i) MBI and its designated committee will be substituted for each Bank and the respective committee of that Bank’s board of directors administering that Bank’s Equity Incentive Plans, arrangements, and agreements; (ii) each Equity Incentive assumed by MBI may be exercised only for shares of MBI Common Stock; (iii) the number of shares of MBI Common Stock subject to the Bank’s Equity Incentive will be equal to the number of shares of such Bank’s common stock subject to the Equity Incentive immediately before the Share Exchange becomes effective multiplied times the applicable Bank’s Exchange Ratio, provided that any fractional shares of MBI Common Stock that would result from such multiplication shall be rounded to the nearest whole share; and (iv) the per share exercise price under each Equity Incentive will be the same as the exercise price for such Bank’s Common Stock, adjusted as appropriate for the applicable Bank’s Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.
     (d) In the case of any Bank Equity Incentive to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Bank Equity Incentives assumed by MBI shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Bank Equity Incentives immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration of investing thereof, provided for in any Bank plan, agreement or arrangement thereunder by reason of this Agreement or the transactions contemplated hereby); provided, however, that references to the respective Bank shall be deemed instead to be references to MBI. Notwithstanding the foregoing, each Bank stock option that is converted into a MBI Common Stock option and is an “ incentive stock option” shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.
     (e) MBI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of MBI Common Stock in order to accommodate the exercise of the Bank Equity Incentives assumed under this Agreement. On or as soon as practicable following the Closing Date (and in no event more than ten business days after the Closing Date), MBI shall file a registration statement on an appropriate form under the Securities Act of 1933, as amended (“Securities Act”) with respect to the issuance of the shares of MBI Common Stock subject to such assumed Equity Incentives and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.
     1.7 Change of Method of Effecting the Share Exchange. The parties agree that MBI may at any time change the method of effecting the share exchanges with BOS and PrimeTrust, including, without limitation, by merging BOS and/or PrimeTrust with a direct wholly owned subsidiary of MBI, and each of the Banks shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the share exchange and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such change shall not (i) alter or change the kind or amount of Share Exchange Consideration to be provided to record holders of Bank Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of BOS Common Stock or PrimeTrust Common Stock as a result of receiving the Share Exchange Consideration, (iii) adversely affect the rights of holders of BOS Equity Incentives or PrimeTrust Equity Incentives, (iv) materially impede or delay consummation of the transactions contemplated by this Agreement, or (v) violate in any manner the express intention that each of the Banks be a separate Tennessee banking corporation at the conclusion of the transaction.
     1.8 Charter, Bylaws, Shares, Directors, Officers, and Offices. Subject to the terms and conditions of this Agreement, at the Effective Time:
     (a) the charter or other articles of organization as filed with the appropriate government office or agency, as amended (each such document being referred to herein as a “ Charter”), of each constituent institution shall continue to be the Charter of such constituent institution until thereafter amended in accordance with applicable law;
     (b) the bylaws, as amended, of each constituent institution shall continue to be the bylaws of such constituent institution until thereafter amended in accordance with applicable law;
     (c) the amount and number of shares of the authorized securities, common and preferred, of each constituent institution, and the par value thereof, outstanding immediately before the Effective Time, shall remain the same after the Effective Time with the effect that the number of shares of each Bank’s outstanding common voting stock upon completion of the Share Exchange shall be equal to the number of shares of such Bank’s common voting stock outstanding immediately before the Effective Time, less any shares that have been redeemed due to the perfection of dissenters’ rights or otherwise. The paid-in surplus account and the earned surplus account of each Bank as they exist immediately before the Effective Time shall remain the same after the Effective Time and shall not be affected by the Share Exchange except as deemed necessary under applicable law or accounting principles to take into account the redemption of any Dissenting Shares;
     (d) the directors and officers of each constituent institution shall continue to be the directors and officers of such constituent institution until changed in accordance with the Charter, bylaws, and applicable law; and
     (e) the authorized offices, branches, loan production offices and other facilities of each constituent institution shall continue to operate as such until changed in accordance with law.

     1.9 Payment for Dissenting Shares. Subject to the terms and conditions of this Agreement, MBI shall pay the amounts owed with respect to Dissenting Stockholders and to Dissenting Shares in accordance with Section 5.15.
     1.10 Tax Consequences. It is intended that the Share Exchange shall constitute a “ reorganization” within the meaning of Section 351 of the Code, and that this Agreement and the plan of reorganization and share exchange contained herein shall constitute a “ plan of reorganization” for the purposes of the Code. It is further intended that the Share Exchange shall qualify for tax-free reorganization treatment under the Code.
     1.11 Plan of Reorganization and Share Exchange. The reorganization and Share Exchange shall be carried out in accordance with the plan of reorganization as set forth in Article I and all related portions of this Agreement.
     1.12 Materiality. The constituent institutions agree that the parties’ respective representations, warranties, covenants and agreements in this contract shall be subject to the standard for materiality specified in Section 3.31(d) of this Agreement. Any breach or variation from the terms of this Agreement shall not be a violation hereof unless, as to any constituent institution, such breach or variation (either individually or collectively with all other breaches or variations) have a materially adverse impact on such institution.
ARTICLE II
DELIVERY OF SHARE EXCHANGE CONSIDERATION
     2.1 Share Exchange Consideration. Each holder of record of shares of Bank Common Stock who is not a Dissenting Stockholder shall have the right, subject to the limitations set forth in this Article II, to receive the Share Exchange Consideration specified in Section 1.3 for such holder’s Bank Common Stock. Any Dissenting Shareholder shall receive the compensation specified in Section 1.3(d) of this Agreement.
     2.2 Appointment of Exchange Agent; Deposit of Share Exchange Consideration. At or prior to the Effective Time, MBI will:
     (a) retain pursuant to a written agreement (the “ Exchange Agent Agreement”) as exchange agent (the “ Exchange Agent”) for the Share Exchange a transfer agent registered under Section 17 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act”) or another entity mutually acceptable to the Banks;

     (b) deposit the Share Exchange Consideration with the Exchange Agent; and
     (c) instruct the Exchange Agent in writing to timely deliver and/or pay the Share Exchange Consideration in accordance with the terms of this Agreement.
     2.3 Delivery of Share Exchange Consideration; Letters of Transmittal.
     (a) No later than ten business days after the Effective Time, the Exchange Agent shall mail a letter of transmittal (“Letter of Transmittal”) in customary form to each person entitled to Share Exchange Consideration pursuant to Section 1.3. Such Letter of Transmittal shall contain or be accompanied by written instructions for the exchange of each certificate held by such persons which, prior to the Effective Time, evidenced shares of Bank Common Stock (each a “Bank Stock Certificate”), for delivery of Share Exchange Consideration in accordance with Section 2.3(e), together with any dividends or distributions to which such holder is entitled pursuant to Section 2.3(b). Risk of delayed, untimely or non-delivery to the Exchange Agent shall be and remain on such holder and not on the Exchange Agent or any constituent institution.
     (b) (i) No Share Exchange Consideration, and no dividends or other distributions with respect to Bank Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Bank Stock Certificate with respect to the shares of Bank Common Stock represented thereby.
          (ii) All cash payments in lieu of fractional shares and all such dividends, other distributions and cash in lieu of fractional shares of Bank Common Stock shall be retained by the Exchange Agent in the Exchange Fund until the earliest to occur of (A) proper surrender by each holder in accordance with the terms of the Letter of Transmittal and the requirements of the Exchange Agent, (B) the Return Date, or (C) payment by the Exchange Agent in accordance with applicable abandoned property, escheat or similar laws. As used in this Agreement, the “ Return Date” is the date on which the first anniversary of the Effective Time occurs.
          (iii) Following surrender of any such Bank Stock Certificate in accordance with the terms of the Letter of Transmittal and the requirements of the Exchange Agent, the holder of a Bank Stock Certificate shall be entitled to receipt of all Share Exchange Consideration due to such holder under this Agreement together with any unpaid dividends or distributions with a record date after the Effective Time; provided, that such holder shall look to the state or other authority for any sums or property surrendered pursuant to any applicable abandoned property, escheat or similar laws. MBI shall make available to the Exchange Agent cash for these purposes, as necessary.
     (c) If any portion of the Share Exchange Consideration is to be paid to a person other than the person in whose name a Bank Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Bank Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar taxes required as a result of such payment to a person other than the registered holder of such Bank Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (d) After the Effective Time there shall be no further registration or transfers of shares of Bank Common Stock. If after the Effective Time, Bank Stock Certificates are presented to any Bank or MBI, they shall be cancelled and exchanged for the Share Exchange Consideration in accordance with the procedures set forth in this Article II.
     (e) No shares of MBI Common Stock or MBI Stock Certificates shall be issued in exchange for fractional shares of MBI Common Stock upon the surrender for exchange of shares of Bank Common Stock or Bank Stock Certificates; no dividend or distribution by MBI shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of MBI. Only cash will be paid for fractional shares, as set forth in (f) below.
     (f) MBI shall pay cash in lieu of all fractional shares as follows: Any fractional share of MBI Common Stock that would otherwise be issuable to a holder of Bank Common Stock in the Share Exchange, after application of the Exchange Ratio, shall be paid for in cash, without interest or dividends, by multiplying the fraction times Eight and 76/100 Dollars ($8.76).
     (g) At any time following the first anniversary of the Effective Time, MBI or either Bank shall be entitled to require the Exchange Agent to deliver to MBI any remaining portion of the Share Exchange Consideration not distributed to holders of Bank Stock Certificates that was deposited with the Exchange Agent at the Effective Time (the “ Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by MBI), and holders shall be entitled to look only to MBI (subject to abandoned property, escheat or other similar laws) with respect to the Share Exchange Consideration, inclusive of any cash in lieu of fractional shares of such Bank Common Stock and any dividends or other distributions with respect to such Bank Common Stock payable upon due surrender of their Bank Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither MBI, any Bank, nor the Exchange Agent shall be liable to any holder of a Bank Stock Certificate for Share Exchange Consideration (or dividends or distributions with respect thereto) in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (h) In the event any Bank Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Bank Stock Certificate(s) to be lost, stolen or destroyed and, if required by MBI or the Exchange Agent, the posting by such person of a bond in such sum as MBI or such Exchange Agent may reasonably direct as indemnity against any claim that may be made against it or the respective Bank with respect to such Bank Stock Certificate(s), the Exchange Agent will issue the Share Exchange Consideration deliverable in respect of the shares of Bank Common Stock represented by such lost, stolen or destroyed Bank Stock
Certificate(s).

     (i) The Exchange Agent (or, subsequent to the Return Date, MBI) shall be entitled to deduct and withhold from the Share Exchange Consideration (including cash in lieu of fractional shares of MBI Common Stock) otherwise payable pursuant to this Agreement to any holder of Bank Common Stock such amounts as the Exchange Agent or MBI, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or MBI, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or MBI, as the case may be.
     2.4 Ineligible Shares.
     (a) Notwithstanding anything in this Agreement to the contrary, no Share Exchange Consideration shall be paid with respect to any Ineligible Shares. As used in this Agreement, the term “ Ineligible Shares” means all Dissenting Shares and all shares of Bank Common Stock held by a Bank at the Effective Time other than as Trust Account Shares or DPC Shares.
     (b) As used in this Agreement:
          (i) All shares of Bank Common Stock held by either of the Banks in trust accounts, managed accounts and under comparable circumstances or arrangements, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by BOS or PrimeTrust, may be referred to herein as “ Trust Account Shares”).
          (ii) All shares of Bank Common Stock held by either of the Banks on account of a debt previously contracted may be referred herein as “ DPC Shares.”
          (ii) All shares of Bank Common Stock as to which dissenters’ rights have been properly perfected in strict accordance with the terms of the Tennessee Business Corporation Act may be referred to herein as “ Dissenting Shares.”
     (c) At the Effective Time, all Ineligible Shares shall be cancelled and shall cease to exist, and no Share Exchange Consideration shall be delivered in exchange therefor; provided that, as to Dissenting Shares, the constituent institutions shall comply with their obligations under the Tennessee Business Corporation Act and the Tennessee Banking Act, and shall duly make or reserve for payment for such Dissenting Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH BANK
     Subject only to qualifications expressly contained in this Agreement, or made in a Disclosure Schedule described in Section 3.31, as material inducements to the other constituent institutions to enter into and to perform under this Agreement, each party to this Agreement makes the representations and warranties to each of the other constituent institutions as specified in this Article III.
     3.1 Valid Corporate Organization; Internal Records.
     (a) MBI represents and warrants to the other parties that MBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. As of the Effective Time, MBI shall be authorized to be or to become a bank holding company under the Bank Holding Company Act as a result of the Share Exchange. True, correct and complete copies of the Charter and bylaws of MBI, as in effect as of the date of this Agreement, have previously been made available by MBI to the Banks.
     (b) Each constituent Bank represents and warrants to the other parties that such Bank is a Tennessee banking corporation operating as a commercial bank under the supervision of, and holding a certificate of authority from, the Tennessee Department of Financial Institutions (“TDFI”). Each Bank and each of its subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly licensed or qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Charter, by-laws and similar governing documents of each Subsidiary of such Bank, copies of which have previously been made available to the other constituent parties to this Agreement, are true, complete and correct copies of such documents as of the date of this Agreement. The deposit accounts of such Bank are insured by the Federal Deposit Insurance Corporation (the “ FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. As used in this Agreement, the word “ Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP (as defined in this document). Neither Bank is a member of the Federal Reserve System.
     (c) Each constituent party represents and warrants to the other parties that the minute books of such party and each of its Subsidiaries contain true, correct and complete records of all meetings and other corporate actions held or taken since the Inception Date by their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors). (As used in this Agreement, reference to “ Board of Directors” means and includes any governing body applicable to a legal entity including, without limitation, boards of limited liability companies.) As used herein, the term “ Inception Date” means the earlier of the date that an entity was chartered or otherwise legally organized or the date that it commenced operations.
     3.2 Capitalization of the Constituent Institutions.
     (a) (i) Each constituent Bank represents and warrants to the other parties that as of September 30, 2005, the authorized capital stock of such Bank, and all other information contained in its most recent Call Report filed with the FDIC, and the authorized capital stock of such Bank, and all other financial information contained in its most recent annual report on Form 10-K, and its most recent quarterly report on Form 10-Q, is true, accurate and complete in all material respects. Neither of the Banks has issued or committed to issue any of its preferred stock and the only unissued common stock committed for issuance is common stock issuable pursuant to grants made or to be made in the ordinary course of such Bank’s existing equity incentive plan(s) (“ Bank Equity Incentive Plans”) not to exceed the number of shares disclosed in such Bank’s Disclosure Schedule. All of the issued and outstanding shares of the respective Bank’s common stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. (For purposes of this Agreement, reference to Form 10-K shall be deemed to include reference to Form 10-KSB and reference to Form 10-Q shall be deemed to include reference to Form 10-QSB.)
          (ii) MBI represents and warrants to each constituent Bank that as of the date of this Agreement, the authorized capital stock of MBI consists of seventy-five million (75,000,000) shares of its common stock and twenty-five million (25,000,000) shares of its preferred stock. It has issued, as organizational shares, one thousand (1,000) of its voting common stock at $1.00 per share, which organizational shares shall be redeemed at par immediately after the Effective Time. Other than these shares, MBI has no other capital or commitments to issue capital except as set forth in this Agreement. MBI is not aware of any reason that, when issued in accordance with this Agreement, all of the shares of MBI Common Stock issued and outstanding as a result of the Share Exchange after the Effective Time as a result of the Share Exchange will not have been duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     (b) Each constituent party represents and warrants to the other parties that as of the date of this Agreement, no debt securities, bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“ Voting Debt”) are issued or outstanding and none are committed for issuance.
     (c) Each constituent party represents and warrants to the other parties that as of the date of this Agreement, except for (i) this Agreement, and (ii) the rights under the respective Bank Equity Incentive Plans which represented, as of December 31, 2005, the right to acquire up to an the aggregate number of shares of the respective Bank’s common stock as is set forth in such Bank’s Disclosure Schedule, there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which any constituent party or any Subsidiary of a constituent party hereto is a party or by which it or any such Subsidiary is bound obligating such party or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of any constituent party’s common stock, preferred stock, other equity securities, or any Voting Debt or stock appreciation rights of such party or of any Subsidiary or obligating any party or any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or comparable agreement. As of the date of this Agreement, other than MBI’s agreement to redeem its 1,000 organizational shares, there are no outstanding contractual obligations of any party or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of any party or any equity security of any party or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such party or its Subsidiaries or (B) pursuant to which such party or any of its Subsidiaries is or could be required to register shares of its respective securities under the Securities Act of 1933, except as expressly described in this Agreement or in a Disclosure Schedule. The shares of MBI Common Stock to be issued pursuant to the Share Exchange will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.
     (d) Each constituent party represents and warrants to the other parties that as of the date of this Agreement, except as disclosed in its most recent annual or other reports filed under the Exchange Act with its primary federal regulatory agency and supplied to the other parties (“ Exchange Act Reports”), such party owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“ Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary or any party has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase of any shares of capital stock or any other equity security of such party or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such party or its Subsidiaries. As of the date of this Agreement and except as disclosed in the party’s most recent Exchange Act Reports, neither such party nor any of its Subsidiaries has any equity investment other than investments in wholly owned Subsidiaries and/or as made in the ordinary course of such party’s banking business.
     3.3 Full Corporate Authority; No Violation.
     (a) Each constituent Bank represents and warrants to the other parties that, as to itself:
          (i) It has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Share Exchange to its Bank Shareholder Approval (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by its Board of Directors. Its Board of Directors has determined that the Share Exchange is advisable and in the best interests of the institution and its shareholders and has directed that the approval of the share exchange pursuant to this Agreement be submitted to its shareholders and, except for the approval of its shareholders of the share exchange pursuant to this Agreement (“ Bank Shareholder Approval”), no other corporate proceedings on its part are necessary to approve this Agreement and to consummate the transactions contemplated hereby. It has duly and validly executed and delivered this Agreement and (assuming due authorization, execution and delivery by each other party) constitutes its valid and binding obligations, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
          (ii) Neither its execution and delivery of this Agreement nor its consummation of the transactions contemplated hereby, nor its compliance with any of the terms or provisions hereof, will (A) violate any provision of its Charter or bylaws or the governing documents of any of its Subsidiaries or (B) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it, or any of its Subsidiaries, or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of itself or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which it or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
          (iii) It has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and that it is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
          (iv) To the best of its knowledge after reasonable inquiry, it is not in violation of the Tennessee Banking Act including, without limitation, applicable parts of T.C.A. §§ 45-2-1701, et seq.
     (b) MBI represents and warrants to the other parties that:
          (i) It has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Share Exchange to the approval of its shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the MBI Board of Directors. The Board of Directors of MBI determined that the Share Exchange is advisable and in the best interests of MBI and its shareholders and has directed that the approval of the issuance of the MBI Common Stock pursuant to this Agreement be submitted to MBI’s shareholders and, except for the approval of this Agreement by the MBI shareholders, no other corporate proceedings on the part of MBI are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MBI and (assuming due authorization, execution and delivery by each other party) constitutes valid and binding obligations of MBI, enforceable against MBI in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
          (ii) Neither the execution and delivery of this Agreement by MBI nor the consummation by MBI of the transactions contemplated hereby, nor compliance by MBI with any of the terms or provisions hereof, will (A) violate any provision of any MBI’s Charter or bylaws or (B) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MBI or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of MBI under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MBI is a party, or by which MBI or any of its respective properties or assets may be bound or affected. MBI further represents and warrants that it has no Subsidiaries at the date hereof.
     (iii) It has no information that would lead it to believe that its application to become a bank holding company under the Bank Holding Company Act as a result of the Share Exchange will not be promptly approved.
     (iv) To the best of its knowledge after reasonable inquiry, consummation of the Share Exchange complies with T.C.A. § 45-2-107(a) and T.C.A. § 45-2-1404.
     3.4 Consents and Approvals.
     (a) Each party represents and warrants to the other parties that the only approvals needed for consummation of the share exchange are: (i) Regulatory Approvals, (ii) Registration Statement Effectiveness, (iii) the filing of the Articles of Share Exchange with the Tennessee Secretary of State pursuant to the Tennessee Business Corporation Act and the Tennessee Banking Act, (iv) appropriate State Securities Act Filings; (v) Shareholder Approval; and (vi) Other Notices (if any) are necessary in connection with (A) the execution and delivery by such party of this Agreement and (B) the consummation by such party of the Share Exchange and the other transactions contemplated hereby.

     (b) As used in this Agreement, the following terms shall be understood as defined in this section:
          (i) The term “ Regulatory Approvals” means the approval of the Board of Governors of the Federal Reserve System (the “ Federal Reserve Board”) under the Bank Holding Company Act and the Federal Reserve Act, as amended, and approval of applications and notices filed by MBI (x) with respect to its application to become a bank holding company and/or (y) with respect to the Share Exchange, and (ii) the filing of any required applications or notices with any other federal, state or foreign banking agencies or banking regulatory authorities and approval of such applications and notices (the “ Other Regulatory Approvals”), such as by the TDFI under the Tennessee Banking Act and the Tennessee Bank Structure Act.
          (ii) The term “ Registration Statement Effectiveness” refers to the filing with the Securities and Exchange Commission (the “ SEC”) of a Joint Proxy Statement/Prospectus in definitive form relating to the meeting of each Bank’s respective shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “ Joint Proxy Statement”), and of the registration statement on Form S-4 (the “ Form S-4”) covering the securities to be issued by MBI in connection with the share exchange, in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4.
          (iii) The term “ State Securities Act Filings” means such filings and approvals as are required to be made or obtained under the securities (or so-called “Blue Sky” laws) of various states in connection with the issuance of the shares of such MBI Common Stock pursuant to this Agreement.
          (iv) The term “ Other Notices” refers to any notices to or filings with the Federal Home Loan Bank or the Office of Thrift Supervision, the United States Small Business Administration (the “ SBA”), any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “ HSR Act”), such applications, filings, authorizations, approvals and orders as may be required under the laws of any state or the federal laws of the United States in respect of the respective Bank’s insurance businesses, if any, and any other notices to, filings with, and approvals or statements of “no-objection” by any court, administrative agency or commission or other governmental authority or instrumentality (each a “ Governmental Entity”) or with any third party whatsoever.
     3.5 Reports. Each constituent Bank represents and warrants to the other parties that since the Inception Date: It and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file, with any federal or state bank regulatory agency having jurisdiction over such Bank (each a “ Bank Regulatory Agency” and collectively the “ Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulatory Agency in the ordinary course of the business of it and its Subsidiaries, no Bank Regulatory Agency has initiated any proceeding or, to its best knowledge, investigation into its business or operations or those of any of its Subsidiaries since the Inception Date. There is no unresolved violation, criticism, or exception by any Bank Regulatory Agency with respect to any report or statement relating to any examinations of itself or any of its Subsidiaries.
     3.6 Financial Statements . Each constituent Bank represents and warrants to the other parties that:
     (a) It has previously made available to the other parties true, correct and complete copies of (i) the Bank’s Exchange Act Reports, (ii) the Bank’s Call Reports as filed with the FDIC, (iii) the communications between the Bank and its external auditors, (iv) the communications from the Bank’s internal auditors to the Bank, its Board of Directors, and its Audit Committee, and (v) copies of the Bank’s Code of Ethics (or similar codes or policies) and all waivers or reports of violations of any such codes or policies.
     (b) Its Exchange Act Reports (including the financial statements and related notes, where applicable) fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the date thereof, and the other financial statements (including Call Reports) referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by such Bank under the Exchange Act and/or with its primary federal regulatory agency after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited financial statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of the Bank and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.
     (c) Each of the Bank’s financial statements (including the related notes, where applicable) contained in its Exchange Act Reports and in its Call Reports complies, and the financial statements to be filed by such Bank with its primary federal regulatory agency after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of its primary federal regulatory agency with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements to be filed by such Bank with its primary federal regulatory agency after the date of this Agreement will be, prepared in accordance with accounting principles generally accepted in the United States (“ GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q.
     (d) The books and records of the Bank and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

     (e) The books and records of the Bank and its Subsidiaries clearly and accurately reflect all liabilities that, either individually or in the aggregate, are or could be deemed to be, or could become, material either to the Bank or to one or more of its Subsidiaries.
     3.7 Internal Controls. Each constituent Bank represents and warrants to the other parties that (a) it is required to be in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 not later than December 31, 2007 (or such date as the SEC or other government or accounting agencies shall specify) (b) that it expects to be in full compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and has no knowledge or belief that it is currently in violation of said Section 404 in particular or of the Sarbanes-Oxley Act in general.
     3.8 Absence of Certain Changes or Events. Each constituent party represents and warrants to the other parties that, except as disclosed in any Exchange Act Report or Call Report (or other written [including electronic] communication to the FDIC) prior to the date of this Agreement:
     (a) Since December 31, 2004 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have, a Materially Adverse Effect (as defined in Section 3.31(d)) on such Bank;
     (b) Since December 31, 2004 through and including the date of this Agreement, the Bank and its Subsidiaries have carried on their respective businesses in the ordinary course of business consistent with their past practices;
     (c) Since December 31, 2004 through the date hereof neither it nor any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously disclosed to the other parties), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its capital stock, other than regular quarterly cash dividends on its common stock, if any, (iii) effected or authorized any issuance, split, combination or reclassification of any of its capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of its common stock upon the exercise of its stock options, or the satisfaction of obligations under its stock option plans, (iv) changed any accounting methods, principles or practices of itself or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or changed any tax election, amended any tax returns or entered into any settlement or compromise of any income tax liability of itself or its Subsidiaries or entered into any closing agreement with respect to taxes, or (vi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing; and

     (d) Since December 31, 2004 through the date hereof neither the Bank nor any of its Subsidiaries has taken any action which would, if taken after the date hereof, constitute a breach of the Bank’s covenants set forth in Article IV.
     3.9 Legal Proceedings. Each constituent party represents and warrants to the other parties that:
     (a) Neither it nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of such party’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against it or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon it or any of its Subsidiaries, or with respect to its assets or the assets of any of its Subsidiaries.
     3.10 Taxes. Each constituent party represents and warrants to the other parties that:
     (a) It and its Subsidiaries have honestly and timely filed all federal, state, and local tax and information returns required by law, and all of these returns are accurate and complete in all material respects.
     (b) It and its Subsidiaries have paid all taxes that they owe and reserved against all taxes for which accruals and reserves are appropriate under GAAP or operational prudence.
     (c) Any pending tax claims, concerns, or issues related to it and/or its Subsidiaries, and the date(s) or period(s) for which any federal, state, or local tax audits have been conducted are described and/or listed in its Disclosure Schedule.
     (d) There are no material disputes pending, or claims or deficiencies asserted, for taxes or assessments upon it or any of its Subsidiaries for which it does not have reserves that are adequate under GAAP.
     (e) Neither the Bank nor any of its Subsidiaries is a party to or is bound by any material tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Bank and one or more of its Subsidiaries).
     (f) As used in this Agreement, the term “ tax” or “ taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, premiums, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for taxes described in the foregoing clause (i) under any applicable law rule or regulation.
     3.11 Bank Reports . Each constituent Bank represents and warrants to the other parties that:
     (a) It has previously made available to the other parties a true, accurate and complete copy of each of its Exchange Act reports filed with its primary federal regulatory agency, together with all definitive proxy materials, annual reports to shareholders, and transfer agent reports (collectively, the “ Bank Reports”) since the Inception Date.
     (b) It has timely filed all required reports, schedules, registration statements and other documents with its primary federal regulatory agency since the later of such dates. As of their respective dates of filing with its primary federal regulatory agency (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), such Bank Reports complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of its primary federal regulatory agency thereunder applicable to the Bank Reports, and none of such Bank Reports when filed (and, if amended, when amended,) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (c) No offering circulars, prospectuses or other documents soliciting the purchase, or soliciting offers for the purchase, of any securities or debt issued by any party when issued (and, if amended, when amended,) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (d) No executive officer of such Bank has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against such Bank by its primary federal regulatory agency relating to disclosures contained in any such Bank Report.
     3.12 Compliance with Applicable Law.
     (a) MBI represents and warrants to each of the other parties that it has not commenced operations except for preparations related to this Agreement, filings to be made with the SEC, and filings to be made to applicable bank regulatory agencies.
     (b) Each constituent Bank represents and warrants to the other parties that such Bank and each of its Subsidiaries:
          (i) are in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ( USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, such Bank has a Community Reinvestment Act rating of “satisfactory” or better;
          (ii) have all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit such Bank and each of its Subsidiaries to carry on its business as currently conducted;
          (iii) have kept their buildings and other physical properties in good repair and established proper reserves for the repair and replacement thereof;
          (iv) have obtained and continue to maintain with respect to their physical properties and operations all insurance coverages as are customary and prudent among commercial banks and bank holding companies in this State, all of which insurance policies were obtained from reputable insurance carriers duly qualified to conduct business in the State of Tennessee;
          (v) have, since the Inception Date, received no notification or communication from any Governmental Entity (i) asserting that such Bank or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and
          (vi) are not a party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and has not adopted any board resolution at the request of, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of such Bank or any of its Subsidiaries and neither such Bank nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or request.
     3.13 Ownership of Bank Common Stock. Each constituent party represents and warrants to the other parties that neither such party nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Bank Common Stock representing in the aggregate more than 5% of the outstanding shares of Bank Common Stock (other than Trust Account Shares and DPC Shares).

     3.14 Interest Rate Risk Management Instruments. Each constituent Bank represents and warrants to the other parties that:
     (a) All Derivative Transactions (as defined below) entered into by the Bank or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by it and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. It and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to its knowledge, there are no breaches, violations or defaults or allegations or assertions thereof by any party thereunder.
     (b) For purposes of this Agreement, the term “ Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
     3.15 Labor Relations. Each constituent Bank represents and warrants to the other parties that neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other comparable organizational activity.
     3.16 Employees. Each of the constituent parties represents and warrants to the other parties that:
     (a) Section 3.16(a) of its Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of its current or former directors or employees and those of its Subsidiaries or with respect to which it or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this

Agreement (the “ Benefit Plans”).
     (b) It has heretofore made available to the other parties true, correct and complete copies of each of the Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report and Form 5500 for such Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Benefit Plan.
     (c) (i) Each of the party’s Benefit Plans has been operated and administered in all material respects in compliance with ERISA and the Code, (ii) each of the said Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination from the IRS that such Benefit Plan is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Benefit Plan, (iii) with respect to each such Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under said Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Benefit Plan’s actuary with respect to such Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Benefit Plan allocable to such accrued benefits, (iv) no such Benefit Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to its current or former employees or directors or those of its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on its books or those of its Subsidiaries, or (D) benefits the full cost of which is borne by the current or former employee or director (or her or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the party, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with the party, would be deemed a “single employer” under Section 4001 of ERISA (an “ ERISA Party Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to it, its Subsidiaries or any ERISA Party Affiliate of incurring material liability thereunder, (vi) no constituent party has a Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by it or its Subsidiaries as of the Effective Time with respect to each such Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code, (viii) none of the party, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which the party, its Subsidiaries or any Benefit Plan of the party will be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) (or any other provision) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to its best knowledge there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the party’s Benefit Plans or any trusts related thereto.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the party or any of its affiliates from the party or any of its affiliates under any of the party’s Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any party’s Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.
     3.17 Certain Contracts. Each of the constituent parties represents and warrants to the other parties that:
     (a) Neither it nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from it or any other party, including BOS, PrimeTrust, MBI, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Exchange Act Reports or other Bank Reports filed prior to the date of this Agreement, (iv) which materially restricts the conduct of any line of its business or upon consummation of the Share Exchange will materially restrict the ability of MBI to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. It has previously made available to the other parties true, correct and complete copies of all employment, incentive, benefit, retirement (including BOLI), change-in-control, and deferred compensation agreements or plans which are in writing and to which it is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.17(a), whether or not set forth in the party’s Disclosure Schedule, is referred to herein as a “ Contract”, and neither the party nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto. As used herein, “ BOLI” means and includes both bank-owned and company-owned life insurance.
     (b) (i) Each Contract is valid and binding on it or any of its Subsidiaries, as applicable, and in full force and effect, (ii) it and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on its part of or on the part of any of its Subsidiaries under any such Contract.
     (c) No party has adopted or has securities subject to any shareholders rights agreement or other so-called “ poison pill” arrangement.

     3.18 State Takeover Law. Each of the constituent parties represents and warrants to the other parties that its Board of Directors has approved the transactions contemplated by this Agreement such that, assuming the accuracy of the representations contained in this Agreement, no “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the Share Exchange or any of the transactions contemplated herein.
     3.19 Environmental Matters. Each constituent party represents and warrants to the other parties that:
     (a) Each of it and its Subsidiaries and, to the knowledge of such party, each of the Participation Facilities and the Loan Properties (each as defined below, for so long as they were Loan Properties or Participation Facilities) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees and orders, in each case relating to pollution or the discharge of, or exposure to Hazardous Materials (as defined in Section 3.19(d)) in the environment or workplace (“ Environmental Laws”);
     (b) There is no suit, claim, action or proceeding pending or, to its knowledge, threatened, before any Governmental Entity or other forum in which such party, any of its Subsidiaries, and, to its knowledge, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by such party or any of its Subsidiaries, any Participation Facility or any Loan Property; and
     (c) To the knowledge of such party, during the period of: (i) such party’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) such party’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (iii) such party’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of such party, prior to the period of (x) such party’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) such party’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) such party’s or any of its Subsidiaries’ interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law.
     (d) The following definitions apply for purposes of this Agreement: (i) “ Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) “ Loan Property” means any property in which any party or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (iii) “ Participation Facility” means any facility in which any party or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.
     3.20 Approvals; Reorganization. Each constituent party represents and warrants to the other parties that as of the date of this Agreement, (a) it knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 6.3(c) should not be obtained on a timely basis and (b) it has no reason to believe that the Share Exchange will fail to qualify for tax-free reorganization treatment under Section 351 of the Code.
     3.21 Property. Each constituent Bank represents and warrants to the other parties that:
     (a) It and its Subsidiaries have good title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of the Bank as of September 30, 2005, or acquired after such date, except (i) Liens for taxes not yet due and payable (or, as to real estate located in the State of Tennessee, not yet delinquent), (ii) pledges to secure deposits and other Liens incurred in the ordinary course of business, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business, or (iv) Liens that do not interfere in any material respect with the current use of such property or asset.
     (b) All leases pursuant to which it or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable against it in accordance with their respective terms and neither the Bank nor any of its Subsidiaries nor, to its knowledge, any other party thereto is in default thereunder.
     (c) It and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by commercial banks and their subsidiaries comparable in size and operations to it and/or to its Subsidiaries.
     3.22 Intellectual Property.
     (a) Each constituent party represents and warrants to the other parties that: To its knowledge, it and its Subsidiaries own or have a valid license to use all Intellectual Property (as defined below) being used by it or them, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To its knowledge, such Intellectual Property constitutes all of the Intellectual Property necessary to carry on its business and that of its Subsidiaries as currently conducted. Such Intellectual Property which is owned by the Bank or any of its Subsidiaries, and to its knowledge, all other such Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither it nor any of its Subsidiaries has received notice challenging the validity or enforceability of such Intellectual Property. To its knowledge, the conduct of its business and that of its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Share Exchange will not result in the loss or impairment of the right of the party or any of its Subsidiaries to own or use any of such Intellectual Property.
     (b) For purposes of this Agreement, the term “ Intellectual Property” means (i) trademarks, service marks, trade names, internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, “Software”); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulas, algorithms, models, and methodologies.
     3.23 Administration of Fiduciary Accounts. Each constituent Bank represents and warrants to the other parties that it and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither it nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete in all material respects and accurately reflect the assets of such fiduciary account.
     3.24 Information Supplied. Each constituent party represents and warrants to the other parties that: None of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Form S-4 will contain, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Share Exchange, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by any party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference into the Joint Proxy Statement. Each constituent party represents and warrants to the other parties that the information provided or represented herein by it, and in its respective Disclosure Schedule, is true, correct, and complete in all material respects.
     3.25 Broker’s Fees. Each constituent party represents and warrants to the other parties that: Neither it nor any of its Subsidiaries, nor any of its respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Share Exchange or related transactions contemplated by this Agreement.
     3.26 Opinions of Financial Advisors. Each constituent Bank represents and warrants to the other parties that: It has received the opinion of its financial advisor (Bankers Banc Capital Corporation, as to BOS and Hovde Financial LLC, as to PrimeTrust), dated the date of this Agreement, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Share Exchange Consideration is fair, from a financial point of view, to the applicable Bank.
     3.27 No Dividend Reinvestment Plan. Each constituent party represents and warrants to the other parties that it has not adopted or implemented, nor has it committed to adopt or implement, a dividend reinvestment plan, or any comparable plan, nor has it reserved any shares of its authorized securities for use in such a plan.
     3.28 Investment Adviser Activities; Funds; Clients. Each constituent party represents and warrants to the other parties that:
     (a) It does not engage, and has not engaged or committed to engage, in any activities or businesses that have required, should have required or which can be expected to require it to register under the Investment Company Act of 1940, as amended; and it does not act as a broker or dealer in any capacity that has or should have required, or can be expected to require, it or any of its Subsidiaries or affiliates to register as a broker or dealer under the Exchange Act or under any state law.
     (b) It has no accounts (whether of advisory clients or otherwise) that have been, are, or can reasonably be expected to be subject to the Employee Retirement Income Security Act of 1974 (“ ERISA”).
     3.29 No Resignation by Independent Accountants. Each constituent Bank represents and warrants to the other parties that: No independent certified public accounting firm retained by the Bank has resigned or been dismissed as independent public accountants of such Bank as a result of or in connection with any disagreements with such Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     3.30 Sales of Securities. Each constituent Bank represents and warrants to the other parties that its prior sales of securities have been pursuant to applicable state and federal exemptions from registration and that all such sales have been made in the manner required by such state and federal securities laws.

     3.31 Disclosure Schedules. Each constituent party represents and warrants to the other parties that:
     (a) Each constituent institution’s representations and warranties are qualified to the extent of the disclosures set forth in its respective disclosure schedule (“ Disclosure Schedule”) which was delivered to all other constituent institutions prior to the execution and delivery of this Agreement. As used in this document, the Disclosure Schedule for BOS is referred to as the “ BOS Disclosure Schedule,” the Disclosure Schedule for PrimeTrust is referred to as the “ PrimeTrust Disclosure Schedule,” and the Disclosure Schedule for MBI is referred to as the “ MBI Disclosure Schedule.”
     (b) Each constituent institution’s Disclosure Schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in this Article III, or to one or more of such party’s covenants contained in Article IV (provided that such Disclosure Schedule shall indicate the Section of this Agreement to which items disclosed therein apply).
     (c) No representation or warranty of any party contained in this Article III (other than the representations and warranties in Sections 3.1, 3.2, 3.3, 3.7, 3.8(a), 3.24, and 3.31, which shall be true, correct and complete in all material respects) shall be deemed untrue or incorrect, and no party shall be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Materially Adverse Effect (as defined below) on such party on a consolidated basis. Except as set forth in the each party’s respective Disclosure Schedule, each party hereby represents and warrants to the other constituent parties all those matters as set forth in Sections 3.1 through 3.31.
     (d) As used in this Agreement, the term “ Materially Adverse Effect” means, with respect to any one or more of the constituent parties to this Agreement, and/or its respective Subsidiaries on a consolidated basis, as the case may be, an effect which (i) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (A) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in generally accepted accounting principles, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, (C) any change that arises out of this Agreement (including the announcement thereof) or in compliance with the terms and conditions hereof, (D) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally, including, without limitation, changes in prevailing interest rates, (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that any such change affects such party in a disproportionate manner) or (F) any change in the stock price or trading volume of such party, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated in this contract.
ARTICLE IV
CONDUCT OF BUSINESS
     The constituent parties covenant with each other as set forth in this Article IV. As used in this Article IV, reference to a party includes its Subsidiaries unless otherwise expressly stated.
     4.1 Covenants. Each party covenants with each of the other parties as follows:
     Without limiting the generality of the foregoing, and except as set forth in Article 4 of the party’s respective Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the other parties, each party agrees that it shall not:
     (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of itself or any of its wholly-owned Subsidiaries to itself), or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of overnight funds, sales of certificates of deposit (including brokered deposits), obtaining Federal Home Loan Bank advances, and entering into repurchase agreements);
     (b) (i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for dividends paid by any of its Subsidiaries to itself or to any of its other wholly-owned Subsidiaries or (B) the acceptance of its own shares of common stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of one of its own stock options, or the vesting of restricted stock or other of its own equity-incentive awards (in each case in accordance with past practice and the terms of the applicable award agreements); (iii) grant any person a stock option or other equity-incentive awards or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to newly-hired employees of such party made in the ordinary course of business consistent with past practice under its existing equity-

incentive plans; or (iv) issue any additional shares of capital stock except pursuant to the exercise of such party’s stock options or the satisfaction of any such party’s equity-incentive awards, in each case, outstanding as of the date of this Agreement and in accordance with their present terms or issued thereafter in compliance with this Agreement; provided, that the issuance of new shares by BOS as provided in Section 5.13 of this Agreement shall be excepted from any contrary requirements set forth in this Agreement and shall be deemed to be in compliance with this Section;
     (c) (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an agreement in existence as of the date of this Agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any of its officers, employees, or directors or pay any benefit not contemplated by any existing benefit plan or agreement as in effect on the date hereof, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus, (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than as required by applicable law or an existing plan or agreement set forth in a party’s Disclosure Schedule, (v) except as required under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any existing stock options or other existing equity-incentive awards; or (vi) purchase any BOLI;
     (d) sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain any of its material assets, properties (including Intellectual Property) or other rights or agreements other than in the ordinary course of business consistent with past practice;
     (e) enter into any new line of business or make any material change in its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity or recommended in writing by its independent auditors;
     (f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to itself, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;
     (g) take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Share Exchange from qualifying for tax-free reorganization treatment under Section 351 of the Code;

     (h) amend its Charter or bylaws or similar governing document, or otherwise take any action to exempt any person or entity (other than a party to this Agreement or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties; or adopt a shareholders rights (or comparable “anti-takeover”) agreement or bylaw;
     (i) restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
     (j) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, material to itself and its Subsidiaries on a consolidated basis, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of its own Bank Reports (or comparable reports) filed prior to the date hereof, or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;
     (k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Share Exchange set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;
     (l) implement or adopt any change in its financial accounting principles, practices or methods in effect at December 31, 2004, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines as concurred to by its own independent auditors;
     (m) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Bank Regulatory Agency or other Governmental Entity required for the transactions contemplated by this Agreement;
     (n) make capital expenditures other than in the ordinary and usual course of business consistent with past practice; provided that this Agreement shall not limit any Bank from branching, whether de novo or by acquisition;
     (o) file any application to establish, or to relocate or terminate the operations of, any of its banking offices or any of its Subsidiaries; provided that this Agreement shall in no wise limit any Bank from branching, whether de novo or by acquisition;

     (p) create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for goods, services or office space to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or their respective properties is bound, other than any of the foregoing arising in the ordinary course of business (and as to which it shall provide prior notice thereof to the other parties);
(q) make or change any material tax elections (unless required by applicable law), file any material amended tax return, enter into any closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;
     (r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1; or
     (s) suffer or permit any material reputational loss or injury.
     4.2 Covenants of MBI. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of both of the Bank parties, MBI shall not take any action without the express, affirmative approval of at least 75% of all of the members of its Board of Directors then in office. Assuming consummation of the Share Exchange, MBI will issue shares of its MBI Common Stock to the holders of the BOS Common Stock and the PrimeTrust Common Stock at the Exchange Ratio for each Bank as specified in this Agreement, assume the obligations of the Banks under their respective Equity Incentive Plans, pay the costs of any appraisal required with respect to dissenting shares of the Banks, and pay cash in lieu of any fractional shares.
     4.3 Special Covenant of MBI and the Banks.
     (a) MBI shall use its diligent best efforts to nominate and cause to be elected as the members of its board of directors (1) each Bank’s chief executive officer and president (or, if the chief executive officer is the president, then the next highest ranking executive officer of the Bank) (collectively, these two officers are referred to as the “ Executive Officers”) and (2) five other members of the board of directors of each Bank as designated by such Bank. Each Bank covenants and agrees with the other constituent institutions that it will nominate, to the extent permitted by law and the health of the individual, each of its two Executive Officers and five other persons to serve on the board of directors of MBI. MBI agrees that these agreements are material inducements to the respective Banks to enter into and to consummate the transactions described in this contract. The provisions of this section shall survive the Closing Date and the Effective Date for a period of five years after the Effective Date, and said provisions shall not merge into, or be deemed to have merged into, the Articles of Share Exchange.

     (b) Each constituent Bank covenants to the other constituent institutions that during the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, or disclosed in its Disclosure Schedule previously delivered to the other parties, or with the prior written consent of the other parties, each constituent party shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations.
     (c) Each of the constituent institution will use its reasonable best efforts to (i) preserve its business organization and that of its Subsidiaries intact, (ii) keep available to itself and to the other parties the present services of the current officers and employees of such party and its Subsidiaries and (iii) preserve for itself and the other parties the goodwill of the customers of such party and its Subsidiaries and others with whom business relationships exist.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Regulatory Applications, Approvals, and Related Matters.
     (a) The parties shall promptly prepare and file with the SEC the Joint Proxy Statement and MBI shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included with the prospectus for the shares of MBI Common Stock to be issued in connection with and as an integral part of the Share Exchange. All of the parties shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and BOS and PrimeTrust shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. The parties shall also use their reasonable best efforts to obtain all necessary state securities law (so-called “ Blue Sky Laws”) permits and approvals required to carry out the transactions contemplated by this Agreement, and the parties shall each furnish all information concerning itself and its shareholders as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to any of the parties, or their respective Subsidiaries, affiliates, officers or directors, should be discovered by any party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any material misstatement or omission, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and any applicable state Blue Sky Laws administrators and disseminated to the shareholders of PrimeTrust and BOS as appropriate.
     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Share Exchange), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. BOS and PrimeTrust shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to MBI, PrimeTrust or BOS, as the case may be, and any of their respective Subsidiaries or other affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity (including the SEC, state Blue Sky Law administrators, the Federal Reserve Board, the FDIC, and the TDFI) in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals (including all Requisite Regulatory Approvals, as defined below) and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other reasonably informed of the status of matters relating to completion of the transactions contemplated herein.
     (c) Each of the parties shall, upon request, furnish to the other parties all information concerning itself, its Subsidiaries, affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of any of the parties or any of their respective Subsidiaries to any Governmental Entity in connection with the Share Exchange and the other transactions contemplated by this Agreement.
     (d) Each of the parties shall promptly advise the other parties upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
     (e) Each party shall promptly furnish to each of the parties copies of written communications received by such party, or any of their respective Subsidiaries or affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
     5.2 Access to Information.
     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other parties, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, each party shall, and shall cause its Subsidiaries to, make available to each other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities or banking laws (other than reports or documents that a party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as any such party may reasonably request. Neither a party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its respective customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties hereto will advise, in writing, all other parties of the types of information withheld or otherwise not produced to the maximum practicable extent under applicable law.
     (b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of October 10, 2005 (the “Confidentiality Agreement”), as amended on January 19, 2006, to include MBI.
     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other parties set forth herein.
     5.3 Shareholders’ Approvals. The shareholders of MBI, who are representatives of the respective Banks, have already approved the Share Exchange and this Agreement. Each of BOS and PrimeTrust shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (in the case of BOS, the “ BOS Shareholders Meeting” and, in the case of PrimeTrust, the “ PrimeTrust Shareholders Meeting”) to be held as soon as is reasonably practicable after the date on which the Form S-4 becomes effective (i) in the case of BOS, to obtain the BOS Shareholder Approval and, (ii) in the case of PrimeTrust, to obtain the PrimeTrust Shareholder Approval. Each of BOS and PrimeTrust will, through its Board of Directors, use its reasonable best efforts to obtain the approval of its respective shareholders for this Agreement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of BOS and PrimeTrust at such meetings for the purpose of obtaining the BOS Shareholder Approval and the PrimeTrust Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement (inclusive of the plan of reorganization contained herein) and nothing contained herein shall be deemed to relieve BOS or PrimeTrust of such obligations.
     5.4 Affiliates . Each party shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of such party to deliver to MBI, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders’ meetings called by BOS and PrimeTrust to be held pursuant to Section 5.3, a written agreement, in the form of Exhibit 5.4.

5.5	Employee Matters.
     (a) Each of BOS and PrimeTrust shall continue to provide its respective employees with benefits as currently enjoyed, subject to the right of such Bank to alter benefits plans, to replace them, and to cancel them, in the ordinary course of business in accordance with law and contract, subject only to the requirements of this Agreement.
     (b) Each Bank’s benefit plans are listed in such Bank’s Disclosure Schedule.
     5.6 Indemnification; Directors’ and Officers’ Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of any party or any of its Subsidiaries, or who is or was serving at the request of any party or any of its Subsidiaries as a director, officer, employee or agent of another person, including any entity specified in such party’s Disclosure Schedule (the “ Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of such party or any of its Subsidiaries or any entity specified in such party’s Disclosure Schedule or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, each party shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
     (b) The Bank parties shall use their commercially reasonable best efforts to continue to insure their respective directors, officers, and employees, and those of their Subsidiaries and affiliates, and MBI shall use its commercially reasonable best efforts to obtain such insurance coverage, at commercially reasonable levels. Each of the parties shall use their respective commercially reasonable best efforts to cause the individuals serving as officers and directors of the constituent parties, and their respective Subsidiaries and affiliates, or any entity specified in their respective Disclosure Schedules immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time (or the period of the applicable statute of limitations, if longer,) by the directors’ and officers’ liability insurance policy maintained by the respective Banks and/or, to the extent reasonable, by MBI (provided that MBI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such Bank policy) with respect to acts or omissions occurring prior to the

Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall MBI be required to expend on an annual basis more than 250% of the current amount expended by either of the respective Banks (the “ Insurance Amount”) to maintain or procure insurance coverage, and further provided that if MBI is unable to maintain or obtain the insurance called for by this Section 5.6(b), MBI shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.
     (c) In the event MBI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or Share Exchange, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of MBI assume the obligations set forth in this Section 5.6.
     (d) The provisions of this Section 5.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     5.7 Reasonable Best Efforts; Additional Agreements.
     (a) Subject to the terms and conditions of this Agreement, each of the parties agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Share Exchange, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Share Exchange.
     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest MBI with full title to all of the outstanding Bank Common Stock of the respective Banks which are parties to this Agreement, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by MBI.
     (c) The parties shall use reasonable best efforts to cause the Share Exchange to qualify as a reorganization within the meaning of Section 351 of the Code. Officers of the parties shall execute and deliver to tax counsel selected by the various parties reasonable and customary certificates containing appropriate representations at such time or times as may be reasonably requested by such tax counsel, including the effective date of the Form S-4 and the Effective Time, in connection with their respective deliveries of opinions with respect to the tax treatment of the Share Exchange. The same tax counsel and corporate counsel may represent any one or more, or all, of the parties, and the parties hereto hereby waive any actual, potential, or imputed conflict of interest with respect to such counsel, and consent to the sharing of information provided to them by any one or more of the constituent institutions or other persons.

     (d) Each party shall consult with the other prior to sending any written communications to its employees regarding the Share Exchange or this Agreement.
     5.8 Advice of Changes. Each party shall promptly advise the other parties in writing of any change or event having, or which could be reasonably expected to have, a Materially Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III or in order to determine the fulfillment of the conditions set forth in Sections 6.2(a) or 6.3(a) hereof, as the case may be, or the compliance by any one or more of the parties (or their respective Subsidiaries), as the case may be, with the respective covenants and agreements of such parties contained herein. Notwithstanding anything to the contrary contained herein, no failure to advise the other party of any change or event referred to in the first sentence of this Section 5.8 or any failure to provide any supplement or amendment referred to in the second sentence of this Section 5.8, shall constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying Materially Adverse Effect, breach or inaccuracy would independently result in the failure of a condition set forth in Article VI to be satisfied.
     5.9 Current Information. During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of the ongoing operations of such party and its Subsidiaries. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party fully informed of such events. Reference in this Agreement to “litigation” shall be deemed to include alternative dispute resolution proceedings (such as arbitration and mediation) and formal and informal administrative proceedings.
     5.10 Dividends. After the date of this Agreement, each of BOS and PrimeTrust shall coordinate with the other with respect to the declaration of any dividends in respect of BOS Common Stock and PrimeTrust Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of BOS Common Stock and PrimeTrust Common Stock shall be treated equally with each other in relative and proportionate financial terms.

     5.11 Exemption from Liability Under Section 16(b). The parties agree that, in order to most effectively compensate and retain Bank Insiders (as defined below) in connection with the Share Exchange, both prior to and after the Effective Time, it is desirable that Bank Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Bank Common Stock, Bank Equity Incentive awards and/or grants into shares of MBI Common Stock in the Share Exchange, and for that compensatory and retentive purpose agree to the provisions of this Section 5.11. Assuming that PrimeTrust and BOS deliver to MBI the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of MBI, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Bank Insiders of MBI Common Stock in exchange for shares of Bank Common Stock upon conversion of Bank stock options upon conversion of Bank Equity Incentive awards and/or grants, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term “ Section 16 Information” shall mean information accurate in all material respects regarding Bank Insiders, the number of shares of Bank Common Stock held by each such Bank Insider and expected to be exchanged for MBI Common Stock in the Share Exchange, and the number and description of the Bank Equity Incentive awards and/or grants held by each such Bank Insider and expected to be converted into MBI Equity Incentive awards and/or grants in connection with the Share Exchange. The term “ Bank Insiders” shall mean those officers and directors of PrimeTrust and BOS who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
     5.12 Directorships. Effective as of the Effective Time, it is anticipated that MBI will have fourteen directors, seven of whom serve currently on the PrimeTrust Board of Directors and seven of whom serve currently on the BOS Board of Directors. These directors shall be apportioned as equally as possible among any applicable MBI board classes.
     5.13 Issuance of New Shares of BOS Common Stock. BOS shall use its reasonable best efforts, on a non-underwritten basis, to sell an aggregate amount of Six Million Dollars ($6,000,000.00) in new common stock pursuant to the issuance of new shares of BOS Common Stock on or before the close of business on April 30, 2006. BOS has advised the other constituent institutions that it intends to offer 279,070 shares of the BOS Common Stock at a price of $21.50 per share to achieve this result.
     5.14 Change in Control Agreements. MBI shall assume the change in control agreements filed with the FDIC by PrimeTrust under Item 601 of Regulation S-B. MBI shall also enter into comparable change in control agreements with BOS’s Executive Officers (as that term is used in Section 4.3.
     5.15 Payments for Dissenting Shares. The Banks shall dividend sufficient funds to MBI to permit MBI to pay for the costs related to Dissenting Stockholders and Dissenting Shares. MBI shall use such dividends to pay such costs.

     5.16 Payments for Fractional Shares. The Banks shall dividend sufficient funds to MBI to permit MBI to pay cash for fractional shares. Accordingly, notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as specified in Section 2.3(f) shall be paid by MBI from funds provided by the Banks, on a timely basis.
     5.17 Opinions of Financial Advisors. It is agreed by the Banks that MBI shall be an addressee of the opinions from the financial advisors specified in Section 3.26 and shall be entitled to rely on such opinions.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Each Party’s Obligation To Effect the Share Exchange. The respective obligations of the parties to effect the Share Exchange shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. Each party shall have obtained the approval of its shareholders as required under the Tennessee Banking Act or the Tennessee Business Corporation Act, as applicable. As set forth above, this condition has already been satisfied for MBI.
     (b) Regulatory Approvals. All regulatory approvals required to consummate the Share Exchange shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “ Requisite Regulatory Approvals”).
     (c) Issuance of New Shares of BOS Common Stock. BOS shall have, in compliance with applicable law, sold at least an aggregate amount, before expenses of offering, of Six Million Dollars ($6,000,000.00) pursuant to the issuance of new shares of BOS Common Stock.
     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. No Blue Sky Laws administrator shall have initiated or threatened any adverse action with respect to the issuance of MBI Common Stock or any other transaction contemplated by this Agreement.
     (e) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “ Injunction”) preventing the consummation of the Share Exchange shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Share Exchange.

     6.2 Additional Conditions to the Obligations of BOS. The obligation of BOS to effect the Share Exchange is also subject to the satisfaction, or waiver by BOS, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in the preamble to Article III, the representations and warranties of the other parties set forth in this Agreement shall be true, correct and complete as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties which by their terms speak specifically as of the date of this Agreement or another date shall be true, correct and complete as of such date); and BOS shall have received a certificate signed on behalf of the other parties by their respective Chief Executive Officers and Chief Financial Officers of the other parties to the foregoing effect.
     (b) Performance of Obligations by the Other Parties. The other parties shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and BOS shall have received a certificate signed on behalf of the other parties by the Chief Executive Officer and the Chief Financial Officer of such parties to such effect.
     (c) Federal Tax Opinion. BOS shall have received a tax opinion in form and substance reasonably satisfactory to it, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Share Exchange will be treated as a reorganization under Section 351 of the Code. In rendering such opinion, BOS’s counsel may require and rely upon representations contained in certificates of officers of itself and the other parties, reasonably satisfactory in form and substance to such counsel, and the officers and directors of both BOS and the other parties shall cooperate in giving reasonable and customary certificates.
     6.3 Additional Conditions to Obligations of PrimeTrust. The obligation of PrimeTrust to effect the Share Exchange is also subject to the satisfaction or waiver by PrimeTrust at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in the preamble to Article III, the representations and warranties of the other parties set forth in this Agreement shall be true, correct and complete as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties which by their terms speak specifically as of the date of this Agreement or another date shall be true, correct and complete as of such date); and PrimeTrust shall have received a certificate signed on behalf of the other parties by their respective Chief Executive Officers and Chief Financial Officers of the other parties to the foregoing effect.
     (b) Performance of Obligations by the Other Parties. The other parties shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, including the requirement that BOS raise additional capital, and PrimeTrust shall have received a certificate signed on behalf of the other parties by the Chief Executive Officer and the Chief Financial Officer of such parties to such effect.
     (c) Federal Tax Opinion. PrimeTrust shall have received a tax opinion in form and substance reasonably satisfactory to it, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Share Exchange will be treated as a reorganization under Section 351 of the Code. In rendering such opinion, PrimeTrust’s counsel may require and rely upon representations contained in certificates of officers of itself and the other parties, reasonably satisfactory in form and substance to such counsel, and the officers and directors of both PrimeTrust and the other parties shall cooperate in giving reasonable and customary certificates.
     6.4 Failure of MBI to Take Action, Etc. The Banks agree that if MBI fails to act through its Board of Directors for any reason, then any action, consent, certificate, notice, application or other activity required of MBI may be taken, given, or filed by either of the two Bank parties. This is based on the fact that the two Banks control MBI, with one half of the members of the Board of Directors of MBI controlled by PrimeTrust and the other half by BOS.
ARTICLE VII
AMENDMENTS AND EXTENSIONS
     7.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Share Exchange by the shareholders of BOS and PrimeTrust; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of BOS or PrimeTrust, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of BOS Common Stock or PrimeTrust Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     7.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of MBI, PrimeTrust, or BOS there may not be, without further approval of such shareholders, any waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of the respective party’s common stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the respective parties of the matters presented in connection with the Share Exchange:
     (a) by mutual consent of all of the parties (or by both PrimeTrust and BOS, without the consent of MBI) in a written instrument, if the Board of Directors of each such party so determines, or if the Boards of Directors of PrimeTrust and BOS so determine without the approval of the MBI Board of Directors, by a vote of a majority of the members of the entire Board of such party;
     (b) by any of MBI, PrimeTrust or BOS upon written notice to the other parties (i) sixty (60) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the legally prescribed period following such denial a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial, or if such failure to file, shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the Share Exchange;
     (c) by either PrimeTrust or BOS if the Share Exchange shall not have been consummated on or before the first anniversary of the date hereof, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of the covenants and agreements of such party set forth herein;
     (d) by either BOS or PrimeTrust (provided that the party terminating shall not be in material breach of any of its obligations under Section 5.3) if any approval of the shareholders of BOS or PrimeTrust required for the consummation of the Share Exchange shall not have been obtained upon a vote taken thereon at a duly held meeting of such shareholders or at any adjournment or postponement thereof;
     (e) by either PrimeTrust or BOS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach (as determined under the totality of the circumstances then and there existing) of any of the representations or warranties or agreements set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 6.2(a) (in the case of a breach of a representation or warranty by PrimeTrust) or Section 6.3(a) (in the case of a breach of a representation or warranty by BOS);
     (f) by either PrimeTrust or BOS (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 6.2(b) (in the case of a breach of covenant by PrimeTrust) or Section 6.3(b) (in the case of a breach of covenant by BOS); or
     (g) by either PrimeTrust or BOS, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement that its shareholders either approve and adopt this Agreement (in the case of BOS or PrimeTrust), (ii) or after recommending in the Joint Proxy Statement that such shareholders approve and adopt this Agreement (in the case of BOS or PrimeTrust), such Board of Directors shall have withdrawn, modified or amended such recommendation in any manner adverse to any other party, or (iii) any other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Sections 5.1 and 5.3.
     (h) by BOS or PrimeTrust, if the Board of Directors of the other Bank has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than as set forth in this Agreement.
     8.2 Effect of Termination. In the event of termination of this Agreement by either BOS or PrimeTrust, or by all of the parties, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of MBI, PrimeTrust or BOS, or their respective officers or directors, except with respect to Sections 4.3, 5.2(c), 8.1, 8.2, 8.3, 9.3, 9.5, 9.7, 9.8, 9.9 and 9.11, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

     8.3 Termination Fee.
     (a) If any party shall terminate this Agreement for any reason other than the failure of such party in good faith after diligent effort to satisfy its agreements specified in this Agreement, and the conditions for its completion of the transactions herein described, then such party shall pay the Termination Fee (as herein defined) to the other party within three business days after such other party’s written demand for payment therefor.
     (b) Either party may terminate this Agreement at any time for any reason. If the termination is based on an uncured breach of this Agreement by the other party after the giving of any required demand and the expiration of any cure period, then such other party shall pay the Termination Fee (as herein defined).
     (c) The “ Termination Fee” shall be a sum equal to all ( 100%) of the out-of-pocket expenses paid by the parties in connection or related to this Agreement and the transactions herein contemplated, including the negotiation and implementation of this Agreement. Such expenses include all legal and accounting fees, financial advisor expenses, filing fees, and all other out-of-pocket expenses, less any amounts already paid by the party obligated to pay the Termination Fee.
     (d) MBI shall not be entitled to any termination fee. However, the party that pays or is obligated to pay any part of a termination fee (the “ Obligated Party”) shall immediately reimburse MBI for all of the expenses (including legal, filing, and registration fees) that it has incurred in connection with this Agreement and the proposals herein contained. If the Obligated Party fails to pay all amounts due to MBI on the dates specified, then the Obligated Party shall pay all costs and expenses (including legal fees and expenses) incurred by MBI in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by MBI.
     (e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Share Exchange (the “ Closing”) will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI of this Agreement (other than those conditions that by their nature or terms are to be satisfied or waived at Closing), unless extended by mutual agreement of the parties (the “ Closing Date”).
     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with terms) shall survive the Effective Time, except for Section 4.3, Section 5.8, and those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, and financial advisory fees) shall be paid by the party incurring such expense; provided, however, that legal and accounting fees, the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC, the Tennessee Secretary of State, any Blue Sky Laws administrators, and the Tennessee Department of Financial Institutions in connection with the Share Exchange, shall be borne equally by BOS and PrimeTrust.
     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to MBI, to:	Mid-America Bancshares, Inc.
7651 Highway 70 South
Nashville, Tennessee 37221
Attention: Gary L. Scott, Chairman; and

(b) if to PrimeTrust, to:	PrimeTrust Bank
7651 Highway 70 South
Nashville, Tennessee 37221
Attention: Jason K. West, President; and

(c) if to BOS, to:	Bank of the South
551 North Mt. Juliet Road
Mt. Juliet, Tennessee 37122
Attention: David Major, Chairman.

     Copies of any such notice shall also be sent to:
Daniel W. Small, Esq.
One Burton Hills Boulevard
Suite 330
Nashville, Tennessee 37215.
     9.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     9.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart or signature pages thereof.
     9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Disclosure Schedules and the Confidentiality Agreement, as amended. All appendices and exhibits shall be deemed to be incorporated by reference into this Agreement.
     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal law apply.
     9.9 Public Statements. Except as otherwise required by applicable law, neither BOS nor PrimeTrust shall, or shall permit MBI or any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of the two constituent Banks, which consent shall not be unreasonably withheld. MBI and PrimeTrust hereby consent to reasonable references to this Agreement in the offering materials to be utilized by BOS in connection with raising the capital specified for BOS in Section 5.13 of this Agreement.
     9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 5.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     IN WITNESS WHEREOF, Bank of the South, PrimeTrust Bank, and Mid-America Bancshares, Inc., have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MID-AMERICA BANCSHARES, INC.

By:	/s/ Gary L. Scott

Gary L. Scott, Chairman

By:	/s/ David Major

David Major, President

BANK OF THE SOUTH

By:	/s/ James S. Short

James S. Short, President

PRIMETRUST BANK

By:	/s/ Jason K. West

Jason K. West, President

Appendix 2
May 3, 2006
Board of Directors
PrimeTrust Bank
7651 Highway 70 South
Nashville, TN 37221
Dear Members of the Board:
     This letter serves as an update to our initial letter to PrimeTrust Bank, dated November 15, 2005 (the “Initial Letter”). We understand that PrimeTrust Bank, a Tennessee chartered commercial bank (“PT”), and Bank of the South, a Tennessee chartered commercial bank (“BS”), entered into a definitive Share Exchange Agreement, dated November 21, 2005 (the “Agreement”), pursuant to which a holding company to-be-formed by PT (the “BHC”) shall simultaneously acquire all of the issued and outstanding capital stock of each of PT and BS, and BS and PT shall remain separate wholly owned subsidiaries of BHC (the “Transaction”). On the date the Transaction is consummated (i) the shareholders of all of the issued and outstanding capital stock of PT (the “PT Shares”) shall transfer each share of the PT Shares to the BHC in exchange for the right to receive 2 shares of the common stock of BHC (the “PT Exchange Ratio”), and (ii) the shareholders of all of the issued and outstanding capital stock of BS (the “BS Shares”) shall transfer each share of the BS Shares to the BHC in exchange for the right to receive 2.1814 shares of the common stock of BHC (the “BS Exchange Ratio”). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the PT Exchange Ratio to the holders of the PT Shares.
     Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with PT, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. We are also familiar with BS through our continued Transaction negotiations and due diligence.
     We were retained by PT to act as its financial advisor in connection with the Agreement and the Transaction. We will receive compensation from PT in connection with our services, including the issuance of this written opinion. PT has agreed to indemnify us for certain liabilities arising out of our engagement.
www.hovde.com

1824 Jefferson Place, NW	1629 Colonial Parkway	222 N.Sepulveda Blvd., #1306	3908 S.Ocean Blvd., Suite M122
Washington, DC 20036	Inverness, IL 60067	El Segundo, CA 90245	Highland Beach, FL 33487
Telephone 202.775.8109	Telephone 847.991.6622	Telephone 310.535.9200	Telephone 561.279.7199
Facsimile 202.775.8365	Facsimile 847.991.5928	Facsimile 310.535.9203	Facsimile 561.278.5856

Board of Directors
PrimeTrust Bank
May 3, 2006

     During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning PT and BS;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning PT and BS;

(iv)	analyzed certain financial projections prepared by the management of PT and BS;

(v)	conducted meetings with members of the senior management of PT and BS for the purpose of reviewing the future prospects of PT and BS, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Transaction;

(vi)	evaluated the pro forma contribution of BS’s assets, liabilities, equity and earnings to the pro forma company;

(vii)	analyzed the pro forma impact of the Transaction on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(viii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.
     We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.
     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by PT and BS and in the discussions with PT and BS managements. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and non-performing assets

Board of Directors
PrimeTrust Bank
May 3, 2006

and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of PT and BS and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for PT and BS are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of PT and BS. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of PT and BS and we were not furnished with any such evaluations or appraisals.
     We have assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Transaction will be accounted for as a purchase under generally accepted accounting principles and that the acquisitions of each of PT and BS by BHC will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Transaction is, and will be, in compliance with all laws and regulations that are applicable to BHC, PT and BS. In rendering this opinion, we have been advised by PT and BS, and we have assumed, that there are no factors that would impede any necessary regulatory or governmental approval of the Transaction and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on BHC, PT or BS that would have a material adverse effect on BHC, BS or PT as the surviving corporations or the contemplated benefits of the Transaction. We have also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of BHC, BS or PT as the surviving corporations after the Transaction.
     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
     We are not expressing any opinion herein as to the prices at which shares of BHC issued in the Transaction may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any PT shareholder as to how such holder should vote with respect to the Agreement at any meeting of the holders of PT Shares. Our opinion does not address the underlying business decision to proceed with the Transaction.

Board of Directors
PrimeTrust Bank
May 3, 2006

     This letter is solely for the information of the Board of Directors of PT and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of PT Shares in connection with the Transaction if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.
     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the PT Exchange Ratio is fair, from a financial point of view, to the holders of PT Shares.
Sincerely,
/s/ Hovde Financial LLC
HOVDE FINANCIAL LLC

Appendix 3
<Letterhead of BankersBanc Capital Corporation>
May 17, 2006
Board of Directors
Bank of the South
551 N. Mount Juliet Road
Mount Juliet, TN 37121
Dear Members of the Board:
You have asked us to advise you with respect to the fairness to the shareholders and optionholders of Bank of the South (the “Company”), from a financial point of view, of the exchange ratio and reorganization terms (“Exchange Ratio and Terms”) provided for in the Agreement and Plan of Reorganization and Share Exchange (the “Agreement”) dated January 19, 2006 between the Mid-America Bancshares, Inc. (“Mid-America”), the Company, and PrimeTrust Bank (“PrimeTrust”). The Agreement provides for a reorganization (the “Reorganization”) pursuant to which each outstanding share of the Company’s common stock will be converted into 2.1814 shares (the “Exchange Ratio”) of Mid-America, that will also engage in a share exchange with PrimeTrust Bank (“PrimeTrust”) at a ratio of 2:1. The terms and conditions of the merger are more fully set forth in the Agreement.
BBCC’s analysis addresses what we believe to be a fair Exchange Ratio. Determination of this Exchange Ratio is driven by each institution’s relative economic contribution to the combined enterprise. BBCC’s analysis also presents the estimated financial consequences to the shareholders of each company of undertaking the merger at the suggested Exchange Ratio.
This Opinion is used for the sole purpose to assist the Board of Directors in determining the fairness of the planned Offering and Exchange Ratio utilized in the transaction. BBCC’s evaluation does not give effect to the impact on the value for minority voting status of individual equity interests or change in control.
In order to arrive at its Opinion consideration was given to the following items:
1.	The Agreement.

2.	The history of Bank of the South and PrimeTrust and the nature of their businesses.

2.	The outlook with regard to the banking industry.

3.	Bank of the South and PrimeTrust’s market positions.

3.	The financial condition of Bank of the South and PrimeTrust and the nature of their assets and net worth as indicated by recent financial statements.

4.	The record of past operations and Bank of the South and PrimeTrust’s earnings prospects as indicated by current, projected, and historical financial statements.

5.	The market price of Bank of the South and PrimeTrust and other financial institutions.

6.	Recent stock transactions.

7.	Exchange ratios established in similar transactions.
To obtain the information necessary to complete its analysis, BBCC reviewed financial statements and other pertinent documents supplied by Bank of the South and PrimeTrust, assuming such information to be complete and accurate in all material respects. BBCC also held discussions with management concerning Bank of the South and PrimeTrust’s recent financial performance and their prospects. In addition, BBCC reviewed certain other sources of financial and economic information deemed relevant. All information has been derived from sources believed to be credible, but its accuracy and completeness cannot be guaranteed. Any statements, opinions, recommendations, charts, formulas, theories, or methods of analysis set forth herein are subject to limitations and a degree of uncertainty inherent in any market analysis.
In arriving at its opinion, BBCC has considered Bank of the South and PrimeTrust’s present businesses, primary service areas, their prospects, and the industry as a whole. BBCC also performed certain financial analyses, comparisons and various studies, which are pertinent.
BankersBanc Capital Corporation has no interest or bias with respect to the parties involved. Further, its compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of this report.
We agree to the inclusion of this opinion letter on the Proxy Statement and Prospectus relating to the Merger. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without prior consent.
Based on BBCC’s analysis, it is its opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the stockholders of Bank of the South.
/s/ BankersBanc Capital Corporation
BankersBanc Capital Corporation

Appendix 4
CHARTER
OF
MID-AMERICA BANCSHARES, INC.
     Pursuant to the provisions of the Tennessee Business Corporation Act, as amended, the undersigned Corporation adopts the following Charter:
Article 1
     The name of the corporation is Mid-America Bancshares, Inc.
Article 2
     The address of the principal office of this corporation in the State of Tennessee is 7651 Highway 70 South, Nashville, Tennessee 37221.
Article 3
     The address of the corporation’s registered office in Tennessee is One Burton Hills Boulevard, Suite 330, Nashville, Davidson County, Tennessee 37215. The name of the registered agent to be located at this address is Daniel W. Small, who is also the incorporator of the corporation.
Article 4
     The corporation is for profit. The purpose for which the corporation is organized is to conduct any businesses and to engage in any activities not specifically prohibited to corporations for profit under the laws of the State of Tennessee. The corporation shall have all powers necessary and convenient to conduct the businesses and engage in the activities set forth in this Charter, including, but not limited to, the powers enumerated in the Tennessee Business Corporation Act or any amendment thereto. In addition, the corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Tennessee. Without limiting the foregoing broad grant of powers to the corporation, the corporation shall have the right to conduct the business of a bank holding company and to engage in all activities permitted to bank and financial holding companies under the laws of the State of Tennessee and the United States of America, and also in each other jurisdiction in which the corporation may conduct business from time to time.

Appendix 4
Article 5
     The corporation shall have perpetual duration.
Article 6
     Section 6.1 Capital Stock.
     (a) The board of directors shall be authorized to issue authorized shares without prior shareholder approval. The corporation is authorized to issue one hundred million (100,000,000) shares of its capital stock, divided into seventy-five million (75,000,000) shares of common stock (the “Common Stock”), and twenty-five million (25,000,000) shares of preferred stock (the “Preferred Stock”).
     (b) One or more classes or series of the Common Stock shall have unlimited voting rights and one or more classes or series of the Common Stock shall be entitled to share equally in any net assets of the corporation received upon liquidation. The classes or series of the Common Stock entitled to unlimited voting rights and to liquidation rights need not be the same classes or series. Said Common Stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Tennessee.
     (c) The board of directors is expressly authorized at any time and from time to time to provide for the issuance of shares of the corporation’s capital stock, both Common Stock and Preferred Stock, in one or more classes or series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the board of directors, and as are not stated and expressed in this Charter or any amendment hereto; and (if required by law) by filing an article of amendment pursuant to the applicable law of the State of Tennessee to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences, and relative rights of the shares of each such class or series and the qualifications, or restrictions thereof. Cumulative voting is not permitted.
     (d) Unless otherwise expressly provided by the board of directors in authorizing the issuance of a class or series of the corporation’s securities:
(i)	All shares of the corporation’s securities shall be of equal rank and shall be identical, and each share of a class or series shall be identical in all respects with the other shares of the same class or series, except as to the date, if any, from which dividends thereon shall accumulate;

Appendix 4
(ii)	Each holder of shares of a class or series shall be entitled to one vote for each share of such stock held and such class or series shall vote together and not jointly with any other class or series;

(iii)	No holder of shares of any class or series of securities of the corporation shall have as a matter of right any preemptive or preferential right to subscribe for, purchase, receive, or otherwise acquire all or any part of any new or additional issue of any equity, debt or hybrid securities of the corporation of any class or series, whether now or hereafter authorized, whether or not convertible into shares of any other class or series of securities of the corporation; provided, that if the board of directors provides for preemptive rights as to any class or series of securities then proposed to be issued, such resolution shall be limited to such proposed issue;

(iv)	If no class or series is designated as to the issuance of any shares of the corporation’s securities, such shares shall be deemed to be equal to each other in voting, dividend and liquidation rights, and in all other respects;

(v)	Dividends on any classes or series of the corporation’s securities may be cumulative or non-cumulative, in the discretion of the board of directors, to be determined by the board of directors and set forth in the designation of terms or preferences in respect of any issue of a class or series of the corporation’s securities;

(vi)	Dividends and distributions on shares of any classes or series of corporation’s securities may be, if so provided by the board of directors, prohibited for any period of time specified by the board of directors if dividends, or if mandatory or contractually required redemptions, on any other issue of the corporation’s securities are not made;

(vii)	Except as priority may be otherwise determined by the board of directors as to any classes or series of securities, shares of any class or series of corporation’s securities may have rights superior to shares of other classes or series of the corporation’s securities in the receipt of assets of the corporation upon any liquidation, dissolution or winding up of the affairs of the corporation, to the extent of the redemption value (or, if no redemption value is specified, to the extent of the par value of each share) together with accrued but unpaid and enforceable dividends on such shares); and

(viii)	Unless otherwise specified by the board of directors by resolution, the par value of each class or series of the corporation’s Common Stock shall be $1.00 per share, but there shall be no requirement that any class or series of the corporation’s shares shall have a par value or any specific par value.

Appendix 4
     (e) Notwithstanding any other provision of this Charter that might be read more restrictively, the authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:
(i)	The distinctive designation of such class or series and the number of shares which shall constitute such class or series, which number may be increased (except where otherwise provided by the board of directors in creating such class or series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the board of directors;

(ii)	Whether that class or series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms, conditions and limitations of such voting rights;

(iii)	The dividend rate on the shares of that class or series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payments of dividends in respect of shares of that class or series;

(iv)	Whether or not the shares of that class or series shall be mandatorily redeemable, and, if so, the terms and conditions of such mandatory redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(v)	Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provisions for adjustment of the conversion rate in such events as the board of directors shall specify;

(vi)	Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(vii)	Whether such class or series shall have preemptive rights and, if so, the operation of such preemptive rights;

(viii)	The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(ix)	Any other relative rights, preferences and limitations of that class or series permitted by applicable law.

Appendix 4
     Section 6.2 Acquisition of Shares of the Corporation. The corporation may acquire its own shares. Any such shares shall become, upon acquisition, authorized but unissued shares unless the board of directors of the corporation resolves that, upon reacquisition by the corporation, such shares are to be retired. Neither mandatory nor other redemptions shall be made by the corporation that would violate legal restrictions on distributions. Such distributions can be deferred in whole or in part by the corporation until such time as the board of directors determines that redemptions can lawfully be made, in whole or in part. Unless otherwise required, redemptions will be made, without interest, at the time that the board of directors determines in the exercise of its business judgment that they can lawfully be made.
     Section 6.3 Consideration for Shares of the Corporation. Shares of the corporation may be issued by the corporation for such consideration, not less than the par value thereof (in the case of shares having a par value), as shall be fixed from time to time by the board of directors.
     Section 6.4 No Inadvertent Dissolutions. Subject to the provisions of the Tennessee Business Corporation Act, the board of directors shall have the power to distribute a portion of the assets of the corporation, in cash or in property, to holders of shares of the corporation out of the capital accounts of the corporation. No dividend or distribution shall be deemed ipso facto to be a liquidation, dissolution or winding-up of the corporation unless so provided by resolution of the board of directors or required by law. Neither the sale, conveyance, exchange or transfer of all or substantially all the property and assets of the corporation, the consolidation or merger of the corporation with or into any other entity, nor the merger or consolidation of any other entity with or into the corporation shall be deemed to be a liquidation, dissolution or winding-up of the corporation unless so provided by resolution of the board of directors or required by law.
     Section 6.5 Debt Obligations. The corporation, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.
     Section 6.6 Voting Rights Limitation. Voting rights shall be limited as follows: Each share of common voting stock shall be entitled to such votes as are permitted for its class or series and, if no voting rights are specified for such class or series, then one vote each for all purposes. Voting rights for classes or series of preferred stock shall be as set forth in the resolution of the board of directors authorizing such class or series. Voting rights may also be limited by the application of the Tennessee Business Corporation Act and/or any one or more of the Tennessee Business Combination Statutes, as that term is defined in section 15.2 of this Charter.

Appendix 4
Article 7
     Unless more restrictively required by applicable law, the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares entitled to vote for the election of directors is required to authorize (1) any business combination, merger, share exchange, or consolidation (or any comparable transaction) of the corporation with or into another entity, or (2) any sale, lease, or other disposition of all or substantially all of the corporation’s assets to another person or entity, whether in one or in a series of transactions, or (3) any dissolution, or liquidation of the corporation, except where any of these transactions will occur between the corporation and any of its majority-owned, direct or indirect, subsidiaries; provided, however, that if at least seventy-five percent (75%) of the members of the entire board of directors shall adopt a resolution affirmatively recommending approval of the proposed transaction by the shareholders of the corporation, and directing that it be submitted to a vote at a meeting of the shareholders, then such amendment shall be approved upon receiving the affirmative vote of the holders of a majority of the outstanding shares of each class of stock of the corporation entitled to vote thereon.
Article 8
     Section 8.1 Election of Directors. Subject only to the provisions of Article 14 of this Charter, the members of the board of directors, other than directors elected to fill vacancies caused by an increase in the number of directors or by the removal, death or resignation of existing directors, shall be elected by the shareholders only and shall be elected by a plurality of the votes cast in any such election.
     Section 8.2 General Provisions Concerning the Board of Directors. The business and affairs of the corporation shall be managed by or under the direction of a board of directors. The corporation shall have not fewer than three (3) and not more than thirty (30) directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire board of directors. The board of directors shall be divided into three (3) classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At the first annual meeting, one director class shall be elected to serve a term of one year and, thereafter, the members of such director class shall be elected for three-year terms; one director class shall be elected to serve a term of two years and, thereafter, the members of such director class shall be elected for three-year terms; and one director class shall be elected to serve a term of three years and, thereafter, the members of such director class shall continue to be elected for three-year terms. Each director shall serve until such person’s successor has been elected and qualified. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason, including the removal of directors, shall be filled by the board of directors (and only by the board of directors) acting by a majority of directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which the director shall have been chosen, or as otherwise expressly provided by law, and until a successor shall be elected and qualified.

Appendix 4
     Section 8.3 Nominations of Directors.
     8.3.1 Only persons who are nominated in accordance with the procedures set forth in this Charter, as may be supplemented (but not superceded) by the corporation’s bylaws, shall be eligible to serve as directors. Nominations of persons for election to the board of directors of the corporation may be made at a meeting of shareholders (i) by or at the direction of the board of directors or (ii) by any shareholder of the corporation who was a shareholder of record at the time of the giving of notice of the applicable meeting who is entitled to vote for the election of directors at the meeting and who shall have fully and completely complied with the notice procedures set forth below in Section 8.3.2.
     8.3.2 In order for a shareholder to nominate a person for election to the board of directors of the corporation at a meeting of shareholders, such shareholder shall have delivered timely notice of such shareholder’s intent to make such nomination in writing to the secretary of the corporation. To be timely, unless otherwise provided by applicable law (including, without limitation, federal securities laws), a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation (i) in the case of an annual meeting, not less than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Such shareholder’s notice shall set forth (i) as to each person whom the shareholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) as to the shareholder giving the notice (A) the name and address, as they appear on the corporation’s books, of such shareholder and (B) the class and number of shares of the corporation which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the corporation which are beneficially owned by such person. In addition, the nominating shareholder shall be responsible for providing to the corporation all of the information as to each nominee as is required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission). At the request of the board

Appendix 4
of directors, any person nominated by the board of directors for election as a director shall furnish to the secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. It is the express intention of this Charter that the foregoing information be provided to the board of directors and the shareholders so that adequate disclosure can be made to the shareholders. Accordingly, such information shall be provided notwithstanding that the corporation is not at the time of the adoption of this Charter, or at any other time, subject either to the Exchange Act or to the rules and regulations of the Securities and Exchange Commission. In addition, any nomination made under this section 8.3 shall be accompanied by each nominee’s signed consent to be named in a proxy or information statement and to serve as a director of the corporation if elected
     8.3.3 The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this section 8.3, and if she or he should so determine, she or he shall so declare to the meeting and the defective nomination shall be disregarded.
     8.3.4 A shareholder seeking to nominate a person to serve as a director must comply in all respects with all applicable requirements of the Exchange Act, together with the rules and regulations thereunder, to the extent applicable to the corporation, with respect to the matters set forth in this section 8.3.
     Section 8.4 Removal for Cause. Notwithstanding any other provision of this Charter or the bylaws of the corporation, and notwithstanding specification of some lesser percentage by law, any one or more directors or the entire board of directors of the corporation may be removed for cause, at any time, by the affirmative vote of at least seventy-five percent (75%) of the entire board of directors or by the affirmative vote of at least seventy-five percent (75%) of all of the issued and outstanding shares of the corporation. Directors may not be removed without cause. As used herein, the term “cause” shall be defined to mean the grounds for judicial removal of a director as specified in T.C.A. §48-18-109, as in effect on the date hereof.
Article 9
     The board of directors shall exercise all of the powers of the corporation unless otherwise provided by law. The board may delegate certain functions to committees of the board made up entirely of directors. The board of directors may authorize an executive committee of three (3) or more directors to exercise substantially all of the powers of the board of directors during those times when the board of directors is not meeting. Any action which the board of directors of this corporation may properly take may be taken without a meeting. If all directors consent to taking such action without a meeting, the affirmative vote of the number of directors that would be necessary to authorize or take such action at a meeting shall be the

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act of the board. The action must be evidenced by one or more written consents setting forth the action so taken, signed by each member of the board of directors, indicating each signing director’s vote or abstention on the action, and shall be included in the minutes or filed with the corporate records reflecting the action taken.
Article 10
     Section 10.1 Special Meetings of Shareholders Called by Officers or Directors. Special meetings of shareholders may be called by the chairman of the board, the president, the chief executive officer, or any two executive vice presidents, or by the affirmative vote of not less than seventy-five percent (75%) of the board of directors acting with or without a meeting. Notice of any special meeting shall be sent or being delivered to the shareholders not less than ten (10) days nor more than sixty (60) days before the date of the meeting. Such notice shall include a description of the purpose or purposes for which the meeting is called and shall be effective when mailed postpaid and correctly addressed to the shareholder’s address shown in the corporation’s current record of shareholders.
     Section 10.2 Special Meetings of Shareholders Called by Shareholders. Special meetings of shareholders also may be called by the holders of at least seventy-five percent (75%) of all the votes entitled to be cast on any issue proposed to be considered at such meeting upon request in writing, signed, dated and delivered either in person or by registered or certified mail, return receipt requested, to the Secretary of the corporation by such shareholders at least ninety (90) days before the date of the meeting. Upon receipt of such request, it shall be the duty of such Secretary forthwith to cause to be given to the shareholders entitled thereto notice of such meeting, which notice shall be given on a date not more than forty-five (45) days (or such greater or longer period as may be expressly required by Tennessee law) after the date such request was delivered to such Secretary, as such Secretary may fix and shall be effective when mailed postpaid and correctly addressed to the shareholder’s address shown in the corporation’s current record of shareholders. Shares held by any Interested Shareholder(s) or the Affiliates or Associates thereof (as defined in Article 15 of this Charter) shall be disregarded for the purposes of determining whether the requisite percentage has been reached. It shall be the duty of any shareholder giving such notice to assure that all requirements of federal and state securities laws have been satisfied before any such meeting shall be called.
Article 11
     Notwithstanding any provisions of this Charter or the bylaws of the corporation, and notwithstanding the specification of some lesser percentage by law, the affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding shares of each class of stock of the corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of Article 7, Article 8, Article 9, Article 10, Article 11, Article 12, Article 13, Article 14, and/or Article 15 of this

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Charter; provided, however, that if at least seventy-five percent (75%) of the members of the entire board of directors shall adopt a resolution affirmatively recommending a proposed amendment to any of the foregoing specified Articles, and directing that it be submitted to a vote at a meeting of the shareholders, then such amendment shall be approved upon receiving the affirmative vote of the holders of a majority of the outstanding shares of each class of stock of the corporation entitled to vote thereon.
Article 12
     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided that this provision shall eliminate or limit the liability of a director only to the maximum extent permitted from time to time by the Tennessee Business Corporation Act or any successor law or laws, including Section 48-12-102(b)(3) thereof of the Tennessee Business Corporation Act. However, nothing in this charter shall exempt an officer or director from any provision of the Tennessee Business Corporation Act as it may be amended, supplemented or superseded from time to time if (and to the extent that) such exemption is determined by a Court of competent jurisdiction to violate Tennessee law or public policy.
Article 13
     Section 13.1 Power to Indemnify. In addition to any powers provided by law, in the bylaws, or otherwise, the corporation shall have the power to indemnify any person who becomes a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitral, or investigative (including any action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     Section 13.2 Duty to Indemnify. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitral, or investigative and whether formal or informal (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Tennessee Business Corporation Act, as in effect on the date hereof, or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against

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all expense, liability and loss (including but not limited to counsel fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this section 13.2 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses incurred by an indemnitee shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section 13.2 or otherwise; the indemnitee furnishes the corporation with a written affirmation of his good faith belief that he has met the standards for indemnification under the Tennessee Business Corporation Act; and a determination is made that the facts then known to those making the determination would not preclude indemnification.
     Section 13.3 Right to Indemnify. The corporation may indemnify and advance expenses to an employee or agent who is not a director or officer to the same extent as to a director or officer by specific action of its board of directors or by contract.
     Section 13.4 Advancement of Expenses. Except in cases where a majority of the entire board of directors resolves to the contrary, it shall be the policy of the corporation to advance expenses to any director, officer, employee or agent who has a good faith claim to indemnification. And who has complied with the requirements of the last sentence of section 13.2 of this Charter as to qualifying for advancement of expenses.
     Section 13.5 No Limitation. The rights to indemnification and to the advancement of expenses conferred by section 13.1, section 13.2, or section 13.3 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
     Section 13.6 Power to Purchase Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.
     Section 13.7 Effect of Future Repeal or Amendment. Any repeal or modification of any provision of Article 13 of this Charter, or any provision thereof, by the shareholders or by the board of directors of the corporation shall not adversely affect any right or protection of a director of the corporation existing

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at the time of such repeal or modification.
Article 14
     Section 14.1 Opt-In. To the maximum extent permitted by law, the corporation hereby opts into the protections provided to it and to its shareholders pursuant to the Tennessee Business Combination Statutes, as that term is defined in Article 15 of this Charter.
     Section 14.2 Board Considerations. In connection with any transaction that is, or that could reasonably be considered to be, covered by any of the Tennessee Business Combination Statutes, or which involves any business combination, merger, consolidation, share exchange, tender offer, exchange offer, liquidation, distribution, sale of all or a material part of the corporation’s assets, or comparable transaction (any and all of which may be referred to in this Charter as a Change in Control Transaction, as that term is defined in Article 15), the board of directors, when evaluating any offer or proposal of another party that would or could result in a Change in Control Transaction, shall, in determining what is in the best interests of the corporation and its shareholders, give due consideration to all factors deemed relevant by it under the circumstances then and there prevailing, including without limitation: (a) the short-term and long-term community, financial, social and economic effects on the employees, customers, shareholders and other stakeholders and constituencies of the corporation and its subsidiaries, and on the communities within which the corporation and its subsidiaries operate (it being understood that any subsidiary bank of the corporation is generally expected to support to and to be involved in the communities it serves); (b) the consideration being offered by the other party in relation to the then-current value of the corporation in a freely negotiated transaction and in relation to the board of directors’ then-estimate of the future value of the corporation as an independent entity; and (c) the impact of any such Change in Control Transaction on the long-term and strategic plans of the corporation. The board of directors shall not be required to quantify or assign weight or value to any particular component of its decision-making process.
     Section 14.3 Express Limitation of Liability. In connection with any proposed, potential, or actual Change in Control Transaction, neither the corporation nor any of its officers or directors may be held liable for:
     (a) Failing to approve the acquisition of shares of the corporation’s capital stock by an Interested Shareholder on or before the date the shareholder acquired such shares;
     (b) Seeking to enforce or implement the provisions of Tennessee law, the corporation’s Charter, the corporation’s bylaws, and/or any of the corporation’s contractual agreements, including any applicable shareholder rights agreement(s);

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     (c) Failing to adopt or recommend any charter or by-law amendment or provision relating to provisions of Tennessee law including, without limitation, applicable provisions of one or more of the Tennessee Business Combination Statutes; or failing to redeem, recommend the redemption, or support the redemption of any shareholders rights agreement(s) applicable to the corporation or its capital stock; or
     (d) Opposing any Change in Control Transaction because of a good faith belief that such transaction would adversely affect the corporation’s employees, customers, suppliers, stakeholders and/or other constituencies of the corporation and/or any one or more of its banking subsidiaries and/or any one or more of the communities in which the corporation or any its banking subsidiaries operate, or any other factor deemed relevant by the board of directors under the circumstances.
     Section 14.4 Amendment of Bylaws Concerning Tennessee Business Combination Statutes. Except as otherwise provided by this Charter, if at all, or to the extent required by the laws of the State of Tennessee, as now in effect or hereafter amended, the bylaws of the corporation may be amended or repealed or additional bylaws may be adopted by the board of directors by a vote of a majority of the entire board of directors. However, any amendment or repeal of any part of Articles 1, 2, 6, 7 or 9 of the corporation’s bylaws effected by the directors shall require the affirmative vote of at least seventy-five percent (75%) of the full board of directors following at least twenty (20) days prior written notice to all directors of the specific proposal or, if presented to the shareholders, any amendment or repeal of any part of Articles 1, 2, 6, 7 or 9 of the corporation’s bylaws effected by the shareholders shall require the affirmative vote of at least seventy-five percent (75%) of all of the shares entitled to vote thereon, exclusive on any Interested Shareholder following at least forty-five (45) days prior written notice to all shareholders of the specific proposal
Article 15
     Section 15.1 Captions Not Controlling. Section headings and captions are for the convenience of the reader only and shall not be deemed to be a part of this Charter or to affect the interpretation or scope thereof.
     Section 15.2 Certain Definitions. As used in this Charter, the terms listed below shall have the meanings ascribed to them in this section:
     (a) The term “Affiliate” shall have the meaning ascribed to that term in T.C.A. § 48-103-203 as in effect on the date hereof.
     (b) The term “Associate” shall have the meaning ascribed to that term in T.C.A. § 48-103-203 as in effect on the date hereof.

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     (c) The term “business combination” shall have the meaning ascribed to that term in T.C.A. § 48-103-203 as in effect on the date hereof.
     (d) A “Change in Control Transaction” is any transaction or series of transactions (a) that is or is proposed to be a “business combination” as that term is defined in T.C.A. § 48-103-203 as in effect on the date hereof, or (b) does or could be considered to be subject to any of the Tennessee Business Combination Statutes, or (c) which involves any business combination, merger, consolidation, share exchange, tender offer, exchange offer, full or partial liquidation, distribution, sale of all or a material part of the corporation’s assets, or comparable transaction.
     (e) The term “Interested Shareholder” shall have the meaning ascribed to that term in T.C.A. § 48-103-203 as in effect on the date hereof. This term shall be deemed to include the Associates and Affiliates of such persons.
     (f) The term “Tennessee Business Combination Statutes” means the Tennessee Investor Protection Act, to the extent now or hereafter applicable to the corporation (T.C.A. §§48-103-101, et seq.), the Tennessee Business Combination Act (T.C.A. §§48-103-101, et seq.), the Tennessee Control Share Acquisition Act (T.C.A. §§48-103-201, et seq.), the Tennessee Authorized Corporation Protection Act (T.C.A. §§48-103-401, et seq.), and the Tennessee Greenmail Act (T.C.A. §§48-103-501, et seq.), all as the same may be amended, supplemented and/or recodified from time to time.
     Section 15.3 Savings Clause. Should any provision of this Charter, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Charter shall remain valid and fully enforceable and any court considering the validity hereof is respectfully requested to interpret and apply this Charter to effectuate its purpose.
     Executed by the Incorporator on January 19, 2006.
MID-AMERICA BANCSHARES, INC.
By: /s/ Daniel W. Small
Daniel W. Small, Incorporator

Appendix 5
     Chapter 23 of the Tennessee Business Corporation Act reads as follows:
Chapter 23 of Title 48 of the Tennessee Code Annotated
Dissenters’ Rights
§ 48-23-101. Definitions
     As used in this chapter, unless the context otherwise requires:
     (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
     (2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
     (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
     (4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
     (5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
     (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
     (7) “Shareholder” means the record shareholder or the beneficial shareholder.
§ 48-23-102. Shareholders rights.
     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
     (1) Consummation of a plan of merger to which the corporation is a party:
     (A) If shareholder approval is required for the merger by §§ 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
     (B) If the corporation is a subsidiary that is merged with its parent under §§ 48-21-105;
     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
     (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:
     (A) Alters or abolishes a preferential right of the shares;
     (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
     (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
     (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §§ 48-16- 104; or
     (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     (b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under §§ 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.
§§ 48-23-103. Partial dissenters; beneficial owners.
     (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:
     (1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
     (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

§ 48-23-201. Notice of shareholders right to dissent.
     (a) If proposed corporate action creating dissenters’ rights under §§ 48-23- 102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
     (b) If corporate action creating dissenters’ rights under §§ 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in §48-23-203.
     (c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.
§ 48-23-202. Dissenting shareholders duties.
     (a) If proposed corporate action creating dissenters’ rights under §§ 48-23- 102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:
          (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
          (2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by §§ 48-23-201.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.
§§ 48-23-203. Dissenters’ notice.
     (a) If proposed corporate action creating dissenters’ rights under § 48-23- 102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of §§ 48-23-202.
     (b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;
          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §§ 48- 23-201.
§ 48-23-204. Shareholder demanding payment and depositing share certificates.
     (a) A shareholder sent a dissenters’ notice described in §§ 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to §§ 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
     (c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.
     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.
§ 48-23-205. Restricting transfer of uncertificated shares.
     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.
     (b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
§ 48-23-206. Payments to dissenters.
     (a) Except as provided in §§ 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with §§ 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.
     (b) The payment must be accompanied by:
          (1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
          (2) A statement of the corporation’s estimate of the fair value of the shares;
          (3) An explanation of how the interest was calculated;
          (4) A statement of the dissenter’s right to demand payment under §§ 48-23- 209; and
          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §§ 48-23-201 or §§ 48-23-203.

§ 48-23-207. Corporations failure to effectuate proposed action.
     (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under §§ 48-23-203 and repeat the payment demand procedure.
§ 48-23-208. After-acquired shares; withholding payment.
     (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.
§ 48-23-209. Disagreement between dissenter and corporation regarding fair value.
     (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:
          (1) The dissenter believes that the amount paid under §§ 48-23-206 or offered under §§ 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;
          (2) The corporation fails to make payment under §§ 48-23-206 within two (2) months after the date set for demanding payment; or
          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
     (b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.
§ 48-23-301. Commencement of proceeding; parties; jurisdiction; judgment.
     (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (e) Each dissenter made a party to the proceeding is entitled to judgment:
          (1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or
          (2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.
§ 48-23-302. Costs and attorney fees.
     (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
          (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
          (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, such person reasonably believed that the particular conduct was in the corporation’s best interests; (c) in all other cases, such person reasonably believed that his conduct was, at least, not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.
The Registrant’s charter provides that the registrant will indemnify its directors and officers to the maximum extent permitted by the TBCA. The Registrant’s bylaws provide that its directors and officers shall be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, the bylaws provide that the Registrant will advance to its directors and officers reasonable expenses of any claim or proceeding so long as the director or officer furnishes the Registrant with (1) written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct and (2) written statement that he or she will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.
When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide that the Registrant will indemnify its directors and officers when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director or officer acted in a manner he or she in good faith believed to be in or not opposed to the Registrant’s best interests and, in the case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s board of directors, shareholders or independent legal counsel determines whether the director or officer has met the applicable standard of conduct in each specific case.
The Registrant’s charter and bylaws also provide that the indemnification rights contained therein bylaws do not exclude other indemnification rights to which a director or officer may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. The Registrant can also provide for greater indemnification than is provided for in the bylaws if the Registrant chooses to do so, subject to approval by its shareholders and the limitations provided in the Registrant’s charter as discussed in the subsequent paragraph.
The Registrant’s charter eliminates, with exceptions, the potential personal liability of a director for monetary damages to the Registrant and its shareholders for breach of a duty as a director. There is, however, no elimination of liability for:
•	a breach of the director’s duty of loyalty to the Registrant or its shareholders;
•	an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; or
•	any payment of a dividend or approval of a stock repurchase that is illegal under the Tennessee Business Corporation Act.
The elimination of liability set forth in the Registrant’s charter does not eliminate or limit the Registrant’s right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.
The indemnification provisions of the bylaws specifically provide that the Registrant may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by him or her in his or her capacity as a director, officer, employee or agent whether or not the Registrant would have had the power to indemnify against such liability.
Item 21. Exhibits and Financial Statement Schedules
     (a) Exhibits. See Exhibit Index
     (b) Financial Statement Schedules. Not Applicable
     (c) Reports, Opinions or Appraisals. Opinions Hovde Financial LLC and Bankers Banc Capital Corporation (included as Appendices 2 and 3, respectively, to the joint proxy statement and prospectus that is Part I of this registration statement).

Item 22. Undertakings
The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution nor previously disclosed in the registration statement or any material change to such information in the registration statement.
The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the banks being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on May 17, 2006.

MID-AMERICA BANCSHARES, INC.
By:	/s/ Gary L. Scott
Gary L. Scott, Chairman
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 17, 2006.

Signature	Title	Date

/s/ Harold Gordon Bone Harold Gordon Bone	Director	May 17, 2006

/s/ Robert L. Callis Robert L. Callis	Director	May 17, 2006

/s/ James A. Campbell James A. Campbell	Director	May 17, 2006

/s/ Bruce G. Davis Bruce G. Davis	Director	May 17, 2006

/s/ E. C. Hardison, III E. C. Hardison, III	Director	May 17, 2006

/s/ David Major David Major	President and Director	May 17, 2006

/s/ Monty E. Mires Monty E. Mires	Director	May 17, 2006

/s/ Margaret N. Perry Margaret N. Perry	Director	May 17, 2006

Signature	Title	Date

/s/ Gary L. Scott Gary L. Scott	Chairman and Chief Executive Officer, and Director	May 17, 2006

/s/ James S. Short James S. Short	Executive Vice President and Director	May 17, 2006

/s/ Stephen A. Steele Stephen A. Steele	Director	May 17, 2006

/s/ David V. Waldron David V. Waldron	Director	May 17, 2006

/s/ Jason K. West Jason K. West	Executive Vice President, Chief Financial and Accounting Officer, and Director	May 17, 2006

/s/ Edward A. Whitley Edward A. Whitley	Director	May 17, 2006

EXHIBIT INDEX

Exhibit		Page Number
Number	Description of Exhibit	or Location

2	Agreement and Plan of Reorganization and Share Exchange	(1)

3(i)	Charter of Mid-America Bancshares, Inc.

3(ii)	Bylaws of Mid-America Bancshares, Inc.

4.1	Charter of Mid-America Bancshares, Inc.	(2)

4.2	Bylaws of Mid-America Bancshares, Inc.	(3)

4.3	Specimen Stock Certificate

5.1	Opinion of Daniel W. Small, Esq.

8.1	Opinion of C. K. McLemore, III, Esq. (Bank of the South)

8.2	Opinion of C. K. McLemore, III, Esq. (PrimeTrust Bank)

10.1	Mid-America Bancshares, Inc. 2006 Equity Incentive Plan

10.2	Change in Control Agreement of Gary L. Scott

10.3	Change in Control Agreement of David Major

10.4	Change in Control Agreement of James S. Short

10.5	Change in Control Agreement of Jason K. West

10.6	Change in Control Agreement of Charles R. Lanier

11	Statement re Computation of Per Share Earnings	(4)

12	Statement re Computation of Ratios	(5)

14	Code of Ethics

21	Subsidiaries of the Registrant

23.1	Consent of Daniel W. Small, Esq.	(6)

23.2	Consent of Maggart & Associates, P.C. (Bank of the South)

23.3	Consent of Maggart & Associates, P.C. (PrimeTrust Bank)

23.4	Consent of Hovde Financial LLC (PrimeTrust Bank)	(7)

23.5	Consent of BankersBanc Capital Corporation (Bank of the South)

Exhibit		Page Number
Number	Description of Exhibit	or Location

23.6	Consent of McLemore & Rollins (Bank of the South)	(8)

23.7	Consent of McLemore & Rollins (PrimeTrust Bank)	(9)

99.1	Form of Proxy (PrimeTrust Bank)

99.2	Form of Proxy (Bank of the South)

99.3	Opinion of Hovde Financial LLC (PrimeTrust Bank)	(10)

99.4	Opinion of BankersBanc Capital Corporation (Bank of the South)	(11)

(1)	Incorporated by reference to Appendix 1 of the Joint Proxy Statement and Prospectus.

(2)	Incorporated by reference to Exhibit 3(i).

(3)	Incorporated by reference to Exhibit 3(ii).

(4)	Incorporated by reference to Note 19 of the Consolidated Financial Statements of PrimeTrust Bank for the year ended December 31, 2005, and by reference to Note 20 of the Consolidated Financial Statements of Bank of the South for the year ended December 31, 2005.

(5)	Incorporated by reference to Note 19 of the Consolidated Financial Statements of PrimeTrust Bank for the year ended December 31, 2005, and by reference to Note 17 of the Consolidated Financial Statements of Bank of the South for the year ended December 31, 2005; and also to the statistical data for each Bank appearing under the captions of “Certain Financial Data of PrimeTrust Bank” and “Certain Financial Data of Bank of the South” in the text of the Joint Proxy Statement and Prospectus.

(6)	Incorporated by reference to Exhibit 5.1.

(7)	Incorporated by reference to Exhibit 99.3.

(8)	Incorporated by reference to Exhibit 8.1.

(9)	Incorporated by reference to Exhibit 8.2.

(10)	Incorporated by reference to Appendix 2 to the Joint Proxy Statement and Prospectus.

(11)	Incorporated by reference to Appendix 3 to the Joint Proxy Statement and Prospectus.